As filed with the Securities and Exchange Commission on January 30, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QualityTech, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware		27-0707288
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

12851 Foster Street
Overland Park, Kansas 66213
(913) 814-9988

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QTS Finance Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware		47-1270181
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

12851 Foster Street
Overland Park, Kansas 66213
(913) 814-9988

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shirley E. Goza
General Counsel
QTS Realty Trust, Inc.
12851 Foster Street
Overland Park, Kansas 66213
(913) 312-5503

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

David W. Bonser
Eve N. Howard
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Phone: (202) 637-5600
Facsimile: (202) 637-5910

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
5.875% Senior Notes due 2022	$300,000,000	99.211%	$297,633,000	$34,585
Guarantees of 5.875% Senior Notes due 2022	—	—	—	—	(2)
Total	$300,000,000	N/A	$297,633,000	$34,585

(1)	Estimated in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee.
(2)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors(1)(2)

Exact Name of Additional Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Quality Investment Properties Irving, LLC	Delaware		37-1713333
Quality Technology Services Jersey City, LLC	Delaware		20-5840119
Quality Technology Services, N.J., LLC	Delaware		20-5808747
QTS Investment Properties Princeton, LLC	Delaware		61-1739784
QTS Investment Properties Chicago, LLC	Delaware		30-0825209
Quality Investment Properties Gateway, LLC	Delaware		61-1673199
Quality Technology Services Lenexa, LLC	Delaware		26-0649544
Quality Investment Properties Lenexa, LLC	Delaware		45-2470780
Quality Investment Properties Richmond, LLC	Delaware		27-1864276
QAE Acquisition Company, LLC	Georgia		38-3909760
Quality Technology Services Irving II, LLC	Delaware		46-1967220
Quality Technology Services, N.J. II, LLC	Delaware		27-1029703
Quality Technology Services Princeton II, LLC	Delaware		35-2512233
Quality Technology Services Chicago II, LLC	Delaware		37-1761768
Quality Technology Services, LLC	Delaware		20-5840402
QTS Critical Facilities Management, LLC	Delaware		35-2505636
Quality Technology Services Lenexa II, LLC	Delaware		27-1036068
Quality Technology Services Richmond II, LLC	Delaware		27-3853361
Quality Investment Properties Irving II, LLC	Delaware		32-0447676
Quality Technology Services, Northeast, LLC	Delaware		20-5769204
Quality Technology Services Holding, LLC	Delaware		76-0838056
Quality Investment Properties Metro, LLC	Delaware		01-0887627
Quality Technology Services Metro II, LLC	Delaware		27-1155759
Quality Investment Properties, Suwanee, LLC	Delaware		76-0838058
Quality Technology Services, Suwanee II, LLC	Delaware		27-1156231
QLD Investment Properties Wichita Technology Group, L.L.C.	Kansas		20-2524292
Quality Technology Services Wichita II, LLC	Delaware		27-1029845
Quality Investment Properties Sacramento, LLC	Delaware		61-1697153
Quality Technology Services Sacramento II, LLC	Delaware		61-1700632
Quality Investment Properties Santa Clara, LLC	Delaware		26-1309887
Quality Technology Services Santa Clara II, LLC	Delaware		27-1156063
Quality Investment Properties Miami, LLC	Delaware		26-2155205
Quality Technology Services Miami II, LLC	Delaware		27-1036301

(1)	Address, including zip code, and telephone number, including area code, of each Additional Registrant Guarantor’s Principal Executive Offices is 12851 Foster Street, Overland Park, Kansas 66213, (913) 814-9988.
(2)	Name, address, including zip code, and telephone number, including area code, of each Additional Registrant Guarantor’s Agent for Service is Shirley E. Goza, General Counsel of QTS Realty Trust, Inc., 12851 Foster Street, Overland Park, Kansas 66213, (913) 312-5503.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 30, 2015

PROSPECTUS

QUALITYTECH, LP
QTS FINANCE CORPORATION

Offer to exchange
Up to $300,000,000 Principal Amount of 5.875% Senior Notes due 2022
for
a Like Principal Amount of 5.875% Senior Notes due 2022
that have been registered under the Securities Act of 1933

QualityTech, LP (the “Operating Partnership”), the operating partnership of QTS Realty Trust, Inc. (“QTS”), and QTS Finance Corporation, a wholly-owned subsidiary of the Operating Partnership (the “Co-Issuer” and, together with the Operating Partnership, the “Issuers”) are offering to exchange up to $300,000,000 of their outstanding, unregistered 5.875% Senior Notes due 2022 (the “Original Notes”), for a like principal amount of registered 5.875% Senior Notes due 2022 (the “Exchange Notes”). The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “Notes,” and the transaction to exchange Original Notes for Exchange Notes is sometimes referred to in this prospectus as the “Exchange Offer” or “this offer.” The terms of the Exchange Notes are identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes do not apply to the Exchange Notes. The Original Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. This offer is subject to certain customary conditions and will expire at 5:00 p.m., New York City time, on            , 2015, unless we extend it. The Exchange Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no market for the Exchange Notes.

The Original Notes are, and the Exchange Notes will be, guaranteed (the “Note Guarantees”) on a senior basis by all of the Operating Partnership’s existing and future restricted subsidiaries (as defined) (other than foreign subsidiaries and receivables entities (as defined)) (the “subsidiary guarantors”) that guarantee any other indebtedness of QTS, the Issuers or any other subsidiary guarantor (as defined) of the Operating Partnership. See “Description of the Notes — Covenants — Limitation on Issuances of Guarantees by Restricted Subsidiaries and the REIT.”

For a more detailed description of the Exchange Notes, see “Description of the Notes.”

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, during the period described in Section 4(3) of the Securities Act and Rule 174 thereunder that is applicable to transactions by brokers or dealers with respect to Exchange Notes, we will use our commercially reasonable efforts to make this prospectus, as amended and supplemented, available to broker-dealers for use in connection with resales of Exchange Notes.

Investing in our securities involves risks. See “Risk Factors” beginning on page 18.

We are not asking for a proxy and you are requested not to send us a proxy.

This prospectus, the letter of transmittal and the notice of guaranteed delivery are first being mailed to all holders of the Original Notes on            , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2015

You should rely only on the information included in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not included in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. We are not making an offer to, nor will we accept surrenders for exchange from, holders of outstanding Original Notes in any jurisdiction in which this offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful.

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EXPLANATORY NOTE

QTS does not guarantee the Notes and will not be required to guarantee the Notes, except under the circumstances described below under “Description of the Notes—Covenants—Limitations on Issuances of Guarantees by Restricted Subsidiaries and the REIT.” Although QTS does not guarantee the Notes, we have included its financial statements in this prospectus and have presented the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on a combined basis with respect to the financial statements of QTS and the Operating Partnership. We have presented the disclosure in this manner because, in the future, we expect to file with the SEC combined periodic reports for QTS and the Operating Partnership.

Management operates QTS and the Operating Partnership as one business. The management of QTS consists of the same employees as the management of the Operating Partnership. QTS is the sole general partner of the Operating Partnership, and, as of September 30, 2014, its only material asset consisted of its ownership of approximately 78.8% of the Operating Partnership. QTS does not conduct business itself, other than acting as the sole general partner of the Operating Partnership and issuing public equity from time to time. QTS has not issued or guaranteed any indebtedness. Except for net proceeds from public equity issuances by QTS, which are contributed to the Operating Partnership in exchange for units of limited partnership interest of the Operating Partnership, the Operating Partnership generates all remaining capital required by our business through its operations, the direct or indirect incurrence of indebtedness, and the issuance of partnership units. Therefore, as general partner with control of the Operating Partnership, QTS consolidates the Operating Partnership for financial reporting purposes.

We believe, therefore, that a combined presentation with respect to QTS and the Operating Partnership, including providing one set of notes for the financial statements of QTS and the Operating Partnership, provides the following benefits:

•	enhances investors’ understanding of QTS and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;
•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure in this report applies to both QTS and the Operating Partnership; and
•	creates time and cost efficiencies through the preparation of presentation instead of two separate presentations.

In addition, in light of these combined disclosures, we believe it is important for investors to understand the few differences between QTS and the Operating Partnership in the context of how QTS and the Operating Partnership operate as a consolidated company. The presentation of stockholders’ equity and partners’ capital are the main areas of difference between the consolidated balance sheets of QTS and those of the Operating Partnership. The Operating Partnership’s capital includes general and limited common units that are owned by QTS and the other partners. QTS' stockholders’ equity includes common stock, additional paid in capital, accumulated other comprehensive income (loss) and accumulated dividends in excess of earnings. The remaining equity is the portion of net assets that are retained by partners other than QTS, referred to as noncontrolling interests. The primary difference in QTS' Statements of Operations and Comprehensive Income (Loss) is that for net income (loss), QTS retains its proportionate portion of the net income (loss) based on its ownership of the Operating Partnership, with the remaining balance being retained by the Operating Partnership.

Except as otherwise noted, all portfolio information is as of September 30, 2014, including projections of the redevelopment pipeline.

NOTICE

Except as otherwise indicated, this prospectus speaks as of the date of this prospectus. Neither the delivery of this prospectus at any time, nor the exchange or sale of any Notes shall, under any circumstances, create any implication that there has been no change in our affairs after the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus is based on information provided by us and other sources that we believe are reliable. We cannot assure you that the information from other sources is accurate or complete and are not responsible for this information. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of this offering and the Notes, including the merits and risks involved. You should contact us with any questions about this offering.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes.

You must comply with all applicable laws and regulations in effect in any applicable jurisdiction, and you must obtain, at your sole cost and expense, any consent, approval or permission required by you for the purchase, offer or sale of the Notes under the laws and regulations in effect in the jurisdictions to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

PRESENTATION OF FINANCIAL INFORMATION

The body of generally accepted accounting principles in the United States is commonly referred to as “U.S. GAAP.” A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this prospectus, we disclose certain non-GAAP financial measures, including funds from operations (“FFO”), operating funds from operations (“Operating FFO”), monthly recurring revenue (“MRR”), recognized MRR, net operating income (“NOI”), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. We consider these non-GAAP financial measures to be useful to investors as key supplemental measures of our performance. We cannot assure you that other companies in our industry will calculate these measures in the same manner that we do. These measures are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, these measures are defined differently by different companies in our industry and, accordingly, such measures as used in this prospectus may not be comparable to similarly titled measures of other companies. Accordingly, we have provided reconciliations of such non-GAAP measures to the closest comparable GAAP measures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MARKET DATA

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the section entitled “Business and Properties.” These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information. In addition, the statements and projections obtained from 451 Research, LLC that we have included in this prospectus have not been expertized and are, therefore, solely our responsibility. As a result, 451 Research, LLC does not and will not have any liability or responsibility whatsoever for any market data and industry statements and forecasts or projections that are contained in this prospectus or otherwise disseminated in connection with the offer or sale of the Notes. If you purchase the Notes, your sole recourse for any alleged or actual inaccuracies in the market data and industry statements and any forecasts or projections used in this prospectus will be against us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets or the technology industry;
•	national and local economic conditions;
•	difficulties in identifying properties to acquire and completing acquisitions;
•	our failure to successfully develop, redevelop and operate acquired properties;
•	significant increases in construction and development costs;
•	the increasingly competitive environment in which we operate;
•	defaults on or non-renewal of leases by customers;
•	increased interest rates and operating costs, including increased energy costs;
•	financing risks, including our failure to obtain necessary outside financing;
•	decreased rental rates or increased vacancy rates;
•	dependence on third parties to provide Internet, telecommunications and network connectivity to our data centers;
•	our failure to qualify and maintain QTS’ qualification as a real estate investment trust;
•	environmental uncertainties and risks related to natural disasters;
•	financial market fluctuations; and
•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” of this prospectus.

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SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the section “Risk Factors” of this prospectus, as well as our financial statements and related notes included elsewhere in this prospectus. Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us,” “our company” and “the Company” refer to QTS Realty Trust, Inc., a Maryland corporation (“QTS”), together with its consolidated subsidiaries, including the issuers, QualityTech, LP, a Delaware limited partnership (the “Operating Partnership”), and QTS Finance Corporation, a Delaware corporation (the “Co-Issuer,” and with the Operating Partnership, the “Issuers”).

Overview

We are a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. Our data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. We have a fully integrated platform through which we own and operate our data centers and provide a broad range of IT infrastructure solutions. We refer to our spectrum of core data center products as our “3Cs,” which consists of Custom Data Center, Colocation and Cloud and Managed Services. We believe that we own and operate one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and have the capacity to more than double our leased raised floor without constructing or acquiring any new buildings.

As of September 30, 2014, we were developing and operating a portfolio of 12 data centers across eight states, located in some of the top U.S. data center markets plus other high-growth markets. Our data centers are highly specialized, full-service, mission-critical facilities used by our customers to house, power and cool the networking equipment and computer systems that support their most critical business processes. We believe that our data centers are best-in-class and engineered to among the highest specifications commercially available to customers, providing fully redundant, high-density power and cooling sufficient to meet the needs of major national and international companies and organizations. This is in part reflected by our operating track record of “five-nines” (99.999%) reliability and by our diverse customer base of more than 850 customers, including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

QTS is a Maryland corporation formed on May 17, 2013. On October 15, 2013, QTS completed its initial public offering (“IPO”) of Class A common stock, $0.01 par value per share. Its Class A common stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “QTS.” Concurrently with the completion of the IPO, we consummated a series of transactions pursuant to which QTS became the sole general partner and majority owner of Quality Tech, LP, the Operating Partnership. QTS contributed the net proceeds of the IPO to the Operating Partnership in exchange for units of limited partnership interest. As of September 30, 2014, QTS owned an approximate 78.8% ownership interest in the Operating Partnership. Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership.

We believe that QTS has operated and is organized in conformity with the requirements for qualification and taxation as a REIT commencing with its taxable year ended December 31, 2013. Its qualification as a REIT, and maintenance of such qualification, depends upon its ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code of 1986, as amended (the “Code”), relating to, among other things, the sources of our gross income, the composition and values of our assets, our distributions to our stockholders and the concentration of ownership of our equity shares.

Our Portfolio

As of September 30, 2014, we were developing and operating 12 data centers located in eight states, containing an aggregate of approximately 4.7 million gross square feet of space (approximately 94% of which is wholly owned by us), including approximately 2.1 million “basis-of-design” raised floor square feet, which represents the total data center raised floor potential of our existing data center facilities. This represents the maximum amount of space in our existing buildings that could be leased following full build-out, depending on the configuration that we deploy. As of September 30, 2014, this space included approximately 927,000 raised floor operating net rentable square feet (“NRSF”), plus approximately 1.2 million square feet of additional raised floor in our development pipeline. Our facilities collectively have access to over 500 megawatts (“MW”) of gross utility power with 419 MW of available utility power. We believe such access to power gives us a competitive advantage in redeveloping data center space, since access to power is usually the most limiting and expensive component in data center redevelopment.

During 2014 we acquired two additional data center properties. On June 30, 2014 we completed the acquisition of a data center facility in New Jersey (the “Princeton facility”), from McGraw Hill Financial, Inc., which is located on approximately 194 acres and consists of approximately 560,000 gross square feet, including approximately 58,000 square feet of raised floor, and 12 MW of gross power. Additionally, on July 8, 2014, we completed the acquisition of the former Sun Times Press facility in downtown Chicago, Illinois, which consists of approximately 317,000 gross square feet with capacity for approximately 133,000 square feet of raised floor and 24 MW of power. We intend to redevelop the facility which will increase its size to approximately 400,000 gross square feet with raised floor capacity of approximately 215,000 square feet and 37 MW of power.

Operating Properties

The following table presents an overview of the portfolio of operating properties that we own or lease, based on information as of September 30, 2014:

Property	Year Acqu- ired(1)	Gross Square Feet(2)	Operating Net Rentable Square Feet (Operating NRSF)(3)				% Occupied and Billing(7)	Annualized Rent(8)	Available Utility Power (MW)(9)	Basis of Design NRSF	% Raised Floor
			Raised Floor(4)	Office & Other(5)	Supporting Infra- structure(6)	Total
Richmond, VA	2010	1,318,353	95,581	24,678	115,627	235,886	86.3%	$18,703,685	110	556,595	17.2%
Atlanta, GA (Metro)	2006	968,695	392,986	36,953	315,676	745,615	89.5%	$72,047,982	72	527,186	74.5%
Dallas-Fort Worth, TX	2013	698,000	28,321	—	28,825	57,146	6.5%	$386,280	140	292,000	9.7%
Princeton, NJ	2014	553,930	58,157	12,073	111,405	181,635	100.0%	$8,290,975	22	158,157	36.8%
Suwanee, GA	2005	369,822	185,422	8,697	108,266	302,385	72.3%	$47,199,081	36	214,422	86.5%
Chicago, IL	2014	317,000	—	—	—	—	—	$—	8	133,000	—%
Santa Clara, CA**	2007	135,322	55,494	944	45,687	102,125	92.9%	$22,268,523	11	80,347	69.1%
Jersey City, NJ*	2006	122,448	31,503	14,208	41,901	87,612	92.9%	$11,246,267	7	52,744	59.7%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	60.8%	$12,449,538	8	57,906	94.3%
Miami, FL	2008	30,029	19,887	—	6,592	26,479	65.3%	$4,908,856	4	19,887	100.0%
Other	Various	46,706	5,129	2,854	44,061	52,044	22.4%	$747,517	1	5,129	100.0%
Total		4,652,949	927,075	103,201	841,956	1,872,232	83.9%	$198,248,704	419	2,097,373	44.2%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year our initial lease commenced for the property.
(2)	With respect to our owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 171,060 square feet of our office and support space, which is not included in operating NRSF.
(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for our own office space.

(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced (576,196 square feet as of September 30, 2014) divided by leasable raised floor based on the current configuration of the properties (686,862 square feet as of September 30, 2014), expressed as a percentage. The Dallas-Fort Worth, TX facility occupancy does not include a significant customer which was previously signed and commenced billing on October 1, 2014. Inclusion of this customer would have increased the Dallas-Fort Worth occupancy percentage to more than 68%.
(8)	We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from our C1, C2 and C3 rental activities and cloud and managed services, but excludes customer recoveries, deferred set up fees and other one-time and variable revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted.
(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of September 30, 2014.
*	Represents facilities that we lease.
**	Subject to long term ground lease.

Note:  Excludes our facility at Lenexa, Kansas, which is not an operating data center.

Redevelopment Pipeline

The following redevelopment table presents an overview of our redevelopment pipeline, based on information as of September 30, 2014. These development projects may be delayed or may not happen at all. This table shows our ability to increase our raised floor of 927,075 square feet by approximately 2.3 times to 2.1 million square feet:

Raised Floor NRSF Overview as of September 30, 2014				Approximate Adjacent Acreage of Land(2)
Property	Current NRSF in Service	Future Available(1)	Basis of Design NRSF
Richmond	95,581	461,014	556,595	111.1
Atlanta-Metro	392,986	134,200	527,186	6.0
Dallas-Fort Worth	28,321	263,679	292,000	15.0
Princeton	58,157	100,000	158,157	65.0
Atlanta Suwanee	185,422	29,000	214,422	15.4
Santa Clara	55,494	24,853	80,347	—
Sacramento	54,595	3,311	57,906	—
Jersey City	31,503	21,241	52,744	—
Chicago	—	133,000	133,000	23.0
Miami	19,887	—	19,887	—
Other	5,129	—	5,129	—
Total	927,075	1,170,298	2,097,373	235.5

(1)	Reflects NRSF at a facility for which the initiation of substantial activities to prepare the property for its intended use is after December 31, 2014.
(2)	The total cost basis of adjacent land, which is the land available for the future development, is approximately $10 million. The Basis of Design NRSF does not include any build-out on the adjacent land.

We also own an aggregate of 235.5 acres of additional land adjacent to data center properties which can support the development of over 2.5 million square feet of raised floor.

Our Customer Base

We provide data center solutions to a diverse set of customers. Our customer base is comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. We serve Fortune 1000 companies as well as small and medium-sized businesses (“SMBs”), including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

Our Custom Data Center, or C1, customers typically are large enterprises with significant IT expertise and specific IT requirements, including financial institutions, “Big Four” accounting firms and the world’s largest global Internet companies. Our Colocation, or C2, customers consist of a wide range of organizations, including major healthcare, telecommunications and software and web-based companies. Our C3 Cloud customers include both large organizations and SMBs seeking to reduce their capital expenditures and outsource their IT infrastructure on a flexible basis. Examples of current C3 Cloud customers include a global financial processing company and a U.S. government agency.

As a result of our diverse customer base, customer concentration in our portfolio is limited. As of September 30, 2014, only three of our more than 850 customers individually accounted for more than 3% of our monthly recurring revenue (“MRR”) (as defined below), with the largest customer accounting for approximately 8% of our MRR. In addition, greater than 40% of our MRR was attributable to customers who use more than one of our 3Cs products.

Our Competitive Strengths

We believe that we are uniquely positioned in the data center industry and distinguish ourselves from other data center providers through the following competitive strengths:

•	Fully Integrated Platform Offers Scalability and Flexibility to Our Customers and Us. Our differentiated, fully integrated 3Cs approach, allows us to serve a wide variety of customers in a large, addressable market and to scale to the level of IT infrastructure outsourcing desired by our customers. We believe customers will continue to have evolving and diverse IT needs and will prefer providers that offer a portfolio of IT solutions. As of September 30, 2014, greater than 40% of our MRR was attributable to customers who use more than one of our 3Cs products. We believe our ability to offer a full spectrum of 3Cs product offerings enhances our leasing velocity, allows for an individualized pricing mix, results in more balanced lease terms and optimizes cash flows from our assets.
•	Platform Anchored by Strategically Located, Owned “Mega” Data Centers. Our larger “mega” data centers, Atlanta-Metro, Dallas-Fort Worth, Richmond, Atlanta-Suwanee, Princeton and Chicago, allow us to deliver our fully integrated platform and 3Cs products by building and leasing space more efficiently than in single-use or smaller data centers. We believe that our data centers are engineered to among the highest specifications commercially available. Our national portfolio of 12 data centers as of September 30, 2014 (nine of which are wholly owned, representing 94% of our raised square feet, and another is subject to a long term ground lease), are strategically located throughout the United States. We also own an aggregate of 235.5 acres of additional land adjacent to data center properties that can support the development of up to an additional approximately 2.5 million square feet of raised floor. Our national portfolio of data centers as of September 30, 2014 was strategically located in ten metropolitan areas.
•	Significant Expansion Opportunity within Existing Data Center Facilities at Lower Costs. We have developed substantial expertise in redeveloping facilities through the acquisition and redevelopment of our operating facilities. Our data center redevelopment model is primarily focused on redeveloping space within our current facilities, which allows us to build additional leasable raised floor at a lower incremental cost compared to ground-up development and to rapidly scale our redevelopment in a modular manner to coincide with customer demand and our estimates of optimal product utilization among our C1, C2 and C3 products.
•	Diversified, High-Quality Customer Base. We have significantly grown our customer base from 510 in 2009 to over 850 as of September 30, 2014, with no single customer accounting for more than 8.5% of our MRR and only three of our customers individually accounting for more than 3% of our MRR. Our focus on our customers and our ability to scale with their needs allows us to achieve a low rental churn rate (which is the MRR impact from a customer completely departing our platform in a given period compared to the total MRR at the beginning of the period). For the three months ended September 30, 2014, we experienced a rental churn rate of 1.1%.
•	Robust In-House Sales Capabilities. Our in-house sales force has deep knowledge of our customers’ businesses and IT infrastructure needs and is supported by sophisticated sales management, reporting and incentive systems. Our internal sales force is structured by product offerings, specialized industry segments and, with respect to our C2 product, by geographical region. Therefore, unlike certain other data center companies, we are less dependent on data center brokers to identify and acquire or renew our customers, which we believe is a key enabler of our 3Cs strategy.
•	Security and Compliance Focused. Our operations and compliance team are focused on providing a high level of physical security and compliance solutions in all of our data centers and through our 3C offerings.
•	Balance Sheet Positioned to Fund Continued Growth. As of September 30, 2014 we had nearly $395 million of available liquidity, considering covenant restrictions, consisting of cash and cash equivalents and the ability to borrow under our unsecured revolving credit facility and our credit facility secured by our Richmond property (the “Richmond secured credit facility”). We believe that we are appropriately capitalized with sufficient funds and available borrowing capacity to pursue our anticipated business and growth strategies.
•	Founder-Led Management Team with Proven Track Record and Strong Alignment with Our Stockholders. Our senior management team has significant experience in the ownership, management and redevelopment of commercial real estate through multiple business cycles. We believe our executive management team’s experience will enable us to capitalize on industry relationships by providing an ongoing pipeline of attractive leasing and redevelopment opportunities.
•	Commitment to Sustainability. We have a commitment to sustainability that focuses on managing our power and space as effectively and efficiently as possible. We believe that our continued efforts and proven results from sustainably redeveloping properties give us a distinct advantage over our competitors in attracting new customers.

Business and Growth Strategies

Our primary business objectives are to maximize cash flow and to achieve long-term growth in our business in order to maximize stockholder value through the prudent management of a high-quality portfolio of properties and our fully integrated platform used to deliver our 3Cs product offerings. Our business and growth strategies to achieve these objectives include the following elements:

•	Continued Redevelopment of Our Existing Footprint. We believe our redevelopment pipeline provides us with a multi-year growth opportunity at very attractive risk-adjusted returns without the need to construct new buildings or acquire additional properties or land for development. As of September 30, 2014, our redevelopment pipeline, including future redevelopment projects, was projected to add approximately 175 MW of incremental power and approximately 1.2 million potential square feet of raised floor space, which would allow us to more than double our leased raised floor square footage without constructing or acquiring any new buildings. We currently target a stabilized return on invested capital of 15% on average for our redevelopment projects.
•	Increase Cash Flow of Our In-Place Data Center Space. We seek to increase cash flow by proactively managing, leasing and optimizing space, rent and occupancy levels across our portfolio. Over the past few years, we have reclaimed space that we have re-leased at higher rates. As of September 30, 2014, our existing data center facilities had approximately 111,000 square feet of raised floor available for occupancy or lease. We believe this space, together with available power, provides us an opportunity to generate incremental revenue within our existing data center footprint without extensive capital expenditures. As of September 30, 2014, our booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of September 30, 2014) was approximately $5.2 million, or $62.6 million of annualized rent.
•	Expand Our Cloud and Managed Services (“C3”) Product Offerings. We intend to continue to expand our C3 product offerings and penetration by providing self-service and automation capabilities and targeting both new and existing customers, as our Cloud and Managed Services products can be used as an alternative to, or in conjunction with, our C1 Custom Data Center and C2 colocation products. Through our C3 product offerings, we believe that we will be able to capture a larger addressable market, increase our ability to retain customers and increase cash flow from our properties.
•	Increase Our Margins through Our Operating Leverage. We anticipate that our business and growth strategies can be substantially supported by our existing platform, will not require significant incremental general and administrative expenditures and will allow us to continue to benefit from operational leverage and increase operating margins. We achieved 116% growth in Adjusted EBITDA from 2010 to 2013 compared to a 48% growth in revenue during the same period.
•	Selectively Expand Our Fully Integrated Platform to Other Strategic Markets. We will selectively pursue attractive opportunities in strategic locations where we believe our fully integrated platform would give us a competitive advantage in the acquisition and leasing of a facility or portfolio of assets. We also believe we can integrate additional data center facilities into our platform without adding significant incremental headcount or general and administrative expenses, as evidenced by the acquisition of our Sacramento and Princeton data centers.

Our Structure

The following diagram depicts our ownership structure, on a non-diluted basis, as of September 30, 2014.

(1)	The Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed on a senior basis by all of the Operating Partnership’s existing and future subsidiaries that guarantee QTS’ senior unsecured credit facility, as amended.
(2)	The Operating Partnership is a guarantor of the Richmond secured credit facility, as amended.

The Operating Partnership

QTS is the sole general partner and majority owner of the Operating Partnership. Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership. QTS’ interest in the Operating Partnership generally entitles it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to its percentage ownership. As the sole general partner of the Operating Partnership, QTS generally has the exclusive power under the partnership agreement to manage and conduct the Operating Partnership’s business and affairs, subject to certain limited approval and voting rights of the limited partners. The board of directors of QTS manages its business and affairs.

Each limited partner of the Operating Partnership has the right to require the Operating Partnership to redeem part or all of its OP units for cash, based upon the value of an equivalent number of shares of QTS’ common stock at the time of the redemption, or, at QTS’ election, shares of QTS’ common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter. Each redemption of the OP units will increase QTS’ percentage ownership interest in the Operating Partnership and its share of cash distributions and profits and losses.

QTS Finance Corporation

QTS Finance Corporation, a Delaware corporation and the Co-Issuer, is a wholly-owned subsidiary of the Operating Partnership that was formed solely for the purpose of facilitating the offering of the Notes. The Co-Issuer has capital of $1,000 and does not, and will not, have any operations or revenue.

Our Taxable REIT Subsidiary

We currently provide our Cloud and Managed Services product to our customers through Quality Technology Services Holding, LLC, a Delaware limited liability company, which is wholly owned by the Operating Partnership. Quality Technology Services Holding, LLC has elected to be treated as a taxable REIT subsidiary (“TRS”) for federal income tax purposes. A taxable REIT subsidiary generally may provide non-customary and other services to our customers and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. We may form additional taxable REIT subsidiaries in the future, and we may contribute some or all of our interests in certain wholly owned subsidiaries or their assets to our taxable REIT subsidiaries. Any income earned by our taxable REIT subsidiaries will be included in our income in our consolidated financial statements, but will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. Because a taxable REIT subsidiary is subject to federal income tax, and state and local income tax (where applicable) as a corporation, the income earned by our taxable REIT subsidiaries generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries.

Distribution Policy

To satisfy the requirements to qualify for taxation as a REIT, and to avoid federal corporate income tax on its “REIT taxable income,” (computed without regard to the dividends paid deduction and the net capital gain), QTS intends to continue to make regular quarterly distributions of all, or substantially all, of its REIT taxable income to its stockholders. QTS’ actual distributions may exceed its REIT taxable income. Conversely, QTS’ cash available for distribution to stockholders may not be sufficient to pay distributions at REIT-required levels, or at all, and QTS may need to borrow or rely on other third-party capital in order to make such distributions.

All distributions will be made at the discretion of the board of directors and will depend on our historical and projected results of operations, liquidity and financial condition, our REIT qualification, our debt service requirements, operating expenses and capital expenditures, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of directors may deem relevant from time to time. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make certain distributions. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Our Tax Status

We believe that QTS has operated and is organized in conformity with the requirements for qualification and taxation as a REIT commencing with its taxable year ended December 31, 2013. Its qualification as a REIT, and maintenance of such qualification, depends upon its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of our assets, its distributions to its stockholders and the concentration of ownership of its equity shares.

Our Principal Office

Our principal executive office is located at 12851 Foster Street, Overland Park, Kansas 66213. Our telephone number is (913) 814-9988. Our web address is www.qtsdatacenters.com. The information on or accessible through our website does not constitute a part of this prospectus.

Recent Developments

Modification of Unsecured Credit Facility and Richmond Secured Credit Facility

On December 17, 2014, we amended and restated our unsecured credit facility and amended our Richmond secured credit facility. The modification to the unsecured credit facility, among other things, increased the facility to $650 million, with an accordion feature that permits a further increase to up to $850 million (subject to certain conditions, including obtaining additional commitments of lenders), extended the maturity date of the term loan portion to December 17, 2019 and the revolving credit portion to December 17, 2018, reduced the applicable interest rates, and made certain of the financial covenants more favorable to us. The modification to the Richmond secured credit facility, among other things, conformed certain terms of the Richmond secured credit facility to the unsecured credit facility and allowed two subsidiaries of the Operating Partnership that were parties to the Richmond secured credit facility to guarantee unsecured obligations of the Operating Partnership and its subsidiaries, including the unsecured credit facility and the Notes. For more information regarding our unsecured credit facility and Richmond secured credit facility see “Description of Other Indebtedness”.

Addition of Subsidiary Guarantors to Guarantee the Notes

On December 22, 2014, additional subsidiaries of the Operating Partnership became guarantors of the Notes pursuant to a supplemental indenture. With the addition of these subsidiary guarantors, as of December 22, 2014, all of the Operating Partnership’s subsidiaries, other than the Co-Issuer, guarantee the Notes.

Dividend

On October 7, 2014 and January 7, 2015, QTS paid its regular quarterly cash dividend of $0.29 per common share to stockholders and Operating Partnership unitholders of record as of the close of business on September 19, 2014 and December 19, 2014, respectively.

The Exchange Offer

Background
On July 23, 2014, we completed a private placement of $300,000,000 of our 5.875% Senior Notes due 2022. In connection with this private placement, we entered into a registration rights agreement in which we agreed, among other things, to complete this Exchange Offer.
The Exchange Offer
We are offering to exchange the unregistered Original Notes for a like principal amount of 5.875% Senior Notes due 2022, which have been registered under the Securities Act. The Original Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. See “The Exchange Offer — Terms of the Exchange Offer.”
In order to exchange the Original Notes, you must follow the required procedures, and we must accept the Original Notes for exchange. We will exchange all Original Notes validly tendered and not validly withdrawn prior to the expiration date. See “The Exchange Offer.”
Resale of Exchange Notes
Based on interpretations of the SEC staff, as described in previous no-action letters, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you are acquiring the Exchange Notes issued in this offer in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution, (within the meaning of the Securities Act) of the Exchange Notes to be issued in the Exchange Offer; and

• you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.
By tendering your Original Notes as described in “The Exchange Offer — Procedures for Tendering,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.
We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our Exchange Offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other transfer of Exchange Notes in the Exchange Offer. See “Plan of Distribution.”
Consequences if You Do Not Exchange Your Original Notes
Original Notes that are not tendered in the Exchange Offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless you are able to rely on an exemption from the requirements of the Securities Act or the Original Notes are registered under the Securities Act.
After the Exchange Offer is completed, we will no longer have an obligation to register the Original Notes, except under limited circumstances. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the market for any remaining Original Notes will be adversely affected. See “Risk Factors — Risks Relating to this Exchange Offer — Any Original Notes that are not exchanged will continue to be restricted securities and may become less liquid.”
Expiration Date
The Exchange Offer expires at 5:00 p.m., New York City time, on , 2015, unless we extend such Exchange Offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”
Issuance of Exchange Notes
We will issue Exchange Notes in exchange for Original Notes tendered and accepted in the Exchange Offer promptly following the expiration date (unless amended as described in this prospectus). See “The Exchange Offer — Terms of the Exchange Offer.”
Conditions to the Exchange Offer
The Exchange Offer is subject to certain customary conditions, which we may amend or waive. The Exchange Offer is not conditioned upon any minimum principal amount of outstanding Original Notes being tendered. See “The Exchange Offer — Conditions to the Exchange Offer.”
Procedures for Tendering Original Notes
To participate in the Exchange Offer, you must (i) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter, in accordance with its instructions and the instructions of this prospectus, and (ii) mail or otherwise deliver the executed letter of transmittal, together with the Original Notes and any other required documentation to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold Original Notes through The Depository Trust Company (“DTC”), and wish to accept this offer, you must do so pursuant to DTC’s automated tender offer program. See “The Exchange Offer — Procedures for Tendering.”
Special Procedures for Beneficial Holders
If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in this offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time. See “The Exchange Offer — Procedures for Tendering.”
Guaranteed Delivery Procedures
If you wish to tender your Original Notes and your Original Notes are not immediately available or you cannot deliver your Original Notes, the letter of transmittal or any other documents required to the exchange agent (or comply with the procedures for book-entry transfer) prior to the expiration date, you must effect the tender of your Original Notes according to the guaranteed delivery procedures set forth in the section entitled “The Exchange Offer” under the heading “Guaranteed Delivery Procedures.”
Withdrawal Rights
You may withdraw your tender of Original Notes at any time before the expiration date for this offer. See “The Exchange Offer — Withdrawal of Tenders.”
Regulatory Requirements
We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offer, other than the notice of effectiveness under the Securities Act of the registration statement pursuant to which the Exchange Offer is being made.
Accounting Treatment
We will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. The expenses of the Exchange Offer that we pay will increase our deferred financing costs in accordance with accounting principles generally accepted in the United States (“GAAP”). See “The Exchange Offer — Accounting Treatment.”
Federal Income Tax Consequences
The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds
We will not receive any cash proceeds from the exchange or issuance of Exchange Notes in connection with the Exchange Offer.
Exchange Agent
Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the Exchange Offer. The address, telephone number and facsimile of the Exchange Agent are set forth under “The Exchange Offer — Exchange Agent.” Deutsche Bank Trust Company Americas is also the trustee under the indenture governing the Notes.

The Exchange Notes

Unless specifically indicated, the summary below describes the principal terms of the Notes (including the Exchange Notes). This summary is not intended to be complete. For a more complete understanding of the Notes, please refer to the section entitled “Description of the Notes” in this prospectus. Other than the restrictions on transfer, registration rights and special interest provisions, the Exchange Notes will have the same financial terms and covenants as the Original Notes, which are summarized as follows

Issuers
QualityTech, LP and QTS Finance Corporation.
Notes offered
$300 million in aggregate principal amount of 5.875% Senior Notes due 2022.
Maturity date
August 1, 2022.
Interest
The Notes bear interest at a rate of 5.875%, payable semi-annually in arrears in cash on February 1 and August 1 of each year.
Guarantees
The Notes are fully and unconditionally guaranteed on a senior basis by all of the Operating Partnership’s existing and future subsidiaries (other than foreign subsidiaries and receivables entities (as defined)) (the “subsidiary guarantors”) that guarantee any indebtedness of QTS, the Issuers or any other subsidiary guarantor. QTS does not guarantee and is not required to guarantee the Notes except under the circumstances described under “Description of the Notes — Covenants — Limitation on Issuances of Guarantees by Restricted Subsidiaries and the REIT.” Accordingly, QTS may never guarantee the Notes. The term “guarantors,” when used with reference to the Notes, means the subsidiary guarantors and, only at such times as QTS may be guaranteeing the Notes, QTS.
Ranking
The Exchange Notes will be:
• the senior unsecured obligations of the Issuers;

•

pari passu in right of payment with all existing and future unsecured senior indebtedness of the Issuers, including the Operating Partnership’s indebtedness under its unsecured senior credit facility (the “unsecured credit facility”) and the Operating Partnership’s guarantee of the Richmond secured credit facility;

• senior in right of payment to any future subordinated indebtedness of the Issuers, if any;
• effectively subordinated in right of payment to all existing and future secured indebtedness of the Issuers, to the extent of the value of the collateral securing such indebtedness;

•

structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, and claims of holders of preferred stock, if any, of the Operating Partnership’s subsidiaries that are not guarantors of the Notes (“non-guarantor subsidiaries”); and
• unconditionally guaranteed by the guarantors on a senior unsecured basis.
Each guarantee of the Exchange Notes by a guarantor (an “Exchange Note Guarantee”) will be:
• a senior unsecured obligation of such guarantor;

•

pari passu in right of payment with all existing and future unsecured senior indebtedness of such guarantor, including, if applicable, such guarantor’s guarantee of the Operating Partnership’s obligations under the unsecured credit facility;

• senior in right of payment to any future subordinated indebtedness of such guarantor, if any;
• effectively subordinated in right of payment to all existing and future secured indebtedness of such guarantor, to the extent of the value of the collateral securing that indebtedness; and
• structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and claims of holders of preferred stock, if any, of non-guarantor subsidiaries.
All of the subsidiary guarantors that guarantee the Notes have also guaranteed the Operating Partnership’s borrowings under the unsecured credit facility. In addition, the unsecured credit facility and the Richmond secured credit facility both contain provisions that require QTS, under specified circumstances, to guarantee borrowings under such facilities.
As of September 30, 2014:

•

the Operating Partnership and the subsidiary guarantors that guarantee the Notes had approximately $590.9 million of debt outstanding, including the Notes and approximately $96.2 million of secured debt, and approximately $363 million of unused capacity under the revolving credit facility that is part of the existing unsecured credit facility;

• the Operating Partnership and a subsidiary guarantor had guaranteed borrowings under the Richmond secured credit facility; and
• QTS (excluding its subsidiaries) had no outstanding debt or liabilities on its balance sheet.
As noted above, QTS does not guarantee the Notes and may never guarantee the Notes. QTS (excluding its subsidiaries) did not have any revenues for both the year ended December 31, 2013 and the nine months ended September 30, 2014 and did not have any assets or indebtedness as of September 30, 2014. The only subsidiaries of QTS are the Operating Partnership and its subsidiaries.
Optional redemption
Prior to August 1, 2017, the Issuers may redeem the Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, plus a “make-whole” premium set forth in this prospectus. The Issuers may redeem the Notes, in whole or in part, at any time on or after August 1, 2017, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, plus a premium declining over time as set forth in this prospectus. In addition, at any time prior to August 1, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings, as described in this prospectus, plus accrued and unpaid interest to the redemption date. See “Description of the Notes — Optional Redemption.”
Change of control
If a “Change of Control” occurs, noteholders may require the Issuers to repurchase all or part of their notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest to the repurchase date. The term “Change of Control” is defined under “Description of the Notes — Certain Definitions.”
Certain covenants
The indenture governing the Notes contains covenants that, among other things, limit the Operating Partnership’s ability and the ability of its restricted subsidiaries (as defined) to:
• incur secured or unsecured indebtedness;
• pay dividends or distributions on its equity interests, or redeem or repurchase equity interests;
• make certain investments or other restricted payments;
• enter into transactions with affiliates;

•

enter into agreements limiting the ability of the Operating Partnership’s restricted subsidiaries to pay dividends or make certain transfers and other payments to the Operating Partnership or to other restricted subsidiaries;

• sell assets; and
• merge, consolidate or transfer all or substantially all of their assets.
The Operating Partnership and its restricted subsidiaries are also required to maintain total unencumbered assets (as defined) of at least 150% of their unsecured debt on a consolidated basis.
These covenants and definitions contain important exceptions, limitations and qualifications. If and for so long as the notes are rated investment grade by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”), certain covenants will be suspended with respect to the Notes and the Note Guarantees will be released. For more details, see “Description of the Notes — Suspension of Covenants.”
No Public Trading Market
The Exchange Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no market for the Exchange Notes. Accordingly, there can be no assurance that a market for the Exchange Notes will develop upon the completion of this offer or, if developed, that such market will be sustained or as to the liquidity of any market.
Risk Factors
See “Risk Factors” included in this prospectus as well as other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Investment in the Notes involves risks. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and all other information contained in this prospectus before investing in the Notes. The occurrence of any of these risks might cause you to lose all or a part of your investment. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Exchange Offer

If an active trading market does not develop for the Exchange Notes, the holder may be unable to sell them or to sell them at a price the holder deems sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system. Accordingly, there can be no assurances that an active market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained, or as to the liquidity of any such market. If an active market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Any Original Notes that are not exchanged will continue to be restricted securities and may become less liquid.

Original Notes that are not tendered or that we do not accept for exchange will, following this offer, continue to be restricted securities, and the holder may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for the Original Notes pursuant to this offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering.” Such procedures and conditions include timely receipt by the exchange agent of such Original Notes (or a confirmation of book entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) or compliance with the guaranteed delivery procedures. Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for the Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in this offer will reduce the aggregate principal amount of Original Notes outstanding. Following the Exchange Offer, Original Notes generally will not have any further registration rights, and such Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

Risks Related to the Notes

We have substantial indebtedness, which will expose us to interest rate fluctuations and the risk of default thereunder. We may be unable to service our indebtedness, including the Exchange Notes.

As of September 30, 2014, we had approximately $590.9 million in outstanding indebtedness and, assuming the modifications to the unsecured credit facility and Richmond secured credit facility had been in effect on September 30, 2014 (see “Summary — Recent Developments”), we would have had borrowing availability under our unsecured revolving credit facility and the Richmond secured credit facility of $480 million in the aggregate, considering covenant restrictions. Approximately $267 million of this total outstanding indebtedness bears interest at a variable rate (which does not take into effect the $50 million of outstanding indebtedness subject to interest rate cap agreements, as described below). Increases in interest rates, or the loss of the benefits of our existing or future hedging agreements, would increase our interest expense, which would adversely affect our cash flow and our ability to service our debt. We may incur significant additional indebtedness, including mortgage indebtedness, in the future. Our substantial outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have other significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;
•	we may use a substantial portion of our cash flows to make principal and interest payments and we may be unable to obtain additional financing as needed or on favorable terms, which could, among other things, have a material adverse effect on our ability to complete our redevelopment pipeline, capitalize upon emerging acquisition opportunities, make cash distributions to our stockholders, or meet our other business needs;
•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements, or adversely affect QTS’ ability to meet REIT distribution requirements imposed by the Code;
•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;
•	we may be required to maintain certain debt and coverage and other financial ratios at specified levels, thereby reducing our financial flexibility;
•	our vulnerability to general adverse economic and industry conditions may be increased;
•	greater exposure to increases in interest rates for our variable rate debt and to higher interest expense on future fixed rate debt;
•	we may be at a competitive disadvantage relative to our competitors that have less indebtedness;
•	our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate may be limited; and
•	we may default on our indebtedness by failure to make required payments or violation of covenants, which would entitle holders of such indebtedness and possibly other indebtedness to accelerate the maturity of their indebtedness and, if such indebtedness is secured, to foreclose on our properties that secure their loans and receive an assignment of our rents and leases.

The occurrence of any one of these events could have a material adverse effect on us. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect QTS’ ability to meet the REIT distribution requirements imposed by the Code.

Our ability to make interest and principal payments on our indebtedness, including the Notes, and to complete our redevelopment pipeline, fund other planned capital expenditures and expansion efforts, including any strategic acquisitions we may make in the future, will depend on our ability to generate cash. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenue and cash flow will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service our indebtedness, including the Notes, to refinance our indebtedness when it matures or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity. We cannot assure you that we will be able to service or refinance our indebtedness on commercially reasonable terms or at all.

Despite our current indebtedness levels, we may still be able to incur substantially more debt, including secured debt. This could exacerbate further the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future, including debt under our unsecured revolving credit facility and future credit facilities. We may also be able to incur secured debt, including additional debt under our Richmond secured credit facility, which would rank effectively senior in right of payment to the Notes, to the extent of the value of the assets securing such obligations. For example, as of September 30, 2014, assuming the modifications to the unsecured credit facility and Richmond secured credit facility had been in effect on September 30, 2014 (see “Summary — Recent Developments”), we would have had approximately $453 million of borrowing availability under our unsecured revolving credit facility and approximately $27 million of borrowing availability under our Richmond secured credit facility, considering covenant restrictions. Our organizational documents contain no limitations regarding the maximum level of indebtedness, as a percentage of our market capitalization or otherwise, that we may incur. The indenture governing the Notes does not restrict the incurrence of indebtedness by QTS and restricts, but does not completely prohibit, the Operating Partnership and the Operating Partnership’s restricted subsidiaries from incurring additional debt. The indenture governing the Notes will also allow the Operating Partnership and the Operating Partnership’s restricted subsidiaries to incur certain secured debt which would be effectively senior in right of payment to the Notes. In addition, the indenture will not prevent the Operating Partnership or the Operating Partnership’s restricted subsidiaries from incurring other liabilities that do not constitute indebtedness. See “Description of the Notes.” If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

The Notes and the related Note Guarantees will be unsecured and will be effectively junior in right of payment to any secured indebtedness of the Operating Partnership or the guarantors.

The Notes and the related Note Guarantees will be the Issuers’ and the guarantors’ unsecured obligations. The Notes and the Note Guarantees will be effectively subordinated in right of payment to all of the existing and future secured indebtedness of the Issuers, to the extent of the value of the assets securing such obligations. As of September 30, 2014, the Operating Partnership and its consolidated subsidiaries had $96.2 million of total secured debt outstanding and approximately $27 million of borrowing availability under our Richmond secured credit facility, considering covenant restrictions. Under the terms of the indenture governing the Notes, subject to satisfaction of certain other requirements, the Operating Partnership and the Operating Partnership’s restricted subsidiaries may incur additional debt secured by their respective assets. For a discussion of the Operating Partnership’s ability to incur such secured debt, see “Description of the Notes — Covenants — Limitation on Indebtedness.” Because the Notes are unsecured obligations, your right of repayment may be compromised if:

•	the Issuers or the guarantors enter into bankruptcy, liquidation, reorganization or other winding-up;
•	there is a default in payment under any of the Issuers’ or the guarantors’ secured debt; or
•	there is an acceleration of any of the Issuers’ or the guarantors’ secured debt.

If any of these events occurs, the secured lenders could foreclose on the assets of the Issuers or the guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture governing the Notes at such time. As a result, upon the occurrence of any of these events, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims. You may therefore not be fully repaid if the Issuers or the guarantors become insolvent or otherwise fail to make payment on the Notes.

The Notes will be structurally subordinated to the liabilities of any of the Operating Partnership’s non-guarantor subsidiaries.

Only the Operating Partnership’s existing and future restricted subsidiaries (other than foreign subsidiaries and receivables entities) that guarantee any indebtedness of QTS, the Issuers or any other subsidiary guarantor will guarantee the Notes. As of the date of this prospectus, all of the Operating Partnership’s subsidiaries guarantee the Notes. A guarantor, however, may be released from its obligations under the Notes under certain circumstances. See “Description of the Notes — Brief Description of the Notes and Note Guarantees — Release of Note Guarantees.” The Notes will be structurally subordinated to the indebtedness and other liabilities of any non-guarantor subsidiary. Any non-guarantor subsidiary would be a separate and distinct legal entity and would have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that the Operating Partnership or the subsidiary guarantors have to receive any assets of any non-guarantor subsidiary upon the bankruptcy, liquidation or reorganization of such subsidiary, and the consequent rights of holders of Notes to realize proceeds from the sale of any of such non-guarantor subsidiary’s assets, will be structurally subordinated to the claims of such non-guarantor subsidiary’s creditors, including trade creditors, mortgage holders and holders of preferred equity interests of that subsidiary. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, the non-guarantor subsidiary will pay the holders of its debts, holders of preferred equity interests and its trade creditors before distributing any of its cash to us.

The agreements governing our existing indebtedness contain, and the indenture governing the Notes will contain, various covenants and other provisions which limit management’s discretion in the operation of our business, reduce our operational flexibility and create default risks.

The agreements governing our existing indebtedness contain, and the indenture governing the Notes contains, covenants and other provisions that impose significant restrictions on us and our subsidiaries. These covenants restrict, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;
•	pay dividends and make certain investments and other restricted payments;
•	incur restrictions on the payment of dividends or other distributions from restricted subsidiaries of the Operating Partnership;
•	create or incur certain liens;
•	transfer or sell certain assets;
•	engage in certain transactions with affiliates; and
•	merge or consolidate with other companies or transfer or sell all or substantially all of our assets.

These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete.

Our unsecured credit facility and Richmond secured credit facility contain provisions that may limit QTS’ ability to make distributions to its stockholders and the Operating Partnership’s ability to make distributions to QTS. These facilities generally provide that if a default occurs and is continuing, we will be precluded from making distributions on common stock and partnership interests, as applicable, (other than those required to allow QTS to qualify and maintain its status as a REIT, so long as such default does not arise from a payment default or event of insolvency) and lenders under these credit facilities and, potentially, other indebtedness, could accelerate the maturity of the related indebtedness. These credit facilities also contain covenants providing for a maximum distribution of the greater of (i) 95% of our “funds from operations” (as defined in the agreement) and (ii) the amount required for us to qualify as a REIT. In addition, the indenture governing the Notes includes similar limitations on the ability of the Operating Partnership to make distributions to QTS (other than those required to allow QTS to qualify and maintain its status as a REIT, so long as no event of default has occurred and is continuing).

The indenture governing the Notes also requires, and the agreements governing our unsecured credit facility and Richmond secured credit facility require, the Operating Partnership to maintain specified financial ratios and satisfy financial condition tests. The Operating Partnership’s ability to comply with these ratios or tests may be affected by events beyond its control, including prevailing economic, financial and industry conditions. A breach of any of these covenants or covenants under any other agreements governing our indebtedness could result in an event of default. Such a default may allow the creditors, if the agreements so provide, to declare the related debt immediately due and payable as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, lenders may have the right in these circumstances to terminate any commitments they have to provide further borrowings. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt agreements if accelerated upon an event of default. In addition, if we were unable to repay or refinance any secured debt that becomes accelerated, the lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of our data centers, and our assets may not be sufficient to repay such debt in full. For a detailed description of the covenants and restrictions imposed by the documents governing our indebtedness, see “Description of Other Indebtedness” and “Description of the Notes.”

The documents that govern our outstanding indebtedness require that we maintain certain financial ratios and, if we fail to do so, we will be in default under the applicable debt instrument, which in turn could trigger defaults under our other debt instruments, which could result in the maturities of all of our debt obligations being accelerated.

Each of our significant debt instruments require that we maintain certain financial ratios. Our unsecured credit facility provides that the outstanding principal balance of the loans and letter of credit liabilities under the unsecured credit facility cannot exceed the unencumbered asset pool availability. In addition, we are required under both the unsecured credit facility and the Richmond secured credit facility to maintain (i) a maximum leverage ratio of total indebtedness to gross asset value not in excess of 60%, (ii) a minimum fixed charge coverage ratio (defined as the ratio of consolidated EBITDA, subject to certain adjustments, to consolidated fixed charges) of not less than 1.70 to 1.00, (iii) tangible net worth (as defined in the agreement) of at least $645 million plus 85% of the sum of net equity offering proceeds and the value of interests in the Operating Partnership issued upon contribution of assets to the Operating Partnership or its subsidiaries, (iv) unhedged variable rate debt not greater than 35% of gross asset value and (v) a maximum distribution payout ratio of the greater of (a) 95% of our “funds from operations” (as defined in the agreement) and (b) the amount required for QTS to qualify as a REIT under the Code. In addition, the indenture that governs the Notes requires the Operating Partnership and its restricted subsidiaries to maintain total unencumbered assets of at least 150% of the aggregate principal amount of all of their outstanding unsecured indebtedness.

If we do not continue to satisfy these covenant ratios, we will be in default under the applicable debt instrument, which in turn may trigger defaults under our other debt instruments and the indenture governing the Notes, which could result in the maturities of all of our debt obligations being accelerated. These events would have a material adverse effect on our liquidity.

Certain exceptions under the indenture permit the Operating Partnership and its restricted subsidiaries to make distributions to maintain the REIT status of QTS even when they cannot otherwise make restricted payments under the indenture.

Under the indenture, the Operating Partnership and its restricted subsidiaries will be allowed to make restricted payments only if, at the time they make such a restricted payment, the Operating Partnership is able to incur at least $1.00 of indebtedness under certain provisions of the “Limitation on Indebtedness” covenant, including that the Operating Partnership and its restricted subsidiaries have an interest coverage ratio of less than 2.0 to 1.0 after giving effect to the incurrence of the indebtedness, its indebtedness is not greater than 60% of adjusted total assets and no default or event of default has occurred and is continuing. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the Notes, see “Description of the Notes — Covenants — Limitation on Restricted Payments” and “Description of the Notes — Covenants — Limitation on Indebtedness.”

Even when the Operating Partnership and its restricted subsidiaries are unable to make restricted payments during a period in which they are unable to incur $1.00 of indebtedness, so long as no event of default under the indenture shall have occurred and be continuing, the indenture will permit the Operating Partnership and its restricted subsidiaries to declare or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by them, so long as QTS believes in good faith that it qualifies as a REIT under the Code, and the declaration or payment of any such dividend or the making of any such distribution is necessary either to maintain QTS’ status as a REIT under the Code for any calendar year or to enable QTS to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by QTS to its stockholders, with such distribution to be made as and when determined by QTS, whether during or after the end of the relevant calendar year.

The Issuers may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, the Issuers will be required to offer to repurchase the Notes offered hereby at 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase. However, it is possible that they will not have sufficient funds at the time of the change of control to make the required repurchase of the Notes, especially if the change of control also constitutes a change of control under our unsecured credit facility or Richmond secured credit facility. Under our unsecured credit facility and Richmond secured credit facility, a change of control constitutes an event of default, which could result in our obligation to repay any outstanding borrowings under our credit facilities and repurchase the Notes at the same time. The Issuers’ failure to repay or repurchase the Notes would constitute an event of default under the indenture governing the Notes.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the Notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture governing the Notes offered hereby may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the Notes. The definition of change of control for purposes of the Notes includes a phrase relating to the transfer of “all or substantially all” of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the Issuers to repurchase the Notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Courts interpreting change of control provisions under New York law (which is the governing law of the indenture governing the Notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. No assurances can be given that another court would enforce the change of control provisions in the indenture governing the Notes as written for the benefit of the holders of the Notes, or as to how these change of control provisions would be impacted if we were to become a debtor in a bankruptcy case.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of the Notes.

The Notes will be publicly rated by Moody’s, S&P and other independent rating agencies. A security rating is not a recommendation to buy, sell or hold securities. These public debt ratings may affect our ability to raise debt. Any future downgrading of the Notes by Moody’s and S&P or another rating agency may adversely affect the cost and terms and conditions of our financings, our access to the capital markets and the market value and trading price of the Notes.

Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade or placing of the Issuers on a watch list for possible future downgrading could adversely affect the trading price of the Notes or the trading market for the Notes to the extent a trading market for the Notes develops.

Many of the covenants in the indenture will not apply, and the guarantors will be released from their Note Guarantees, for so long as the Notes are rated investment grade by both Moody’s and S&P.

Many of the covenants in the indenture governing the Notes will not apply to the Operating Partnership, QTS and the Operating Partnership’s restricted subsidiaries (or will apply only in a more lenient form), and the guarantors will be released from their Note Guarantees, if and for so long as the Notes are rated investment grade by both Moody’s and S&P, provided, in each case, at such time no default has occurred and is continuing. These covenants relate to, among other things, the Operating Partnership’s ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade. However, if these covenants are suspended or apply only in a more lenient form, the Operating Partnership and its subsidiaries would be allowed to engage in certain transactions that would not be permitted while these covenants are in force and these transactions will not result in an event of default if the covenants are subsequently reinstated.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and Note Guarantees and require noteholders to return payments received from the Issuers or guarantors.

If a bankruptcy case or lawsuit is initiated by unpaid creditors of an Issuer or a guarantor, the debt represented by the Notes or Note Guarantees may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, which vary from state to state, the Notes or Note Guarantees could be voided, or claims in respect of the Note Guarantees could be subordinated to certain obligations of the Issuers or a guarantor if, among other things, (1) the Issuers or any of the guarantors, as applicable, issued the Notes or incurred the Note Guarantees with the intent of hindering, delaying or defrauding creditors or (2) the Issuers or any of the guarantors, as applicable, at the time it issued the Note or entered into the Note Guarantee, received less than reasonably equivalent value or fair consideration for issuing the Note or entering into the Note Guarantee, as applicable, and was, in the case of (2) only, one of the following:

•	insolvent or rendered insolvent by reason of issuing the Note or entering into a Note Guarantee;
•	engaged in a business or transaction for which any Issuer’s or the guarantor’s remaining assets constituted unreasonably small capital;
•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they became due; or
•	was a defendant in an action for money damages or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the Notes or the incurrence of the Note Guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or such Note Guarantee or further subordinate the Notes or such guarantee to presently existing and future indebtedness of the Issuers or of the related guarantor, or require the holders of the Notes to repay any amounts received with respect to such Note Guarantee.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts or contingent liabilities as they become due.

Although each Note Guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Note Guarantee to be a fraudulent transfer, this provision may not be effective to protect those Note Guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its Note Guarantee worthless.

The indenture requires that future domestic subsidiaries of the Operating Partnership guarantee the Notes under certain circumstances. These considerations also apply to those Note Guarantees.

Other Risks Related to Financing

An inability to access external sources of capital on favorable terms or at all could limit our ability to execute our business and growth strategies and refinance our indebtedness.

In order to qualify and maintain its qualification as a REIT, QTS is required under the Code to distribute at least 90% of its “REIT taxable income” (determined before the deduction for dividends paid and excluding net capital gains) annually. In addition, QTS will be subject to income tax at regular corporate rates to the extent that it distributes less than 100% of its “REIT taxable income,” including any net capital gains, as well as income tax at regular corporate rates for income recognized by its TRSs. Because of these distribution requirements, we may not be able to fund future capital needs, including capital for development projects and acquisition opportunities, from operating cash flow. Consequently, we intend to rely on third-party sources of capital to fund a substantial amount of our future capital needs. In addition, we may need third-party capital markets sources to refinance our indebtedness at maturity. We may not be able to obtain such financing on favorable terms or at all. Any additional debt we incur will increase our leverage, expose us to the risk of default and impose operating restrictions on us. Our access to third-party sources of capital depends, in part, on general market conditions, the market’s perception of our growth potential, our leverage, our current and expected results of operations, liquidity, financial condition and cash distributions to stockholders and the market price of our common stock. If we cannot obtain capital when needed, we may not be able to execute our business and growth strategies (including redeveloping or acquiring properties when strategic opportunities exist), satisfy our debt service obligations, refinance our debt at maturity, make the cash distributions to QTS’ stockholders necessary to qualify and maintain QTS’ qualification as a REIT (which would expose us to significant penalties and corporate level taxation), or fund our other business needs, which could have a material adverse effect on us.

Mortgage and other secured indebtedness expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties or other assets subject to indebtedness.

Incurring mortgage and other secured indebtedness increases our risk of property losses because defaults on indebtedness secured by properties or other assets may result in foreclosure actions initiated by lenders and ultimately our loss of the property or other assets securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could have a material adverse effect on the overall value of our portfolio of data centers. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If the outstanding balance of the indebtedness secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds.

Our hedging transactions involve costs and expose us to potential losses.

Hedging agreements enable us to convert floating rate liabilities to fixed rate liabilities or fixed rate liabilities to floating rate liabilities. Hedging transactions expose us to certain risks, including that losses on a hedge position may reduce the cash available for distribution to stockholders and such losses may exceed the amount invested in such instruments and that counterparties to such agreements could default on their obligations, which could increase our exposure to fluctuating interest rates. In addition, hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them. We are party to an interest rate cap on $50 million of indebtedness that effectively caps the LIBOR rate to 3% through December 18, 2015. In addition, we have used interest rate swaps in the past to hedge our exposure to interest rate fluctuations and may use interest rate swaps or other forms of hedging again in the future. The REIT rules impose certain restrictions on QTS’ ability to utilize hedges, swaps and other types of derivatives to hedge our liabilities. We expect that our board of directors will adopt a general policy with respect to our use of interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments in order to hedge all or a portion of our interest rate risk, given the cost of such hedges and the need to qualify and maintain our qualification as a REIT. We expect our policy to state that we will not use derivatives for speculative or trading purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors. We may use hedging instruments in our risk management strategy to limit the effects of changes in interest rates on our operations. However, neither our current nor any future hedges may be effective in eliminating all of the risks inherent in any particular position due to the fact that, among other things, the duration of the hedge may not match the duration of the related liability, the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction and the hedging counterparty owing money in the hedging transaction may default on its obligation to pay. The use of derivatives could have a material adverse effect on us.

Risks Related to Our Business and Operations

Because we are focused on the ownership, operation and redevelopment of data centers, any decrease in the demand for data center space or managed services could have a material adverse effect on us.

Because our portfolio of properties consists entirely of data centers, or properties to be converted to data centers, we are subject to risks inherent in investments in a single industry. Adverse developments in the data center market or in the industries in which our customers operate could lead to a decrease in the demand for data center space or managed services, which could have a greater material adverse effect on us than if we owned a more diversified real estate portfolio. These adverse developments could include: a decline in the technology industry, such as a decrease in the use of mobile or web-based commerce, industry slowdowns, business layoffs or downsizing, relocations of businesses, increased costs of complying with existing or new government regulations and other factors; a slowdown in the growth of the Internet generally as a medium for commerce and communication; a downturn in the market for data center space generally such as oversupply of or reduced demand for space; and the rapid development of new technologies or the adoption of new industry standards that render our or our customers’ current products and services obsolete or unmarketable and, in the case of our customers, that contribute to a downturn in their businesses, increasing the likelihood of a default under their leases or that they become insolvent or file for bankruptcy protection. To the extent that any of these or other adverse conditions occur, they are likely to impact market rents for, and cash flows from, our data center space, which could have a material adverse effect on us.

Our data center infrastructure may become obsolete or unmarketable and we may not be able to upgrade our power, cooling, security or connectivity systems cost-effectively or at all.

The markets for the data centers we own and operate, as well as certain of the industries in which our customers operate, are characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels and changing customer demands. As a result, the infrastructure at our data centers may become obsolete or unmarketable due to demand for new processes and/or technologies, including, without limitation: (i) new processes to deliver power to, or eliminate heat from, computer systems; (ii) customer demand for additional redundancy capacity; or (iii) new technology that permits lower levels of critical load and heat removal than our data centers are currently designed to provide. In addition, the systems that connect our data centers to the Internet and other external networks may become outdated, including with respect to latency, reliability and diversity of connectivity. When customers demand new processes or technologies, we may not be able to upgrade our data centers on a cost effective basis, or at all, due to, among other things, increased expenses to us that cannot be passed on to customers or insufficient revenue to fund the necessary capital expenditures. The obsolescence of our power and cooling systems and/or our inability to upgrade our data centers, including associated connectivity, could reduce revenue at our data centers and could have a material adverse effect on us. Furthermore, potential future regulations that apply to industries we serve may require customers in those industries to seek specific requirements from their data centers that we are unable to provide. These may include physical security regulations applicable to the defense industry and government contractors and privacy and security requirements applicable to the financial services and health care industries. If such regulations were adopted, we could lose customers or be unable to attract new customers in certain industries, which could have a material adverse effect on us.

We face considerable competition in the data center industry and may be unable to renew existing leases, lease vacant space or re-let space on more favorable terms, or at all, as leases expire, which could have a material adverse effect on us.

Leases representing approximately 13% of our leased raised floor and approximately 30% of our annualized rent (including all month-to-month leases), in each case as of September 30, 2014, will expire by the end of 2015. We compete with numerous developers, owners and operators in the data center industry, including managed service providers and other REITs, some of which own or lease properties similar to ours, or may do so in the future, in the same submarkets in which our properties are located. Some of our competitors may have significant advantages over us, including greater name recognition, longer operating histories, higher operating margins, pre-existing relationships with current or potential customers, greater financial, marketing and other resources, and access to greater and less expensive power. These advantages could allow our competitors to respond more quickly to strategic opportunities or changes in our industry or markets. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our customers, or if our competitors offer products and services in a greater variety, that are more state-of-the-art or that are more competitively priced than the products and services we offer, we may lose customers or be unable to attract new customers without lowering our rental rates and improving the quality, mix and technology of our products and services. We cannot assure you that we will be able to renew leases with our existing customers or re-let space to new customers if our current customers do not renew their leases. Even if our customers renew their leases or we are able to re-let the space, the terms (including rental rates and lease periods) and costs (including capital) of renewal or re-letting may be less favorable than the terms of our current leases. In addition, there can be no assurances that the type of space and/or services currently available at our properties will be sufficient to retain current customers or attract new customers in the future. Finally, although we offer a full spectrum of data center products from Custom Data Centers to Colocation to Cloud and Managed Services, our competitors that specialize in only one of our product and service offerings may have competitive advantages in that space. If rental rates for our properties decline, we are unable to lease vacant space, our existing customers do not renew their leases or we do not re-let space from expiring leases, in each case, on favorable terms, it could have a material adverse effect on us.

The long sales cycle for data center products could have a material adverse effect on us.

A customer’s decision to lease space in one of our data centers and to purchase Cloud and Managed Services typically involves a significant commitment of resources, time-consuming contract negotiations regarding the service level commitments and substantial due diligence on the part of the customer regarding the adequacy of our infrastructure and attractiveness of our products and services. As a result, the leasing of data center space and Cloud and Managed Services has a long sales cycle. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that may not result in any revenue. Our inability to adequately manage the risks associated with leasing the space and products within our facilities could have a material adverse effect on us.

Our customers may choose to develop new data centers or expand their own existing data centers, which could result in the loss of one or more key customers or reduce demand and pricing for our data centers and could have a material adverse effect on us.

Some of our customers may develop their own data center facilities. Other customers with their own existing data centers may choose to expand their data centers in the future. In the event that any of our key customers were to develop or expand their data centers, it could result in a loss of business to us or put pressure on our pricing. If we lose a customer, there is no assurance that we would be able to replace that customer at the same or a higher rate, or at all, which could have a material adverse effect on us.

The bankruptcy or insolvency of a major customer could have a material adverse effect on us.

The bankruptcy or insolvency of a major customer could have significant consequences for us. If any customer becomes a debtor in a case under the federal Bankruptcy Code, we cannot evict the customer solely because of the bankruptcy. In addition, the bankruptcy court might authorize the customer to reject and terminate its lease with us. Our claim against the customer for unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In either case, our claim for unpaid rent would likely not be paid in full. If any of our significant customers were to become bankrupt or insolvent, suffer a downturn in its business, fail to renew its lease at all or renew on terms less favorable to us than its current terms, reject or terminate any leases with us and/or fail to pay unpaid or future rent owed to us, it could have a material adverse effect on us.

Our two largest properties in terms of annualized rent, Atlanta-Metro and Atlanta-Suwanee, collectively accounted for approximately 60% of our annualized rent as of September 30, 2014, and any inability, temporarily or permanently, to fully and consistently operate either of these properties could have a material adverse effect on us.

Our two largest properties in terms of annualized rent, Atlanta-Metro and Atlanta-Suwanee, collectively accounted for approximately 60% of our annualized rent as of September 30, 2014. Therefore, any inability, temporarily or permanently, to fully and consistently operate either of these properties could have a material adverse effect on us. In addition, because both properties are located in the Atlanta Metropolitan area, we are particularly susceptible to adverse developments in this area, including as a result of natural disasters (such as hurricanes, floods, tornadoes and other events), that could cause, among other things, permanent damage to the properties and electrical power outages that may last beyond our backup and alternative power arrangements. Further, Atlanta-Metro and Atlanta-Suwanee account for several of our largest leases in terms of MRR. Any nonrenewal, credit or other issues with large customers could adversely affect the performance of these properties.

We may be adversely affected by the economies and other conditions of the markets in which we operate, particularly in Atlanta and other metropolitan areas, where we have a high concentration of our data center properties.

We are susceptible to adverse economic or other conditions in the geographic markets in which we operate, such as periods of economic slowdown or recession, the oversupply of, or a reduction in demand for, data centers and cloud and managed services in a particular area, industry slowdowns, layoffs or downsizings, relocation of businesses, increases in real estate and other taxes and changing demographics. The occurrence of these conditions in the specific markets in which we have concentrations of properties could have a material adverse effect on us. Our Atlanta area (Atlanta-Metro and Atlanta-Suwanee) and Santa Clara data centers accounted for approximately 60% and 11%, respectively, of our annualized rent as of September 30, 2014. As a result, we are particularly susceptible to adverse market conditions in these areas. In addition, other geographic markets could become more attractive for developers, operators and customers of data center facilities based on favorable costs and other conditions to construct or operate data center facilities in those markets. For example, some states have created tax incentives for developers and operators to locate data center facilities in their jurisdictions. These changes in other markets may increase demand in those markets and result in a corresponding decrease in demand in our markets. Any adverse economic or real estate developments in the geographic markets in which we have a concentration of properties, or in any of the other markets in which we operate, or any decrease in demand for data center space resulting from the local business climate or business climate in other markets, could have a material adverse effect on us.

The long-term continuance of challenging economic and other market conditions could have a material adverse effect on us.

Economic and other market conditions continue to be challenging in the United States, with tighter credit conditions and modest growth. While recent economic data reflects a stabilization of the economy and credit markets, the cost and availability of credit may continue to be limited. Furthermore, deteriorating economic and other market conditions that affect our customers could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio. Additionally, the economic climate could have an impact on our lenders or customers, causing them to fail to meet their obligations to us. The long-term continuance of challenging economic and other market conditions could have a material adverse effect on us.

Future consolidation and competition in our customers’ industries could reduce the number of our existing and potential customers and make us dependent on a more limited number of customers.

Mergers or consolidations in our customers’ industries in the future could reduce the number of our existing and potential customers and make us dependent on a more limited number of customers. If our customers merge with or are acquired by other entities that are not our customers, they may discontinue or reduce the use of our data centers in the future. Additionally, some of our customers may compete with one another in various aspects of their businesses, which places additional competitive pressures on our customers. Any of these developments could have a material adverse effect on us.

Our failure to develop and maintain a diverse customer base could have a material adverse effect on us.

Our customers are a mix of C1, C2 and C3 customers. Each type of customer and their leases with us have certain features that distinguish them from our other customers, such as operating margin, space and power requirements and lease term. In addition, our customers engage in a variety of professional, financial, technological and other businesses. A diverse customer base helps to minimize exposure to economic fluctuations in any one industry, business sector or customer type, or any particular customer. Our relative mix of C1, C2 and C3 customers may change over time, as may the industries represented by our customers, the concentration of customers within specified industries and the economic value and risks associated with each customer, and there is no assurance that we will be able to maintain a diverse customer base, which could have a material adverse effect on us.

Our future growth depends upon the successful redevelopment of our existing properties, and any delays or unexpected costs in such redevelopment could have a material adverse effect on us.

We have initiated or are contemplating the redevelopment of nine of our existing data center properties: Atlanta-Metro, Dallas-Fort Worth, Jersey City, Richmond, Sacramento, Santa Clara, Atlanta-Suwanee, Princeton and Chicago. Our future growth depends upon the successful completion of these efforts. With respect to our current and any future expansions and any new developments or redevelopments, we will be subject to certain risks, including the following:

•	financing risks;
•	increases in interest rates or credit spreads;
•	construction and/or lease-up delays;
•	changes to plans or specifications;
•	construction site accidents or other casualties;
•	lack of availability of, and/or increased costs for, specialized data center components, including long lead-time items such as generators;
•	cost overruns, including construction or labor costs that exceed our original estimates;
•	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;
•	failure to achieve expected occupancy and/or rental rate levels within the projected time frame, if at all;
•	sub-optimal mix of 3Cs products;
•	environmental issues, fire, flooding, earthquakes and other natural disasters; and
•	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, environmental, land use and other governmental permits, and changes in zoning and land use laws, particularly with respect to build-outs at our Sacramento and Santa Clara facilities.

In addition, with respect to any future developments of new data center properties, we will be subject to risks and, potentially, unanticipated costs associated with obtaining access to a sufficient amount of power from local utilities, including the need, in some cases, to develop utility substations on our properties in order to accommodate our power needs, constraints on the amount of electricity that a particular locality’s power grid is capable of providing at any given time, and risks associated with the negotiation of long-term power contracts with utility providers. We may not be able to successfully negotiate such contracts on favorable terms, or at all. Any inability to negotiate utility contracts on a timely basis or on favorable terms or in volumes sufficient to supply the critical load anticipated for future developments could have a material adverse effect on us.

While we intend to develop data center properties primarily in markets with which we are familiar, we may in the future acquire properties in new geographic markets where we expect to achieve favorable risk-adjusted returns on our investment. We may not possess the same level of familiarity with development or redevelopment in these new markets and therefore cannot assure you that our development activities will generate attractive returns. Furthermore, development and redevelopment activities, regardless of whether they are ultimately successful, also typically require a substantial portion of our management’s time and attention. This may distract our management from focusing on other operational activities of our business.

These and other risks could result in delays, increased costs and a lower stabilized return on invested capital and could prevent completion of our development and expansion projects once undertaken, which could have a material adverse effect on us. In addition, we are expanding the aforementioned properties, and may develop or expand properties in the future, prior to obtaining commitments from customers to lease them. This is known as developing or expanding “on speculation” and involves the risk that we will be unable to attract customers to the properties on favorable terms in a timely manner, if at all. In addition to our internal sales force, through our channels and partners team, we intend to use our existing industry relationships with national technology companies to retain and attract customers for our existing data center properties as well as the expansions and developments of such properties. We believe these industry relationships provide an ongoing pipeline of attractive leasing opportunities, and we intend to capitalize on these relationships in order to increase our leasing network. If our internal sales force or channels and partners team is not successful in leasing new data center space on favorable terms, it could have a material adverse effect on us.

Our properties are designed primarily for lease as data centers, which could make it difficult to repurpose them if we are not able to lease or re-let available space.

Our properties are highly specialized properties that contain extensive electrical, communications and mechanical systems. Such systems are often custom-designed to house, power and cool certain types of computer systems and networking equipment. Any office space (such as private office space, open office areas and conference centers) located at our properties is merely complementary to such systems, to facilitate our ability to service and maintain them. As a result, our properties are not well-suited for primary use by customers as anything other than data centers. Major renovations and expenditures would be required to convert the properties for use as commercial office space, or for any other use, which would substantially reduce the benefits from such a conversion. In the event of a conversion, the value of our properties may be impaired due to the costs of reconfiguring the real estate for alternate purposes and the removal or modification of the specialized systems and equipment. The highly specialized nature of our data center properties could make it difficult and costly to repurpose them if we are not able to lease or re-let available space on favorable terms, or at all, which could have a material adverse effect on us.

We lease the space in which two of our data centers are located and the non-renewal of such leases could have a material adverse effect on us.

We lease the space housing our data center facilities located in Jersey City, New Jersey and Overland Park, Kansas, where our corporate headquarters is located. These leases expire (taking into account our extension options) in 2031 and 2023, respectively. We would incur costs if we were forced to vacate either of our leased facilities due to the high costs of relocating the equipment in our facilities and installing the necessary infrastructure in a new data center property. If we were forced to vacate either of our leased facilities, we could lose customers that chose our services based on our location. Our landlords could attempt to evict us for reasons beyond our control. Further, we may be unable to maintain good working relationships with our landlords, which would adversely affect our relationship with our customers and could result in the loss of current customers. In addition, we cannot assure you that we will be able to renew these leases prior to their expiration dates on favorable terms or at all. If we are unable to renew our lease agreements, we could lose a significant number of customers who are unwilling to relocate their equipment to another one of our data center properties, which could have a material adverse effect on us. Even if we are able to renew these leases, the terms and other costs of renewal may be less favorable than our existing lease arrangements. Failure to sufficiently increase revenue from customers at these facilities to offset these projected higher costs could have a material adverse effect on us.

The ground sublease structure at the Santa Clara property could prevent us from developing the property as we desire, and we may have to incur additional expenses prior the end of the ground sublease to restore the property to its prelease state.

Our interest in the Santa Clara property is subject to a ground sublease granted by a third party, as ground sublessor, to our indirect subsidiary Quality Investment Properties Santa Clara, LLC (“QIP Santa Clara”). The ground sublease terminates in 2052 and we have two options to extend the original term for consecutive ten-year terms. The ground sublease structure presents special risks. We, as ground sublessee, will own all improvements on the land, including the buildings in which the data centers are located during the term of the ground sublease. Upon the expiration or earlier termination of the ground sublease, however, the improvements on the land will become the property of the ground sublessor. Unless we purchase a fee interest in the land and improvements subject to the ground sublease, we will not have any economic interest in the land or improvements at the expiration of the ground sublease. Therefore, we will not share in any increase in value of the land or improvements beyond the term of the ground sublease, notwithstanding our capital outlay to purchase our interest in the data center or fund improvements thereon, and will lose our right to use the building on the subleased property. In addition, upon the expiration of the ground sublease, the ground sublessor may require the removal of the improvements or the restoration of the improvements to their condition prior to any permitted alterations at our sole cost and expense. If we do not meet a certain net worth test, we also will be required to provide the ground sublessor with a bond in connection with such removal and restoration requirements. In addition, while we generally have the right to undertake alterations to the demised premises, the ground sublessor has the right to reasonably approve the quality of such work and the form and content of certain financial information of QIP Santa Clara. The ground sublessor need not give its approval to alterations if it or its affiliate determines that the work will have a material adverse impact on the fee interest in property adjacent to the demised premises. In addition, though the ground sublease provides that we may exercise the rights of ground lessor in the event of a rejection of the master ground lease, each of the master ground lease and the ground sublease may be rejected in bankruptcy. Finally, in the event of a condemnation, the ground lessor is entitled to an allocable share of any condemnation proceeds. The ground sublease, however, does contain important nondisturbance protections and provides that, in event of the termination of the master ground lease, the ground sublease will become a direct lease between the ground lessor and QIP Santa Clara.

We depend on third parties to provide Internet, telecommunication and fiber optic network connectivity to the customers in our data centers, and any delays or disruptions in service could have a material adverse effect on us.

Our products and infrastructure rely on third-party service providers. In particular, we depend on third parties to provide Internet, telecommunication and fiber optic network connectivity to the customers in our data centers, and we have no control over the reliability of the services provided by these suppliers. Our customers may in the future experience difficulties due to service failures unrelated to our systems and services. Any Internet, telecommunication or fiber optic network failures may result in significant loss of connectivity to our data centers, which could reduce the confidence of our customers and could consequently impair our ability to retain existing customers or attract new customers and could have a material adverse effect on us.

Similarly, we depend upon the presence of Internet, telecommunications and fiber optic networks serving the locations of our data centers in order to attract and retain customers. The construction required to connect multiple carrier facilities to our data centers is complex, requiring a sophisticated redundant fiber network, and involves matters outside of our control, including regulatory requirements and the availability of construction resources. Each new data center that we develop requires significant amounts of capital for the construction and operation of a sophisticated redundant fiber network. We believe that the availability of carrier capacity affects our business and future growth. We cannot assure you that any carrier will elect to offer its services within our data centers or that once a carrier has decided to provide connectivity to our data centers that it will continue to do so for any period of time. Furthermore, some carriers are experiencing business difficulties or have announced consolidations or mergers. As a result, some carriers may be forced to downsize or terminate connectivity within our data centers, which could adversely affect our customers and could have a material adverse effect on us.

Power outages, limited availability of electrical resources and increased energy costs could have a material adverse effect on us.

Our data centers are subject to electrical power outages, regional competition for available power and increased energy costs. We attempt to limit exposure to system downtime by using backup generators and power supplies generally at a significantly higher operating cost than we would pay for an equivalent amount of power from a local utility. However, we may not be able to limit our exposure entirely even with these protections in place. Power outages, which may last beyond our backup and alternative power arrangements, would harm our customers and our business. During power outages, changes in humidity and temperature can cause permanent damage to servers and other electrical equipment. We could incur financial obligations or be subject to lawsuits by our customers in connection with a loss of power. Any loss of services or equipment damage could reduce the confidence of our customers in our services and could consequently impair our ability to attract and retain customers, which could have a material adverse effect on us.

In addition, power and cooling requirements at our data centers are increasing as a result of the increasing power and cooling demands of modern servers. Since we rely on third parties to provide our data centers with sufficient power to meet our customers’ needs, and we generally do not control the amount of power drawn by our customers, our data centers could have a limited or inadequate amount of electrical resources.

We also may be subject to risks and unanticipated costs associated with obtaining power from various utility companies. Utilities that serve our data centers may be dependent on, and sensitive to price increases for, a particular type of fuel, such as coal, oil or natural gas. The price of these fuels and the electricity generated from them could increase as a result of proposed legislative measures related to climate change or efforts to regulate carbon emissions. While our wholesale customers are billed based on a pass-through basis for their direct energy usage, our retail customers pay a fixed cost for services, including power, so any excess energy costs above such fixed costs are borne by us. Although, for technical and practical reasons, our retail customers often use less power than the amount we are required to provide pursuant to their leases, there is no assurance that this will always be the case. Although we have a diverse customer base, the concentration and mix of our customers may change and increases in the cost of power at any of our data centers would put those locations at a competitive disadvantage relative to data centers served by utilities that can provide less expensive power. This could adversely affect our relationships with our customers and hinder our ability to operate our data centers, which could have a material adverse effect on us.

We rely on the proper and efficient functioning of computer and data-processing systems, and a large-scale malfunction could have a material adverse effect on us.

Our ability to keep our data centers operating depends on the proper and efficient functioning of computer and data-processing systems. Since computer and data-processing systems are susceptible to malfunctions and interruptions, including those due to equipment damage, power outages, computer viruses and a range of other hardware, software and network problems, we cannot guarantee that our data centers will not experience such malfunctions or interruptions in the future. Additionally, expansions and developments in the products and services that we offer, including our Cloud and Managed Services, could increasingly add a measure of complexity that may overburden our data center and network resources and human capital, making service interruptions and failures more likely. A significant or large-scale malfunction or interruption of one or more of any of our data centers’ computer or data-processing systems could adversely affect our ability to keep such data centers running efficiently. If a malfunction results in a wider or sustained disruption to business at a property, it could have a material adverse effect on us.

Interruptions in our provision of products or services, or security breaches at our facility or affecting our networks, could result in a loss of customers and damage our reputation, which could have a material adverse effect on us.

Our business and reputation could be adversely affected by any interruption or failure in the provision of products, services or security (whether network or physical) at our data centers, even if such events occur as a result of a natural disaster, human error, landlord maintenance failure, water damage, fiber cuts, extreme temperature or humidity, sabotage, vandalism, terrorist acts, unauthorized entry or other unanticipated problems. In addition, our network could be subject to unauthorized access, computer viruses, and other disruptive problems caused by customers, employees, or others. Unauthorized access, computer viruses, or other disruptive problems could lead to interruptions, delays and cessation of service to our customers. If a significant disruption occurs, we may be unable to implement disaster recovery or security measures in a timely manner or, if and when implemented, these measures may not be sufficient or could be circumvented through the reoccurrence of a natural disaster or other unanticipated problem, or as a result of accidental or intentional actions. Furthermore, such disruptions can cause damage to servers and may result in legal liability where interruptions in service violate service commitments in customer leases. Resolving network failures or alleviating security problems also may require interruptions, delays, or cessation of service to our customers. Accordingly, failures in our products and services, including problems at our data centers, network interruptions or breaches of security on our network may result in significant liability, a loss of customers and damage to our reputation, which could have a material adverse effect on us.

If we are unable to protect our or our customers’ information from theft or loss, our reputation could be harmed, which could have a material adverse effect on us.

We are vulnerable to negative impacts if sensitive information from our customers or their customers is inadvertently compromised or lost. We routinely process, store and transmit large amounts of data for our customers, which includes sensitive and personally identifiable information. Loss or compromise of this data could cost us both monetarily and in terms of customer goodwill and lost business. Unauthorized access also potentially could jeopardize the security of confidential information of our customers or our customers’ end-users, which might expose us to liability from customers and the government agencies that regulate us or our customers, as well as deter potential customers from renting our space and purchasing our services. For example, violations of the Health Insurance Portability and Accountability Act (“HIPAA”) and its implementing regulations, as amended by the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), can lead to fines of up to $1.5 million for identical violations of a particular provision in a calendar year. In addition, we cannot predict how future laws, regulations and standards, or future interpretations of current laws, regulations and standards, related to privacy and security will affect our business and we cannot predict the cost of compliance. We may be required to expend significant financial resources to protect against physical or cybersecurity breaches that could result in the misappropriation of our or our customers’ information. As techniques used to breach security change frequently, and are generally not recognized until launched against a target, we may not be able to implement security measures in a timely manner or, if and when implemented, we may not be able to determine the extent to which these measures could be circumvented. Any internal or external breach in our network could severely harm our business and result in costly litigation and potential liability for us. To the extent our customers demand that we accept unlimited liability and to the extent there is a competitive trend to accept it, such a trend could affect our ability to retain these limitations in our leases at the risk of losing the business. Such a trend may be particularly likely to occur with regard to our Cloud and Managed Services. We may experience a data loss or security breach, which could have a material adverse effect on us.

The loss of key personnel, particularly Chad L. Williams, our Chairman and Chief Executive Officer, and William H. Schafer, our Chief Financial Officer, could have a material adverse effect on us.

Our continued success depends, to a significant extent, on the continued services of key personnel, particularly Chad L. Williams, our Chairman and Chief Executive Officer, and William H. Schafer, our Chief Financial Officer, who have extensive market knowledge and long-standing business relationships. In particular, our reputation among and our relationships with our key customers and vendors are the direct result of a significant investment of time and effort by these individuals to build our credibility in a highly specialized industry. The loss of services of one or more key members of our executive management team, particularly our Chairman and Chief Executive

Officer or our Chief Financial Officer, could diminish our business and investment opportunities and our relationships with lenders, business partners and existing and prospective customers and could have a material adverse effect on us.

Any inability to recruit or retain qualified personnel, or maintain access to key third-party service providers, could have a material adverse effect on us.

We must continue to identify, hire, train, and retain IT professionals, technical engineers, operations employees, and sales and senior management personnel who maintain relationships with our customers and who can provide the technical, strategic and marketing skills required to grow our company, develop and expand our data centers, maximize our rental and services income and achieve the highest sustainable rent levels at each of our facilities. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of these personnel. Competitive pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. An increase in these costs or our inability to recruit and retain necessary technical, managerial, sales and marketing personnel or to maintain access to key third-party providers could have a material adverse effect on us.

Our decentralized management structure may lead to incidents or developments that could damage our reputation and could have a material adverse effect on us.

We have a decentralized management structure that enables the local managers at each of our data centers to quickly and effectively respond to trends in their respective markets. While we believe that we exercise an appropriate level of central control and supervision over all of our operations, the local managers retain a certain amount of operational and decision-making flexibility, including the management of the particular data center, sourcing, pricing and other sales decisions. We cannot guarantee that our local managers will not take actions or experience problems that could damage our reputation or have a material adverse effect on us.

We may be unable to identify and complete acquisitions on favorable terms or at all, which may inhibit our growth and have a material adverse effect on us.

We continually evaluate the market of available properties and may acquire additional properties when opportunities exist. Our ability to acquire properties on favorable terms is subject to the following significant risks:

•	we may be unable to acquire a desired property because of competition from other real estate investors with significant resources and/or access to capital, including both publicly traded REITs and institutional investment funds;
•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price or result in other less favorable terms;
•	even if we enter into agreements for the acquisition of a desired property, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, and we may incur significant expenses for properties we never actually acquire;
•	we may be unable to finance acquisitions on favorable terms or at all; and
•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of environmental contamination, claims by customers, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Any inability to complete property acquisitions on favorable terms or at all could have a material adverse effect on us.

We may be unable to successfully integrate and operate acquired properties, which could have a material adverse effect on us.

Even if we are able to make acquisitions on favorable terms, our ability to successfully integrate and operate them is subject to the following significant risks:

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties, as well as require substantial management time and attention;
•	we may be unable to integrate new acquisitions quickly and efficiently, particularly acquisitions of operating businesses or portfolios of properties, into our existing operations;
•	acquired properties may be subject to reassessment, which may result in higher than expected property tax payments;
•	our customer retention and lease renewal risks may be increased; and
•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates.

Any inability to integrate and operate acquired properties to meet our financial, operational and strategic expectations could have a material adverse effect on us.

In June 2014, we acquired our Princeton facility and expect a transition period during which our retention and lease renewal risks may be increased. Management also may be required to spend a greater portion of its time at the Princeton facility (rather than the other facilities) in order to manage its successful integration into our platform. We will continue to operate the Princeton facility in the same manner (and with the same degree of care and skill) as our other properties, but if customers are unsatisfied, they may fail to renew their leases or breach their existing leases. In the event that customers fail to renew their leases, the revenue at the Princeton facility may decrease, which could have a material adverse effect on us.

We may be subject to unknown or contingent liabilities related to properties or businesses that we acquire, which may result in damages and investment losses.

Assets and entities that we have acquired or may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. In the future we may enter into transactions with limited representations and warranties or with representations and warranties that do not survive the closing of the transactions, in which event we would have no or limited recourse against the sellers of such properties. While we usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations. Finally, indemnification agreements between us and the sellers typically provide that the sellers will retain certain specified liabilities relating to the assets and entities acquired by us. While the sellers are generally contractually obligated to pay all losses and other expenses relating to such retained liabilities, there can be no guarantee that such arrangements will not require us to incur losses or other expenses as well. Any of these matters could have a material adverse effect on us.

Risks Related to the Real Estate Industry

The operating performance and value of our properties are subject to risks associated with the real estate industry, and we cannot assure you that we will execute our business and growth strategies successfully.

As a real estate company, we are subject to all of the risks associated with owning and operating real estate, including:

•	adverse changes in international, national or local economic and demographic conditions;
•	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer customers rent abatements, customer improvements, early termination rights or below-market renewal options;
•	adverse changes in the financial condition or liquidity of buyers, sellers and customers (including their ability to pay rent to us) of properties, including data centers;
•	the attractiveness of our properties to customers;
•	competition from other real estate investors with significant resources and assets to capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;
•	reductions in the level of demand for data center space;
•	increases in the supply of data center space;
•	fluctuations in interest rates, which could have a material adverse effect on our ability, or the ability of buyers and customers of properties, including data centers, to obtain financing on favorable terms or at all;
•	increases in expenses that are not paid for by or cannot be passed on to our customers, such as the cost of complying with laws, regulations and governmental policies;
•	the relative illiquidity of real estate investments, especially the specialized real estate properties that we hold and seek to acquire and develop;
•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, and governmental fiscal policies;
•	property restrictions and/or operational requirements pursuant to restrictive covenants, reciprocal easement agreements, operating agreements or historical landmark designations; and
•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, tornados, hurricanes and floods, which may result in uninsured and underinsured losses.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in occupancy and rental sales, and therefore revenues, or an increased incidence of defaults under existing leases. Accordingly, we cannot assure you that we will be able to execute our business and growth strategies. Any inability to operate our properties to meet our financial, operational and strategic expectations could have a material adverse effect on us.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in economic, financial, investment and other conditions.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial, investment or other conditions is limited. The real estate market is affected by many factors that are beyond our control, including those described above. In particular, data centers represent a particularly illiquid part of the overall real estate market. This illiquidity is driven by a number of factors, including the relatively small number of potential purchasers of such data centers — including other data center operators and large corporate users — and the relatively high cost per square foot to develop data centers, which substantially limits a potential buyer’s ability to purchase a data center property with the intention of redeveloping it for an alternative use, such as an office building, or may substantially reduce the price buyers are willing to pay. Our inability to dispose of properties at opportune times or on favorable terms could have a material adverse effect on us.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic, financial, investment or other conditions promptly or on favorable terms, which could have a material adverse effect on us.

Declining real estate valuations could result in impairment charges, the determination of which involves a significant amount of judgment on our part. Any impairment charge could have a material adverse effect on us.

We review our properties for impairment on a quarterly and annual basis and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Indicators of impairment include, but are not limited to, a sustained significant decrease in the market price of or the cash flows expected to be derived from a property. A significant amount of judgment is involved in determining the presence of an indicator of impairment. If the total of the expected undiscounted future cash flows is less than the carrying amount of a property on our balance sheet, a loss is recognized for the difference between the fair value and carrying value of the property. The evaluation of anticipated cash flows requires a significant amount of judgment regarding assumptions that could differ materially from actual results in future periods, including assumptions regarding future occupancy, rental rates and capital requirements. Any impairment charge could have a material adverse effect on us.

Each of our properties is subject to real and personal property taxes, which could significantly increase our property taxes as a result of tax rate changes and reassessments and have a material adverse effect on us.

Each of our properties is subject to real and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. It is likely that the properties will be reassessed by taxing authorities as a result of (i) the acquisition of the properties by us and (ii) the informational returns that we must file in connection with the formation transactions. Any increase in property taxes on the properties could have a material adverse effect on us.

If California changes its property tax scheme, our California properties could be subject to significantly higher tax levies.

Owners of California property are subject to particularly high property taxes. Voters in the State of California previously passed Proposition 13, which generally limits annual real estate tax increases to 2% of assessed value per annum. From time to time, various groups have proposed repealing Proposition 13, or providing for modifications such as a “split roll tax,” whereby commercial property, for example, would be taxed at a higher rate than residential property. Given the uncertainty, it is not possible to quantify the risk to us of a tax increase or the resulting impact on us of any increase, but any tax increase could be significant at our California properties.

Uninsured and underinsured losses could have a material adverse effect on us.

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance with respect to our properties, and we plan to obtain similar coverage for properties we acquire in the future. However, certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, may be either uninsurable or not economically insurable. Should a property sustain damage, we may incur losses due to insurance deductibles, to co-payments on insured losses or to uninsured losses. In the event of a substantial property loss, the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property. Lenders may require such insurance and our failure to obtain such insurance may constitute default under loan agreements, which could have a material adverse effect on us. Finally, a disruption in the financial markets may make it more difficult to evaluate the stability, net assets and capitalization of insurance companies and any insurer’s ability to meet its claim payment obligations. A failure of an insurance company to make payments to us upon an event of loss covered by an insurance policy could have a material adverse effect on us. In the event of an uninsured or partially insured loss, we could lose some or all of our capital investment, cash flow and revenues related to one or more properties, which could also have a material adverse effect on us.

As the current or former owner or operator of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination, which could have a material adverse effect on us.

Under various federal, state and local statutes, regulations and ordinances relating to the protection of the environment, a current or former owner or operator of real property may be liable for the cost to remove or remediate contamination resulting from the presence or discharge of hazardous substances, wastes or petroleum products on, under, from or in such property. These costs could be substantial, liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Most of our properties presently contain large underground or above ground fuel storage tanks used to fuel generators for emergency power, which is critical to our operations. If any of the tanks that we own or operate releases fuel to the environment, we would likely have to pay to clean up the contamination. In addition, prior owners and operators used some of our current properties for industrial and commercial purposes, which could have resulted in environmental contamination, including our Dallas-Fort Worth and Richmond data center properties, which were previously used as semiconductor plants. Moreover, the presence of contamination or the failure to remediate contamination at our properties may (1) expose us to third-party liability, (2) subject our properties to liens in favor of the government for damages and costs the government incurs in connection with the contamination, (3) impose restrictions on the manner in which a property may be used or businesses may be operated, or (4) materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral. In addition, there may be material environmental liabilities at our properties of which we are not aware. We also may be liable for the costs of remediating contamination at off-site facilities at which we have arranged, or will arrange, for disposal or treatment of our hazardous substances without regard to whether we complied or will comply with environmental laws in doing so. Any of these matters could have a material adverse effect on us.

We could become subject to liability for failure to comply with environmental, health and safety requirements or zoning laws, which could cause us to incur additional expenses.

Our properties are subject to federal, state and local environmental, health and safety laws and regulations and zoning requirements, including those regarding the handling of regulated substances and wastes, emissions to the environment and fire codes. For instance, our properties are subject to regulations regarding the storage of petroleum for auxiliary or emergency power and air emissions arising from the use of power generators. In particular, generators at our data center facilities are subject to strict emissions limitations, which could preclude us from using critical back-up systems and lead to significant business disruptions at such facilities and loss of our reputation. If we exceed these emissions limits, we may be exposed to fines and/or other penalties. In addition, we lease some of our properties to our customers who also are subject to such environmental, health and safety laws and zoning requirements. If we, or our customers, fail to comply with these various laws and requirements, we might incur costs and liabilities, including governmental fines and penalties. Moreover, we do not know whether existing laws and requirements will change or, if they do, whether future laws and requirements will require us to make significant unanticipated expenditures that could have a material adverse effect on us. Environmental noncompliance liability also could affect a customer’s ability to make rental payments to us.

We could become subject to liability for asbestos-containing building materials in the buildings on our property, which could cause us to incur additional expenses.

Some of our properties may contain, or may have contained, asbestos-containing building materials. Environmental, health and safety laws require that owners or operators of or employers in buildings with asbestos-containing materials (“ACM”) properly manage and maintain these materials, adequately inform or train those who may come into contact with ACM and undertake special precautions, including removal or other abatement, in the event that ACM is disturbed during building maintenance, renovation or demolition. These laws may impose fines and penalties on employers, building owners or operators for failure to comply with these laws. In addition, third parties may seek recovery from employers, owners or operators for personal injury associated with exposure to asbestos. If we become subject to any of these penalties or other liabilities as a result of ACM at one or more of our properties, it could have a material adverse effect on us.

Our properties may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues also can stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our customers, employees of our customers and others if property damage or personal injury occurs. Thus, conditions related to mold or other airborne contaminants could have a material adverse effect on us.

Laws, regulations or other issues related to climate change could have a material adverse effect on us.

If we, or other companies with which we do business, particularly utilities that provide our facilities with electricity, become subject to laws or regulations related to climate change, it could have a material adverse effect on us. The United States may enact new laws, regulations and interpretations relating to climate change, including potential cap-and-trade systems, carbon taxes and other requirements relating to reduction of carbon footprints and/or greenhouse gas emissions. Other countries have enacted climate change laws and regulations and the United States has been involved in discussions regarding international climate change treaties. The federal government and some of the states and localities in which we operate have enacted certain climate change laws and regulations and/or have begun regulating carbon footprints and greenhouse gas emissions. Although these laws and regulations have not had any known material adverse effect on us to date, they could limit our ability to develop new facilities or result in substantial costs, including compliance costs, retrofit costs and construction costs, monitoring and reporting costs and capital expenditures for environmental control facilities and other new equipment. Furthermore, our reputation could be damaged if we violate climate change laws or regulations. We cannot predict how future laws and regulations, or future interpretations of current laws and regulations, related to climate change will affect our business, results of operations, liquidity and financial condition. Lastly, the potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. Any of these matters could have a material adverse effect on us.

We are exposed to ongoing litigation and other legal and regulatory actions, which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business.

We are subject to the risk of legal claims and proceedings and regulatory enforcement actions in the ordinary course of our business and otherwise, and we could incur significant liabilities and substantial legal fees as a result of these actions. Our management may devote significant time and attention to the resolution (through litigation, settlement or otherwise) of these actions, which would detract from our management’s ability to focus on our business. Any such resolution could involve payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement to terms that restrict the operation of our business. The results of legal proceedings cannot be predicted with certainty. We cannot guarantee losses incurred in connection with any current or future legal or regulatory proceedings or actions will not exceed any provisions we may have set aside in respect of such proceedings or actions or will not exceed any available insurance coverage. The occurrence of any of these events could have a material adverse effect on us.

We may incur significant costs complying with various federal, state and local regulations, which could have a material adverse effect on us.

The properties in our portfolio are subject to various federal, state and local regulations, including the Americans with Disabilities Act (“ADA”) as well as state and local fire and life safety requirements. Under the ADA, all places of public accommodation must meet federal requirements related to access and use by disabled persons. A number of additional federal, state and local regulations may also require modifications to our properties, or restrict our ability to renovate our properties. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation. In addition, we do not know whether existing requirements will change, or if they do, whether future requirements will require us to make significant unanticipated expenditures that could have a material adverse effect on us.

Risks Related to Our Organizational Structure

QTS has a limited operating history as a public company, and its limited experience may impede our ability to successfully manage our business.

QTS’ management has limited experience operating a public company. Although certain of its executive officers and directors have experience in the real estate industry, and Mr. Schafer, our Chief Financial Officer, was previously the Chief Financial Officer of a publicly traded REIT, we cannot assure stockholders and debtholders that their past experience will be sufficient to operate a business in accordance with the Code requirements for REIT qualification or in accordance with the requirements of the SEC and the NYSE for public companies. QTS has developed and implemented substantial control systems and procedures in order to qualify and maintain its qualification as a REIT, satisfy its periodic and current reporting requirements under applicable SEC regulations and comply with NYSE listing standards. As a result, QTS has and will continue to incur significant related legal, accounting and other expenses, and its management and other personnel have and will continue to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a publicly traded REIT. Substantial work on its part will be required to continue to implement and execute appropriate reporting and compliance processes and assess their design, remediate any deficiencies identified and test the operation of such processes. This ongoing process is expected to be both costly and challenging, and QTS may initially incur higher general and administrative expenses than its competitors that are managed by persons with more experience operating a public company. If its finance and accounting organization is unable for any reason to respond adequately to the increased demands of operation as a public company, the quality and timeliness of its financial reporting may suffer and it could experience significant deficiencies or material weaknesses in its disclosure controls and procedures and its internal control over financial reporting.

An inability to maintain effective disclosure controls and procedures and internal control over financial reporting could cause QTS to fail to meet its reporting obligations under Exchange Act on a timely basis or result in material misstatements or omissions in its Exchange Act reports (including its financial statements), either of which, as well as the perception thereof, could cause investors to lose confidence in the company and could have a material adverse effect on QTS and cause the market price of its common stock to decline significantly. As a result of the foregoing, QTS cannot assure you that it will be able to continue to execute its business and growth strategies as a publicly traded REIT.

As of September 30, 2014, Chad L. Williams and General Atlantic owned approximately 18.2% and 45.2% of QTS’ outstanding common stock on a fully diluted basis, respectively, and have the ability to exercise significant influence on the company and any matter presented to its stockholders.

As of September 30, 2014, Chad L. Williams, QTS’ Chairman and Chief Executive Officer, and GA QTS Interholdco, LLC (“General Atlantic”) owned approximately 18.2% and 45.2%, respectively, of QTS’ outstanding common stock on a fully diluted basis. No other stockholder is permitted to own more than 7.5% of the aggregate of the outstanding shares of its common stock, except for certain designated investment entities that may own up to 9.8% of the aggregate of the outstanding shares of its common stock, subject to certain conditions, and except as approved by the board of directors pursuant to the terms of QTS’ charter. Consequently, Mr. Williams and General Atlantic may be able to significantly influence the outcome of matters submitted for stockholder action, including the election of the board of directors and approval of significant corporate transactions, such as business combinations, consolidations and mergers, as well as the determination of its day-to-day business decisions and management policies. In addition, General Atlantic and its affiliates may have an interest in directly or indirectly pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their other equity investments, even though such transactions might involve risks to QTS. As a result, Mr. Williams and General Atlantic could exercise their influence on QTS in a manner that conflicts with the interests of other stockholders. Moreover, if Mr. Williams and/or General Atlantic were to sell, or otherwise transfer, all or a large percentage of their holdings, the market price of QTS’ common stock could decline and QTS could find it difficult to raise the capital necessary for it to execute its business and growth strategies.

In addition to the foregoing, Mr. Williams has a significant vote in matters submitted to a vote of stockholders as a result of his ownership of Class B common stock (which gives Mr. Williams voting power equal to his economic interest in QTS as if he had exchanged all of his OP units for shares of Class A common stock), including the election of directors. Mr. Williams may have interests that differ from holders of QTS’ Class A common stock, including by reason of his remaining interest in the Operating Partnership, and may accordingly vote in ways that may not be consistent with the interests of holders of Class A common stock.

Our tax protection agreement, during its term, could limit our ability to sell or otherwise dispose of certain properties that may be required to repay the Notes and may require the Operating Partnership to maintain certain debt levels and agree to certain terms with lenders that otherwise would not be in the best interests of the noteholders.

In connection with the IPO, we entered into a tax protection agreement with Chad L. Williams, QTS’ Chairman and Chief Executive Officer, and his affiliates and family members who own OP units that provides that if (1) we sell, exchange, transfer, convey or otherwise dispose of our Atlanta-Metro, Atlanta-Suwanee or Santa Clara data centers in a taxable transaction prior to January 1, 2026, referred to as the protected period, (2) cause or permit any transaction that results in the disposition by

Mr. Williams or his affiliates and family members who own OP units of all or any portion of their interests in the Operating Partnership in a taxable transaction during the protected period or (3) fail prior to the expiration of the protected period to maintain approximately $175 million of indebtedness that would be allocable to Mr. Williams and his affiliates for tax purposes or, alternatively, fail to offer Mr. Williams and his affiliates and family members who own OP units the opportunity to guarantee specific types of the Operating Partnership’s indebtedness in order to enable them to continue to defer certain tax liabilities, we will indemnify Mr. Williams and his affiliates and family members who own OP units against certain resulting tax liabilities. Therefore, although it may be in the best interest of the noteholders that we sell, transfer, convey or otherwise dispose of one of these properties to repay the Notes, it may be economically prohibitive for us to do so during the protected period because of these indemnity obligations. Moreover, these obligations may require us to maintain more or different indebtedness or agree to terms with our lenders that we would otherwise agree to. As a result, the tax protection agreement will, during its term, restrict our ability to take actions or make decisions that otherwise would be in the best interests of the noteholders. As of September 30, 2014, our Atlanta-Metro, Atlanta-Suwanee and Santa Clara data centers represented approximately 71% of our annualized rent.

QTS’ Chairman and Chief Executive Officer has outside business interests that could require time and attention and may interfere with his ability to devote time to our business.

Chad L. Williams, QTS’ Chairman and Chief Executive Officer, has outside business interests that could require his time and attention. These interests include the ownership of our Overland Park, Kansas facility, at which our corporate headquarters is also located (which is leased to us), and certain office and other properties and certain other non-real estate business ventures. Mr. Williams’ employment agreement requires that he devote substantially all of his time to our company, provided that he will be permitted to engage in other specified activities, including the management of personal investments and affairs, including active involvement in real estate or other investments not involving data centers in any material respect. Mr. Williams may also have fiduciary obligations associated with these business interests that interfere with his ability to devote time to our business and that could have a material adverse effect on us.

Risks Related to QTS’ Status as a REIT

If QTS does not qualify as a REIT, or fails to remain qualified as a REIT, it will be subject to federal income tax as a regular corporation and could face significant tax liability, which could adversely affect QTS’ ability to raise capital or the Operating Partnership’s ability to service the Notes.

QTS elected to be taxed as a REIT, commencing with its taxable year ended December 31, 2013, when it filed its tax return for that year. QTS believes that it has been organized and operated in conformity with the requirements for qualification and taxation as a REIT. QTS’ qualification as a REIT, and maintenance of such qualification, will depend upon QTS’ ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distributions to its shareholders and the concentration of ownership of its equity shares.

Although QTS has requested a private letter ruling from the IRS in respect of certain limited matters, QTS has not requested and does not plan to request a ruling from the IRS that it qualifies as a REIT, and the statements in this prospectus are not binding on the IRS, or any court. If QTS loses its REIT status, it will face serious tax consequences that could adversely affect QTS’ ability to raise capital and the Operating Partnership’s ability to service the Notes for each of the years involved because:

•	QTS would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates and, therefore, would have to pay significant income taxes;

•	QTS also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and
•	unless QTS is entitled to relief under applicable statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified.

In addition, if QTS fails to qualify as a REIT, it will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as dividend income to the extent of its current and accumulated earnings and profits. As a result of all these factors, QTS’ failure to qualify as a REIT also could impair the Operating Partnership’s ability to execute its business and growth strategies, as well as make it more difficult for QTS to raise capital and for the Operating Partnership to service the Notes.

Qualifying as a REIT involves highly technical and complex provisions of the Code and therefore, in certain circumstances, may be subject to uncertainty.

In order to qualify as a REIT, QTS must satisfy a number of requirements, including requirements regarding the composition of its assets, the sources of its income and the diversity of its share ownership. Also, QTS must make distributions to stockholders aggregating annually at least 90% of its “REIT taxable income” (determined without regard to the dividends paid deduction and excluding net capital gain). Compliance with these requirements and all other requirements for qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code is greater in the case of a REIT that, like QTS, holds its assets through a partnership and conducts significant business operations through a taxable REIT subsidiary (“TRS”). Even a technical or inadvertent mistake could jeopardize QTS’ REIT status. In addition, the determination of various factual matters and circumstances relevant to REIT qualification is not entirely within QTS’ control and may affect its ability to qualify as a REIT. Accordingly, QTS cannot be certain that its organization and operation will enable it to qualify as a REIT for federal income tax purposes.

Even if QTS qualifies as a REIT, it will be subject to some taxes that will reduce its cash flow.

Even if QTS qualifies for taxation as a REIT, it may be subject to certain federal, state and local taxes on its income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Quality Technology Services Holding, LLC, TRS of QTS, and certain of its subsidiaries are subject to federal, state, and local corporate-level income taxes on their net taxable income, if any, which mainly consists of the revenues derived from providing technical services on a contract basis to customers of the Operating Partnership. In addition, QTS may incur a 100% excise tax on transactions with its TRS if they are not conducted on an arms’ length basis. Any of these taxes could decrease cash available to service the Notes.

Moreover, if QTS has net income from “prohibited transactions,” that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions by QTS or the Operating Partnership of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. The need to avoid prohibited transactions could cause QTS to forgo or defer sales of properties that the Operating Partnership and the entities that hold properties otherwise would have sold or that might otherwise be in the Operating Partnership’s best interest to sell.

If the structural components of the Operating Partnership’s properties were not treated as real property for purposes of the REIT qualification requirements, QTS could fail to qualify as a REIT, which could adversely affect QTS’ ability to raise capital or the Operating Partnership’s ability to service the Notes.

A significant portion of the value of the Operating Partnership’s properties is attributable to structural components related to the provision of electricity, heating ventilation and air conditioning,

humidification regulation, security and fire protection, and telecommunication services. If rent attributable to personal property leased in connection with a lease of real property is significant (i.e., more than 15% of total rent is attributable to personal property as determined on a lease-by-lease basis), the portion of total rent that is attributable to the personal property will not be qualifying income for purposes of the REIT income tests. Therefore, if the Operating Partnership’s structural components are determined to constitute personal property for purposes of the REIT qualification requirements, QTS could fail to qualify as a REIT, which could adversely affect QTS’ ability to raise capital or the Operating Partnership’s ability to service the Notes.

The REIT distribution requirements could adversely affect the Operating Partnership’s ability to grow its business.

To qualify as a REIT, QTS generally must distribute to its stockholders at least 90% of its “REIT taxable income” (determined without regard to the dividends paid deduction and excluding net capital gain) each year, and QTS will be subject to regular corporate income taxes to the extent that it distributes less than 100% of its “REIT taxable income” each year. In addition, QTS will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. From time to time, the Operating Partnership may generate taxable income allocable to QTS that is greater than its cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. If the Operating Partnership does not have other funds available in these situations to distribute to QTS, the Operating Partnership could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise have been invested in future acquisitions to make distributions sufficient to enable QTS to pay out enough of its taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year.

Complying with REIT requirements may cause the Operating Partnership to liquidate or forgo otherwise attractive investment opportunities and thus reduce income and amounts available to service the Notes.

To qualify as a REIT, QTS must ensure that, at the end of each calendar quarter, at least 75% of the value of its assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of QTS’ investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of QTS’ total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of QTS’ total assets can be represented by securities of one or more TRSs. If QTS fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the Operating Partnership may be required to liquidate or forgo otherwise attractive investment opportunities. These actions could have the effect of reducing the Operating Partnership’s income and amounts available to service the Notes.

In addition to the asset tests set forth above, to qualify as a REIT, QTS must continually satisfy tests concerning, among other things, the sources of its income, the amounts it distributes to its stockholders and the ownership of its stock. The Operating Partnership may be unable to pursue investment opportunities that would be otherwise advantageous to it in order to satisfy the source-of-income or asset-diversification requirements for QTS to qualify as a REIT. Thus, compliance with the REIT requirements may hinder the Operating Partnership’s ability to make certain attractive investments and, thus, reduce the Operating Partnership’s income and amounts available to service the Notes.

Complying with REIT requirements may limit the Operating Partnership’s ability to hedge effectively and may cause QTS’ taxable REIT subsidiary to incur tax liabilities.

The REIT provisions of the Code substantially limit the Operating Partnership’s ability to hedge its assets and liabilities. Any income from a hedging transaction that the Operating Partnership enters into to manage the risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that the Operating Partnership enters into other types of hedging transactions or fails to properly identify such transaction as hedges, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, the Operating Partnership may be required to limit its use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of the Operating Partnership’s hedging activities because a TRS may be subject to tax on gains or expose the Operating Partnership to greater risks associated with changes in interest rates than it would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except that such losses could be carried back or forward and therefore be applied against past or future taxable income of the TRS.

If the Operating Partnership fails to qualify as a partnership for federal income tax purposes, QTS would fail to qualify as a REIT and suffer other adverse consequences.

The Operating Partnership believes that it is organized and has operated in a manner so as to be treated as a partnership, and not an association or publicly traded partnership taxable as a corporation for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including QTS, is allocated that partner’s share of the Operating Partnership’s income. No assurance can be provided, however, that the IRS will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating the Operating Partnership as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, QTS would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT, which could adversely affect QTS’ ability to raise capital and the Operating Partnership’s ability to service the Notes.

QTS has a carryover tax basis in respect of certain of its assets acquired in connection with the IPO, and the amount that QTS must distribute to its stockholders therefore may be higher.

As a result of the tax-free merger of General Atlantic REIT, Inc. (“GA REIT”) with and into QTS in connection with the IPO, certain of the operating properties, including Atlanta-Metro, Atlanta-Suwanee, Richmond, Santa Clara, Miami and Wichita, have carryover tax bases that are lower than the fair market values of these properties at the time QTS acquired them in connection with the IPO. As a result of this lower aggregate tax basis, QTS will recognize higher taxable gain upon the sale of these assets, and QTS will be entitled to lower depreciation deductions on these assets than if it had purchased these properties in taxable transactions at the time of the IPO. Lower depreciation deductions and increased gains on sales generally will increase the amount of QTS’ required distribution under the REIT rules.

As a result of QTS’ formation transactions, QTS’ taxable REIT subsidiary may be limited in using certain tax benefits and, consequently, may have greater taxable income and, thus, the Operating Partnership may have less after-tax cash available to service the Notes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations thereunder, such corporation’s ability to use net operating losses (“NOLs”) generated prior to the time of that ownership change may be limited. To the extent the affected corporation’s ability to use NOLs is limited, such corporation’s taxable income may increase. As of December 31, 2014, QTS had approximately $24.1 million of NOLs (all of which are attributable to its TRS) that will begin to expire in 2029 if not utilized. In general, an ownership change occurs if one or more large stockholders, known as “5% stockholders,” including groups of stockholders that may be aggregated and treated as a single 5% stockholder, increase their aggregate percentage interest in a corporation by more than 50% over their lowest ownership percentage during the preceding three-year period. QTS believes that the formation transactions caused an ownership change within the meaning of Section 382 of the Code with respect to its TRS. Accordingly, to the extent QTS’ TRS has taxable income in future years, its ability to use NOLs incurred prior to QTS’ formation transactions in such future years will be limited, and it will have greater taxable income as a result of such limitation. As a result of those limitations, the Operating Partnership may have less after-tax cash available to service the Notes.

Legislative or other actions affecting REITs could materially and adversely affect the Issuers or the noteholders.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect the noteholders or the Issuers. For example, new legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect QTS’ ability to qualify as a REIT or could cause federal income tax or other adverse tax consequences to the Issuers or the noteholders. We cannot predict how changes in the tax laws might affect the noteholders or the Issuers.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the issuance and sale of the Original Notes on July 23, 2014, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the Original Notes. Under the registration rights agreement, we agreed, among other things, to use our commercially reasonable efforts to file and to have declared effective an exchange offer registration statement under the Securities Act and to consummate an exchange offer. We are conducting this Exchange Offer to satisfy these obligations under the registration rights agreement.

We are making the Exchange Offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who received such Exchange Notes in exchange for Original Notes in the Exchange Offer, generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes and must acknowledge such delivery requirement. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance of tenders would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the Exchange Offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York time, on the Expiration Date (as defined below) for the Exchange Offer. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $300,000,000 of Exchange Notes and Exchange Note Guarantees thereof for a like aggregate principal amount of Original Notes and Note Guarantees thereof tendered and accepted in connection with the Exchange Offer. The Exchange Notes issued in connection with the Exchange Offer will be delivered promptly after the Expiration Date. Holders may tender some or all of their Original Notes in connection with the Exchange Offer, but only in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. The terms of the Exchange Notes will be identical to the terms of the Original Notes except that the Exchange Notes:

•	will have been registered under the Securities Act;
•	will not be subject to restrictions on transfer under the Securities Act; and
•	will not be entitled to the registration rights that apply to the Original Notes.

The Exchange Notes will evidence the same debt as the Original Notes exchanged for the Exchange Notes and will be entitled to the benefits of the same indenture pursuant to which the Original Notes were issued, which is governed by New York law, including any guarantees thereof. For a complete description of the terms of the Exchange Notes and the guarantees thereof, see “Description of the Notes.” We will not receive any cash proceeds from the Exchange Offer.

As of the date of this prospectus, $300.0 million aggregate principal amount of Original Notes is outstanding. Only registered holders of the Original Notes, or their legal representatives and attorneys-in-fact, as reflected in the records of the trustee under the indenture, may participate in this offer. We will not set a fixed record date for determining registered holders of the Original Notes entitled to participate in this offer. This prospectus, together with the letter of transmittal and notice of guaranteed delivery, is being sent to all registered holders of Original Notes and to others believed to have beneficial interests in the Original Notes.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Book-Entry, Delivery and Form”, Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry, Delivery and Form”.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. If you do not tender your Original Notes or if you tender Original Notes that are not accepted for exchange, your Original Notes will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement. Existing transfer restrictions would continue to apply to Original Notes that remain outstanding. See “— Consequences of Failure to Exchange Original Notes” and “Risk Factors — Risk Factors Relating to this Exchange Offer — Any Original Notes that are not exchanged will continue to be restricted securities and may become less liquid” for more information regarding Original Notes outstanding after this offer.

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent (as defined below). The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See “— Fees and Expenses”.

Expiration Date; Extensions; Amendments

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Original Notes validly tendered on or before the Expiration Date and not withdrawn as permitted below. As used in this section of the prospectus entitled, “The Exchange Offer,” the term “Expiration Date” means 5:00 p.m., New York City time, on          , 2015 (20 business days following the date notice of the Exchange Offer was mailed to holders). If, however, we, in our sole discretion, extend the period of time for which this offer is open, the term “Expiration Date” means the latest time and date to which this offer is so extended. Original Notes tended in this offer must be in denominations of an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof.

We reserve the right, in our sole discretion:

•	to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or
•	to amend the terms of the Exchange Offer in any manner.

If we amend the Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offer for a period of five to ten business days.

If we determine to extend, amend or terminate the Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate the Exchange Offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

Interest on the Exchange Notes will accrue at a rate of 5.875% per year from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on such Original Notes, from July 23, 2014. Interest on the Notes is payable semiannually in cash in arrears on February 1 and August 1 commencing February 1, 2015.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the Expiration Date:

•	any action or event shall have occurred or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:
(a)	challenges the making of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer; or
(b)	in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer;
•	anything has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the Exchange Offer or impair our ability to realize the anticipated benefits of the Exchange Offer;
•	there shall have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Original Notes that are the subject of the Exchange Offer,

(c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any catastrophic event caused by meteorological, geothermal or geophysical occurrences or other acts of God that would reasonably be expected to have a material adverse effect on us or our affiliates’ or subsidiaries’ business, operations, condition or prospects, (h) any material adverse change in the securities or financial markets in the United States generally (i) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof or (j) any other change or development, including a prospective change or development, in general economic, financial, monetary or market conditions that, in the our reasonable judgment, has or may have a material adverse effect on the market price or trading of the Notes or upon the value of the Notes; and
•	the trustee with respect to the indenture for the Original Notes that are the subject of the Exchange Offer and the Exchange Notes to be issued in the Exchange Offer shall have been directed by any holders of Original Notes to object in any respect to, or take any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer, or the trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the Exchange Offer and promptly return all tendered Original Notes to the respective tendering holders;
•	modify, extend or otherwise amend the Exchange Offer and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or
•	waive the unsatisfied conditions with respect to the Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

In addition, subject to applicable law, we may in our absolute discretion terminate the Exchange Offer for any other reason.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer described in this prospectus and in the letter of transmittal. The participation in the Exchange Offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights

Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Procedures For Tendering

If you wish to participate in the Exchange Offer and your Original Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Original Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the Exchange Offer, you must either:

•	complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your Original Notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt on or prior to the Expiration Date; or
•	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date; or
•	comply with the guaranteed delivery procedures described below.

The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. Original Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the Exchange Agent.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the letter of transmittal or any Original Notes to anyone other than the Exchange Agent.

If you are tendering your Original Notes in exchange for Exchange Notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any Original Notes to be delivered pursuant to the Exchange Offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

If you are a beneficial owner which holds Original Notes through Euroclear (as defined below) or Clearstream (as defined below) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Original Notes.

Guaranteed Delivery Procedures

Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the Expiration Date, may effect a tender if:

•	the tender is made through an eligible institution;
•	prior to the Expiration Date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the amount of Original Notes being tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
•	a properly completed and executed letter of transmittal (or facsimile thereof), as well as the certificates representing all tendered Original Notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the Expiration Date.

Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC

If you wish to tender Original Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Original Notes pursuant to the Exchange Offer; and
•	instruct your nominee to tender all Original Notes you wish to be tendered in the Exchange Offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Original Notes by effecting a book-entry transfer of Original Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “— Withdrawal of Tenders”, as the case may be, must be guaranteed by an eligible guarantor institution unless the Original Notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;
•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;
•	a credit union;
•	a national securities exchange, registered securities association or clearing agency; or
•	a savings institution that is a participant in a Securities Transfer Association recognized program.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holders of Original Notes tendered thereby, the signatures must correspond with the names as written on the face of the Original Notes without any change whatsoever. If any of the Original Notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the Original Notes tendered thereby are registered in different names on different Original Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If Original Notes that are not tendered for exchange pursuant to the Exchange Offer are to be returned to a person other than the tendering holder, certificates for those Original Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any Original Notes listed in the letter of transmittal, those Original Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those Original Notes. If the letter of transmittal or any Original Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Original Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Original Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the Exchange Agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Original Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Original Notes. Holders may contact the Exchange Agent for assistance with these matters.

In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer”, to terminate the Exchange Offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
•	the Exchange Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes;
•	at the time of commencement and consummation of the Exchange Offer it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes in violation of the provisions of the Securities Act;
•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of QualityTech, LP or QTS Finance Corporation;
•	if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the Notes; and
•	if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offer may be validly withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. The withdrawal notice must:

(1)	specify the name of the tendering holder of Original Notes;
(2)	bear a description, including the series, of the Original Notes to be withdrawn;
(3)	specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the certificate numbers shown on the particular certificates evidencing those Original Notes;
(4)	specify the aggregate principal amount represented by those Original Notes;
(5)	specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of Original Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Original Notes; and
(6)	be signed by the holder of those Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange

Offer. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “— Procedures for Tendering” on or prior to the Expiration Date.

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as exchange agent in connection with this offer (the “Exchange Agent”). In such capacity, the Exchange Agent has no fiduciary duties to the holders of the Notes and will be acting solely on the basis of our directions. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the Exchange Agent addressed as follows:

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
Attn: Reorg Dept.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Phone: 877-843-9767
Fax: 615-866-3889

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and certain accountant and legal fees.

Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes. If, however:

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;
•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or
•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of this offer. The expenses of this offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offer

Issuance of the Exchange Notes in exchange for the Original Notes under this offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange or waive any such defects or irregularities. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of this offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of this offer, certain registration rights under the registration rights agreements will terminate.

In the event this offer is completed, we generally will not be required to register the remaining Original Notes, subject to limited exceptions. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if such registration is not required by law; and
•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with this offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risk Factors Relating to this Exchange Offer — Any Original Notes that are not exchanged will continue to be restricted securities and may become less liquid.”

Neither we nor our board of directors make any recommendation to holders of Original Notes as to whether to tender or refrain from tendering all or any portion of their Original Notes pursuant to this offer. Moreover, no one has been authorized to make any such recommendation. Holders of Original Notes must make their own decision whether to tender pursuant to this offer and, if so, the aggregate amount of Original Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES OF QTS REALTY TRUST, INC. AND QUALITYTECH, LP

The following table sets forth our ratio of earnings to combined fixed charges for each of the periods presented. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of net income before income taxes before adjustment for noncontrolling interests in the Operating Partnership, fixed charges and distributed income of equity investees, less capitalized interest and noncontrolling interest in pre-tax earnings of consolidated subsidiaries with no fixed charges. “Fixed charges” consist of interest costs, whether expensed or capitalized, amortization of debt issuance costs and the portion of rent expense deemed to be the equivalent of interest.

	Nine Months Ended September 30, 2014(1)	Year Ended December 31, 2013(2)	Year Ended December 31, 2012(3)	Year Ended December 31, 2011(3)	Year Ended December 31, 2010(3)
Ratio of earnings to combined fixed charges	1.59	—	—	—	1.37
Deficiency of earnings to fixed charges (in thousands)	—	$(285)	$(11,960)	$(3,466)	—

(1)	Consolidated results for the nine months ended September 30, 2014 are the same for both QTS and the Operating Partnership.
(2)	Due to the timing of QTS’ IPO, which was completed on October 15, 2013, the financial data and ratio of earnings to combined fixed charges for the year ended December 31, 2013 reflects the financial data and ratio of earnings to combined fixed charges for QTS with its historical predecessor, QualityTech, LP. The financial data for the period from October 15, 2013 to December 31, 2013 was the same for both QTS and the Operating Partnership.
(3)	Reflects the financial data and ratio of earnings to combined fixed charges for the Operating Partnership, QTS’ historical predecessor.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in connection with this Exchange Offer.

In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled and cannot be reissued.

SELECTED FINANCIAL DATA

The following table sets forth selected financial data on an historical basis for QTS and the Operating Partnership, which is an issuer and also the historical predecessor of QTS. Concurrently with the completion of the IPO, we consummated a series of transactions pursuant to which QTS became the sole general partner and majority owner of the Operating Partnership. QTS contributed the net proceeds of the IPO to the Operating Partnership in exchange for units of limited partnership interest. As of September 30, 2014, QTS owned an approximate 78.8% ownership interest in the Operating Partnership. Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership. QTS Finance Corporation is a wholly-owned subsidiary of the Operating Partnership.

The financial data as of September 30, 2014 and December 31, 2013 and for the periods ending September 30, 2014 and from October 15, 2013 through December 31, 2013 is that of QTS and its majority owned subsidiaries, which includes the operating results of the Operating Partnership. Prior to October 15, 2013, QTS did not have any operating activity. The historical financial data as of and for the periods ending September 30, 2013, December 31, 2012, 2011 and 2010 and for the period from January 1, 2013 to October 14, 2013 have been derived from the Operating Partnership’s financial statements. The historical financial data for the Operating Partnership, which is our historical predecessor, is not necessarily indicative of our results of operations, cash flows or financial condition following the completion of the IPO.

The following tables set forth selected financial and operating data on a consolidated basis for QTS and its historical predecessor, the Operating Partnership. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto for the nine months ended September 30, 2014 and for the year ended December 31, 2013, which is included elsewhere in this prospectus. The data for QTS and the Operating Partnership are substantially the same with the primary differences being the presentation of stockholders’ equity and partners’ capital, and the allocation of net income (loss), whereby QTS retains its proportionate share of the net income (loss) based on its ownership of the Operating Partnership, with the remaining balance being allocated to non-controlling interests whereas in the Operating Partnership there is no allocation to non-controlling interests. Therefore, the financial and operating data presented in the following tables reflect the results of the Operating Partnership for all periods presented, except where specifically noted. The financial information as of December 31, 2013 and 2012 and for each of the periods ended December 31, 2013, October 14, 2013, December 31, 2012, and December 31, 2011 has been derived from the audited financial statements included elsewhere in this prospectus. The historical financial information as of December 31, 2011 and December 31, 2010, and for the year ended December 31, 2010 has been derived from the Predecessor’s financial statements not included in this prospectus. The condensed consolidated financial information for the nine month periods ended September 31, 2014 and September 31, 2013 was derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus, which contain all normal recurring adjustments necessary, in the opinion of management, to summarize the financial position and results for the periods presented.

($ in thousands except share and per share data)	Company	Historical Predecessor	The Company	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
					2012	2011	2010
Statement of Operations Data
Revenues:
Rental	$127,993	$106,184	$33,304	$112,002	$120,758	$104,051	$92,800
Recoveries from tenants	13,674	9,925	2,674	10,424	9,294	12,154	12,506
Cloud and managed services	14,443	12,828	4,074	13,457	14,497	12,173	9,054
Other	2,116	1,521	410	1,542	1,210	2,018	5,795
Total revenue	158,226	130,458	40,462	137,425	145,759	130,396	120,155

($ in thousands except share and per share data)	Company	Historical Predecessor	The Company	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013		Year Ended December 31,
						2012		2011		2010
Operating expenses:
Property operating costs	53,121	44,930	13,482		47,268		51,506		57,900		60,408
Real estate taxes and insurance	3,713	3,304	1,016		3,476		3,632		2,621		2,378
Depreciation and amortization	42,274	34,197	11,238		36,120		34,932		26,165		19,086
General and administrative	33,296	29,387	8,457		30,726		35,986		28,470		22,844
Transaction costs	958	—	66		52		897		—		—
Gain on settlement	—	—	—		—		—		(3,357)		—
Restructuring charge	1,272	—	—		—		3,291		—		—
Total operating expenses	134,634	111,818	34,259		117,642		130,244		111,799		104,716
Operating income	23,592	18,640	6,203		19,783		15,515		18,597		15,439
Other income and expense:
Interest income	8	17	1		17		61		71		233
Interest expense	(9,683)	(15,977)	(2,049)		(16,675)		(25,140)		(19,713)		(23,502)
Other (expense) income, net	(580)	(3,277)	(153)		(3,277)		(1,151)		136		22,214
Income (loss) before gain on sale of real estate	13,337	(597)	4,002		(152)		(10,715)		(909)		14,384
Gain on sale of real estate	—	—	—		—		948		—		—
Tax expense of taxable REIT subsidiaries	(82)	—	—		—		—		—		—
Net income (loss)	13,255	(597)	4,002		(152)		(9,767)		(909)		14,384
Net income attributable to noncontrolling interests (*)	(2,810)	—	(848)		—		—		—		—
Net income (loss) attributable to QTS Realty Trust, Inc (*)	$10,445	$(597)	$3,154		$(152)		$(9,767)		$(909)		$14,384
Net income (loss) per share attributable to common shares: (*)
Basic	$0.36	$ N/A	$0.11	$	N/A	$	N/A	$	N/A	$	N/A
Diluted	0.36	N/A	0.11		N/A		N/A		N/A		N/A
Weighted average common shares outstanding: (*)
Basic	29,006,620	N/A	28,972,774		N/A		N/A		N/A		N/A
Diluted	37,039,603	N/A	36,794,215		N/A		N/A		N/A		N/A
Other Data (unaudited)
FFO(1)	$50,918	$29,751	$14,558		$31,406		$20,253		$23,047		$31,771
Operating FFO(1)	53,728	33,028	14,777		34,735		25,568		13,900		2,456
Recognized MRR in the period	137,333	113,698	N/A		N/A		128,533		108,942		98,832
MRR(2)	16,521	13,799	14,138		N/A		11,857		9,898		9,138
NOI(3)	101,392	82,224	25,964		86,681		90,904		70,011		57,369
EBITDA(4)	65,286	49,560	17,288		52,626		50,244		44,898		56,739
Adjusted EBITDA(4)	70,997	54,142	18,085		57,337		55,330		42,306		34,857

(*)	These line items are not applicable to the Operating Partnership for any periods presented.

	The Company		Historical Predecessor
	September 30, 2014	December 31, 2013	December 31,
($ in thousands)			2012	2011	2010
Balance Sheet Data
Real estate at cost(*)	$1,117,060	$905,735	$734,828	$555,586	$432,233
Net investment in real estate(**)	948,850	768,010	631,928	481,050	379,967
Total assets	1,050,149	831,356	685,443	521,056	412,964
Credit facility, senior notes and mortgages payable	581,846	345,339	487,791	407,906	302,765

(*)	Reflects undepreciated cost of real estate assets, does not include real estate intangible assets acquired in connection with acquisitions.
(**)	Net investment in real estate includes building and improvements (net of accumulated depreciation), land, and construction in progress.

($ in thousands except share and per share data)	Company	Historical Predecessor	The Company	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
					2012	2011	2010
Cash Flow Data
Cash flow provided by (used for):
Operating activities	$51,355	$32,145	$29,635	$30,511	$35,098	$24,374	$13,277
Investing activities	(247,072)	(124,098)	(47,963)	(120,875)	(194,927)	(118,746)	(56,574)
Financing activities	195,552	90,225	15,812	89,858	160,719	94,669	5,610

(1)	We calculate FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. We generally calculate Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of our operating real estate portfolio. We believe that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between us and these other REITs.

A reconciliation of net income (loss) to FFO and Operating FFO is presented below:

($ in thousands except share and per share data)	Company	Historical Predecessor	The Company	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
					2012	2011	2010
FFO
Net Income (loss)	$13,255	$(597)	$4,002	$(152)	$(9,767)	$(909)	$14,384
Real estate depreciation and amortization	37,663	30,348	10,556	31,558	30,968	23,956	17,387
Gain on sale of real estate	—	—	—	—	(948)	—	—
FFO	50,918	29,751	14,558	31,406	20,253	23,047	31,771
Operating FFO
Restructuring charge	1,272	—	—	—	3,291	—	—
Write off of deferred finance costs	580	3,277	153	3,277	1,434	—	—
Gain on settlements	—	—	—	—	—	(3,357)	—
Transaction costs	958	—	66	52	897	—	—
Intangible revenue	—	—	—	—	—	(960)	(4,844)
Gain on extinguishment of debt	—	—	—	—	—	—	(22,214)
Unrealized gain on derivatives	—	—	—	—	(307)	(4,830)	(2,257)
Operating FFO	$53,728	$33,028	$14,777	$34,735	$25,568	$13,900	$2,456

(2)	We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. We calculate recognized MRR as the recurring revenue recognized during a given period, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide a useful measure of increases in contractual revenue from our customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

(unaudited $ in thousands)	The Company	Historical Predecessor	The Company and Historical Predecessor(a)	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Year Ended December 31, 2013	Year Ended December 31,
				2012	2011	2010
Recognized MRR in the period
Total period revenues (GAAP basis)	$158,226	$130,458	$177,887	$145,759	$130,396	$120,155
Less: Total period recoveries	(13,674)	(9,925)	(13,098)	(9,294)	(12,154)	(12,506)
Total period deferred setup fees	(3,508)	(3,450)	(4,678)	(4,317)	(2,997)	(2,710)
Total period other	(3,711)	(3,385)	(4,532)	(3,615)	(6,303)	(6,107)
Recognized MRR in the period	137,333	113,698	155,579	128,533	108,942	98,832
MRR at period end*
Total period revenues (GAAP basis)	$158,226	$130,458	$177,887	$145,759	$130,396	$120,155
Less: Total revenues excluding last month	(138,720)	(114,886)	(161,670)	(132,338)	(119,156)	(109,497)
Total revenues for last month of period	19,506	15,572	16,217	13,421	11,240	10,658
Less: Last month recoveries	(1,771)	(1,219)	(1,240)	(879)	(897)	(1,175)
Last month deferred setup fees	(391)	(427)	(370)	(441)	(278)	(195)
Last month other	(823)	(127)	(469)	(244)	(167)	(150)
MRR at period end*	$16,521	$13,799	$14,138	$11,857	$9,898	$9,138

NOTE:  Does not include our booked-not-billed MRR balance, which was $2.3 million, $1.1 million, $1.0 million and $1.0 million as of December 31, 2013, 2012, 2011, and 2010, respectively, and $5.2 million and $2.0 million as of September 30, 2014 and 2013, respectively.

(a)	Represents combined results of our Historical Predecessor for the period from January 1, 2013 through October 14, 2013 and the Company for the period from October 15, 2013 through December 31, 2013. Prior to October 15, 2013, the Company did not have any operating activity.
(3)	We calculate NOI as net income (loss), excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. We believe that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income (loss) to NOI is presented below:

($ in thousands except share and per share data)	Company	Historical Predecessor	The Company	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
					2012	2011	2010
Net Operating Income (NOI)
Net income (loss)	$13,255	$(597)	$4,002	$(152)	$(9,767)	$(909)	$14,384
Interest expense	9,683	15,977	2,049	16,675	25,140	19,713	23,502
Interest income	(8)	(17)	(1)	(17)	(61)	(71)	(233)
Depreciation and amortization	42,274	34,197	11,238	36,120	34,932	26,165	19,086
Write off of deferred finance costs	580	3,277	153	3,277	1,434	—	—
Gain on extinguishment of debt	—	—	—	—	—	—	(22,214)
Tax expense of taxable REIT subsidiaries	82	—	—	—	—	—	—
Transaction costs	958	—	66	52	897	—	—
Gain on settlements	—	—	—	—	—	(3,357)	—
Gain on sale of real estate	—	—	—	—	(948)	—	—
Restructuring charge	1,272	—	—	—	3,291	—	—
General and administrative expenses	33,296	29,387	8,457	30,726	35,986	28,470	22,844

($ in thousands except share and per share data)	Company	Historical Predecessor	The Company	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
					2012	2011	2010
NOI	$101,392	$82,224	$25,964	$86,681	$90,904	$70,011	$57,369
Breakdown of NOI by facility:
Atlanta-Metro data center	$44,348	$38,739	$11,485	$40,908	$42,787	$29,712	$26,595
Atlanta-Suwanee data center	25,798	20,945	7,028	22,127	30,471	32,258	28,508
Santa Clara data center	9,349	8,299	2,229	8,710	11,183	9,672	7,291
Richmond data center	10,158	7,538	2,415	7,903	6,094	267	—
Sacramento data center	6,601	5,638	1,820	5,879	240	—	—
Princeton data center	2,089	—	—	—	—	—	—
Dallas-Fort Worth data center	420	—	—	—	—	—	—
Other data centers	2,629	1,065	987	1,154	129	(1,898)	(5,025)
NOI	$101,392	$82,224	$25,964	$86,681	$90,904	$70,011	$57,369

(4)	We calculate EBITDA as net income (loss) excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. We believe that EBITDA is another metric that is often utilized to evaluate and compare our ongoing operating results and also, in part, to assess the value of our operating portfolio.

In addition to EBITDA, we calculate an adjusted measure of EBITDA, which we refer to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. We believe that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is presented below:

($ in thousands except share and per share data)	Company	Historical Predecessor	The Company	Historical Predecessor
	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
					2012	2011	2010
EBITDA and adjusted EBITDA
Net income (loss)	$13,255	$(597)	$4,002	$(152)	$(9,767)	$(909)	$14,384
Interest expense	9,683	15,977	2,049	16,675	25,140	19,713	23,502
Interest income	(8)	(17)	(1)	(17)	(61)	(71)	(233)
Tax expense of taxable REIT subsidiaries	82	—	—	—	—	—	—
Depreciation and amortization	42,274	34,197	11,238	36,120	34,932	26,165	19,086
EBITDA	65,286	49,560	17,288	52,626	50,244	44,898	56,739
Adjusted EBITDA
Write off of deferred finance costs	580	3,277	153	3,277	1,434	—	—
Gain on extinguishment of debt	—	—	—	—	—	—	(22,214)
Transaction costs	958	—	66	52	897	—	—
Equity-based compensation expense	2,901	1,305	578	1,382	412	765	332
Gain on settlements	—	—	—	—	—	(3,357)	—
Gain on sale of real estate	—	—	—	—	(948)	—	—
Restructuring charge	1,272	—	—	—	3,291	—	—
Adjusted EBITDA	$70,997	$54,142	$18,085	$57,337	$55,330	$42,306	$34,857

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis presents the financial condition and results of operations of QTS Realty Trust, Inc. and QualityTech, LP, the issuer and predecessor. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with QTS Realty Trust, Inc.’s and QualityTech, LP’s condensed consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our business and growth strategies, our expectations regarding the future performance of our business and the other non-historical statements contained herein are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” You also should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by such forward-looking statements.

This prospectus contains stand-alone audited and unaudited financial statements and other financial data for each of QTS and the Operating Partnership. QTS is the sole general partner of the Operating Partnership, which is its only material asset. As of September 30, 2014, QTS owned approximately 78.8% of the Operating Partnership. We believe it is important to show both QTS and the Operating Partnership’s financial statements and for investors to understand the few differences between them in the context of how QTS and the Operating Partnership operate as a consolidated company. The presentation of stockholders’ equity and partners’ capital are the main areas of difference between the consolidated balance sheets of QTS and those of the Operating Partnership. The Operating Partnership’s capital includes general and limited common units that are owned by QTS and the other partners. QTS’ stockholders’ equity includes common stock, additional paid in capital, accumulated other comprehensive income (loss) and accumulated dividends in excess of earnings. The remaining equity is the portion of net assets that are retained by partners other than QTS, referred to as noncontrolling interests. The primary difference in QTS’ Statements of Operations and Comprehensive Income (Loss) is that for net income (loss), QTS retains its proportionate portion of the net income (loss) based on its ownership of the Operating Partnership, with the remaining balance being retained by the Operating Partnership. See “Explanatory Note.”

For purposes of the presentation of QTS’ financial data in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), the operating results for the three and nine months ended September 30, 2014 and the period from October 15, 2013 through December 31, 2013 include the financial data of QTS and its majority owned subsidiaries, which includes the operating results of the Operating Partnership for those periods. The “historical predecessor” financial statements for the three and nine months ended September 30, 2013 and the periods ended October 14, 2013, December 31, 2012 and December 31, 2011 include the financial data of the Operating Partnership and its majority owned subsidiaries. Since the financial data presented in the MD&A does not contain any differences between QTS and the Operating Partnership, all periods presented reflect the operating results of the Operating Partnership.

Overview

We are a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. Our data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. We have a fully integrated platform through which we own and operate our data centers and provide a broad range of IT infrastructure solutions. We refer to our spectrum of core data center products as our “3Cs,” which consists of Custom Data Center, Colocation and Cloud and Managed Services. We believe that we own and operate one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and have the capacity to more than double our leased raised floor without constructing or acquiring any new buildings.

As of September 30, 2014, we operated a portfolio of 12 data centers across eight states, located in some of the top U.S. data center markets plus other high-growth markets. Our data centers are highly specialized, full-service, mission-critical facilities used by our customers to house, power and cool the networking equipment and computer systems that support their most critical business processes. We believe that our data centers are best-in-class and engineered to among the highest specifications commercially available to customers, providing fully redundant, high-density power and cooling sufficient to meet the needs of major national and international companies and organizations. This is in part reflected by our operating track record of “five-nines” (99.999%) reliability and by our diverse customer base of more than 850 customers, including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

QTS is a Maryland corporation formed on May 17, 2013. On October 15, 2013, QTS completed its initial public offering (“IPO”) of Class A common stock, $0.01 par value per share. Its Class A common stock trades on the New York Stock Exchange under the ticker symbol “QTS.” Concurrently with the completion of the IPO, we consummated a series of transactions pursuant to which QTS became the sole general partner and majority owner of Quality Tech, LP, the Operating Partnership. QTS contributed the net proceeds of the IPO to the Operating Partnership in exchange for units of limited partnership interest. As of September 30, 2014, QTS owned an approximate 78.8% ownership interest in the Operating Partnership. Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership. The Operating Partnership is a Delaware limited partnership formed on August 5, 2009 and is QTS’ historical predecessor.

We believe that QTS has operated and is organized in conformity with the requirements for qualification and taxation as a REIT commencing with its taxable year ended December 31, 2013. Its qualification as a REIT, and maintenance of such qualification, depends upon its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distributions to our stockholders and the concentration of ownership of our equity shares.

Our Portfolio

As of September 30, 2014, we were developing and operating 12 data centers located in eight states, containing an aggregate of approximately 4.7 million gross square feet of space (approximately 94% of which is wholly owned by us), including approximately 2.1 million “basis-of-design” raised floor square feet, which represents the total data center raised floor potential of our existing data center facilities. This represents the maximum amount of space in our existing buildings that could be leased following full build-out, depending on the configuration that we deploy. As of September 30, 2014, this space included approximately 927,000 raised floor operating net rentable square feet (“NRSF”), plus approximately 1.2 million square feet of additional raised floor in our development pipeline. Our facilities collectively have access to over 500 megawatts (“MW”) of gross utility power with 419 MW of available utility power. We believe such access to power gives us a competitive advantage in redeveloping data center space, since access to power is usually the most limiting and expensive component in data center redevelopment.

During 2014 we acquired two additional data center properties. On June 30, 2014 we completed the acquisition of a data center facility in New Jersey (the “Princeton facility”), from McGraw Hill Financial, Inc., which is located on approximately 194 acres and consists of approximately 560,000 gross square feet, including approximately 58,000 square feet of raised floor, and 12 MW of gross power. Additionally, on July 8, 2014, we completed the acquisition of the former Sun Times Press facility in downtown Chicago, Illinois, which consists of approximately 317,000 gross square feet with capacity for approximately 133,000 square feet of raised floor and 24 MW of power. We intend to redevelop the facility which will increase its size to approximately 400,000 gross square feet with raised floor capacity of approximately 215,000 square feet and 37 MW of power.

Operating Properties

The following table presents an overview of the portfolio of operating properties that we own or lease, based on information as of September 30, 2014:

			Operating Net Rentable Square Feet (Operating NRSF)(3)				% Occupied and Billing(7)	Annualized Rent(8)	Available Utility Power (MW)(9)	Basis of Design NRSF	% Raised Floor
Property	Year Acquired(1)	Gross Square Feet(2)	Raised Floor(4)	Office & Other(5)	Supporting Infrastructure(6)	Total
Richmond, VA	2010	1,318,353	95,581	24,678	115,627	235,886	86.3%	$18,703,685	110	556,595	17.2%
Atlanta, GA (Metro)	2006	968,695	392,986	36,953	315,676	745,615	89.5%	$72,047,982	72	527,186	74.5%
Dallas-Fort Worth, TX	2013	698,000	28,321	—	28,825	57,146	6.5%	$386,280	140	292,000	9.7%
Princeton, NJ	2014	553,930	58,157	12,073	111,405	181,635	100.0%	$8,290,975	22	158,157	36.8%
Suwanee, GA	2005	369,822	185,422	8,697	108,266	302,385	72.3%	$47,199,081	36	214,422	86.5%
Chicago, IL	2014	317,000	—	—	—	—	—	$—	8	133,000	—%
Santa Clara, CA**	2007	135,322	55,494	944	45,687	102,125	92.9%	$22,268,523	11	80,347	69.1%
Jersey City, NJ*	2006	122,448	31,503	14,208	41,901	87,612	92.9%	$11,246,267	7	52,744	59.7%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	60.8%	$12,449,538	8	57,906	94.3%
Miami, FL	2008	30,029	19,887	—	6,592	26,479	65.3%	$4,908,856	4	19,887	100.0%
Other	Various	46,706	5,129	2,854	44,061	52,044	22.4%	$747,517	1	5,129	100.0%
Total		4,652,949	927,075	103,201	841,956	1,872,232	83.9%	$198,248,704	419	2,097,373	44.2%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year our initial lease commenced for the property.
(2)	With respect to our owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 171,060 square feet of our office and support space, which is not included in operating NRSF.
(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for our own office space.
(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced (576,196 square feet as of September 30, 2014) divided by leasable raised floor based on the current configuration of the properties (686,862 square feet as of September 30, 2014), expressed as a percentage. The Dallas-Fort Worth, TX facility occupancy does not include a significant customer which was previously signed and commenced billing on October 1, 2014. Inclusion of this customer would have increased the Dallas-Fort Worth occupancy percentage to more than 68%.
(8)	We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from our C1, C2 and C3 rental activities and cloud and managed services, but excludes customer recoveries, deferred set up fees and other one-time and variable revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted.
(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of September 30, 2014.
*	Represents facilities that we lease.
**	Subject to long term ground lease.

NOTE: Excludes our facility at Lenexa, Kansas, which is not an operating data center.

Redevelopment Pipeline

The following redevelopment table presents an overview of our redevelopment pipeline, based on information as of September 30, 2014. These development projects may be delayed or may not happen at all. This table shows our ability to increase our raised floor of 927,075 square feet by approximately 2.3 times to 2.1 million square feet as of September 30, 2014:

Raised Floor NRSF Overview as of September 30, 2014
Property	Current NRSF in Service	Future Available(1)	Basis of Design NRSF	Approximate Adjacent Acreage of Land(2)
Richmond	95,581	461,014	556,595	111.1
Atlanta-Metro	392,986	134,200	527,186	6.0
Dallas-Fort Worth	28,321	263,679	292,000	15.0
Princeton	58,157	100,000	158,157	65.0
Atlanta Suwanee	185,422	29,000	214,422	15.4
Santa Clara	55,494	24,853	80,347	—
Sacramento	54,595	3,311	57,906	—
Jersey City	31,503	21,241	52,744	—
Chicago	—	133,000	133,000	23.0
Miami	19,887	—	19,887	—
Other	5,129	—	5,129	—
Total	927,075	1,170,298	2,097,373	235.5

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2014.
(2)	The total cost basis of adjacent land, which is land available for the future development, is approximately $10 million. This is included in land on the Combined Consolidated Balance Sheets. The Basis of Design NRSF does not include any build-out on the adjacent land.

Our Customer Base

We provide data center solutions to a diverse set of customers. Our customer base is comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. We serve Fortune 1000 companies as well as small and medium-sized businesses (“SMBs”), including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

Our Custom Data Center, or C1, customers typically are large enterprises with significant IT expertise and specific IT requirements, including financial institutions, “Big Four” accounting firms and the world’s largest global Internet companies. Our Colocation, or C2, customers consist of a wide range of organizations, including major healthcare, telecommunications and software and web-based companies. Our C3 Cloud customers include both large organizations and SMBs seeking to reduce their capital expenditures and outsource their IT infrastructure on a flexible basis. Examples of current C3 Cloud customers include a global financial processing company and a U.S. government agency.

As a result of our diverse customer base, customer concentration in our portfolio is limited. As of September 30, 2014, only three of our more than 850 customers individually accounted for more than 3% of our monthly recurring revenue (“MRR”) (as defined below), with the largest customer accounting for approximately 8% of our MRR. In addition, greater than 40% of our MRR was attributable to customers who use more than one of our 3Cs products.

Key Operating Metrics

The following sets forth definitions for our key operating metrics. These metrics may differ from similar definitions used by other companies.

Monthly Recurring Revenue (“MRR”).  We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Annualized Rent.  We define annualized rent as MRR multiplied by 12.

Rental Churn.  We define rental churn as the MRR impact from a customer completely departing our platform in a given period compared to the total MRR at the beginning of the period.

Leasable Raised Floor.  We define leasable raised floor as the amount of raised floor square footage that we have leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of our leasable raised floor may change even without completion of new redevelopment projects due to changes in our configuration of C1, C2 and C3 product space.

Percentage (%) Occupied and Billing Raised Floor.  We define percentage occupied and billing raised floor as the square footage that is subject to a signed lease for which billing has commenced as of a particular date compared to leasable raised floor as of that date, expressed as a percentage.

Booked-not-Billed.  We define booked-not-billed as our customer leases that have been signed, but for which lease payments have not yet commenced.

Factors That May Influence Future Results of Operations and Cash Flows

Revenue.  Our revenue growth will depend on our ability to maintain the historical occupancy rates of leasable raised floor, lease currently available space, lease new capacity that becomes available as a result of our development and redevelopment activities, attract new customers and continue to meet the ongoing technological requirements of our customers. As of September 30, 2014, we had in place customer leases generating revenue for approximately 84% of our leasable raised floor. Our ability to grow revenue also will be affected by our ability to maintain or increase rental, cloud and managed services rates at our properties. Future economic downturns, regional downturns or downturns in the technology industry could impair our ability to attract new customers or renew existing customers’ leases on favorable terms, or at all, and could adversely affect our customers’ ability to meet their obligations to us. Negative trends in one or more of these factors could adversely affect our revenue in future periods, which would impact our results of operations and cash flows. We also at times may elect to reclaim space from customers in a negotiated transaction where we believe that we can redevelop and/or re-lease that space at higher rates, which may cause a decrease in revenue until the space is re-leased.

Leasing Arrangements.  As of September 30, 2014, 24% of our MRR came from customers which individually occupied greater than or equal to 6,600 square feet of space (or approximately 1MW of power) and which had metered power. As of September 30, 2014, approximately 44% of our MRR came from C1 customers that are subject to the metered power model. Under the metered power model, the customer pays us a fixed monthly rent amount, plus reimbursement of certain other operating costs, including actual costs of sub-metered electricity used to power its data center equipment and an estimate of costs for electricity used to power supporting infrastructure for the data center, expressed as a factor of the customer’s actual electricity usage. Fluctuations in our customers’ utilization of power and the supplier pricing of power do not significantly impact our results of operations or cash flows under the metered power model. These leases generally have a minimum term of five years. As of September 30, 2014, 76% of our MRR was leased to customers which individually occupied less than 6,600 square feet of space, many of whom are billed on a gross lease basis. Our C2/C3 customers are billed under a gross lease model and as of September 30, 2014, represented 56% of our MRR. Under a gross lease, the customer pays us a fixed rent on a monthly basis, and does not separately reimburse us for operating costs, including utilities, maintenance, repair, property taxes and insurance, as reimbursement for these costs is factored into MRR. However, if customers access more utility costs than their leases permit, we are able to charge these customers for overages. For leases under the gross lease model, fluctuations in our customers’ utilization of power and the prices our utility providers charge us will impact our results of operations and cash flows. Our leases on a gross lease basis generally have a term of three years or less.

Scheduled Lease Expirations.  Our ability to minimize rental churn and customer downgrades at renewal and renew, lease and re-lease expiring space will impact our results of operations and cash flows. Leases representing approximately 4% and 9% of our total leased raised floor are scheduled to expire during the years ending December 31, 2014 (including all month-to-month leases) and 2015, respectively. These leases also represented approximately 9% and 21%, respectively, of our annualized rent as of September 30, 2014. At expiration, as a general matter, based on current market conditions, we expect that expiring rents will be at or below the then-current market rents.

Acquisitions, Redevelopment and Financing.  Our revenue growth also will depend on our ability to acquire and redevelop and subsequently lease data center space at favorable rates. We generally fund the cost of data center acquisition and redevelopment from our net cash provided by operations, credit facilities, other unsecured and secured borrowings or the issuance of additional equity. We believe that we have sufficient access to capital from our current cash and cash equivalents, and borrowings under our credit facilities to fund our redevelopment projects.

Operating Expenses.  Our operating expenses generally consist of direct personnel costs, utilities, property and ad valorem taxes, insurance and site maintenance costs and rental expenses on our ground and building leases. In particular, our buildings require significant power to support the data center operations conducted in them. Although substantially all of our long-term leases — leases with a term greater than three years — contain reimbursements for certain operating expenses, we will not in all instances be reimbursed for all of our property operating expenses incurred. We also incur general and administrative expenses, including expenses relating to senior management, our in-house sales and marketing organization, cloud and managed services support personnel and legal, human resources, accounting and other expenses related to professional services. We also will incur additional expenses arising from being a publicly traded company, including employee equity-based compensation. Increases or decreases in our operating expenses will impact our results of operations and cash flows. We expect to incur additional operating expenses as we continue to expand.

General Leasing Activity

During the three and nine months ended September 30, 2014, we entered into customer leases representing approximately $2.1 million and $4.5 million of incremental MRR, net of downgrades (and representing approximately $25.6 million and $53.9 million of annualized rent) at $248 and $323 per square foot, respectively. In addition, we incurred $3.6 million and $11.5 million of leasing commissions related to new leasing activity for the three and nine months ended September 30, 2014, respectively.

During the three and nine months ended September 30, 2014, we renewed leases with a total annualized rent of $5.2 million and $17.7 million at an average rent per square foot of $669 and $724, respectively, which was 2.9% lower and 2.4% higher than the annualized rent prior to their respective renewals. Customers that renew with adjustments to square feet are reflected in the net leasing activity discussed above. The rental churn rate for the three and nine months ended September 30, 2014 was 1.1% and 4.7%, respectively.

During the three and nine months ended September 30, 2014, we commenced customer leases representing approximately $1.6 million and $4.2 million of incremental MRR (and representing approximately $18.7 million and $50.2 million of annualized rent) at $520 and $552 per square foot, respectively.

As of September 30, 2014, our booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of September 30, 2014) was approximately $5.2 million, or $62.6 million of annualized rent. Of this booked-not-billed balance, approximately $0.6 million of MRR was attributable to new customers and approximately $4.6 million of MRR was attributable to existing customers. Of this booked-not-billed

MRR balance, leases representing approximately $10.5 million of annualized MRR are scheduled to commence in 2014, which is expected to contribute approximately $2.2 million of incremental revenue in 2014.

Results of Operations

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

The following changes in revenues and expenses for the three months ended September 30, 2014 are that of the Company, while the changes in revenues and expenses for the three months ended September 30, 2013 are that of the Historical Predecessor (in thousands):

	Three Months Ended September 30,
	(unaudited)
	The Company	Historical Predecessor
	2014	2013	$ Change	% Change
Revenues:
Rental	$45,448	$37,595	$7,853	21%
Recoveries from customers	6,131	3,603	2,528	70%
Cloud and managed services	5,242	4,393	849	19%
Other	1,124	429	695	162%
Total revenues	57,945	46,020	11,925	26%
Operating expenses:
Property operating costs	20,369	15,638	4,731	30%
Real estate taxes and insurance	1,377	1,101	276	25%
Depreciation and amortization	15,210	12,136	3,074	25%
General and administrative	11,045	10,097	948	9%
Restructuring	226	—	226	*
Transaction costs	(195)	—	(195)	*
Total operating expenses	48,032	38,972	9,060	23%
Operating income	9,913	7,048	2,865	41%
Other income and expense:
Interest income	—	4	(4)	*
Interest expense	(5,410)	(4,343)	(1,067)	-25%
Other expense	(470)	—	(470)	*
Income (loss) before taxes	4,033	2,709	1,324	-49%
Tax expense of taxable REIT subsidiaries	(27)	—	(27)	*
Net income (loss)	$4,006	$2,709	$1,297	-48%

*	not applicable for comparison

Revenues.  Total revenues for the three months ended September 30, 2014 were $57.9 million compared to $46.0 million for the three months ended September 30, 2013. The increase of $11.9 million, or 26%, was primarily due to organic growth in our customer base as well as the addition of the Princeton facility which contributed $3.9 million of revenue. The increase of $8.7 million, or 21%, in combined rental and cloud and managed services revenue was primarily due to newly leased space as well as increases in rents from previously leased space, net of downgrades at renewal and rental churn.

As of September 30, 2014, our data centers were 84% occupied and billing based on leasable raised floor of approximately 687,000 square feet, with an average annualized rent of $344 per leased raised floor square foot including cloud and managed services revenue, or $308 per leased raised floor square foot excluding cloud and managed services revenue. As of September 30, 2014, the average annualized rent for our C1 product, including managed services for our C1 product, was $185 per leased raised floor square foot, and the average annualized rent for our C2 product, including Cloud and managed services combined was $1,057 per leased raised floor square foot. As of September 30, 2013, our data centers were 90% leased based on leasable raised floor of approximately 549,000 square feet, with an average annualized rent of $337 per leased raised floor square foot including cloud and managed services revenue, or $303 per leased raised floor square foot excluding cloud and managed services revenue.

Higher recoveries from customers for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 were primarily due to reimbursements associated with the acquisition of the Princeton facility as well as increased utility costs at our Atlanta-Metro facility which contributed $1.7 million and $0.7 million to the increase, respectively. The $0.7 million increase in other revenue for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 was primarily due to a one-time revenue item related to a customer option to utilize space and higher straight line rent, partially offset by lower sales of scrap metals and other unused materials.

Property Operating Costs.  Property operating costs for the three months ended September 30, 2014 were $20.4 million compared to property operating costs of $15.6 million for the three months ended September 30, 2013, an increase of $4.7 million, or 30%. The breakdown of our property operating costs is summarized in the table below (in thousands):

	Three Months Ended September 30,
	(unaudited)
	The Company	Historical Predecessor
	2014	2013	$ Change	% Change
Property operating costs:
Direct payroll	$2,826	$2,643	$183	7%
Rent	1,226	1,112	114	10%
Repairs and maintenance	1,897	907	990	109%
Utilities	8,834	6,996	1,838	26%
Management fee allocation	2,279	1,837	442	24%
Other	3,307	2,143	1,164	54%
Total property operating costs	$20,369	$15,638	$4,731	30%

The acquisition of the Princeton facility contributed $1.6 million to the total increase in property operating costs, of which $0.4 million related to repairs and maintenance, $0.3 million related to utilities, $0.1 million related to management fee allocation and $0.8 million related to other property operating costs. The remaining $3.1 million increase in total property operating costs was attributable to a $1.5 million increase in utilities expense primarily related to increased utility rates in the Atlanta-Metro and Atlanta-Suwanee facilities. Repairs and maintenance expense tends to fluctuate from period to period and increase with the expansion and lease-up of our facilities, contributing $0.6 million to the remaining increase in operating costs. The management fee allocation is based on 4% of cash rental revenues for each facility and reflects an allocation of internal charges to cover back-office and service-related costs associated with the day-to-day operations of our data center facilities, with a corresponding offset to general and administrative expenses. The remaining increase in other property operating expenses of $0.4 million was primarily due to increased outsourcing of our facility security personnel, which resulted in lower direct payroll costs.

Real Estate Taxes and Insurance.  Real estate taxes and insurance for the three months ended September 30, 2014 were $1.4 million compared to $1.1 million for the three months ended September 30, 2013. The increase of $0.3 million, or 25%, was primarily attributable to the acquisition of our Princeton data center.

Depreciation and Amortization.  Depreciation and amortization for the three months ended September 30, 2014 was $15.2 million compared to $12.1 million for the three months ended September 30, 2013. The increase of $3.1 million, or 25%, was primarily due to additional depreciation of $2.2 million associated with the Princeton and Dallas-Fort Worth data centers, as well as expansion of the Atlanta-Metro, Atlanta-Suwanee and Richmond data centers, and higher amortization expense of $0.9 million primarily related to a higher level of leasing commissions.

General and Administrative Expenses.  General and administrative expenses were $11.0 million for the three months ended September 30, 2014 compared to general and administrative expenses of $10.1 million for the three months ended September 30, 2013, an increase of $0.9 million, or 9%. Approximately $2.8 million of the total general and administrative expenses for the three months ended September 30, 2014 resulted from sales and marketing expenses, compared to $2.1 million for the three months ended September 30, 2013. The remaining increase in general and administrative expenses was primarily attributable to higher software license costs of $0.3 million, higher temporary and consulting expenses of $0.3 million and higher professional fees of $0.3 million. Total equity-based compensation expense was $0.9 million and $0.5 million for the three months ended September 30, 2014 and 2013, respectively. These increases were partially offset by an increase in direct payroll allocation of $0.5 million as well as an increase in management fee allocation of $0.4 million. Our general and administrative expenses represented 19.1% of total revenues for the three months ended September 30, 2014 compared to 21.9% for the three months ended September 30, 2013.

Restructuring Costs.  For the three months ended September 30, 2014 we incurred $0.2 million in restructuring costs related to severance for various remote employees.

Transaction Costs.  For the three months ended September 30, 2014, we recovered $0.2 million due to a refund of previously expensed transaction costs. Acquisition-related costs for acquisitions accounted for as a business combination in accordance with ASC 805, Business Combinations, are expensed in the periods in which the costs are incurred and the services are received.

Interest Expense.  Interest expense for the three months ended September 30, 2014 was $5.4 million compared to $4.3 million for the three months ended September 30, 2013. The increase of $1.1 million, or 25%, was due primarily to an increase in the weighted average interest rate on our borrowings as a result of our $300 million aggregate principal amount of Notes issued in July 2014, partially offset by a decrease in the average debt balance of $2.7 million and higher capitalized interest during the period. The average debt balance for the three months ended September 30, 2014 was $583.1 million, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 4.62%. This compared to an average debt balance of $585.8 million for the three months ended September 30, 2013, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 3.58%. Interest capitalized in connection with our redevelopment activities during the three months ended September 30, 2014 and September 30, 2013 was $1.3 million and $0.9 million, respectively.

Other Expense.  Other expense for the three months ended September 30, 2014 was $0.5 million. We had no other expense/income for the three months ended September 30, 2013. During the three months ended September 30, 2014, we wrote off unamortized financing costs of $0.5 million primarily in connection with repaying $75 million of our term loan under our unsecured credit facility.

Net Income (Loss).  A summary of the components of the increase in net income of $1.3 million for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013 is as follows (in millions):

$ Change
Increase in revenues, net of property operating costs, real estate taxes and insurance	$6.9
Increase in general and administrative expense	(0.9)
Increase in depreciation and amortization	(3.1)
Increase in restructuring charges	(0.2)
Decrease in transaction costs	0.2
Increase in interest expense net of interest income	(1.1)
Increase in other expense	(0.5)
Increase in net income	$1.3

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

The following changes in revenues and expenses for the nine months ended September 30, 2014 are that of the Company, while the changes in revenues and expenses for the nine months ended September 30, 2013 are that of the Historical Predecessor (in thousands):

	Nine Months Ended September 30,
	(unaudited)
	The Company	Historical Predecessor
	2014	2013	$ Change	% Change
Revenues:
Rental	$127,993	$106,184	$21,809	21%
Recoveries from customers	13,674	9,925	3,749	38%
Cloud and managed services	14,443	12,828	1,615	13%
Other	2,116	1,521	595	39%
Total revenues	158,226	130,458	27,768	21%
Operating expenses:
Property operating costs	53,121	44,930	8,191	18%
Real estate taxes and insurance	3,713	3,304	409	12%
Depreciation and amortization	42,274	34,197	8,077	24%
General and administrative	33,296	29,387	3,909	13%
Restructuring	1,272	—	1,272	*
Transaction costs	958	—	958	*
Total operating expenses	134,634	111,818	22,816	20%
Operating income	23,592	18,640	4,952	27%
Other income and expense:
Interest income	8	17	(9)	-53%
Interest expense	(9,683)	(15,977)	6,294	39%
Other expense	(580)	(3,277)	2,697	*
Income (loss) before taxes	13,337	(597)	13,934	2334%
Tax expense of taxable REIT subsidiaries	(82)	—	(82)	*
Net income (loss)	$13,255	$(597)	$13,852	2320%

*	not applicable for comparison

Revenues.  Total revenues for the nine months ended September 30, 2014 were $158.2 million compared to $130.5 million for the nine months ended September 30, 2013. The increase of $27.8 million, or 21%, was primarily due to organic growth in our customer base and $3.9 million of revenue associated with the addition of the Princeton facility. The increase of $23.4 million, or 20%, in combined rental and cloud and managed services revenue was primarily due to newly leased space as well as increases in rents from previously leased space, net of downgrades at renewal and rental churn.

Higher recoveries from customers for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 were primarily due to reimbursements associated with the acquisition of the Princeton facility which contributed $1.7 million to the increase as well as increased utility costs generally related to an increase in customers operating under our metered power model at our Atlanta-Metro and Richmond data centers, which contributed $1.1 million and $0.6 million to the increase, respectively. The $0.6 million increase in other revenue for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 was primarily due to higher straight line rent.

Property Operating Costs.  Property operating costs for the nine months ended September 30, 2014 were $53.1 million compared to property operating costs of $44.9 million for the nine months ended September 30, 2013, an increase of $8.2 million, or 18%. The breakdown of our property operating costs is summarized in the table below (in thousands):

	Nine Months Ended September 30,
	(unaudited)
	The Company	Historical Predecessor
	2014	2013	$ Change	% Change
Property operating costs:
Direct payroll	$8,616	$8,414	$202	2%
Rent	3,670	3,324	346	10%
Repairs and maintenance	4,228	3,051	1,177	39%
Utilities	22,528	18,791	3,737	20%
Management fee allocation	6,275	5,206	1,069	21%
Other	7,804	6,144	1,660	27%
Total property operating costs	$53,121	$44,930	$8,191	18%

The acquisition of the Princeton facility contributed $1.6 million to the total increase in property operating costs, of which $0.4 million related to repairs and maintenance, $0.3 million related to utilities, $0.1 million related to management fee allocation and $0.8 million related to other property operating costs. The remaining $6.6 million increase in total property operating costs was attributable to a $3.4 million increase in utilities expense primarily attributable to increased utilities rates in the Atlanta-Metro and Atlanta-Suwanee facilities. Repairs and maintenance expense tends to fluctuate from period to period and increase with the expansion and lease-up of our facilities, contributing $0.8 million to the remaining increase in operating costs. The management fee allocation is based on 4% of cash rental revenues for each facility and reflects an allocation of internal charges to cover back-office and service-related costs associated with the day-to-day operations of our data center facilities, with a corresponding offset to general and administrative expenses. The remaining increase in other property operating expenses of $0.9 million was primarily due to increased outsourcing of our facility security personnel, which resulted in lower direct payroll costs.

Real Estate Taxes and Insurance.  Real estate taxes and insurance for the nine months ended September 30, 2014 were $3.7 million compared to $3.3 million for the nine months ended September 30, 2013. The increase of $0.4 million, or 12%, was primarily attributable to the acquisition of our Princeton data center as well as the expansion of our Richmond data center.

Depreciation and Amortization.  Depreciation and amortization for the nine months ended September 30, 2014 was $42.3 million compared to $34.2 million for the nine months ended September 30, 2013. The increase of $8.1 million, or 24%, was primarily due to additional depreciation of $5.6 million associated with the Princeton and Dallas-Fort Worth data centers, as well as expansion of our Atlanta-Metro, Atlanta-Suwanee and Richmond data centers, and higher amortization expense of $2.5 million primarily related to a higher level of leasing commissions.

General and Administrative Expenses.  General and administrative expenses were $33.3 million for the nine months ended September 30, 2014 compared to general and administrative expenses of $29.4 million for the nine months ended September 30, 2013, an increase of $3.9 million, or 13%. Approximately $8.5 million of the total general and administrative expenses for the nine months ended September 30, 2014 resulted from sales and marketing expenses, compared to $6.9 million for the nine months ended September 30, 2013. The remaining increase in general and administrative expenses was primarily attributable to higher professional fees of $1.4 million, higher personnel costs of $1.2 million, higher software license costs of $0.6 million and higher temporary and consulting expenses of $0.5 million. Total equity-based compensation expense was $2.9 million and $1.3 million for the nine months ended September 30, 2014 and 2013, respectively. These increases were partially offset by an increase in management fee allocation of $1.1 million, an increase in direct payroll allocation of $0.8 million, decreased rent expense of $0.3 million and reduced office supplies expense of $0.1 million. Our general and administrative expenses represented 21.0% of total revenues for the nine months ended September 30, 2014 compared to 22.5% for the nine months ended September 30, 2013.

Restructuring Costs.  For the nine months ended September 30, 2014 we incurred $1.3 million in restructuring costs related to severance for various remote employees.

Transaction Costs.  For the nine months ended September 30, 2014 we incurred $1.0 million in costs primarily related to the acquisition of the Princeton facility. Acquisition-related costs for acquisitions accounted for as a business combination in accordance with ASC 805, Business Combinations, are expensed in the periods in which the costs are incurred and the services are received.

Interest Expense.  Interest expense for the nine months ended September 30, 2014 was $9.7 million compared to $16.0 million for the nine months ended September 30, 2013. The decrease of $6.3 million, or 39%, was due to a decrease in our average debt balance of $88.3 million primarily as a result of our IPO in October 2013, a reduction in the weighted average interest rate on our borrowings and higher capitalized interest during the period. During the second quarter of 2013, we replaced our $440 million secured credit facility with a $575 million unsecured credit facility. In addition, the interest rate spread over LIBOR on the unsecured credit facility was 165 basis points lower than our former secured credit facility. The average debt balance for the nine months ended September 30, 2014 was $479.0 million, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 4.02%. This compared to an average debt balance of $567.3 million for the nine months ended September 30, 2013, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 4.45%. Interest capitalized in connection with our redevelopment activities during the nine months ended September 30, 2014 and 2013 was $4.7 million and $3.0 million, respectively.

Other Expense.  Other expense for the nine months ended September 30, 2014 and 2013 was $0.6 million and $3.3 million, respectively. The decrease in other expense of $2.7 million was due to higher write-offs of unamortized deferred financing costs in connection with the replacement of our secured credit facility with an unsecured credit facility during the three months ended September 30, 2013 and an asset securitization which we decided not to pursue following the expansion of our credit facility.

Net Income (Loss).  A summary of the components of the increase in net income of $13.9 million for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013 is as follows (in millions):

$ Change
Increase in revenues, net of property operating costs, real estate taxes and insurance	$19.2
Increase in general and administrative expense	(3.9)
Increase in depreciation and amortization	(8.1)
Increase in restructuring charges	(1.3)
Increase in transaction costs	(1.0)
Decrease in interest expense net of interest income	6.3
Decrease in other expense	2.7
Increase in net income	$13.9

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Changes in revenues and expenses for the year ended December 31, 2013 compared to the year ended December 31, 2012 are summarized below (in thousands):

	The Company and Predecessor	The Predecessor
	Year Ended December 31,
	2013	2012	$ Change	% Change
	($ in thousands)
Revenues:
Rental	$145,306	$120,758	$24,548	20%
Recoveries from customers	13,098	9,294	3,804	41%
Cloud and managed services	17,531	14,497	3,034	21%
Other	1,952	1,210	742	61%
Total revenues	177,887	145,759	32,128	22%
Operating expenses:
Property operating costs	60,750	51,506	9,244	18%
Real estate taxes and insurance	4,492	3,632	860	24%
Depreciation and amortization	47,358	34,932	12,426	36%
General and administrative	39,183	35,986	3,197	9%
Transaction costs	118	897	(779)	-87%
Restructuring charge	—	3,291	(3,291)	*
Total operating expenses	151,901	130,244	21,657	17%
Operating income	25,986	15,515	10,471	67%
Other income and expense:
Interest income	18	61	(43)	-70%
Interest expense	(18,724)	(25,140)	6,416	-26%
Other (expense) income, net	(3,430)	(1,151)	(2,279)	198%
Income (loss) before gain on sale of real estate	3,850	(10,715)	14,565	-136%
Gain on sale of real estate	—	948	(948)	*
Net income (loss)	$3,850	$(9,767)	$13,617	-139%

*	not applicable for comparison

Revenues.  Total revenues for the year ended December 31, 2013 were $177.9 million compared to $145.8 million for the year ended December 31, 2012. The increase of $32.1 million, or 22%, was primarily due to organic growth in our customer base and the acquisition of our Sacramento data center in December 2012. The increase of $27.6 million, or 20%, in combined rental and cloud and managed services revenue was primarily due to a $15.9 million increase related to newly leased space as well as increases in rents from previously leased space, net of downgrades at renewal and rental churn. Additionally, the acquisition of our Sacramento data center contributed approximately $11.7 million of combined rental and cloud and managed services revenues for the year ended December 31, 2013.

The impact from customer downgrades in our combined rental and cloud and managed services revenues for the year ended December 31, 2013 included the downgrade associated with our reclaiming of approximately 80,000 square feet of raised floor at our Atlanta-Suwanee facility in July 2012 from a C1 customer. This customer was underutilizing a portion of its space and power at both our Atlanta-Metro and Atlanta-Suwanee data centers. As a result, we renegotiated our lease arrangement with this customer to reclaim in the fourth quarter of 2013 an additional 60,500 square feet of raised floor that it was occupying in our Atlanta-Metro data center. As part of this renegotiation, we extended the term on this customer’s remaining occupied space in our Atlanta-Metro data center for an additional five years at a significantly higher rental rate per square foot. The reclaimed space has already been substantially re-leased at a higher rental rate per square foot.

The redevelopment of the approximately 80,000 square feet that we reclaimed in our Atlanta-Suwanee facility was substantially completed during 2013 and will accommodate both our C1 and C2 data center products. As of December 31, 2013, we had re-leased approximately one quarter of this space in Atlanta-Suwanee that more than recovers the MRR of the prior customer who had been paying for the entire 80,000 square feet. With regard to the space this customer vacated in our Atlanta-Metro facility, we have re-leased the majority of the space to an existing customer at a higher rental rate per square foot with billing having commenced in January 2014.

As of December 31, 2013, our data centers were 92% leased based on leasable raised floor of approximately 486,000 square feet, with an average annualized rent of $381 per leased raised floor square foot including cloud and managed services revenue, or $342 per leased raised floor square foot excluding cloud and managed services revenue. As of December 31, 2013, the average annualized rent for our C1 product, including managed services for our C1 product, was $199 per leased raised floor square foot, and the average annualized rent for our C2 product, including Cloud and managed services combined was $980 per leased raised floor square foot. As of December 31, 2012, our data centers were 86% leased based on leasable raised floor of approximately 484,000 square feet, with an average annualized rent of $340 per leased raised floor square foot including cloud and managed services revenue, or $303 per leased raised floor square foot excluding cloud and managed services revenue. The increase in leasable raised floor is primarily related to the addition of raised floor square footage from our redevelopment activities primarily in the Richmond, Atlanta-Metro and Atlanta-Suwanee facilities. The increase in average annualized rent per leased raised floor square foot is related to the increased rates at renewal and rates charged to new customers as well as upgrades of existing customers during their contracts’ term.

Higher recoveries from customers for the year ended December 31, 2013 compared to the year ended December 31, 2012 were primarily due to increased utility costs at our Atlanta-Metro and Richmond data centers, which contributed $1.7 million and $0.9 million to the increase, respectively, and the acquisition of our Sacramento data center, which contributed $1.5 million to the increase. The $0.7 million increase in other revenue for the year ended December 31, 2013 compared to the year ended December 31, 2012 was due to the higher straight line rent and lower discounts, partially offset by the elimination of an exchange of services agreement which reduced other revenues and had a corresponding reduction in property operating costs.

Property Operating Costs.  Property operating costs for the year ended December 31, 2013 were $60.7 million compared to property operating costs of $51.5 million for the year ended

December 31, 2012, an increase of $9.2 million, or 18%. The breakdown of our property operating costs is summarized in the table below (in thousands):

	The Company and Predecessor	The Predecessor
	Year Ended December 31,
	2013	2012	$ Change	% Change
	($ in thousands)
Property operating costs:
Direct payroll	$11,157	$11,737	$(580)	-5%
Rent	4,437	5,561	(1,124)	-20%
Repairs and maintenance	4,211	2,826	1,385	49%
Utilities	24,945	20,340	4,605	23%
Management fee allocation	7,088	5,830	1,258	22%
Other	8,912	5,212	3,700	71%
Total property operating costs	$60,750	$51,506	$9,244	18%

The increase in utilities expense was primarily attributable to higher utility costs associated with the ongoing expansions of our Atlanta-Metro, and Richmond data centers, which resulted in an increase of $1.9 million and $0.8 million in utilities expense, respectively, and the acquisition of our Sacramento data center, which contributed a $2.6 million increase to utilities expense, with a partial offset from lower utilities expenses at our Atlanta-Suwanee data center of $0.6 million primarily due to the reclaiming of space and power from a customer, as discussed above. The remaining increase in property operating costs was due primarily to an increase in repairs and maintenance of $1.4 million, which tends to fluctuate from period to period and increase with the expansion and lease-up of our facilities, and an increased management fee allocation of $1.3 million due to growth in revenue. The management fee allocation is based on 4% of cash rental revenues for each facility and reflects an allocation of internal charges to cover back-office and service-related costs associated with the day-to-day operations of our data center facilities, with a corresponding offset to general and administrative expenses. The increase in other operating expenses of $3.7 million was due to higher outsourced services of $1.1 million due to the outsourcing of our facility security personnel, which resulted in a decrease in direct personnel costs, and higher bad debt expense of $0.7 million in 2013 of which $0.5 million related to one customer. Additionally, as discussed below, during the first quarter of 2012 we decided to consolidate our New York and New Jersey data center operations into our New Jersey data center facility and recorded a restructuring charge of $3.3 million. As a result, in 2012 other operating expenses for the year ended December 31, 2012 were reduced by approximately $1.5 million relating to certain costs, including rent, utility and certain personnel costs, associated with the New York data center that were applied against the restructuring charge. These property operating cost increases were partially offset by a reduction in rent expense of $1.1 million attributable to vacating our former New York leased facility.

Real Estate Taxes and Insurance.  Real estate taxes and insurance for the year ended December 31, 2013 were $4.5 million compared to $3.6 million for the year ended December 31, 2012. The increase of $0.9 million, or 24%, was primarily attributable to the expansion of our Atlanta-Metro and Richmond data center facilities, and the acquisition of our Sacramento data center facility, partially offset by lower property taxes for the Santa Clara data center due to a reassessment of taxes in Santa Clara for 2009, 2010 and 2011, which was expensed in 2012.

Depreciation and Amortization.  Depreciation and amortization for the year ended December 31, 2013 was $47.3 million compared to $34.9 million for the year ended December 31, 2012. The increase of $12.4 million, or 36%, was primarily due to additional depreciation of $6.9 million associated with expansion of our Atlanta-Metro and Richmond data centers, and acquisition of our Sacramento data center, higher amortization of acquired intangibles of $3.4 million, and additional amortization expense related to a higher level of leasing commissions of $2.1 million.

General and Administrative Expenses.  General and administrative expenses for the year ended December 31, 2013 were $39.2 million compared to general and administrative expenses of $36.0 million for the year ended December 31, 2012, an increase of $3.2 million, or 9%. Approximately $11.1 million of the total general and administrative expenses for the twelve months ended December 31, 2013 resulted from sales and marketing expenses, compared to $10.6 million for the twelve months ended December 31, 2012. The increase in general and administrative expenses of $3.2 million, or 9%, was primarily attributable to an increase in personnel costs, primarily as a result of expanding our senior management team and our sales and marketing organization, in conjunction with the expansion of our data center facilities and formation of our enterprise, government and customer retention teams and development of our Cloud and Managed Services products. Total personnel costs increased $2.6 million for the comparative periods, which included approximately $0.3 million and $0.6 million of severance charges in the year ended December 31, 2013 and 2012, respectively. Total equity-based compensation expense was $2.0 million and $0.4 million for the years ended December 31, 2013 and 2012, respectively. Additionally, advertising increased by $0.5 million and rent expense increased by $0.4 million mostly related to expansion of our corporate office space. Our general and administrative expenses represented 22.0% of total revenues for the year ended December 31, 2013 compared to 24.7% for the year ended December 31, 2012.

Restructuring Charge.  During the first quarter of 2012, we decided to consolidate our New York data center operations into our Jersey City data center. In connection with the consolidation of our New York data center operations, we recorded a one-time restructuring charge of $3.3 million, primarily associated with the termination of the lease of our former New York data center.

Transaction Costs.  For the years ended December 31, 2013 and 2012 we incurred $0.1 million and $0.9 million, respectively, in costs related to the examination of proposed acquisitions. Acquisition-related costs are expensed in the periods in which the costs are incurred and the services are received.

Interest Expense.  Interest expense for the year ended December 31, 2013 was $18.7 million compared to $25.1 million for the year ended December 31, 2012. The decrease of $6.4 million, or 26%, was due to a reduction in the weighted average interest rate, and higher capitalized interest during the period, partially offset by a $37.2 million increase in our average debt balance. During the second quarter of 2013, we replaced our $440 million secured credit facility with a $575 million unsecured credit facility. In addition the interest rate spread over LIBOR on the Unsecured Credit Facility was 165 basis points lower than the Secured Credit Facility. The average debt balance for the year ended December 31, 2013 was $510.6 million, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 4.48%. This compared to an average debt balance of $473.4 million, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 5.84%. Interest expense was reduced by $0.3 million and $0.3 million, respectively, during the years ended December 31, 2013 and December 31, 2012, as a result of non-cash mark-to-market adjustments associated with the derivative liability reported on our balance sheet. Interest capitalized in connection with our redevelopment activities during the years ended December 31, 2013 and December 31, 2012 was $4.0 million and $2.2 million, respectively.

On October 15, 2013, we closed our IPO which generated net proceeds of approximately $279 million after underwriting discounts and commissions. The proceeds were used to repay amounts borrowed on our $350 million unsecured revolving credit facility.

Other Expense/Income.  Other expense for the year ended December 31, 2013 was $3.4 million compared to other expense of $1.2 million for the year ended December 31, 2012. The increase in other expense of $2.3 million, was due to higher write-offs of unamortized deferred financing costs in connection with the replacement of our secured credit facility with an unsecured credit facility and an asset securitization which we did not pursue.

Gain on Sale of Real Estate.  In 2012, we recognized a gain on sale of a vacant data center facility of $0.9 million.

Net Income (Loss).  A summary of the components of the increase in net income of $13.6 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012 is as follows:

$ Change
(in millions)
Increase in revenues, net of property operating costs, real estate taxes and insurance	$21.9
Increase in general and administrative expense	(3.2)
Increase in depreciation and amortization	(12.4)
Decrease in transaction costs	0.8
Decrease in restructuring charges	3.3
Decrease in interest expense net of interest income	6.4
Increase in other expense	(2.3)
Decrease in gain on sale of real estate	(0.9)
Increase in net income	$13.6

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Changes in revenues and expenses for the year ended December 31, 2012 compared to the year ended December 31, 2011 are summarized below:

	Year Ended December 31,
	2012	2011	$ Change	% Change
	($ in thousands)
Revenues:
Rental	$120,758	$104,051	$16,707	16%
Recoveries from customers	9,294	12,154	(2,860)	-24%
Cloud and managed services	14,497	12,173	2,324	19%
Other	1,210	2,018	(808)	-40%
Total revenues	145,759	130,396	15,363	12%
Operating expenses:
Property operating costs	51,506	57,900	(6,394)	-11%
Real estate taxes and insurance	3,632	2,621	1,011	39%
Depreciation and amortization	34,932	26,165	8,767	34%
General and administrative	35,986	28,470	7,516	26%
Transaction costs	897	—	897	*
Gain on legal settlement	—	(3,357)	3,357	*
Restructuring charge	3,291	—	3,291	*
Total operating expenses	130,244	111,799	18,445	16%
Operating income	15,515	18,597	(3,082)	-17%
Other income and expense:
Interest income	61	71	(10)	-14%
Interest expense	(25,140)	(19,713)	(5,427)	28%
Other (expense) income, net	(1,151)	136	(1,287)	-946%
Income (loss) before gain on sale of real estate	(10,715)	(909)	(9,806)	1079%
Gain on sale of real estate	948	—	948	*
Net income (loss)	$(9,767)	$(909)	$(8,858)	974%

*	not applicable for comparison.

Revenues.  Total revenues for the year ended December 31, 2012 were $145.8 million compared to $130.4 million for the year ended December 31, 2011. The increase of $15.4 million, or 12%, was primarily due to organic growth in our customer base. The increase of $19.0 million, or 16%, in combined rental and cloud and managed services revenues was primarily related to newly leased space as well as increases in rents from previously leased space, net of downgrades at renewal and rental churn, and included the $2.7 million negative impact from our reclaiming space in July 2012 from a customer in our Atlanta-Suwanee data center, as described above.

As of December 31, 2012, our data centers were 86% leased based on leasable raised floor of approximately 484,000 square feet, with an average annualized rent of $340 per leased raised floor square foot including cloud and managed services revenue, or $303 per leased raised floor square foot excluding cloud and managed services revenue. As of December 31, 2011, our data centers were 74% leased based on leasable raised floor of approximately 549,000 square feet, with an average annualized rent of $294 per leased raised floor square foot including cloud and managed services revenue, or $262 per leased raised floor square foot excluding cloud and managed services revenue. The decrease in leasable raised floor was due to the reclaiming of space from a customer in our Atlanta-Suwanee data center, as described above, and the consolidation of our former New York facility into our Jersey City facility, partially offset by the acquisition of our Sacramento data center in December 2012 and the addition of raised floor square footage from our redevelopment activities. The increase in average annualized rent per leased raised floor square foot as of December 31, 2012 compared to December 31, 2011 was primarily due to the reclaiming of 80,000 square feet in our Atlanta-Suwanee facility, which had been leased at a rental rate significantly below our average rental rate, as described above, the acquisition of our Sacramento data center facility, which included a large amount of C2 customers, and the ongoing lease-up of redeveloped space at our Atlanta-Metro and Richmond data centers at current market rates.

The decrease of $2.9 million in recoveries from customers was primarily due to lower utility costs at our Atlanta-Metro and Atlanta-Suwanee data centers, as discussed below. Other revenues declined by $1.7 million as the result of non-cash items, including the elimination of an exchange of services agreement and a reduction in intangible amortization revenues, partially offset by an increase in scrap metal sales of $0.9 million. Reduced other revenues from the elimination of an exchange of services agreement was offset by a corresponding reduction in property operating costs, as discussed below.

Property Operating Costs.  Property operating costs for the year ended December 31, 2012 were $51.5 million compared to property operating costs of $57.9 million for the year ended December 31, 2011, a decrease of $6.4 million, or 11%. The breakdown of our property operating costs is summarized in the table below:

	Year Ended December 31,
	2012	2011	$ Change	% Change
	($ in thousands)
Property operating costs:
Direct payroll	$11,737	$11,279	$458	4%
Rent	5,561	6,209	(648)	-10%
Repairs and maintenance	2,826	2,855	(29)	-1%
Utilities	20,340	24,181	(3,841)	-16%
Management fee allocation	5,830	5,158	672	13%
Other	5,212	8,218	(3,006)	-37%
Total property operating costs	$51,506	$57,900	$(6,394)	-11%

The reduction in property operating costs was primarily attributable to lower utility rates and related costs at our Atlanta-Metro data center, plus the reclaiming of space from a customer in our Atlanta-Suwanee data center, as discussed above, which resulted in a reduction in utilities expense of $3.8 million. The remaining reduction in property operating costs of $2.6 million is related to the elimination of the costs related to an exchange of services agreement of $1.1 million, lower rent expense of $0.6 million (mostly related to the elimination of rent due to the consolidation of our New York data center operations into our Jersey City data center), lower bad debt expense of $0.5 million, a reduction in outside services costs of $0.2 million and various operating efficiencies which resulted in an additional reduction of $1.3 million. These reductions were partially offset by an increase in direct payroll of $0.5 million and an increase in management fee allocation of $0.7 million due to growth in revenues.

Real Estate Taxes and Insurance.  Real estate taxes and insurance for the year ended December 31, 2012 were $3.6 million compared to $2.6 million for the year ended December 31, 2011. The increase of $1.0 million, or 39%, was primarily attributable to a reassessment of taxes in Santa Clara for 2009, 2010 and 2011 totaling $0.4 million, which was expensed in 2012, and the expansion of our Atlanta-Metro, Richmond and Santa Clara data center facilities, which contributed $0.5 million of the increase in real estate taxes.

Depreciation and Amortization.  Depreciation and amortization for the year ended December 31, 2012 was $34.9 million compared to $26.2 million for the year ended December 31, 2011. The increase of $8.8 million, or 34%, was primarily due to additional depreciation of $7.6 million associated with expansion of our Atlanta-Metro, Richmond and Santa Clara data centers, and additional amortization expense related to a higher level of leasing commissions of $1.7 million. This was partially offset by lower amortization of acquired intangibles of $0.6 million.

General and Administrative Expenses.  General and administrative expenses for the year ended December 31, 2012 were $36.0 million compared to general and administrative expenses of $28.5 million for the year ended December 31, 2011, an increase of $7.5 million, or 26%. Approximately $10.6 million of the total general and administrative expenses for the twelve months ended December 31, 2012 resulted from sales and marketing expenses, compared to $8.9 million for the twelve months ended December 31, 2011. The increase in general and administrative expenses was partially offset by a $1.5 million reserve recorded for certain litigation matters in 2011. Excluding this reserve, the increase in general and administrative expenses for the year ended December 31, 2012 was $9.0 million. This increase was primarily attributable to an increase in personnel costs, primarily as a result of expanding our senior management team and our sales and marketing organization, in conjunction with the expansion of our data center facilities and formation of our enterprise, government and customer retention teams and development of our Cloud and Managed Services products. Total personnel costs increased $4.7 million for the comparative periods, which included approximately $0.6 million of severance charges in the year ended December 31, 2012. Total equity-based compensation expense was $0.4 million and $0.8 million for the years ended December 31, 2012 and 2011, respectively. Additionally, consulting, legal and recruiting fees increased by $1.9 million, primarily related to various customer compliance initiatives, software license fees increased by $1.3 million and sales-related services necessary to enhance and expand our Cloud and Managed Services products increased by $0.9 million. Our general and administrative expenses represented 24.7% of total revenues for the year ended December 31, 2012 compared to 21.8% for the year ended December 31, 2011. During the year ended December 31, 2012, our general and administrative platform was enhanced to facilitate growth in future periods and expand our product offerings.

Gain on Legal Settlement.  Prior to 2009, damages were caused by a former vendor during redevelopment of our Santa Clara facility. The vendor agreed to pay $4.5 million to settle these damages in 2011, $1.1 million of which was used to offset our legal fees with the remainder recognized as a gain on settlement.

Restructuring Charge.  During the first quarter of 2012, we decided to consolidate our New York data center operations into our Jersey City data center. In connection with the consolidation of our New York data center operations, we recorded a one-time restructuring charge of $3.3 million, primarily associated with the termination of the lease of our former New York data center.

Transaction Costs.  In 2012, we incurred $0.9 million in costs related to the examination of proposed acquisitions. Acquisition-related costs are expensed in the periods in which the costs are incurred and the services are received.

Interest Expense.  Interest expense for the year ended December 31, 2012 was $25.1 million compared to $19.7 million for the year ended December 31, 2011. The increase of $5.4 million, or 28%, was due to an increased average debt balance of $87.0 million, which was partially offset by a reduction in the weighted average interest rate. In addition, 2011 interest expense decreased by $4.5 million due to the impact of ineffective interest rate swaps in which we recognized greater interest expense in years prior to 2011. The average debt balance (which includes member advances) for the year ended December 31, 2012 was $473.4 million, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 5.84%. This compared to an average debt balance of $386.4 million for the year ended December 31, 2011, with a weighted average interest rate, including the effect of interest rate swaps and amortization of deferred financing costs, of 7.01%. Interest expense was reduced by $0.3 million and $4.8 million, respectively, during the years ended December 31, 2012 and December 31, 2011, as a result of non-cash mark-to-market adjustments associated with the derivative liability reported on our balance sheet. Interest capitalized in connection with our redevelopment activities during the years ended December 31, 2012 and December 31, 2011 was $2.2 million and $2.6 million, respectively.

Other Expense/Income.  Other expense for the year ended December 31, 2012 was $1.2 million compared to other income of $0.1 million for the year ended December 31, 2011. The increase in other expense of $1.3 million was primarily due to the write off of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.

Gain on Sale of Real Estate.  In 2012, we recognized a gain on sale of a vacant data center facility of $0.9 million.

Net Loss.  A summary of the components of the increase in net loss of $8.9 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 is as follows:

$ Change
(in millions)
Increase in revenues, net of property operating costs, real estate taxes and insurance	$20.7
Increase in general and administrative expense	(7.5)
Increase in depreciation and amortization	(8.8)
Increase in transaction costs	(0.9)
Decrease in gain on settlements	(3.4)
Increase in restructuring charge	(3.3)
Increase in interest expense net of interest income	(5.4)
Increase in other expense	(1.3)
Increase in gain on sale of asset	0.9
Increase in net loss	$(8.9)

(1)	Includes $4.5 million due to the non-cash net impact of ineffective interest rate swaps, as discussed above.

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures to be useful to investors as key supplemental measures of our performance: (1) FFO; (2) Operating FFO; (3) MRR; (4) NOI; (5) EBITDA; and (6) Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of our operating performance and liquidity. FFO, Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to FFO, Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

FFO and Operating FFO

We consider funds from operations, or FFO, to be a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in our operating results that management believes are not reflective of our core operating performance and liquidity, management computes an adjusted measure of FFO, which we refer to as Operating FFO. We generally calculate Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of our operating real estate portfolio. We believe that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

We offer these measures because we recognize that FFO and Operating FFO will be used by investors as a basis to compare our operating performance and liquidity with that of other REITs. However, because FFO and Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition, cash flows and results of operations, the utility of FFO and Operating FFO as measures of our operating performance and liquidity is limited. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, our calculations of FFO and Operating FFO are not necessarily comparable to FFO and Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO and Operating FFO are non-GAAP measures and should not be considered a measure of our results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders.

A reconciliation of net income (loss) to FFO and Operating FFO is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2014	2013	2013	2012	2011
	(unaudited $ in thousands)
FFO
Net income (loss)	$4,006	$2,709	$13,255	$(597)	$3,850	$(9,767)	$(909)
Real estate depreciation and amortization	13,596	10,731	37,663	30,348	42,114	30,968	23,956
Gain on sale of real estate	—	—	—	—	—	(948)	—
FFO	17,602	13,440	50,918	29,751	45,964	20,253	23,047
Operating FFO
Restructuring charge	226	—	1,272	—	—	3,291	—
Write off of unamortized deferred financing costs	470	—	580	3,277	3,430	1,434	—
Gain on legal settlement	—	—	—	—	—	—	(3,357)
Transaction costs	(195)	—	958	—	118	897	—
Intangible revenue	—	—	—	—	—	—	(960)
Unrealized gain on derivatives	—	—	—	—	—	(307)	(4,830)
Operating FFO	$18,103	$13,440	$53,728	$33,028	$49,512	$25,568	$13,900

Monthly Recurring Revenue (MRR) and Recognized MRR

We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, we calculate recognized MRR as the recurring revenue recognized during a given period, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from our customer leases. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, our MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of our performance. MRR and recognized MRR should not be used as measures of our results of operations or liquidity, nor is it indicative of funds available to meet our cash needs, including our ability to make distributions to our stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR at period end is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2014	2013	2013	2012	2011
	(unaudited $ in thousands)
Recognized MRR
Total period revenues (GAAP basis)	57,945	46,020	158,226	130,458	$177,887	$145,759	$130,396
Less: Total period recoveries	(6,131)	(3,603)	(13,674)	(9,925)	(13,098)	(9,294)	(12,154)
Total period deferred setup fees	(1,125)	(1,263)	(3,508)	(3,450)	(4,678)	(4,317)	(2,997)
Total period other	(1,726)	(1,240)	(3,711)	(3,385)	(4,532)	(3,615)	(6,303)
Recognized MRR (in the period)	48,963	39,914	137,333	113,698	155,579	128,533	108,942
MRR
Total period revenues (GAAP basis)	57,945	46,020	158,226	130,458	$177,887	$145,759	$130,396
Less: Total revenues excluding last month	(38,439)	(30,448)	(138,720)	(114,886)	(161,670)	(132,338)	(119,156)
Total revenues for last month of period	19,506	15,572	19,506	15,572	16,217	13,421	11,240
Less: Last month recoveries	(1,771)	(1,219)	(1,771)	(1,219)	(1,240)	(879)	(897)
Last month deferred set-up fees	(391)	(427)	(391)	(427)	(370)	(441)	(278)
Last month other plus adjustments for period end	(823)	(127)	(823)	(127)	(469)	(244)	(167)
MRR (at period end)*	$16,521	$13,799	$16,521	$13,799	$14,138	$11,857	$9,898

*	Does not include our booked-not-billed MRR balance, which was $2.3 million, $1.1 million, and $1.0 million as of December 31, 2013, 2012, and 2011, respectively and $5.2 million as of September 30, 2014.

Net Operating Income (NOI)

We calculate net operating income (“NOI”), as net income (loss), excluding interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain (loss) on sale of real estate, restructuring charge and general and administrative expenses. We allocate a management fee charge of 4% of cash rental revenues as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge of 4% is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from our customer leases. In addition, we believe it is useful to investors in evaluating and comparing the operating performance of our properties and to compute the fair value of our properties. Our NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of our performance and should not be used as a measure of our results of operations or liquidity or as an indication of funds available to meet our cash needs, including our ability to make distributions to our stockholders. NOI is a measure of the operating performance of our properties and not of our performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP.

A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2014	2013	2013	2012	2011
	(unaudited $ in thousands)
Net Operating Income (NOI)
Net income (loss)	$4,006	$2,709	$13,255	$(597)	$3,850	$(9,767)	$(909)
Interest expense	5,410	4,343	9,683	15,977	18,724	25,140	19,713
Interest income	—	(4)	(8)	(17)	(18)	(61)	(71)
Depreciation and amortization	15,210	12,136	42,274	34,197	47,358	34,932	26,165
Write off of unamortized deferred financing costs	470	—	580	3,277	3,430	1,434	—
Tax expense of taxable REIT subsidiaries	27	—	82	—	—	—	—
Transaction costs	(195)	—	958	—	118	897	—
Gain on legal settlement	—	—	—	—	—	—	(3,357)
Gain on sale of real estate	—	—	—	—	—	(948)	—
Restructuring charge	226	—	1,272	—	—	3,291	—
General and administrative expenses	11,045	10,097	33,296	29,387	39,183	35,986	28,470
NOI	$36,199	$29,281	$101,392	$82,224	$112,645	$90,904	$70,011
Breakdown of NOI by Facility:
Atlanta-Metro data center	$14,752	$13,740	$44,348	$38,739	$52,393	$42,787	$29,712
Atlanta-Suwanee data center	9,046	7,517	25,798	20,945	29,155	30,471	32,258
Santa Clara data center	3,301	2,801	9,349	8,299	10,939	11,183	9,672
Richmond data center	3,772	2,859	10,158	7,538	10,318	6,094	267
Sacramento data center	1,938	1,752	6,601	5,638	7,699	240	—
Princeton data center	2,066	—	2,089	—
Dallas-Fort Worth data center	420	—	420	—
Other data centers	904	612	2,629	1,065	2,141	129	(1,898)
NOI	$36,199	$29,281	$101,392	$82,224	$112,645	$90,904	$70,011

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

We calculate EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Management believes that EBITDA is useful to investors in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from our operating results.

In addition to EBITDA, we calculate an adjusted measure of EBITDA, which we refer to as Adjusted EBITDA, as EBITDA excluding unamortized deferred financing costs, gains on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain (loss) on legal settlement and gain on sale of real estate. We believe that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

Management uses EBITDA and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing our operating results. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, our EBITDA and Adjusted EBITDA may not be comparable to others. EBITDA and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of our performance and should not be used as substitutes for net income (loss), as measures of our results of operations or liquidity or as indications of funds available to meet our cash needs, including our ability to make distributions to our stockholders.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2014	2013	2013	2012	2011
	(unaudited $ in thousands)
EBITDA
Net income (loss)	$4,006	$2,709	$13,255	$(597)	$3,850	$(9,767)	$(909)
Interest expense	5,410	4,343	9,683	15,977	18,724	25,140	19,713
Interest income	—	(4)	(8)	(17)	(18)	(61)	(71)
Tax expense of taxable REIT subsidiaries	27	—	82	—	—	—	—
Depreciation and amortization	15,210	12,136	42,274	34,197	47,358	34,932	26,165
EBITDA	24,653	19,184	65,286	49,560	69,914	50,244	44,898
Adjusted EBITDA
Write off of unamortized deferred financing costs	470	—	580	3,277	3,430	1,434	—
Transaction costs	(195)	—	958	—	118	897	—
Equity-based compensation expense	925	510	2,901	1,305	1,960	412	765
Gain on legal settlement	—	—	—	—	—	—	(3,357)
Gain on sale of real estate	—	—	—	—	—	(948)	—
Restructuring charge	226	—	1,272	—	—	3,291	—
Adjusted EBITDA	$26,079	$19,694	$70,997	$54,142	$75,422	$55,330	$42,306

Liquidity and Capital Resources

Short-Term Liquidity

Our short-term liquidity needs include funding capital expenditures for the redevelopment of data center space (a significant portion of which is discretionary), meeting debt service and debt maturity obligations, including interest payments on the Notes, funding distributions to our stockholders and unit holders, utility costs, site maintenance costs, real estate and personal property taxes, insurance, rental expenses, general and administrative expenses and certain recurring and non-recurring capital expenditures.

In addition to the $156.0 million of capital expenditures, excluding acquisitions, incurred in the nine months ended September 30, 2014, we expect that we will incur approximately $40 million additional capital expenditures through December 31, 2014 in connection with the redevelopment of our data center facilities. We expect to spend approximately $35 million of capital expenditures on redevelopment, and the remainder on recurring capital expenditures and capitalized overhead costs (including capitalized interest, commissions, payroll and other similar costs), personal property and other less material capital projects. We expect to fund these costs using operating cash flows and draws on our credit facilities, which were substantially paid down with the net proceeds from the Notes offering that closed in July 2014 as discussed below. A significant portion of these expenditures are discretionary in nature and we may ultimately determine not to make these expenditures or the timing of such expenditures may vary. We continue to evaluate acquisition opportunities, but none are considered probable at this time and therefore the related expenditures are not currently included in these future estimates.

We expect to meet our short-term liquidity needs through operating cash flow, cash and cash equivalents and borrowings under our credit facilities.

Our cash paid for capital expenditures, excluding acquisitions, for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011 are summarized in the table below (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited $ in thousands)
Redevelopment	$124,912	$78,084	$114,598	$109,511	$97,118
Personal property	6,321	5,694	7,706	4,694	1,154
Maintenance capital expenditures	1,972	2,240	2,538	1,725	997
Capitalized interest, commissions and other overhead costs	22,803	16,906	22,822	17,296	19,477
Total capital expenditures	$156,008	$102,924	$147,664	$133,226	$118,746

Long-Term Liquidity

Our long-term liquidity needs primarily consist of funds for property acquisitions, scheduled debt maturities, payment of principal of our Notes, and recurring and non-recurring capital expenditures. We may also pursue additional redevelopment of our Atlanta-Metro, Dallas-Fort Worth, Richmond, and Chicago data centers and future redevelopment of other space in our portfolio. The redevelopment of this space, including timing, is at our discretion and will depend on a number of factors, including availability of capital and our estimate of the demand for data center space in the applicable market. We expect to meet our long-term liquidity needs with net cash provided by operations, incurrence of additional long-term indebtedness, borrowings under our credit facilities and issuance of additional equity or debt securities, subject to prevailing market conditions, as discussed below.

Cash

As of September 30, 2014, we had $5.0 million of unrestricted cash and cash equivalents.

On January 7, 2014, we paid our first and prorated dividend to our stockholders in the amount of $7.0 million. In addition, on January 7, 2014, we made a distribution to the holders of Class A units of limited partnership of the Operating Partnership in an aggregate amount of approximately $2.0 million in connection with the quarterly dividend on our common stock.

On April 8, July 8, and October 7, 2014 and January 7, 2015, the Company paid its regular quarterly cash dividend of $0.29 per common share to stockholders and Operating Partnership unit holders of record as of the close of business on March 20, June 20, September 19 and December 19, 2014, respectively.

Indebtedness

As of September 30, 2014, we had approximately $590.9 million of indebtedness, including capital lease obligations.

Unsecured Credit Facility.  In May 2013, we entered into a $575 million unsecured credit facility comprised of a five-year $225 million term loan and a four-year $350 million revolving credit facility with a one year extension, subject to satisfaction of certain conditions, and had the ability to expand the total credit facility by an additional $100 million subject to certain conditions set forth in the credit agreement. As of September 30, 2014, the facility was comprised of a $150 million term loan and a $410 million revolving credit facility for a total capacity of $560 million with the ability to increase it to $600 million subject to certain conditions. On December 17, 2014, we entered into a third amended and restated credit agreement providing for a $650 million unsecured credit facility comprised of a five-year $100 million term loan maturing December 17, 2019 and a four-year $550 million revolving credit facility maturing December 17, 2018, with the option to extend one year until December 17, 2019, subject to the satisfaction of certain conditions. The lenders under the unsecured credit facility may issue up to $30 million in letters of credit subject to the satisfaction of certain conditions. As of December 17, 2014, the term loan was fully funded and $139.8 million was outstanding under the unsecured revolving credit facility.

The total unsecured credit facility may be increased from $650 million to $850 million subject to certain conditions set forth in the credit agreement, including the consent of the administrative agent and obtaining necessary commitments, either through an increase to the term loan or revolving credit facility, or a combination of both. The availability under the unsecured revolving credit facility is the lesser of (i) $550 million, (ii) 60% of the unencumbered asset pool capitalized value, (iii) the amount resulting in an unencumbered asset pool debt service ratio of 1.70 to 1.00 or (iv) the amount resulting in an unencumbered asset pool debt yield of 14%. In the case of clauses (ii), (iii) and (iv) of the preceding sentence, the amount available under the unsecured revolving credit facility is adjusted to take into account any other unsecured debt, a certain equipment-related loan and certain capitalized leases. Amounts outstanding under the unsecured credit facility bear interest at a variable rate equal to, at our election, LIBOR or a base rate, plus a spread that will vary depending upon our leverage ratio. For revolving credit loans, the spread ranges from 1.70% to 2.25% for LIBOR loans and 0.70% to 1.25% for base rate loans. For term loans, the spread ranges from 1.65% to 2.20% for LIBOR loans and 0.65% to 1.20% for base rate loans. As of December 17, 2014, the weighted average interest rate for amounts outstanding under the unsecured credit facility was 1.86% for revolving credit loans and 1.81% for term loans.

The unsecured credit facility has customary representations and warranties, and the ability to borrow under the facility is subject to ongoing compliance with a number of customary affirmative and negative covenants, including limitations on liens, mergers, consolidations, investments, distributions, asset sales and affiliate transactions, as well as financial covenants, including the following:

•	the outstanding principal balance of the loans and letter of credit liabilities cannot exceed the unencumbered asset pool availability (as defined in the third amended and restated credit agreement)
•	a minimum fixed charge coverage ratio (defined as the ratio of consolidated EBITDA, subject to certain adjustments, to consolidated fixed charges) for the prior two most recently-ended calendar quarters of 1.70 to 1.00;

•	a maximum debt to gross asset value (as defined in the Amended and Restated Agreement) ratio of 60%;
•	tangible net worth (as defined in the third amended and restated credit agreement) cannot be less than the sum of $645 million plus 85% of the net proceeds from any future equity offerings;
•	unhedged variable rate debt cannot exceed 35% of gross asset value (as defined in the third amended and restated credit agreement); and
•	a maximum distribution payout ratio of the greater of (i) 95% of the Company’s Funds from Operations (as defined in the third amended and restated credit agreement) and (ii) the amount required for the Company to qualify as a REIT.

The third amended and restated credit agreement includes customary events of default, and the occurrence of an event of default will permit the lenders to terminate commitments to lend under the third amended and restated credit agreement and accelerate payment of all amounts outstanding thereunder.

5.875% Senior Notes due 2022.  On July 23, 2014, the Operating Partnership and QTS Finance Corporation, a subsidiary of the Operating Partnership formed solely for the purpose of facilitating the offering of the Notes issued $300 million aggregate principal amount of 5.875% Senior Notes due 2022. The Notes have an interest rate of 5.875% per annum and were issued at a price equal to 99.211% of their face value. The proceeds from the offering were used to repay amounts outstanding under the unsecured credit facility, including $75 million outstanding under the term loan. The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Operating Partnership’s existing and future subsidiaries (other than foreign subsidiaries and receivables entities) that guarantee any indebtedness of QTS, the Issuers or any other subsidiary guarantor. QTS does not guarantee the Notes and will not be required to guarantee the Notes except under certain circumstances. The offering was conducted pursuant to Rule 144A of the Securities Act of 1933, as amended, and the Notes were issued pursuant to an indenture, dated as of July 23, 2014, among QTS, the Operating Partnership, QTS Finance Corporation, the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee.

The indenture contains affirmative and negative covenants that, among other things, limit or restrict the Operating Partnership’s ability and the ability of its restricted subsidiaries (as defined in the indenture) to: incur additional indebtedness; pay dividends; make certain investments or other restricted payments; enter into transactions with affiliates; enter into agreements limiting the ability of the Operating Partnership’s restricted subsidiaries to pay dividends; engage in sales of assets; and engage in mergers, consolidations or sales of substantially all of their assets. However, certain of these covenants will be suspended for so long as the Notes are rated investment grade by specified debt rating services and there is no default under the indenture. The Operating Partnership and its Restricted Subsidiaries also are required to maintain total unencumbered assets (as defined in the indenture) of at least 150% of their unsecured debt on a consolidated basis.

The Notes may be redeemed by the Issuers, in whole or in part, at any time prior to August 1, 2017 at a redemption price equal to (i) 100% of principal amount, plus (ii) accrued and unpaid interest to the redemption date, and (iii) a make-whole premium. Thereafter, the Issuers may redeem the Notes prior to maturity at 104.406% of the principal amount at August 1, 2017 and declining ratably to par at August 1, 2020 and thereafter, in each case plus accrued and unpaid interest to the redemption date. At any time prior to August 1, 2017, the Issuers may, subject to certain conditions, redeem up to 35% of the aggregate principal amount of the Notes at 105.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings consummated by QTS or the Operating Partnership. Also, upon the occurrence of a change of control of QTS or the Operating Partnership, holders of the Notes may require the Issuers to repurchase all or a portion of the Notes at a price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the repurchase date.

Richmond Secured Credit Facility.  In December 2012, we entered into a credit facility secured by our Richmond data center. As amended, as of December 17, 2014, the Richmond secured credit facility had a capacity of $120 million, which may be increased to a total of $200 million subject to certain conditions set forth in the credit agreement, including the consent of the administrative agent and obtaining necessary commitments. The proceeds from our Richmond secured credit facility may be used solely to finance the development of the Richmond property into a data center and to repay indebtedness under our unsecured credit facility described above. This credit facility matures June 30, 2019 and has a variable interest rate ranging from LIBOR plus 2.10% to LIBOR plus 2.85% based on our overall leverage ratio as defined in the credit facility. As of September 30, 2014, the interest rate for amounts outstanding under this credit facility was 2.25%, and as of December 17, 2014 the rate was 2.26%. This credit facility includes certain financial covenants similar to the unsecured credit facility. The availability of funds under our Richmond secured credit facility depends on compliance with our covenants. As of September 30, 2014 and December 17, 2014, we had outstanding $70 million of indebtedness under our Richmond secured credit facility.

Atlanta-Metro Equipment Loan.  In April 2010, we entered into a $25 million loan to finance equipment related to an expansion project at our Atlanta-Metro data center. The loan requires monthly interest and principal payments. The loan bears interest at 6.85% per annum, amortizes over ten years and matures on June 1, 2020.

Contingencies

We are subject to various routine legal proceedings and other matters in the ordinary course of business. While resolution of these matters cannot be predicted with certainty, management believes, based upon information currently available, that the final outcome of these proceedings will not have a material adverse effect on our financial condition, liquidity or results of operations.

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2014, including the future non-cancellable minimum rental payments required under operating leases and the maturities and scheduled principal repayments of indebtedness and other agreements (in thousands). This does not include the effects of the December 17, 2014 modification to the unsecured credit facility:

Obligations	2014	2015	2016	2017	2018	Thereafter	Total
Operating Leases	$1,363	$5,458	$5,533	$5,606	$5,606	$68,636	$92,202
Capital Leases	200	3,146	3,014	2,329	330	23	9,042
Future principal payments of Indebtedness(1)	574	2,397	2,567	49,748	152,943	375,946	584,175
Total(2)	$2,137	$11,001	$11,114	$57,683	$158,879	$444,605	$685,419

(1)	Does not include discount on Notes reflected at September 30, 2014 nor letter of credit of $3.0 million outstanding as of September 30, 2014 under our unsecured credit facility. The letter of credit was reduced to $2.5 million on October 1, 2014.
(2)	Total obligations does not include contractual interest that we are required to pay on our long-term debt obligations. Contractual interest payments on our credit facilities, mortgages, capital leases and other financing arrangements through the scheduled maturity date, assuming no prepayment of debt, are shown below. Interest payments were estimated based on the principal amount of debt outstanding and the applicable interest rate as of September 30, 2014 (in thousands):

2014	2015	2016	2017	2018	Thereafter	Total
$6,423	$25,690	$25,427	$22,395	$19,983	$63,828	$163,746

Off-Balance Sheet Arrangements

We utilize derivatives to manage our interest rate exposure. During February 2012, we entered into two interest rate swaps with an aggregate notional amount of $150 million which qualified for hedge accounting treatment. These interest rate swaps, which matured on September 28, 2014, were designated as a cash flow hedge of future interest payments. We perform assessments of hedging effectiveness, and any ineffectiveness is recorded in interest expense. There was no ineffectiveness for the periods ended September 30, 2014 or 2013.

Cash Flows

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	($ in thousands)
Cash Flow Data
Cash flow provided by (used for):
Operating activities	$51,355	$32,145	$60,146	$35,098	$24,374
Investing activities	(247,072)	(124,098)	(168,838)	(194,927)	(118,746)
Financing activities	195,552	90,225	105,670	160,719	94,669

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Cash flow provided by operating activities was $51.4 million for the nine months ended September 30, 2014, compared to $32.1 million for the nine months ended September 30, 2013. The increased cash flow provided by operating activities of $19.2 million was primarily due to an increase in cash operating income of $21.3 million, partially offset by a decrease in cash flow of $2.1 million associated with net changes in working capital primarily relating to changes in accounts payable, accrued liabilities, accrued interest on member advances, restricted cash and rent and other receivables.

Cash flow used for investing activities increased by $123.0 million to $247.1 million for the nine months ended September 30, 2014, compared to $124.1 million for the nine months ended September 30, 2013. The increase was primarily due to higher net cash outflow for the acquisitions which was $69.9 million greater in 2014 and higher cash paid for capital expenditures primarily related to redevelopment of our Dallas-Fort Worth, Atlanta-Metro and Richmond data centers of $53.1 million. These expenditures include capitalized soft costs such as interest, payroll and other costs to redevelop properties, which were, in the aggregate, $12.2 million and $9.3 million for the nine months ended September 30, 2014 and 2013, respectively.

Cash flow provided by financing activities was $195.6 million for the nine months ended September 30, 2014, compared to $90.2 million for the nine months ended September 30, 2013. The increase was primarily due to higher net borrowings of $131.6 million under our unsecured credit facility and newly issued Notes in order to redevelop and acquire our data centers, partially offset by the payment of cash dividends to common stockholders of $23.8 million and the distribution to the unit holders of the Operating Partnership of $6.9 million.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Cash flow provided by operating activities was $60.1 million for the year ended December 31, 2013, compared to $35.1 million for the year ended December 31, 2012. The increased cash flow provided by operating activities of $25.0 million was primarily due to an increase in cash operating income of $28.9 million, partially offset by a decrease in cash flow associated with net changes in working capital of $3.9 million primarily relating to changes in accounts payable, accrued liabilities, accrued interest on member advances, restricted cash and rent and other receivables.

Cash flow used for investing activities decreased by $26.1 million to $168.8 million for the year ended December 31, 2013, compared to $194.9 million for the year ended December 31, 2012. The decrease was primarily due to lower net cash outflow for the acquisitions of $42.1 million, partially offset by an increase in cash paid for capital expenditures primarily related to redevelopment of our Atlanta-Metro and Richmond data centers of $14.4 million. These expenditures include capitalized soft costs such as interest, payroll and other costs to redevelop properties, which were, in the aggregate, $12.6 million and $8.9 million for the year ended December 31, 2013 and 2012, respectively. In 2012, we received $1.5 million of proceeds from the sale of our Topeka, Kansas facility.

Cash flow provided by financing activities was $105.7 million for the year ended December 31, 2013, compared to $160.7 million for the year ended December 31, 2012. The decrease was primarily due to a $91.9 million of equity financing provided by General Atlantic LLC in 2012, partially offset by an increase of $37.6 in net borrowings under our former and new credit facilities in 2013 in order to acquire and redevelop our data centers. In addition, the cash flow provided by financing activities for the year ended December 31, 2012 was reduced by a payment for the settlement of a swap liability of $4.1 million. During the year ended December 31, 2013, our predecessor made a distribution to its members in an aggregate amount of $7.6 million. In addition, during the year ended December 31, 2013, we received approximately $279 million of equity issuance proceeds net of certain legal, accounting and related costs in connection with the IPO, which were used to pay down our unsecured credit facility.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Cash flow provided by operating activities was $35.1 million for the year ended December 31, 2012, compared to $24.4 million for the year ended December 31, 2011. The increased cash flow provided by operating activities of $10.7 million was primarily due to an increase in cash operating income of $4.9 million and an increase in cash flow associated with net changes in working capital of $5.9 million.

Cash flow used for investing activities increased by $76.2 million to $194.9 million for the year ended December 31, 2012, compared to $118.7 million for the year ended December 31, 2011. The increase was primarily due to higher cash outflow for the acquisition of our Sacramento facility of $63.3 million and an increase in cash paid for capital expenditures primarily related to redevelopment of our Atlanta-Metro and Richmond data centers of $14.5 million. These increases were partially offset by proceeds from the sale of our former Topeka, Kansas facility of $1.5 million. These expenditures include capitalized soft costs such as interest, payroll and other internal costs to redevelop properties, which were, in the aggregate, $8.9 million and $8.7 million for the years ended December 31, 2012 and 2011, respectively.

Cash flow provided by financing activities was $160.7 million for the year ended December 31, 2012, compared to $94.7 million for the year ended December 31, 2011. The increase was primarily a function of $91.9 million of equity financing primarily provided by General Atlantic, $126.0 million of increased proceeds from our previous secured revolving credit facility in 2012 compared to 2011 and $70.0 million of proceeds drawn from a credit facility secured by our Richmond data center, offset by $216.6 million of debt repayments in 2012. The proceeds from these financings, net of debt repayment, were utilized to acquire and redevelop our facilities.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our predecessor’s historical financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 2 of QTS Realty Trust, Inc.’s audited financial statements included elsewhere in this prospectus. We describe below accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date of this prospectus.

Real Estate Assets.  Real estate assets are reported at cost. All capital improvements for the income-producing properties that extend their useful life are capitalized to individual property improvements and depreciated over their estimated useful lives. Depreciation is generally provided on a straight-line basis over 40 years from the date the property was placed in service. Property improvements are depreciated on a straight-line basis over the life of the respective improvement ranging from 20 to 40 years from the date the components were placed in service. Leasehold improvements are depreciated over the lesser of 20 years or through the end of the respective life of the lease. Repairs and maintenance costs are generally expensed as incurred.

Capitalization of Costs.  We capitalize certain redevelopment costs, including internal costs, incurred in connection with redevelopment. The capitalization of costs during the construction period (including interest and related loan fees, property taxes and other direct and indirect costs) begins when redevelopment efforts commence and ends when the asset is ready for its intended use.

Intangible Assets and Liabilities.  Intangible assets and liabilities include acquired above-market leases, below-market leases, in-place leases and customer relationships. Acquired above-market leases are amortized on a straight-line basis as a decrease to rental revenue over the remaining term of the underlying leases. Acquired below-market leases are amortized on a straight-line basis as an increase to rental revenue over the remaining term of the underlying leases, including fixed option renewal periods, if any. Acquired in-place lease costs are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Acquired customer relationships are amortized as amortization expense on a straight-line basis over the expected life of the customer relationship. Should a customer terminate its lease, the unamortized portions of the acquired above-market and below-market leases, acquired in-place lease costs and acquired customer relationships associated with that customer are written off to amortization expense or rental revenue, as indicated above.

Impairment of Long-Lived and Intangible Assets.  Whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable, we assess whether there has been impairment in the value of long-lived assets used in operations or in development and intangible assets. Recoverability of assets to be held and used is generally measured by comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset group. If the net carrying value of the asset exceeds the value of the undiscounted cash flows, the fair value of the asset is assessed and may be considered impaired. An impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value.

Deferred Costs.  Deferred costs, net on our balance sheet includes both financing costs and leasing costs. Deferred financing costs represent fees and other costs incurred in connection with obtaining debt and are amortized over the term of the loan and are included in interest expense. Deferred leasing costs consist of external fees and internal costs incurred in the successful negotiations of leases and are deferred and amortized over the terms of the related leases on a straight-line basis. If an applicable lease terminates prior to the expiration of its initial term, the carrying amount of the costs are written off to amortization expense.

Deferred Income.  Deferred income generally results from non-refundable charges paid by the customer at lease inception to prepare their space for occupancy. We record this initial payment, commonly referred to as set-up fees, as a deferred income liability which amortizes into rental revenue over the term of the related lease on a straight-line basis.

Rental Revenue.  We, as a lessor, have retained substantially all the risks and benefits of ownership and account for our leases as operating leases. For lease agreements that provide for scheduled rent increases, rental income is recognized on a straight-line basis over the non-cancellable term of the leases, which commences when control of the space has been provided to the customer. Rental revenue also includes amortization of set-up fees which are amortized over the term of the respective lease, as discussed above.

Recoveries from Customers.  Certain customer leases contain provisions under which the customers reimburse us for a portion of the property’s real estate taxes, insurance and other operating expenses, which include certain power and cooling-related charges. The reimbursements are included in revenue as recoveries from customers in the statements of operations and comprehensive income in the period in which the applicable expenditures are incurred. Certain customer leases are structured to provide a fixed monthly billing amount that includes an estimate of various operating expenses, with all revenue from such leases included in rental revenue.

Cloud and Managed Services Revenue.  We may provide both our Cloud product and access to our Managed Services to our customers on an individual or combined basis. Service fee revenue is recognized as the revenue is earned, which generally coincides with the services being provided.

Inflation

Substantially all of our long-term leases — leases with a term greater than three years — contain rent increases and reimbursement for certain operating costs. As a result, we believe that we are largely insulated from the effects of inflation over periods greater than three years. Leases with terms of three years or less will be replaced or renegotiated within three years and should adjust to reflect changed conditions, also mitigating the effects of inflation. Moreover, to the extent that there are material increases in utility costs, we generally reserve the right to renegotiate the rate. However, any increases in the costs of redevelopment of our properties will generally result in a higher cost of the property, which will result in increased cash requirements to redevelop our properties and increased depreciation and amortization expense in future periods, and, in some circumstances, we may not be able to directly pass along the increase in these redevelopment costs to our customers in the form of higher rental rates.

Distribution Policy

To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, QTS intends to continue to make regular quarterly distributions of all, or substantially all, of its REIT taxable income (excluding net capital gains) to its stockholders.

All distributions will be made at the discretion of the board of directors and will depend on our historical and projected results of operations, liquidity and financial condition, our REIT qualification, our debt service requirements, operating expenses and capital expenditures, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of directors may deem relevant from time to time. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make certain distributions. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

The Operating Partnership also includes certain partners that are subject to a taxable income allocation, however, not entitled to receive recurring distributions. As such, no distributions were made to these partners for the nine months ended September 30, 2014 or for the year ended December 31, 2013. The partnership agreement does stipulate however, to the extent that taxable income is allocated to these partners that the partnership will make a distribution to these partners equal to the lesser of the actual per unit distributions made to Class A partners or an estimated amount to cover federal, state and local taxes on the allocated taxable income. As such, a distribution of approximately $200,000 was made to Class O LTIP holders during the second quarter of 2014.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control, contribute to interest rate risk.

As of September 30, 2014, we had outstanding $267.0 million of consolidated indebtedness that bore interest at variable rates. An interest rate cap of $50 million was in place as of September 30, 2014 with a capped LIBOR rate of 3% through December 18, 2015.

We monitor our market risk exposures using a sensitivity analysis. Our sensitivity analysis estimates the exposure to market risk sensitive instruments assuming a hypothetical 1% change in year-end interest rates. LIBOR rates are not currently within 1% of our interest rate caps, therefore a 1% increase in interest rates would increase the interest expense on the $267.0 million of variable indebtedness outstanding as of September 30, 2014 by approximately $2.7 million annually. Conversely, a decrease in the LIBOR rate to 0% would decrease the interest expense on this $267.0 million of variable indebtedness outstanding by approximately $0.4 million annually based on the one month LIBOR rate of approximately 0.2% as of September 30, 2014.

The above analyses do not consider the effect of any change in overall economic activity that could impact interest rates or expected changes associated with future indebtedness. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

BUSINESS AND PROPERTIES

Overview

We are a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. Our data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. We have a fully integrated platform through which we own and operate our data centers and provide a broad range of IT infrastructure solutions. We refer to our spectrum of core data center products as our “3Cs,” which consists of Custom Data Center, Colocation and Cloud and Managed Services. We believe that we own and operate one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and have the capacity to more than double our leased raised floor without constructing or acquiring any new buildings.

As of September 30, 2014, we operated a portfolio of 12 data centers across eight states, located in some of the top U.S. data center markets plus other high-growth markets. Our data centers are highly specialized, full-service, mission-critical facilities used by our customers to house, power and cool the networking equipment and computer systems that support their most critical business processes. We believe that our data centers are best-in-class and engineered to among the highest specifications commercially available to customers, providing fully redundant, high-density power and cooling sufficient to meet the needs of major national and international companies and organizations. This is in part reflected by our operating track record of “five-nines” (99.999%) reliability and by our diverse customer base of more than 850 customers, including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

QTS is a Maryland corporation formed on May 17, 2013. On October 15, 2013, QTS completed its IPO of Class A common stock, $0.01 par value per share. Its Class A common stock trades on the New York Stock Exchange under the ticker symbol “QTS.” Concurrently with the completion of the IPO, we consummated a series of transactions pursuant to which QTS became the sole general partner and majority owner of Quality Tech, LP, the Operating Partnership. QTS contributed the net proceeds of the IPO to the Operating Partnership in exchange for units of limited partnership interest. As of September 30, 2014, QTS owned an approximate 78.8% ownership interest in the Operating Partnership. Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership.

We believe that QTS has operated and is organized in conformity with the requirements for qualification and taxation as a REIT commencing with its taxable year ended December 31, 2013. Its qualification as a REIT, and maintenance of such qualification, depends upon its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of our assets, our distributions to our stockholders and the concentration of ownership of our equity shares.

Our Platform and Product Offerings

Starting in 2005, we recognized that organizations need access to a comprehensive set of IT infrastructure solutions to support both legacy and emerging IT applications. With this in mind, we have built over the last several years a fully integrated platform that offers a unique and comprehensive portfolio of data center products that allows us to meet the IT infrastructure needs of our customers. From the largest custom data center space requirements, to colocation leasing, to cloud and managed services, we strive to meet our customers’ existing needs while providing the products and solutions that enable them to grow within our platform.

The diagram below shows what one of our typical data centers looks like:

We believe that our fully integrated platform — which combines the ownership and operation of data centers with a broad range of IT infrastructure solutions — sets us apart from our competitors in the data center industry and makes our offerings more attractive to customers. Our spectrum of core data center products, our 3Cs, consists of Custom Data Center, Colocation and Cloud and Managed Services. By offering all of these products, we believe that we capture a larger addressable market and that our platform is particularly attractive to customers who anticipate future growth and/or evolving technological needs, but would like to remain with a single provider.

Custom Data Center (C1).  Our Custom Data Center, or C1, product features large, private spaces with scalable, highly resilient and redundant metered power configurations designed to specific, individual customer requirements. The C1 product is, in effect, a “data center within a data center.” Our customized data center space houses customer-critical IT infrastructure and we believe provides our customers with a cost-effective, efficient and low-risk alternative to building, buying or expanding their own data centers. This product also gives our customers added financial and contractual flexibility for power and space by leveraging the scale, design and flexibility of our data centers. In addition to their customized space, our C1 customers also may elect to use any of our Managed Services to support their infrastructure and IT needs. Customers who lease our Custom Data Center space generally enter long-term leases of five to ten years, occupy at least 3,300 square feet of raised floor (and can occupy tens of thousands of square feet) and generally utilize 500 kW or more of power. Custom Data Center customers typically enter into an agreement that provides for a metered power solution. These customers reimburse us for their actual direct power use plus a power utilization efficiency, or PUE, factor to reimburse the utility costs associated with cooling the data center facility, in addition to reimbursements for other related operating expenses. As of September 30, 2014, our Custom Data Center product represented approximately 44% of our MRR.

Colocation (C2).  Our Colocation, or C2, product features data center space in the form of leased cages, cabinets or suites, which typically provide smaller amounts of space than our C1 product, to house customer IT infrastructure. Our Colocation product offers the option of both metered and non-metered power. Our non-metered power Colocation customers generally enter into a gross lease with a fixed monthly payment that includes all utility and other operating costs and a standard term of three years. Similar to our other products and services, our Colocation product is scalable to meet customers’ IT requirements and provides them with a flexible IT solution and ample expansion options in a stable and secure environment. As with our C1 customers, Colocation customers may elect to use our Cloud and Managed Services to support their IT infrastructure needs. We generally realize higher revenues per leased raised floor square foot with C2 customers compared to C1 customers because of higher utilization levels of our Managed Services, retail compared to wholesale pricing given the relative sizes of the leases, reimbursement for power and other operating expenses that is included within rental revenue for non-metered power customers and as compensation for reduced space utilization due to common areas between C2 customers within a given data center room. As of September 30, 2014, our Colocation product represented approximately 47% of our MRR.

Cloud and Managed Services (C3).  We offer our Cloud and Managed Services, or C3, products through a portfolio of highly secure, compliant and scalable IT infrastructure and service solutions designed to support varied business applications and requirements. As of September 30, 2014, our Cloud and Managed Services products represented approximately 9% of our MRR. Our C3 products include:

•	Cloud. Our Cloud product offers a private cloud solution through QTS Cloud Pods, which are installed in our mega data centers adjacent to the interconnect hubs in each facility. Each pod consists of three racks that occupy 75 square feet of raised floor and draw 18 kW of power, offering 1 Gbps connectivity and 50 TBs of storage. A single Cloud Pod supports over 40 virtual machines, and is designed to serve, on average, 3 – 4 customers, typically under a three-year lease. We also offer our Cloud customers additional features including specialized storage and security and compliance capabilities, and we build custom Cloud Pods for customer-specific requirements. Our Cloud growth strategy includes leveraging our infrastructure to increase capacity within each Cloud Pod and enabling rapid expansion through the build-out of additional Cloud Pods.

Cloud customers are typically looking for a minimal amount of data center capacity with the flexibility to increase their capacity based on the rapidly-evolving requirements of their businesses. In our Cloud Pods, customers can run their application software on our highly reliable and flexible systems and hardware, thereby eliminating capital expenses and reducing operational costs associated with owning and operating their own equipment and hardware. We differentiate our Cloud product through our ability to customize our offering to address a broad range of customer requirements, including dedicated infrastructure, security needs and compliance standards, such as HIPAA and PCI DSS. In contrast, other large cloud companies, such as Amazon Web Services, offer off-the-shelf services that are not customized to the specific needs of individual customers and which generally consist of smaller, short-term commitments from the customer. Our Cloud customers and use cases include: hosting services for healthcare software-as-a-service companies, e-mail archiving for a federal government agency, disaster recovery for a financial services company and dedicated infrastructure for a healthcare services provider.

•	Managed Services. Managed Services include managed network, security, systems and back-up, as well as application monitoring and testing. These offerings may be combined with any of our C1, C2 and other C3 products. Many customers who use our products are seeking a highly secure IT infrastructure solution that allows them to efficiently and flexibly add new services as their needs evolve, without having to find new providers or build new in-house infrastructure.

Our 3Cs product offerings also provide robust carrier-neutral connectivity and interconnection in a secure and regulatory-compliant environment. We offer our customers hundreds of carrier alternatives in addition to a full range of interconnection and IP bandwidth options. As a result, our customers benefit from our ability to create data center “ecosystems” within individual data centers and interconnections between one or more data centers, thereby enabling their critical data transactions to be fast, reliable and secure. We offer a comprehensive, integrated solution to provide security and safety for our customers’ physical and virtual assets and we strive to be a leader in security and compliance among data center providers. We have a dedicated compliance team, focused on monitoring, testing, maintaining and expanding the proper systems and procedures necessary to comply with a growing list of mandated regulations, including HIPAA, FISMA, PCI DSS and the Sarbanes-Oxley Act of 2002. Our audit and control teams work with each customer to ensure relevant compliance for business and customers. In addition, we offer a range of compliance-related services to our customers, including physical asset protection, security and surveillance, virtual asset protection, and forensics detection, and offer a sensitive compartmented information facility (“SCIF”) for our government customers.

Our Sales Team

We deliver our product offerings primarily through an internal sales and marketing organization comprised of approximately 60 people that have in-depth knowledge of our customers’ businesses and IT needs. We believe we differentiate ourselves from several of our competitors, which primarily depend upon data center brokers, by focusing on delivering superior value to our customers. This is accomplished through solutions tailored to meet the specific needs of our customers, and understanding and anticipating our customers’ future IT needs. In the past several years, we have been building and reorganizing our sales, systems engineering and marketing teams, which allows us to deliver a premium customer experience. We believe this premium customer experience should allow us to keep rental churn rate levels low, grow and expand revenue from existing customers and help attract new customers. We also believe that we have sufficient resources available to pursue our business and growth strategies and as we continue to grow our C3 segment, we may look to add additional resources to the Cloud and Managed Services team. Our internal sales organization is structured by product offering (C1, C2 and C3), by specialized industry segment, such as government and healthcare, and with respect to our C2 product, by geographic region. Our internal sales and marketing effort is complemented by a channels and partner team focused on delivering incremental revenue through business partners who refer and resell our products and services. This team leverages business partners to create additional market awareness and provide greater geographic sales coverage. Our sales team is supported by sophisticated sales management, reporting and incentive systems — all designed to attract new customers and deepen our relationship with current customers. We believe that our overall sales and marketing approach is important to executing our business and growth strategies and provides us with a competitive advantage.

Our Customer Base

We provide data center solutions to a diverse set of customers. Our customer base is comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. We serve Fortune 1000 companies as well as SMBs, including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

Our C1 customers typically are large enterprises with significant IT expertise and specific IT requirements, including financial institutions, “Big Four” accounting firms and the world’s largest global Internet companies. Our C2 customers consist of a wide range of organizations, including major healthcare, telecommunications and software and web-based companies. Our C3 Cloud customers include both large organizations and SMBs seeking to reduce their capital expenditures and outsource their IT infrastructure on a flexible basis. Examples of current C3 Cloud customers include a global financial processing company and a U.S. government agency.

As a result of our diverse customer base, customer concentration in our portfolio is limited. As of September 30, 2014, only three of our more than 850 customers individually accounted for more than 3% of our MRR, with no single customer accounting for more than 8.5% of our MRR. In addition, greater than 40% of our MRR was attributable to customers who use more than one of our 3Cs products.

Our Competitive Strengths

We believe that we are uniquely positioned in the data center industry and distinguish ourselves from other data center providers through the following competitive strengths:

•	Fully integrated platform offers scalability and flexibility to our customers and us. Through our differentiated, fully integrated 3Cs approach, we deliver products and solutions in each key market segment of the data center services industry, setting us apart from our competitors and allowing us to serve a wider variety of customers in a larger addressable market than data center providers who have a narrower product offering. We believe that customers who are looking to outsource their IT solutions usually anticipate future growth and/or evolving technological needs and prefer to remain with a single provider. Through our differentiated fully integrated 3Cs approach, we are able to scale to the level of IT infrastructure outsourcing desired by our customers while providing customized solutions consisting of any combination of our core product offerings. Organizations of all sizes, from small businesses to the largest global Internet companies, are able to grow within our infrastructure.

Our 3Cs product offerings also provide us flexibility to configure our data center space to optimize cash flows. We believe our ability to offer a full spectrum of 3Cs product offerings across a national portfolio enhances our leasing velocity, allows for an individualized pricing mix that delivers value to our customers and optimizes cash flows from our assets. Our 3Cs approach also provides us with more flexibility to configure our data center space and allows for a more balanced leasing profile. Our C1 customers typically require more power and enter into longer leases, while our C2 and C3 customers generally generate higher revenue per leased square foot.

•	Platform anchored by strategically located, owned “mega” data centers. Our larger “mega” data centers, Atlanta-Metro, Dallas, Richmond, Atlanta-Suwanee, Princeton and Chicago allow us to deliver our fully integrated platform and 3Cs products by building and leasing space more efficiently than in single-use or smaller data centers. We believe that our data centers are engineered to among the highest specifications commercially available and provide fully redundant, high-density power and cooling sufficient to meet the needs of major national and international companies. As of September 30, 2014, our national portfolio of 12 multi-tenant data centers was strategically located in ten metropolitan areas, including five of the nation’s top multi-tenant data center markets (Atlanta, Chicago, Dallas, New York/New Jersey and Silicon Valley), as defined by 451 Research, along with three metropolitan areas that we believe represent high-growth data center markets (Miami, Richmond and Sacramento). According to 451 Research, we are the largest multi-tenant data center operator in the Atlanta market by operating square footage. As of September 30, 2014, over 80% of our MRR was derived from our data centers in the top multi-tenant data center markets in the United States.

Each of our properties is located near major fiber optic networks, and all of our mega data centers are located near large sources of power. Access to reliable power supplies allows us to provide the electrical capacity sufficient to meet the needs of our existing customers, while providing significant room for expansion within our current facilities. In addition, most of our properties are in close proximity to large population centers, which enhances performance by reducing latency (the time it takes for information originating from our data centers to reach the end user). Our national footprint and coast-to-coast market presence allows us to not only leverage favorable data center demand dynamics, but also provides interconnectivity among most of our data centers. In addition, we believe that our overall geographic diversification minimizes the risks associated with regional economic downturns or natural disasters in any one market in which we operate.

We own approximately 94% of the gross square footage of our properties. We believe ownership of our data centers provides us with certain significant advantages compared to the leasing of data center facilities. As an owner, we can efficiently utilize our facilities and make necessary adjustments based on customer demand, including expansions without needing to obtain landlord consent. Also as an owner, we can realize returns from investment in our infrastructure without the risk that these improvements will be lost upon a lease termination or expiration. Finally, owning our data centers allows us to enter into customer leases in the most profitable manner, without having to line up the lease term with the term of our underlying facility lease.

•	Significant expansion opportunity within existing data center facilities at lower costs. We have developed substantial expertise in redeveloping data center facilities through the acquisition and redevelopment of our operating facilities, totaling approximately 927,000 NRSF of raised floor as of September 30, 2014. Our data center redevelopment model is primarily focused on redeveloping space within our current facilities, which we believe provides two differentiating elements to our growth strategy. First, we already have significant infrastructure in place, including access to substantial amounts of utility power, which allows us to build additional leasable raised floor at a lower incremental cost compared to ground-up development. As of September 30, 2014, our cost per MW of power in operation was less than $7 million. Second, our redevelopment model provides us with the ability to scale our redevelopment in a modular manner to coincide with customer acquisition and our estimates of optimal product utilization among our C1, C2 and C3 products, rather than requiring large up-front capital commitments. Furthermore, expanding our existing data center facilities subjects us to fewer development risks than those associated with ground-up development, such as the inability to obtain necessary zoning, occupancy, land use and other governmental permits, liabilities for clean-up of undisclosed environmental contamination and unanticipated costs associated with obtaining access to a sufficient amount of power from local utilities.

As of September 30, 2014, our data center portfolio contained approximately 4.7 million gross square feet of space (approximately 94% of which was wholly owned by us) including approximately 2.1 million “basis-of-design” raised floor square feet, which represents the total data center raised floor potential of our existing data center facilities. This represents the maximum amount of space in our existing buildings that can be leased, depending on the configuration that we deploy. As of September 30, 2014, this space included approximately 927,000 raised floor operating NRSF plus approximately 1.2 million square feet of additional raised floor in our development pipeline. Therefore, we have the capability to more than double our raised floor square footage within our current footprint. As of September 30, 2014, we had access to over 500 MW of gross utility power with 419 MW of available utility power. We believe such access to power gives us a competitive advantage in redeveloping data center space, since access to power is usually the most limiting and expensive component in data center redevelopment. Our redevelopment model is supported by our in-house redevelopment expertise, which includes experience in commercial real estate, technology and data center construction and engineering. We believe that this in-house expertise gives us a significant advantage over many of our competitors in the redevelopment and acquisition of data centers, including the acquisition of those facilities with a fully-staffed operating platform and managed services business, such as the acquisition of our Sacramento data center.

•	Diversified, high-quality customer base. Our differentiated, fully integrated platform and state-of-the-art data centers, combined with our reputation for service, have allowed us to build a high-quality customer base. Our largest customers are primarily high credit quality, nationally recognized companies and government agencies. Our diverse group of customers engages in a variety of professional, financial, technological, healthcare and other businesses, and ranges from Fortune 1000 companies to SMBs. We have significantly grown our customer base from 510 in 2009 to over 850 as of September 30, 2014, with no single customer accounting for more than 8.5% of our MRR, and only three of our customers individually accounting for more than 3% of our MRR as of that date.

Our customers also are distributed across our full spectrum of 3Cs products, with approximately 44% of our MRR as of September 30, 2014 coming from Custom Data Centers, 47% from Colocation and 9% from Cloud and Managed Services. Moreover, greater than 40% of our MRR as of September 30, 2014 was attributable to customers who use more than one of our 3Cs products. We believe our diverse customer base helps to minimize our exposure to economic fluctuations in any one industry, business sector, geographic region or customer type (C1, C2 or C3), or with respect to any particular customer. Our focus on the customers and our ability to scale with their needs allows us to achieve a low rental churn rate. For the three months ended September 30, 2014, we experienced a rental churn rate of 1.1%.

•	Robust in-house leasing capabilities. We have an experienced, in-house sales force that focuses on identifying and acquiring new customers as well as renewing our existing customers through direct selling efforts and customer engagement. Our sales force has deep knowledge of our customers’ businesses and IT infrastructure needs and is supported by sophisticated sales management, reporting and incentive systems. Our internal sales organization is structured by product offerings, specialized industry segments and, with respect to our C2 product, by geographical region. Therefore, unlike certain other data center companies, we are less dependent on data center brokers to identify and acquire or renew our customers, which we believe is a key enabler of our 3Cs strategy. We have invested significant financial resources in the development of a sales force that can deliver a consistent and appealing marketing message to potential customers and increase the lease-up rate of our data centers. In addition to direct sales efforts, our channels and partner team leverages business partners to identify and retain additional customers. We believe these industry relationships provide an ongoing pipeline of attractive leasing opportunities, and that our fully integrated platform and 3Cs product offerings will allow us to capture a significant number of customers identified through these relationships.
•	Security and Compliance Focused. Our operations and compliance team are focused on providing a high level of physical security and compliance solutions in all of our data centers and through our 3C offerings. We offer our customers physical asset protection through surveillance, access cards, and biometric retina and fingerprint authentication scanners, among other things. Our compliance team of professionals is dedicated to providing security and compliance solutions necessary to comply with increased regulations, including HIPAA, FISMA, PCI DSS and the Sarbanes-Oxley Act of 2002.
•	Balance sheet positioned to fund continued growth. As of September 30, 2014, we had approximately $582 million of indebtedness outstanding (excluding capital leases) with a weighted average maturity of 5.8 years. Additionally, we had approximately $5 million of cash available on our balance sheet and, assuming the December 2014 modifications to our unsecured credit facility and Richmond secured facility were in effect as of September 30, 2014, the ability to borrow up to an additional $480 million under our credit facilities, considering covenant restrictions. We believe we will be appropriately capitalized with sufficient funds and available borrowing capacity to pursue our anticipated business and growth strategies. We also have no significant debt maturing until June 2019, assuming exercise of our one-year extension option on our unsecured credit facility.
•	Founder-led management team with proven track record and strong alignment with our stockholders. Our senior management team has more than 100 years of combined experience in the ownership, management and redevelopment of mission-critical commercial real estate through multiple business cycles. We are led by Chad L. Williams, our Chairman and Chief Executive Officer, who formed our company in 2003. Under Mr. Williams’

leadership, we acquired, redeveloped and leased our entire portfolio. Our Chief Financial Officer, William Schafer, has over 20 years of experience in the REIT industry, including, prior to joining our company, as the Chief Financial Officer of DDR Corp., a publicly traded REIT. During Mr. Schafer’s tenure at DDR Corp. from April 1992 to February 2010, DDR Corp. raised over $9.5 billion in public capital. In 2012, Dan Bennewitz and Jim Reinhart joined us as Chief Operating Officer — Sales & Marketing and Chief Operating Officer — Operations, respectively. Mr. Bennewitz is responsible for our sales and marketing efforts, having formerly worked over 30 years at IBM Corporation. Mr. Reinhart is in charge of our development and operations efforts. He formerly held executive positions at Genworth Financial, Inc., Capital One Financial Corporation and Hewlett-Packard Company. We believe our executive management team’s experience will enable us to capitalize on industry relationships by providing an ongoing pipeline of attractive leasing and redevelopment opportunities.

Our senior management team is complemented by experienced technology professionals, led by our Chief Technology Officer, Brian Johnston who are deployed across our portfolio to best configure, customize and redevelop our data center space to meet changing industry standards and to accommodate our customers’ evolving needs with more flexibility, fewer restrictions and greater long-term security than many of our competitors.

•	Commitment to sustainability. We have a commitment to sustainability that focuses on managing our power and space as effectively and efficiently as possible. We believe that our continued efforts and proven results from sustainably redeveloping properties give us a distinct advantage over our competitors in attracting new customers. Our facility redevelopment strategy incorporates the reuse of often long-dormant, large facilities, recycling of existing materials and revitalizing our buildings and their surrounding area. Our efforts have resulted in achieving LEED Gold certification for portions of two of our facilities (Atlanta-Metro — Phase II and Richmond — Data Center 1), and we have developed special patent-pending technologies designed to maximize space and reduce cooling costs. In 2011, we established the QTS Sustainability and Recoveries program. Through this program, our current schedule of energy efficiency initiatives at select locations includes new data center designs, more efficient equipment, containment solutions and improved operating practices.

Business and Growth Strategies

Our primary business objectives are to maximize cash flow and to achieve long-term growth in our business in order to maximize stockholder value through the prudent management of a high-quality portfolio of properties and our fully integrated platform used to deliver our 3Cs product offerings. Our business and growth strategies to achieve these objectives include the following elements:

•	Continued redevelopment of our existing footprint. We intend to continue to redevelop additional data center space within our existing portfolio. We believe our redevelopment pipeline provides us with a multi-year growth opportunity at very attractive risk adjusted returns, without the need to construct new buildings or acquire additional properties or land for development. Our redevelopment pipeline utilizes existing infrastructure that has already been built or acquired and allows us to scale our redevelopment to coincide with optimal product and customer utilization. Our redevelopment pipeline includes build-outs at nine of our existing data centers including approximately 175 MW of incremental power and approximately 1.2 million potential square feet of raised floor space, which would allow us to more than double our raised floor square footage within our footprint.
•	Increase cash flow of our in-place data center space. We seek to increase cash flow by proactively managing, leasing and optimizing space, rent and occupancy levels across our portfolio. We proactively manage our rent roll and maintain regular communications with our customers to understand their growing and changing IT needs. Over the past few years, we have reclaimed space that we have re-leased at higher rates. For example, in 2013, we renegotiated the lease arrangements of a large customer occupying space at both our Atlanta-Metro and Suwanee properties that was underutilizing a portion of its space and power at rental rates significantly below current market rates. As part of the renegotiation, the customer consolidated its data center space into Atlanta-Metro and returned approximately 80,000 square feet of raised floor at our Suwanee data center.

We also have the ability to increase both our revenue and cash flow by leasing additional space and power to new and existing data center customers. As of September 30, 2014, our existing data center facilities had approximately 111,000 square feet of raised floor of space available for lease (excluding leases signed but not yet commenced). We believe this space, together with available power, provides us an opportunity to generate incremental revenue within our existing data center footprint without extensive capital expenditures. Our fully integrated in-house sales team, as well as our deep industry relationships, provide an ongoing pipeline of attractive leasing opportunities, which we believe provides us with the opportunity to increase the leasing velocity in our properties.

•	Expand our Cloud and Managed Services product offerings. We intend to continue to expand our C3 product offerings and penetration by providing self-service and automation capabilities and targeting both new and existing customers, as our Cloud and Managed Services products can be used as an alternative to, or in conjunction with, our C1 and C2 products. Through our C3 product offerings, we believe that we will be able to capture a larger addressable market, provide more products to our existing customers, increase our ability to retain customers and increase cash flow from our properties.
•	Increase our margins through our operating leverage. Our company is in a high-growth stage, as is evidenced by our 48% growth in revenue from 2010 to 2013. In order to implement our business and growth strategies, we have already invested a significant amount of resources in building our physical and corporate infrastructure. We anticipate that our business and growth strategies can be substantially supported by our existing platform, will not require significant incremental general and administrative expenditures and will allow us to benefit from operational leverage and increase operating margins going forward. This operational leverage was demonstrated historically by a 116% growth in Adjusted EBITDA from 2010 to 2013 (on a pro-forma basis).
•	Selectively expand our fully integrated platform to other strategic markets. We will opportunistically pursue attractive opportunities to expand our fully integrated platform to other high-demand markets. As opportunities arise, we intend to selectively acquire data centers in strategic locations where there is an undersupply of data centers. We believe we can utilize our industry relationships and expertise in acquisitions, redevelopment and leasing to identify acquisition opportunities where our fully integrated platform would give us a competitive advantage in the acquisition and leasing of that facility or portfolio of assets. We also believe we can integrate additional data center facilities into our platform without adding significant incremental headcount or general and administrative expenses. Our Sacramento acquisition reinforced the benefits that our multi-faceted, national platform provides to our acquisition strategy. Even though we had not previously operated a property in the Sacramento market, we have been able to operate and manage the property without needing to make significant additions to our corporate or regional-level staff because we already had the West Coast presence and corporate staff needed to support this property. We also believe that our multitude of product offerings contributed to our competitive advantage over other potential buyers in pursuing this opportunity and allowed us to acquire the property at an attractive price; many of the customers at the property at the time of our acquisition utilized managed services, thus making us more natural buyers than, and limiting competition from, other operators who did not already have the platform in place to service the needs of the property’s customers.

Our Portfolio

As of September 30, 2014, we were developing and operating 12 data centers located in eight states, containing an aggregate of approximately 927,000 raised floor operating NRSF with 419 MW of available utility power and approximately 103,000 square feet of office and other space. These properties contain approximately 1.2 million square feet that is available to be fully redeveloped into raised floor.

During 2014 we acquired two additional data center properties. On June 30, 2014 we completed the acquisition of a data center facility in New Jersey (the “Princeton facility”), from McGraw Hill Financial, Inc., located on approximately 194 acres and consists of approximately 560,000 gross square feet, including approximately 58,000 square feet of raised floor, and 12 MW of gross power. Additionally, on July 8, 2014, we completed the acquisition of the former Sun Times Press facility in downtown Chicago, Illinois, which consists of approximately 317,000 gross square feet with capacity for approximately 133,000 square feet of raised floor and 24 MW of power. We intend to redevelop the facility which will increase its size to approximately 400,000 gross square feet with raised floor capacity of approximately 215,000 square feet and 37 MW of power.

As of September 30, 2014, we owned ten of our 12 data centers (representing approximately 94% of our gross square footage as of September 30, 2014), one of which is pursuant to a long-term ground lease, and have entered into operating leases for our other two data centers. At the data centers located on each of our properties, whether owned or leased by us, we provide full-service facilities used by our customers to house, power and cool the networking equipment and computer systems that support many of their most critical business processes, as well as additional services. We believe that our properties are fully suitable and adequate for their current use. Our data center facilities generally contain the following key elements:

•	fully redundant, high-density power and cooling;
•	numerous telecommunications networks that provide service to, and interconnect with, the facility;
•	an HVAC system that provides an optimal environment for technology equipment;
•	advanced smoke, heat and fire suppression systems;
•	physical security that includes one or more of the following: digital video surveillance cameras, electronic access cards, biometric retina and fingerprint authentication scanners, around-the-clock security guards and a camera system, allowing various layers of secured access for our customers; and
•	monitoring by on-site engineers (or engineers available by pager) and critical power systems, temperature and humidity monitored by automated management systems.

Operating Properties

The following table presents an overview of the portfolio of operating properties that we own or lease, based on information as of September 30, 2014:

			Operating Net Rentable Square Feet (Operating NRSF)(3)				% Occupied and Billing(7)	Annualized Rent(8)	Available Utility Power (MW)(9)	Basis of Design NRSF	% Raised Floor
Property	Year Acquired(1)	Gross Square Feet(2)	Raised Floor(4)	Office & Other(5)	Supporting Infrastructure(6)	Total
Richmond, VA	2010	1,318,353	95,581	24,678	115,627	235,886	86.3%	$18,703,685	110	556,595	17.2%
Atlanta, GA (Metro)	2006	968,695	392,986	36,953	315,676	745,615	89.5%	$72,047,982	72	527,186	74.5%
Dallas-Fort Worth	2013	698,000	28,321	—	28,825	57,146	6.5%	$386,280	140	292,000	9.7%
Princeton, NJ	2014	553,930	58,157	12,073	111,405	181,635	100.0%	$8,290,975	22	158,157	36.8%
Suwanee, GA	2005	369,822	185,422	8,697	108,266	302,385	72.3%	$47,199,081	36	214,422	86.5%
Chicago, IL	2014	317,000	—	—	—	—	—	$—	8	133,000	—%
Santa Clara, CA**	2007	135,322	55,494	944	45,687	102,125	92.9%	$22,268,523	11	80,347	69.1%
Jersey City, NJ*	2006	122,448	31,503	14,208	41,901	87,612	92.9%	$11,246,267	7	52,744	59.7%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	60.8%	$12,449,538	8	57,906	94.3%
Miami, FL	2008	30,029	19,887	—	6,592	26,479	65.3%	$4,908,856	4	19,887	100.0%
Other	Various	46,706	5,129	2,854	44,061	52,044	22.4%	$747,517	1	5,129	100.0%
Total as of September 30, 2014		4,652,949	927,075	103,201	841,956	1,872,232	83.9%	$198,248,704	419	2,097,373	44.2%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year our initial lease commenced for the property.
(2)	With respect to our owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 171,060 square feet of our office and support space, which is not included in operating NRSF.
(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for our own office space.
(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced (576,196 square feet as of September 30, 2014) divided by leasable raised floor based on the current configuration of the properties (686,862 square feet as of September 30, 2014), expressed as a percentage. The Dallas-Fort Worth, TX facility occupancy does not include a significant customer which was previously signed and commenced billing on October 1, 2014. Inclusion of this customer would have increased the Dallas-Fort Worth occupancy percentage to more than 68%.
(8)	We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from our C1, C2 and C3 rental activities and cloud and managed services, but excludes customer recoveries, deferred set up fees and other one-time and variable revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted.
(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of September 30, 2014.
*	Represents facilities that we lease.
**	Subject to long term ground lease.

Note: Excludes our facility at Lenexa, Kansas, which is not an operating data center.

Redevelopment Pipeline

The following redevelopment table presents an overview of our redevelopment pipeline, based on information as of September 30, 2014. These development projects may be delayed or may not happen at all. This table shows our ability to increase our raised floor of 927,075 square feet by approximately 2.3 times to 2.1 million square feet:

Raised Floor NRSF Overview as of September 30, 2014				Approximate Adjacent Acreage of Land(2)
Property	Current NRSF in Service	Future Available(1)	Basis of Design NRSF
Richmond	95,581	461,014	556,595	111.1
Atlanta-Metro	392,986	134,200	527,186	6.0
Dallas-Fort Worth	28,321	263,679	292,000	15.0
Princeton	58,157	100,000	158,157	65.0
Atlanta Suwanee	185,422	29,000	214,422	15.4
Santa Clara	55,494	24,853	80,347	—
Sacramento	54,595	3,311	57,906	—
Jersey City	31,503	21,241	52,744	—
Chicago	—	133,000	133,000	23.0
Miami	19,887	—	19,887	—
Other	5,129	—	5,129	—
Totals as of September 30, 2014	927,075	1,170,298	2,097,373	235.5

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2014.
(2)	The total cost basis of adjacent land, which is the land available for the future development, is approximately $10 million. This is included in land on the Combined Consolidated Balance Sheets. The Basis of Design NRSF does not include any build-out on the adjacent land.

We also own an aggregate of 235.5 acres of additional land adjacent to our Richmond, Atlanta-Metro, Dallas-Fort Worth, Suwanee, Princeton and Chicago data center properties which can support the development of over 2.5 million square feet of raised floor.

Customer Diversification

Our portfolio is currently leased to more than 850 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the 10 largest customers in our portfolio based on annualized rent as of September 30, 2014:

Principal Customer Industry	Number of Locations	Annualized Rent(1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (Months)(2)
Internet	1	$16,702,697	8.4%	49
Internet	1	9,644,400	4.9%	49
Information Technology	1	8,290,975	4.2%	117
Financial Services	1	4,318,740	2.2%	28
Financial Services	1	4,200,045	2.1%	10
Information Technology	2	4,182,777	2.1%	21
Internet	2	3,472,332	1.8%	6
Professional Services	1	3,274,860	1.6%	8
Financial Services	2	3,244,109	1.6%	39
Information Technology	1	3,175,608	1.6%	105
Total/Weighted Average		$60,506,543	30.5%	50

(1)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of September 30, 2014.

The following chart shows the breakdown of all our customers by industry based on annualized rent as of September 30, 2014:

Industry	% of Total Annualized Rent as of September 30, 2014
Technology	39%
Consulting	13%
Telecommunications	8%
Finance	7%
Retail	5%
Banking	4%
Government	3%
Insurance	2%
Manufacturing	2%
Electronics	2%
Healthcare	2%
Other	13%
Total	100%

Lease Distribution by Product Type

Product Type (Square Feet)(1)	Total Leased Raised Floor(2)	% of Portfolio Leased Raised Floor	Annualized Rent(3)	% of Portfolio Annualized Rent
Cloud Infrastructure	888	0%	17,636,493	9%
Colocation Cabinets and Cages (up to 3,300)	105,089	18%	93,801,814	47%
Custom Data Centers (3,300 or greater)	470,219	82%	86,810,397	44%
Portfolio Total	576,196	100%	198,248,704	100%

(1)	Represents all leases in our portfolio for which billing has commenced as of September 30, 2014. Cloud Infrastructure does not include Managed Services for Colocation and Custom Data Center customers. The square footage for each category is the approximate space needed for each product type. However, some C1 customers utilize less than 3,300 square feet and are therefore included in Colocation Cabinets and Cages for purposes of this table.
(2)	Represents the square footage of raised floor at a property under lease as specified in the lease and that has commenced billing as of September 30, 2014.
(3)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Lease Expirations

The following table sets forth a summary schedule of the lease expirations as of September 30, 2014 at the properties in our portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised:

Year of Lease Expiration	Number of Leases Expiring(1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Rent(2)	% of Portfolio Annualized Rent	C1 as % of Portfolio Annualized Rent	C2 as % of Portfolio Annualized Rent	C3 as % of Portfolio Annualized Rent
Month-to-Month(3)	334	11,297	2%	$10,643,163	5%	0%	4%	1%
2014	221	8,741	2%	7,742,378	4%	1%	2%	1%
2015	889	53,182	9%	41,958,348	21%	2%	18%	1%
2016	803	66,157	11%	39,646,789	20%	5%	14%	1%
2017	410	73,806	13%	35,108,306	18%	8%	7%	3%
2018	141	237,852	41%	38,560,835	20%	18%	1%	1%
After 2018	101	124,569	22%	24,588,884	12%	9%	2%	1%
Portfolio Total	2,899	575,604	100%	$198,248,703	100%	43%	48%	9%

(1)	Represents each agreement with a customer signed as of September 30, 2014 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of September 30, 2014. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(3)	Consists of customers whose leases expired prior to September 30, 2014 and have continued on a month-to-month basis.

Description of Our Properties

Below is a description of our properties. More detail is provided for the properties that represent more than ten percent of our total assets or accounted for more than ten percent of our aggregate gross revenues or both as of September 30, 2014.

Atlanta-Metro

Our Atlanta, Georgia facility, or Atlanta-Metro, is currently our largest data center based on total operating NRSF. As of September 30, 2014, the property consisted of approximately 969,000 gross square feet with approximately 746,000 total operating NRSF, including approximately 393,000 raised floor operating NRSF. An on-site Georgia Power substation supplies 72 MW of utility power to the facility, which is backed up by diesel generators, and the facility has 120 MW of transformer capacity. The facility also includes a small amount of private “Class A” office space.

As of September 30, 2014, approximately 90% of the facility’s leasable raised floor was leased to 217 customers across our 3Cs product offerings. Certain equipment at this facility is subject to an amortizing equipment loan due June 1, 2020 bearing an interest rate of 6.85%, which had a $17.2 million outstanding balance as of September 30, 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness — Atlanta-Metro Equipment Loan.”

Portions of the Atlanta-Metro facility are included in our redevelopment pipeline, as we plan to expand the facility in multiple phases by approximately 134,000 NRSF of raised floor. Upon completion of the build-out of the facility, we anticipate that the facility would contain approximately 938,000 total operating NRSF, including approximately 527,000 NRSF of raised floor.

In addition, this facility is adjacent to six acres of undeveloped land owned by us that we estimate could be developed to provide, at a minimum, an additional approximately 262,000 total operating NRSF, of which approximately 162,000 NRSF would be raised floor. These six acres of undeveloped land are not included in our current development plans.

Sale-Leaseback with DAFC.  We are the beneficial owner of our Atlanta-Metro facility through a bond-financed sale-leaseback structure. This structure is necessary in the State of Georgia to receive property tax abatement. In 2006, the Development Authority of Fulton County (“DAFC”) issued a taxable industrial development revenue bond to us with a face amount of $300 million in exchange for legal title to the facility. The bond matures on December 1, 2019 and bears interest at a rate of 8% per annum. The acquisition of the bond by us was “cashless” as the bond was issued to us in exchange for title to the facility. DAFC leased the facility back to us under a bond lease at a rent equal to the debt service on the bond. The bond lease is a triple net lease, which is standard in conduit financing transactions of this type. The rent under the bond lease payable by us, as lessee, is assigned by DAFC to us, as the bondholder. Because the rent and debt service amounts are equal and offsetting, no cash changes hands between DAFC and us. DAFC is the owner and lessor of the facility, but its rights to receive all rental payments and a security interest in the Atlanta-Metro facility have been pledged to us, as the bondholder, as security for the bond. Therefore, we have complete control over the Atlanta-Metro facility at all times. We have an option to buy the Atlanta-Metro facility for $10 when the bond has been retired (the bond matures on December 1, 2019). If we wish to obtain title earlier, we can do so by simply surrendering and cancelling the bond and paying the $10 option price.

Lease Expirations.  The following table sets forth a summary schedule of lease expirations for leases in place as of September 30, 2014 at the Atlanta-Metro facility. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Total Raised Floor of Expiring Leases	% of Facility Leased Raised Floor	Annualized Rent(2)	% of Facility Annualized Rent
Month-to-Month(3)	49	6,016	2%	$2,866,420	4%
2014	58	1,496	1%	1,791,930	3%
2015	213	10,286	3%	8,662,559	12%
2016	264	24,529	8%	13,148,223	18%
2017	84	23,963	8%	9,511,474	13%
2018	66	209,076	71%	30,877,763	43%
2019	18	16,018	5%	3,657,596	5%
2020	2	—	—%	32,620	0%
2021	—	—	—%	—	—%
2022	5	4,000	2%	1,499,397	2%
After 2022	—	—	—%	—	—%
Total	759	295,384	100%	$72,047,982	100%

(1)	Represents each lease with a customer signed as of September 30, 2014 for which billing has commenced; a lease agreement could include multiple spaces and/or service orders and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(3)	Consists of customers whose leases expired prior to September 30, 2014 and have continued on a month-to-month basis. We do not typically enter into month-to-month leases.

Primary Customers.  The following table summarizes information regarding primary customers, which are customers occupying 10% or more of the leased raised floor of the Atlanta-Metro facility, as of September 30, 2014:

Principal Customer Industry	Lease Expiration	Renewal Option	Annualized Rent(1)	% of Facility Annualized Rent
Internet	2018	1x5 years	$16,702,697	23%
Internet	2018	1x5 years	9,644,400	13%

(1)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Historical Percentage Leased and Annualized Rental Rates.  The following table sets forth the leasable raised floor, percentage leased, annualized rent and annualized rent per leased raised square foot for the Atlanta-Metro facility:

Date	Facility Leasable Raised Floor	% Occupied and Billing(1)	Annualized Rent(2)	Annualized Rent per Leased Square Foot
September 30, 2014	330,225	90%	$72,047,982	$244
December 31, 2013	242,468	100%	66,350,200	275
December 31, 2012	273,482	89%	54,110,376	222
December 31, 2011	286,344	77%	43,294,272	196
December 31, 2010	197,290	84%	35,083,656	211
December 31, 2009	178,173	82%	32,320,572	220

(1)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced as of the applicable date, divided by leasable raised floor based on the then current configuration of the property, expressed as a percentage.
(2)	Annualized rent is presented for leases commenced as of the applicable date. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Atlanta-Suwanee

Our Suwanee, Georgia, or Atlanta-Suwanee, facility consists of approximately 370,000 gross square feet, and as of September 30, 2014, it had approximately 302,000 total operating NRSF, including approximately 185,000 raised floor operating NRSF. Georgia Power supplies 36 MW of utility power to the facility, which is backed up by diesel generators. The facility also contains a small amount of “Class A” private office space and our operating service center, which provides 24x7 support to all of our customers and data centers.

As of September 30, 2014, approximately 72% of the facility’s leasable raised floor was leased to 302 customers.

Portions of the Atlanta-Suwanee facility are included in our redevelopment pipeline. We can further expand the facility by an additional 23,000 NRSF of raised floor. Upon completion of the build-out of the facility, we anticipate that it will contain approximately 325,000 operating NRSF, including approximately 208,000 NRSF of raised floor.

In addition, this facility is adjacent to 15 acres of undeveloped land owned by us that we believe could be developed to provide, at a minimum, an additional approximately 262,000 total operating NRSF, of which approximately would be 162,000 NRSF of raised floor. These 15 acres of undeveloped land are not included in our current development plans.

Lease Expirations.  The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2014 at the Atlanta-Suwanee facility. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Total Raised Floor of Expiring Leases	% of Facility Leased Raised Floor	Annualized Rent(2)	% of Facility Annualized Rent
Month-to-Month(3)	58	280	0%	$1,438,850	3%
2014	88	1,144	1%	2,917,991	6%
2015	290	18,729	22%	15,880,506	34%
2016	198	5,180	6%	6,679,478	14%
2017	122	9,490	11%	9,271,328	20%
2018	30	16,792	20%	3,550,765	7%
2019	15	4,590	6%	2,283,362	5%
2020	1	13,456	16%	1,920,000	4%
2021	1	1,400	2%	84,000	—%
2022	—	—	—%	—	—%
2023	1	13,501	16%	3,172,800	7%
After 2023	—	—	—%	—	—%
Total	804	84,562	100%	$47,199,081	100%

(1)	Represents each lease with a customer signed as of September 30, 2014 for which billing has commenced; a lease agreement could include multiple spaces and/or service orders and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(3)	Consists of customers whose leases expired prior to September 30, 2014 and have continued on a month-to-month basis. We do not typically enter into month-to-month leases.

Primary Customers.  The following table summarizes information regarding primary customers, which are customers occupying 10% or more of the leased raised floor of the Atlanta-Suwanee facility, as of September 30, 2014:

Principal Customer Industry	Lease Expiration	Renewal Option	Annualized Rent(1)	% of Facility Annualized Rent
Professional Services	2023	2x5 years	$3,175,608	7%
Professional Services	2020	2x5 years	1,924,800	4%

(1)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Historical Percentage Leased and Annualized Rental Rates.  The following table sets forth the leasable raised floor, percentage leased, annualized rent and annualized rent per leased raised square foot for the Atlanta-Suwanee facility:

Date	Facility Leasable Raised Floor	% Occupied and Billing(1)	Annualized Rent(2)	Annualized Rent per Leased Square Foot
September 30, 2014	117,187	72%	$47,199,081	$558
December 31, 2013	90,741	87%	41,968,647	530
December 31, 2012	61,000	80%	34,566,816	712
December 31, 2011	142,145	89%	40,975,608	325
December 31, 2010	145,440	85%	40,838,748	330
December 31, 2009	131,433	83%	41,862,168	383

(1)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced as of the applicable date, divided by leasable raised floor based on the then current configuration of the property, expressed as a percentage.
(2)	Annualized rent is presented for leases commenced as of the applicable date. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Richmond

Our Richmond, Virginia data center is situated on an approximately 220-acre site comprised of three large buildings available for data center redevelopment, each with two floors, and an administrative building that also has space available for data center redevelopment. As of September 30, 2014, the data center had approximately 1.3 million gross square feet with approximately 236,000 total operating NRSF, including approximately 96,000 of raised floor operating NRSF. Dominion Virginia Power supplies 110 MW of utility power to the facility, which is backed up by diesel generators. As of September 30, 2014, one of these primary buildings was actively in operation as a data center and the other two were being redeveloped. We believe that our Richmond facility is situated in an ideal location due to its proximity to Washington, DC, which offers numerous sources of demand for our products including the federal government, and provides geographical diversification from the Northern Virginia data center market. There are three core segments that we believe represent the most significant opportunity for our Richmond data center: entities associated with the federal government, given the highly secured nature of this facility and its proximity to Washington, DC; regulated industries, such as financial institutions, given our investments in security and regulatory compliance; and large enterprise customers, given the large scale of this facility. Our Richmond mega data center can accommodate large and growing C1 customers, while also accommodating C2 and C3 customers, at attractive energy costs.

We acquired our Richmond facility in 2010 through a bankruptcy process. We estimate that the former owner, a semiconductor manufacturer, had invested over $1 billion to develop the facility prior to the bankruptcy. Because the facility operated as a semiconductor fabrication facility prior to our acquisition, it had significant pre-existing infrastructure, including 110 MW of utility power, approximately 25,000 tons of chiller capacity, “Class A” private office space and other related supporting infrastructure. As a result, to date the incremental cost to redevelop the facility into a data center has been lower than the typical cost of ground-up data center development or redevelopment of other types of buildings into data centers.

As of September 30, 2014, approximately 86% of the facility’s leasable raised floor was leased to 72 customers across our 3Cs product offerings. We are the fee simple owner of the Richmond facility, and the facility is subject to a $120 million secured credit facility, of which $70 million was outstanding as of September 30, 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness — Richmond Secured Credit Facility.”

The Richmond facility is included in our redevelopment pipeline, as we plan to expand the facility in multiple phases by approximately 461,000 NRSF of raised floor. Upon completion of the build-out of the facility, we anticipate that the facility would contain approximately 1.3 million total operating NRSF, including approximately 557,000 NRSF of raised floor.

In addition, we own approximately 100 acres of undeveloped land on the site that we estimate could be developed to provide, at a minimum, an additional approximately 1.8 million total operating NRSF, of which approximately 1.1 million NRSF would be raised floor. These 100 acres of undeveloped land are not included in our current development plans.

Lease Expirations.  The following table sets forth a summary schedule of the lease expirations as of September 30, 2014 at the Richmond facility. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Total Raised Floor of Expiring Leases	% of Facility Leased Raised Floor	Annualized Rent(2)	% of Facility Annualized Rent
Month-to-Month(3)	13	8	0%	$31,982	0%
2014	3	64	0%	46,882	0%
2015	73	8,499	13%	3,077,691	17%
2016	50	680	1%	935,442	5%
2017	56	34,379	53%	8,842,867	47%
2018	32	9,047	14%	2,929,233	16%
2019	6	1,288	2%	708,211	4%
2020	39	—	—%	2,110,257	11%
2021	—	—	—%	—	—%
2022	—	—	—%	—	—%
2023	—	—	—%	—	—%
2024	4	11,070	17%	21,120	—%
After 2024	—	—	—%	—	—%
Total	276	65,035	100%	$18,703,685	100%

(1)	Represents each lease with a customer signed as of September 30, 2014 for which billing has commenced; a lease agreement could include multiple spaces and/or service orders and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(3)	Consists of customers whose leases expired prior to September 30, 2014 and have continued on a month-to-month basis. We do not typically enter into month-to-month leases.

Primary Customers.  The following table summarizes information regarding primary customers, which are customers occupying 10% or more of the leased raised floor of the Richmond facility, as of September 30, 2014:

Principal Customer Industry	Lease Expiration	Renewal Option	Annualized Rent(1)	% of Facility Annualized Rent
Financial Services	2017	1x5 or 10 years	$4,318,740	23%
Government	2015	month-to-month	1,432,545	8%

(1)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Historical Percentage Leased and Annualized Rental Rates.  The following table sets forth the leasable raised floor square footage percentage leased, annualized rent and annualized rent per leased raised square foot for our Richmond facility since acquisition:

Date	Facility Leasable Raised Floor	% Occupied and Billing(1)	Annualized Rent(2)	Annualized Rent per Leased Square Foot
September 30, 2014	75,428	86%	$18,703,685	$288
December 31, 2013	64,686	80%	14,860,819	287
December 31, 2012	50,665	83%	10,358,160	247
December 31, 2011	41,249	22%	1,731,708	191
December 31, 2010	—	—%	—	—

(1)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced as of the applicable date, divided by leasable raised floor based on the then current configuration of the property, expressed as a percentage.
(2)	Annualized rent is presented for leases commenced as of the applicable date. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Santa Clara

Our Santa Clara, California facility was acquired in November 2007. The facility, which is owned subject to a long-term ground sublease as described below, consists of two buildings containing approximately 135,000 gross square feet with approximately 102,000 total operating NRSF, including approximately 55,000 raised floor operating NRSF. The facility is situated on a 6.5-acre site in Silicon Valley. Several Silicon Valley Power substations supply 11 MW of utility power to the facility, which is backed up by diesel generators. We believe that Silicon Valley is an ideal data center location due to the large concentration of technology companies and the high local demand for data centers and cloud and managed services.

As of September 30, 2014, approximately 93% of the facility’s leasable raised floor was leased to 101 customers.

We are not currently redeveloping the Santa Clara facility. Longer term, we can further expand the facility by another approximately 25,000 NRSF of raised floor. Upon completion of the build-out of the facility, we anticipate that the facility would contain approximately 127,000 total operating NRSF, including approximately 80,000 NRSF of raised floor.

The Santa Clara facility is subject to a ground lease. We acquired a ground sublease interest in the land on which the Santa Clara facility is located in November 2007. The ground sublease expires in 2052, subject to two 10-year extension options. The current annual rent payable under the ground sublease is approximately $1.2 million, which increases annually by the lesser of 6% or the increase in the Consumer Price Index for the San Francisco Bay area. In addition, in 2018 and 2038, the monthly rent will be adjusted to equal one-twelfth of an amount equal to 8.5% of the product of (i) the then fair market value of the demised premises (without taking into account the value of the improvements existing on the land) calculated on a per square foot basis, and (ii) the net square footage of the demised premises. During the term of the ground lease, we have certain obligations to facilitate the provision of job training, seminars and research opportunities for students of a community college that is adjacent to the property. We are the indirect holder of this ground sublease.

Lease Expirations.  The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2014 at the Santa Clara facility. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Total Raised Floor of Expiring Leases	% of Facility Leased Raised Floor	Annualized Rent(2)	% of Facility Annualized Rent
Month-to-Month(3)	64	2,403	7%	$3,436,335	15%
2014	21	2,647	8%	1,310,659	6%
2015	54	491	1%	2,488,553	11%
2016	93	25,016	74%	11,327,985	51%
2017	37	616	2%	2,669,808	12%
2018	5	2,809	8%	1,035,181	5%
After 2018	—	—	—%	—	—%
Total	274	33,982	100%	$22,268,523	100%

(1)	Represents each lease with a customer signed as of September 30, 2014 for which billing has commenced; a lease agreement could include multiple spaces and/or service orders and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(3)	Consists of customers whose leases expired prior to September 30, 2014 and have continued on a month-to-month basis. We do not typically enter into month-to-month leases.

Primary Customers.  The following table summarizes information regarding primary customers, which are customers occupying 10% or more of the leased raised floor of the Santa Clara facility, as of September 30, 2014:

Principal Customer Industry	Lease Expiration	Renewal Option	Annualized Rent(1)	% of Facility Annualized Rent
Telecommunications	2016	1x5 years	$2,138,910	10%
Application Software	2016	2x3 years	1,248,624	6%

(1)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Historical Percentage Leased and Annualized Rental Rates.  The following table sets forth the leasable raised floor, percentage leased, annualized rent and annualized rent per leased raised square foot for the Santa Clara facility:

Date	Facility Leasable Raised Floor	% Occupied and Billing(1)	Annualized Rent(2)	Annualized Rent per Leased Square Foot
September 30, 2014	36,658	93%	$22,268,523	$655
December 31, 2013	36,920	90%	19,322,590	586
December 31, 2012	36,106	99%	18,880,308	527
December 31, 2011	37,057	71%	18,408,108	702
December 31, 2010	23,515	94%	17,164,968	778
December 31, 2009	24,957	34%	11,872,068	1,392

(1)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced as of the applicable date, divided by leasable raised floor based on the then current configuration of the property, expressed as a percentage.
(2)	Annualized rent is presented for leases commenced as of the applicable date. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Dallas-Fort Worth

We purchased our Dallas-Fort Worth facility in February 2013. Prior to our purchase, the facility was operated as a semiconductor fabrication facility. Similar to our Richmond facility, the Dallas-Fort Worth facility has significant pre-existing infrastructure. Specifically, the Dallas-Fort Worth facility has diverse feeds of 140 MW of utility power and approximately 698,000 gross square feet on 39 acres. We are the fee simple owner of the Dallas-Fort Worth facility.

We acquired our Dallas-Fort Worth facility because we believe that we will be able to execute a redevelopment strategy similar to our Richmond facility. Given the infrastructure that is already in place due to its former use as a semiconductor fabrication facility, we believe that the incremental costs to redevelop data center raised floor space in this facility will be lower compared to typical costs for ground-up development or redevelopments of other building types. In addition, the access to a significant amount of utility power provides the necessary power capacity to support our growth strategy for our Dallas-Fort Worth data center. Furthermore, we believe that the Dallas-Fort Worth market is an important data center market primarily due to its strong business environment and relatively affordable power costs.

The Dallas-Fort Worth facility is included in our redevelopment pipeline, as we plan to convert the facility into an operating data center in multiple phases. The first phase was completed in July 2014, when the 26,000 raised floor NRSF that had been under construction was placed into service. This space is fully leased. We can further expand the facility by another approximately 612,000 total NRSF, of which approximately 274,000 NRSF would be raised floor. Upon completion of the build-out of the facility, we anticipate that the facility would contain approximately 669,000 total operating NRSF, including approximately 303,000 NRSF of raised floor.

We own sufficient undeveloped land on the site, approximately 15 acres, that we believe could also be developed to provide an additional 262,000 total operating NRSF, of which approximately 162,000 NRSF would be raised floor. These 15 acres of undeveloped land are not included in our current development plans.

As of September 30, 2014, approximately 7% of the facility’s leasable raised floor was leased to 3 customers. This occupancy does not include a significant customer which was previously signed and commenced billing on October 1, 2014. Inclusion of this customer would have increased the Dallas-Fort Worth occupancy to more than 68%.

Lease Expirations.  The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2014 at the Dallas-Fort Worth facility. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Total Raised Floor of Expiring Leases	% of Facility Leased Raised Floor	Annualized Rent(2)	% of Facility Annualized Rent
Month-to-Month(3)	—	—	—%	—	—%
2014	2	749	97%	358,080	93%
2015	—	—	—%	—	—%
2016	—	—	—%	—	—%
2017	—	—	—%	—	—%
2018	—	—	—%	—	—%
2019	1	24	3%	28,200	7%
After 2019	—	—	—%	—	—%
Total	3	773	100%	$386,280	100%

(1)	Represents each lease with a customer signed as of September 30, 2014 for which billing has commenced; a lease agreement could include multiple spaces and/or service orders and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(3)	Consists of customers whose leases expired prior to September 30, 2014 and have continued on a month-to-month basis. We do not typically enter into month-to-month leases.

Primary Customers.  The following table summarizes information regarding primary customers, which are customers occupying 10% or more of the leased raised floor of the Dallas-Fort Worth facility, as of September 30, 2014:

Principal Customer Industry	Lease Expiration	Renewal Option	Annualized Rent(1)	% of Facility Annualized Rent
Retail	2017	month-to-month	$322,980	84%

(1)	Annualized rent is presented for leases commenced as of September 30, 2014. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Historical Percentage Leased and Annualized Rental Rates.  The following table sets forth the leasable raised floor, percentage leased, annualized rent and annualized rent per leased raised square foot for the Dallas-Fort Worth facility:

Date	Facility Leasable Raised Floor	% Occupied and Billing(1)	Annualized Rent(2)	Annualized Rent per Leased Square Foot
September 30, 2014	11,810	7%	$386,280	$500

(1)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced as of the applicable date, divided by leasable raised floor based on the then current configuration of the property, expressed as a percentage. The Dallas-Fort Worth, TX facility occupancy does not include a significant customer which was previously signed and commenced billing on October 1, 2014. Inclusion of this customer would have increased the Dallas-Fort Worth occupancy percentage to more than 68%.
(2)	Annualized rent is presented for leases commenced as of the applicable date. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

Sacramento

Our Sacramento, California facility, which we acquired in December 2012, is located 120 miles from our Santa Clara facility on a 6.8-acre site. The facility currently consists of approximately 93,000 gross square feet with approximately 81,000 total operating NRSF, including approximately 55,000 raised floor operating NRSF. The Sacramento Municipal Utility District supplies 8 MW of utility power to the facility, which is backed up by diesel generators. The facility is an institutional grade data center with a classic “N+1” design that provides a single extra uninterruptible power supply module for use in the event of a system failure. This facility will provide our regional customer base with business continuity services along with Cloud and Managed Services. We believe the property’s location is a valuable complement to our Santa Clara facility for our customers, as it will allow them to diversify their footprint in the California market with a single provider. We intend to leverage our existing West Coast regional team and our Cloud and Managed Services sales and support staff to cater to customers in this property, many of which already used managed services when we acquired the property.

Portions of this facility are included in our development pipeline as we plan to expand the facility in two phases. We recently placed in service approximately 9,000 square feet of raised floor in the facility at a cost of approximately $5 million. Longer term, we can further expand the facility by another approximately 3,000 NRSF of raised floor. Upon completion of the build-out of the facility, we anticipate that it will contain approximately 85,000 total operating NRSF including approximately 58,000 NRSF of raised floor.

As of September 30, 2014, approximately 61% of the facility’s leasable raised floor was leased to 168 customers. The majority of the customers at this facility are C2 or C3 customers which lease small amounts of space. We are the fee simple owner of the Sacramento facility.

Miami

Our Miami, Florida facility currently consists of approximately 30,000 gross square feet with approximately 26,000 total operating NRSF, including 20,000 raised floor operating NRSF. The property sits on a 1.6-acre site located at Dolphin Center with 4 MW of utility power supplied by Florida Power & Light and backed up by diesel generators. With a wind rating of 185 miles-per-hour, the facility is built to withstand a Category 5 hurricane. Miami is a strategic location for us because it is a gateway to the South American financial markets and a transcontinental Internet hub. The Miami facility was under development when we acquired it in April 2008, and we completed the build-out in

August 2008. Other than normally recurring capital expenditures, we have no current plans to further build-out or expand the Miami facility.

As of September 30, 2014, approximately 65% of the facility’s leasable raised floor was leased to 84 customers and we intend to continue to lease-up this property. We are the fee simple owner of the Miami facility.

Jersey City

Our Jersey City, New Jersey facility is a leased facility that consists of approximately 122,000 gross square feet with approximately 88,000 total operating NRSF, including approximately 32,000 raised floor operating NRSF. The Jersey City facility was originally leased by another party in March 2004 and we acquired the lease in October 2006 when we acquired the lessee. The lease expires in September 2026 and is subject to one five-year extension option. The facility was redeveloped in November 2006, and we subsequently leased it to service customers in New Jersey and New York. The facility is comprised of four floors of a 19 story building located on one city block in the metropolitan New York City area, six miles from Manhattan. PSE&G supplies 7 MW of utility power to the facility, which is backed up by diesel generators. The facility also contains a small amount of “Class A” office space. We believe that the location in Jersey City provides us with a crucial presence in the tri-state area, where space is highly coveted given the strong demand from financial services firms.

As of September 30, 2014, approximately 93% of the facility’s leasable raised floor was leased to 62 customers.

Princeton

Our Princeton, New Jersey facility, which we acquired on June 30, 2014, is located on approximately 194 acres and consists of approximately 560,000 gross square feet, including approximately 58,000 square feet of raised floor, and 12 MW of gross power. Concurrently with acquiring this data center we entered into a 10 year lease for the facility’s 58,000 square feet of raised floor with Atos, an international information technology services company headquartered in Bezos, France. The lease includes a 15 year renewal at the option of Atos.

The Princeton facility is included in our redevelopment pipeline. We can further expand the facility by another approximately 372,000 total NRSF, of which approximately 100,000 NRSF would be raised floor. Upon completion of the build-out of the facility, we anticipate that the facility would contain approximately 554,000 total operating NRSF, including approximately 158,000 NRSF of raised floor.

Chicago

Our Chicago facility, which we acquired on July 8, 2014, is the former Sun Times Press facility in downtown Chicago, Illinois. The facility consists of approximately 317,000 gross square feet with capacity for approximately 133,000 raised floor operating NRSF and 24 MW of power.

The Chicago facility is included in our redevelopment pipeline, as we plan to convert the facility into an operating data center in multiple phases. We intend to increase its size to approximately 400,000 gross square feet with raised floor capacity of approximately 215,000 square feet and 37 MW of power.

Wichita

Our Wichita, Kansas facility consists of approximately 14,000 gross square feet with approximately 14,000 total operating NRSF, including approximately 2,600 raised floor operating NRSF. Western Energy supplies 1 MW of utility power to the facility, which is backed up by a diesel generator. We believe that this data center and our Overland Park data center complement our portfolio by providing regional coverage in the Midwest. We acquired the facility in 2005, and it was redeveloped in 2008. Other than normally recurring capital expenditures, we have no current plans to further build-out or expand the Wichita facility.

As of September 30, 2014, 5% of the facility’s leasable raised floor was leased.

Overland Park

The Overland Park, Kansas facility, known as the J. Williams Technology Center, is a leased facility consisting of approximately 33,000 gross square feet, with approximately 8,000 total operating NRSF, including approximately 2,500 raised floor operating NRSF. The property is located in the Kansas City, Missouri metropolitan area. Kansas City Power & Light supplies approximately 1 MW of utility power, which is backed up by a diesel generator. The J. Williams Technology Center has housed the corporate headquarters of the Quality Group of Companies, LLC. (“QGC”) since September 2003. We lease the facility under a lease with an entity controlled by our Chairman and Chief Executive Officer, which was entered into in January 2009 and expires in December 2018 with one remaining five-year renewal term. Other than normally recurring capital expenditures and expansion of our own office space at our headquarters, we have no current plans to further build-out or expand the raised floor at our Overland Park data center.

As of September 30, 2014, approximately 90% of the facility’s leasable raised floor was leased to 21 customers.

Lenexa

Our Lenexa, Kansas property is an approximately 35,000 gross square foot facility located in the Kansas City, Missouri metropolitan area. The property was acquired in 2004. The Lenexa property does not currently operate as a data center, nor do we intend to operate it as a data center. We have historically used this property primarily as a warehouse, and have recently leased approximately 22,000 square feet to a tenant for retail use, and 12,205 square feet to a tenant as general office and warehouse space. Other than normally recurring capital expenditures, we have no current plans to further build-out or expand the Lenexa property.

Regulation

General

Data centers in our markets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the initial properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various federal, state and local laws, including regulations, ordinances and case law, a current or former owner or operator of real property may be liable for the cost to remove or remediate contamination resulting from the presence or discharge of hazardous or toxic substances, wastes or petroleum products on, under, from or in such property. These costs could be substantial, liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Most of our properties presently contain large underground or aboveground fuel storage tanks used to fuel generators for emergency power, which is critical to our operations. If any of our tanks has a release of fuel to the environment, we would likely have to pay to clean up the contamination. In addition, prior owners and operators used some of our current properties for industrial and commercial purposes, which could have resulted in environmental contamination. Moreover, the presence of contamination or the failure to remediate contamination at our properties may (1) expose us to third-party liability, (2) subject our properties to liens in favor of the government for damages and costs the government incurs in connection with the contamination, (3) impose restrictions on the manner in which a property may be used or businesses may be operated, or (4) materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. Finally, there may be material environmental liabilities at our properties of which we are not aware. Any of these matters could have a material adverse effect on us.

Our properties are subject to federal, state, and local environmental, health, and safety laws and regulations and zoning requirements, including those regarding the handling of regulated substances and wastes, emissions to the environment, and fire codes. For instance, our properties are subject to regulations regarding the storage of petroleum for auxiliary or emergency power and air emissions arising from the use of power generators. In particular, our properties in California are subject to strict emissions limitations for its generators, which could be exceeded if we need to use these generators to supply critical backup power in a manner that results in emissions in excess of California limits. In addition, we lease some of our properties to our customers who are also subject to such environmental, health and safety laws and zoning requirements. If we, or our customers, fail to comply with these various requirements, we might incur costs and liabilities, including governmental fines and penalties. Moreover, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will materially and adversely affect us. Environmental noncompliance liability also could affect a customer’s ability to make rental payments to us. We require our customers to comply with these environmental and health and safety laws and regulations and to indemnify us for any related liabilities.

Some of our properties may contain, or may have contained, asbestos-containing building materials. Environmental laws require that owners or operators of or employers in buildings with asbestos-containing materials, or ACM properly manage and maintain these materials, adequately inform or train those who may come into contact with ACM and undertake special precautions, including removal or other abatement, in the event that ACM is disturbed during building maintenance, renovation or demolition. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, third parties may seek recovery from employers, owners or operators for personal injury associated with exposure to asbestos. If we become subject to any of these penalties or recoveries as a result of ACM at one or more properties, we could be materially and adversely impacted.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues also can stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our customers, employees of our customers and others if property damage or personal injury occurs. Thus, conditions related to mold or other airborne contaminants could results in material liabilities, which could have a material adverse effect on us.

If we, or other companies with which we do business, particularly utilities that provide our facilities with electricity, become subject to laws or regulations related to climate change, we could be materially and adversely impacted. The United States may enact new laws relating to climate change, including potential cap-and-trade systems, carbon taxes and other requirements relating to reduction of carbon footprints and/or greenhouse gas emissions. Other countries have enacted climate change laws and regulations and the United States has been involved in discussions regarding international climate change treaties. The U.S. government and some of the states and localities in which we operate have enacted certain climate change laws and regulations and/or have begun regulating carbon footprints and greenhouse gas emissions. Although these laws and regulations have not had any known material adverse effect on us to date, they could limit our ability to develop new facilities or result in substantial costs, including compliance costs, retrofit costs and construction costs, monitoring and reporting costs and capital expenditures for environmental control facilities and other new equipment. Furthermore, our reputation could be negatively affected if we violate climate change laws or regulations. We cannot predict how future laws and, regulations, or future interpretations of current laws and regulations, related to climate change will affect our business, results of operations, liquidity and financial condition. Lastly, the potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts could have a material adverse effect on us.

Independent environmental consultants have conducted Phase I or other environmental site assessments on all of operating properties in our portfolio that we own. Each of the site assessments has been either completed or updated since 2010, except with respect to our Wichita property, which was completed in 2004. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property, including information obtained through a site visit, interviews, database searches, and records reviews. These assessments do not generally include soil samplings, subsurface investigations, an asbestos survey, or a review of compliance with environmental, health, and safety laws. None of the site assessments have revealed any recognized environmental conditions (i.e., the presence or likely presence of contaminants) that we believe would have a material adverse effect on us. However, the site assessments may have failed to reveal all existing environmental conditions, liabilities or compliance concerns and material environmental conditions, liabilities or compliance concerns may have arisen after the site assessments were completed or may arise in the future.

Privacy and Security

We may be directly and/or contractually subject to laws, regulations and policies for protecting sensitive data, consumer privacy and vital national interests. For example, the US government has promulgated regulations and standards subject to authority provided through the enactment of a number of laws, such as HIPAA, the HITECH Act, the Gramm-Leach-Bliley Act (“GLBA”) and FISMA, which require many corporations and federal, state and local governmental entities to control the security of, access to and configuration of their IT systems. A number of states have also enacted laws and regulations that require covered entities, such as data center operators, to implement and maintain security measures to protect certain types of information, such as Social Security numbers, payment card information, and other types of data, from unauthorized use and disclosure. In addition, industry organizations have adopted and implemented various security and compliance policies. For example, the Payment Card Industry Security Standards Council has issued its mandatory PCI DSS which is applicable to all organizations processing payment card transactions.

In connection with certain of these laws, we are subject to audits and assessments, and we may be required to obtain certain certifications. Audit failure or findings of non-compliance can lead to significant fines or decertification from engaging in certain activities. For example, violations of HIPAA/HITECH Act regulations can lead to fines of up to $1.5 million for all violations of a particular provision in a calendar year and our failure to demonstrate compliance in an annual PCI DSS audit may result in fines and exclusion from payment card networks. Additionally, violations of privacy or security laws, regulations or standards increasingly lead to class-action litigation, which can result in substantial monetary judgments or settlements. We cannot assure you that future laws, regulations and standards, or future interpretations of current laws, regulations and standards, related to privacy and security will not have a material adverse effect on us.

Insurance

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We have selected policy specifications and insured limits that we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured. We will not carry insurance for generally uninsured losses such as loss from riots, war, terrorism, acts of God, wet or dry rot, vermin and, in some cases, flooding, because such coverage is not available or is not available at commercially reasonable rates. In addition, although we carry earthquake insurance on our properties in an amount and with deductibles that we believe are commercially reasonable, such policies are subject to limitations in certain seismically active zones. Certain of the properties in our portfolio will be located in areas known to be seismically active. See “Risk Factors — Risks Related to the Real Estate Industry — Uninsured and underinsured losses could have a material adverse effect on us.”

Employees

As of September 30, 2014, we employed approximately 460 persons, none of which were represented by a labor union. We believe our relations with our employees are good.

Offices

Our executive headquarters is located at 12851 Foster Street, Overland Park, Kansas 66213, where our telephone number is (913) 814-9988. We believe that our current offices are adequate for our present operations; however, based on the anticipated growth of our company, we may add regional offices depending upon our future operational needs.

LEGAL PROCEEDINGS

In the ordinary course of our business, we are subject to claims for negligence and other claims and administrative proceedings, none of which we believe are material or would be expected to have, individually or in the aggregate, a material adverse effect on us.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The Operating Partnership is a subsidiary of QTS, which is also the general partner of the Operating Partnership. The members of the board of directors of QTS are listed below. The Co-Issuer is managed by its board of directors, of which Chad L. Williams is the sole member.

All of the guarantors, except Quality Investment Properties Richmond, LLC and Quality Technology Services Richmond II, LLC (the “Richmond Guarantors”), are managed by QTS, as its direct or indirect member. The Richmond Guarantors are managed by a board of directors, of which Chad L. Williams is the sole voting director.

QTS’ board of directors consists of eight members, a majority of which are independent within the meaning of the corporate governance listing standards of the NYSE. Pursuant to its organizational documents, each of QTS’ directors is elected by its stockholders to serve until the next annual meeting of its stockholders and until his or her successor is duly elected and qualified. QTS’ charter and bylaws provide that the number of directors may be established by its board of directors and may not be fewer than the minimum number required under Maryland law nor more than 15 directors. Subject to rights pursuant to any employment agreements, officers serve at the discretion of the board of directors.

The following table sets forth certain information concerning the executive officers and directors of QTS:

Name	Age	Position
Chad L. Williams	43	Chairman and Chief Executive Officer
William H. Schafer	56	Chief Financial Officer
James H. Reinhart	50	Chief Operating Officer — Operations
Daniel T. Bennewitz	56	Chief Operating Officer — Sales & Marketing
Jeffrey H. Berson	45	Chief Investment Officer
Shirley E. Goza	57	General Counsel
John W. Barter	68	Director(1)
William O. Grabe	76	Director(1)
Catherine R. Kinney	62	Director(1)
Peter A. Marino	72	Director(1)
Scott D. Miller	62	Director(1)
Philip P. Trahanas	43	Director(1)
Stephen E. Westhead	51	Director

(1)	Independent within the meaning of the NYSE listing standards.

Biographical Summaries of Executive Officers

Chad L. Williams has been the Chairman and Chief Executive Officer since May 2013 and was the Chairman and Chief Executive Officer of our predecessor from 2003 until the IPO. Mr. Williams has more than 24 years of experience in the management and development of various private companies and more than 14 years of experience in the ownership, management and development of commercial real estate, the last eight of which have been focused on data center properties. In his role as Chief Executive Officer, Mr. Williams has been directly involved in every aspect of our business, from strategic acquisition and financing, to site selection, design, development and construction and customer management. Mr. Williams currently serves on the board of directors for the U.S. Dream Academy, an organization that focuses on intervening in the lives of children of incarcerated parents. Its mission is to empower these at-risk children to maximize their potential by providing them with academic, social and values-enrichment through supportive mentoring and the use of technology.

The Board determined that Mr. Williams should serve on our Board based on his experience as a successful business leader and entrepreneur and his experience in real estate and with the Company.

William H. Schafer has served as the Chief Financial Officer since the IPO in October 2013. Previously, he served as the Chief Financial Officer of our predecessor from 2010 to our initial public offering. Mr. Schafer has more than 20 years of experience in the REIT industry and 33 years of experience in financial operations, accounting systems and financing activities. Prior to joining our predecessor, Mr. Schafer was the chief financial officer of DDR Corp. (NYSE: DDR) from 1992 to 2010, a public REIT and an owner and developer of retail properties. Prior to joining DDR Corp., Mr. Schafer was a senior manager of PricewaterhouseCoopers LLP. Mr. Schafer earned a Bachelor of Arts degree in business administration from the University of Michigan.

James H. Reinhart has served as the Chief Operating Officer — Operations since the IPO in October 2013. Previously, he served as the Chief Operating Officer — Operations of our predecessor from 2012 to the IPO. Mr. Reinhart has more than 25 years of experience in operations, technology, marketing and strategy. Prior to joining our predecessor, Mr. Reinhart held various positions at Genworth Financial, Inc. (NYSE: GNW), a financial services company, from 2005 to 2012. In his last position at Genworth Financial, Inc., Mr. Reinhart was the chief strategy and marketing officer of the U.S. Insurance & Wealth Management division. Prior to that, Mr. Reinhart held various positions at Capital One Financial Corporation (NYSE: COF), a financial services company, from 1999 to 2005, the last of which was vice president responsible for call center outsourcing, and various positions at the Hewlett-Packard Company (NYSE: HPQ), a technology products and software company, from 1993 to 1999. Mr. Reinhart earned a Master of Business Administration from the Harvard Graduate School of Business Administration, a Master of Science degree in electrical engineering from the University of Maryland and a Bachelor of Science degree in electrical engineering from the United States Naval Academy.

Daniel T. Bennewitz has served as the Chief Operating Officer — Sales & Marketing since the IPO in October 2013. Previously, he served as the Chief Operating Officer — Sales & Marketing of our predecessor from 2012 to the IPO. Mr. Bennewitz has more than 30 years of experience in sales, marketing, operations and global leadership positions. Prior to joining our predecessor, Mr. Bennewitz worked at IBM Corporation (NYSE: IBM), an information technology and products company, from 1980 to 2012. Mr. Bennewitz’s responsibilities included product, industry and global leadership positions across the company, and his last position was vice president of IBM’s sales model, a position in which he was responsible for leading IBM’s go-to-market model and sales force transformation. Mr. Bennewitz earned an A.B. degree in economics from Princeton University.

Jeffrey H. Berson has served as the Chief Investment Officer since the IPO in October 2013. Previously, he served as the Chief Investment Officer of our predecessor from August 2013 to the IPO. Mr. Berson has more than 20 years of experience in investment banking covering data center companies and the technology and telecommunications sectors. Prior to joining our predecessor, Mr. Berson was a Managing Director at UBS AG, an international investment bank, from 2011 to 2013, a Managing Director at Oppenheimer and Co. Inc., an international investment bank, from 2009 to 2011, and a Managing Director at Barclays Capital, an international investment bank, from 2007 to 2009. Prior to 2007, Mr. Berson spent over 10 years at Canadian Imperial Bank of Commerce in the Investment Banking Department. Mr. Berson earned a Bachelor of Arts degree from the University of Pennsylvania, a Bachelor of Science degree from the Wharton School of the University of Pennsylvania and a Master of Business Administration from the University of Chicago.

Shirley E. Goza has served as the General Counsel since the IPO in October 2013. Previously, she served as the General Counsel of our predecessor from 2006 to the IPO. Ms. Goza has more than 30 years of experience as a practicing attorney and law professor. Prior to joining our predecessor, Ms. Goza co-owned and operated Focus Trial and Settlement Solutions, a company that facilitated mock trials for trial attorneys, and served as managing partner from 2004 to 2006. Ms. Goza previously was a partner with the law firm Shook, Hardy & Bacon from 2000 to 2004 and was Of Counsel at Spencer Fane Britt & Browne LLP from 1982 to 1990. Ms. Goza taught on the faculty at the University of Missouri, Kansas City, School of Law from 1990 through 1997 and was a visiting faculty member at the University of Kansas in 1996. Ms. Goza earned a Juris Doctorate from the University of Kansas and a Bachelor of Arts degree in English and psychology from Pittsburg State University.

Biographical Summary of Significant Employee

Brian E. Johnston is the Chief Technology Officer and has served as the Chief Technology Officer of our predecessor since 2011. Mr. Johnston has more than 18 years of engineering experience for technology companies focusing on information technology and data center solutions. Prior to his role as Chief Technology Officer, Mr. Johnston served as our predecessor’s Chief Operations Officer from 2006. Before joining our predecessor, Mr. Johnston was Vice President of Operations at First National Technology Solutions, a data center services company, from 2001 to 2006, and president of Capaciteam, a capacity and mathematical modeling service provider, from 1999 to 2001. From 1990 to 1995, Mr. Johnston served in the U.S. Marine Corps and the U.S. Marine Corps Reserves. Mr. Johnston earned a Bachelor of Science degree in management information systems from Bellevue University.

Biographical Summaries of Directors

See “— Biographical Summaries of Executive Officers” for information regarding Chad L. Williams, our Chairman and Chief Executive Officer.

John W. Barter has been a director since August 2013 and was a director of our predecessor from 2010 until the IPO. Mr. Barter serves as the chair of the Audit Committee. Mr. Barter has more than 25 years of experience in financial management, mergers and acquisitions, executive management and planning and analysis. Mr. Barter was the chief financial officer of Kestral Solutions, Inc., a technology company, from 2000 to 2001. Prior to this, Mr. Barter held various positions with AlliedSignal, Inc., now called Honeywell International, Inc. (NYSE: HON), a technology company, for most of the time between 1973 to 1997, and was an executive vice president and president of AlliedSignal Automotive from 1994 to 1997 and chief financial officer from 1988 to 1994. He currently serves on the board of directors of Dice Holdings, Inc. (NYSE: DHX) and TASC, Inc., and previously served on the boards of directors of Lenovo Group, Ltd. (HKG: 992) from 2005 until 2010, SRA International from 2003 until 2011 and Genpact Ltd. (NYSE: G) from 2005 to 2014. Mr. Barter earned a Bachelor of Science degree in physics from Spring Hill College and a Master of Business Administration in finance from Tulane University.

The Board determined that Mr. Barter should serve on our Board based on his financial acumen and management experience.

William O. Grabe has been a director since August 2013 and was a director of our predecessor from 2009 until the IPO. Mr. Grabe serves as the chair of our compensation committee. Mr. Grabe has over 40 years of experience in investment management and corporate operations. Mr. Grabe is an advisory director of General Atlantic LLC, a global investment firm, and was a managing director at General Atlantic LLC from 1992 to 2010. Prior to joining General Atlantic LLC, Mr. Grabe held executive positions in sales, marketing and operations at IBM Corporation and was the general manager for the Marketing and Services Group from 1988 to 1992. Mr. Grabe currently serves on the boards of directors of Lenovo Group Limited, personal technology company (SEHK: 0992), Compuware Corporation, a software company (NASDAQ: CPWR), and Gartner, Inc., a technology research company (NYSE: IT). He previously served on the board of directors of Infotech Enterprises Limited (BSE: 532175; NSE: INFOTECENT) from 2007 to 2010 and iGATE Computer Systems Limited (f/k/a Patni Computer Systems Limited, NYSE: PTI) from 2002 to 2011 and the board of directors of several other public and private global technology companies. Mr. Grabe earned a Master of Business Administration from the UCLA Graduate School of Business and a Bachelor of Science degree in engineering from New York University.

The Board determined that Mr. Grabe should serve on our Board based on his business experience in sales and operations, his experience as a director of other public companies in the technology sector and his investment management experience.

Catherine R. Kinney has been a director since August 2013 and was a director of our predecessor from May 2013 until the IPO. Ms. Kinney serves as the chair of our Nominating and Corporate Governance Committee. Ms. Kinney has 35 years of experience in securities regulation and management. Based in Paris, France, from 2007 to 2009, Ms. Kinney served as the group executive vice president and head of global listing, marketing and branding at NYSE Euronext (NYSE: NYX), a company that operates multiple securities exchanges. From 1974 to 2008, Ms. Kinney held various positions with the New York Stock Exchange, Inc., a U.S.-based securities exchange and predecessor of the NYSE Euronext, and was its president and co-chief operating officer from 2002 to 2008. Ms. Kinney currently serves on the boards of directors of MetLife, Inc. (NYSE: MET), NetSuite, Inc. (NYSE: N) and MSCI Inc. (NYSE: MSCI). Ms. Kinney earned a Bachelor of Arts degree from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has also received honorary degrees from Georgetown University, Fordham University and Rosemont College.

The Board determined that Ms. Kinney should serve on our Board based on her extensive leadership, management and corporate governance experience and experience as a director of other public companies.

Peter A. Marino has been a director since August 2013 and was a director of our predecessor from 2012 until the IPO. Mr. Marino has over 25 years of executive experience. Mr. Marino has been a private consultant for government and industry on defense and intelligence issues since 1999. From 1996 to 1999, Mr. Marino was the president and chief executive officer of Firearms Training Systems, Inc., a provider of software and hardware simulation training systems for military, law enforcement and security forces. From 1991 to 1996, Mr. Marino served as senior vice president of E-Systems Corporation, a computing and software company which was acquired by Raytheon (NYSE: RTN) in 1995. Mr. Marino previously served as president and chief operating officer of Fairchild Industries, an aerospace and defense company, from 1988 to 1990 and was president and chief operating officer of Lockheed Electronics Company, Inc., a defense electronics company, from 1986 to 1988. From 1970 to 1986, he served in numerous capacities at the Central Intelligence Agency, including director of technical service and deputy director for the Office of Research and Development. He also attended the Senior Executive Fellows program at Harvard University. Mr. Marino previously served as a director of Argon ST, Inc., a former public company, from 2004 to 2010. Mr. Marino earned a Master of Science in acoustics (engineering physics) from The Pennsylvania State University and a Bachelor of Science degree in physics from Rollins College.

The Board determined that Mr. Marino should serve on our Board based on his experience as a successful business leader and entrepreneur, his government-related experience, as well as his technology experience.

Scott D. Miller has been a director since August 2013 and was a director of our predecessor from May 2013 until the IPO. Mr. Miller has over 30 years of executive experience. Mr. Miller is the chief executive officer of SSA & Company, a management consulting firm focusing on process improvement, the chief executive officer of G100, a membership organization providing a forum for current, future and recent chief executive officers of leading public and private companies and private equity firms, and the managing general partner of MSP, LLC, a private real estate development and investment company. He also serves as special advisor to General Atlantic LLC. Prior to joining SSA & Company in March 2004, Mr. Miller served as non-executive vice chairman of Hyatt Hotels and Resorts Corporation (NYSE: H), a global hospitality company, from 2003 to 2004, the president from 1999 to 2003 and executive vice president from 1997 to 1999. Mr. Miller was also the president and chief executive officer of United Infrastructure Company, a public infrastructure development company from 1993 to 1997. From 1981 to 1993, he was a founding partner of The John Buck Company, a real estate brokerage, management and development company. Mr. Miller served on the boards of directors of Affinion Group, Inc. from 2011 to 2013, AXA Equitable Life Insurance Company from 2002 to 2012, Orbitz Worldwide, Inc. (NYSE: OWW) from 2003 to 2004, and NAVTEQ Corporation from 2004 to 2008. Mr. Miller earned a Master of Business Administration from the University of Chicago and a Bachelor of Arts degree in human biology from Stanford University.

The Board determined that Mr. Miller should serve on our Board based on his leadership and management experience as a principal executive officer of diverse organizations and experience as a director of other public companies.

Philip P. Trahanas has been a director since August 2013 and was a director of our predecessor from 2009 until the IPO. Mr. Trahanas serves as our lead independent director. Mr. Trahanas has over 17 years of experience in financial advisory, investing and investment management, as well as over 10 years of experience serving on private and public company boards. Between 2000 and 2014, Mr. Trahanas was a Managing Director of General Atlantic LLC, a global investment firm. From 1996 to 2000, Mr. Trahanas worked at Morgan Stanley (NYSE: MS), a global financial services firm, where he was a member of the high technology corporate finance team, was a merger and acquisition specialist and was a member of the investment banking division’s operating management team. Prior to joining Morgan Stanley, Mr. Trahanas was an electrical engineer at General Electric (NYSE: GE), a diversified technology, media and financial services company, where he specialized in communications equipment and semiconductor design. Mr. Trahanas earned a Bachelor of Engineering degree in electrical engineering from The Cooper Union for the Advancement of Science and Art, a Master of Business Administration from the University of Pennsylvania Wharton School and a Master of Science degree in engineering from the University of Pennsylvania Moore School of Engineering.

The Board determined that Mr. Trahanas should serve on our Board based on his extensive operating, investment banking and private equity experience.

Stephen E. Westhead has been a director since August 2013 and was a director of our predecessor from May 2013 until the IPO. Mr. Westhead has over 25 years of experience in management. Since 2007, Mr. Westhead has been the chief executive officer and lead investor of US Trailer, a semi-trailer leasing company, and has served as the chief marketing officer of Satori Group, Inc., an IT company, since January 2013. From 1987 to 2008, Mr. Westhead served as senior vice president of commercial lines underwriting for Philadelphia Insurance Companies, an insurance company. Mr. Westhead earned a Bachelor of Science degree in business administration from Cabrini College.

Our Board determined that Mr. Westhead should serve on our Board based on his executive management experience.

COMPENSATION DISCUSSION AND ANALYSIS

The officers of the Operating Partnership and the Co-Issuer are compensated for their services to QTS and its consolidated subsidiaries as a whole. Therefore, set forth below is the compensation discussion and analysis related to QTS and its consolidated subsidiaries for the year ended December 31, 2013.

This Compensation Discussion and Analysis discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers. Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Each of the key elements of our executive compensation program is discussed in more detail below.

In 2013, our “named executive officers” and their positions were as follows:

•	Chad L. Williams, Chairman and Chief Executive Officer;
•	William H. Schafer, Chief Financial Officer;
•	James H. Reinhart, Chief Operating Officer — Operations;
•	Daniel T. Bennewitz, Chief Operating Officer — Sales & Marketing; and
•	Jeffrey H. Berson, Chief Investment Officer.

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below.

Executive Summary

We are a leading owner, developer and operator of state-of-the-art, carrier neutral, multi-tenant data centers. Our data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. We have a fully integrated platform through which we own and operate our data centers and provide a broad range of information technology, or IT, infrastructure solutions. We believe that we own and operate one of the largest portfolios of multi-tenant data centers in the United States, with data centers located in some of the top U.S. data center markets and other high growth markets.

Fiscal year 2013 was a significant year for us. In addition to successfully completing our initial public offering, through which we raised approximately $279 million in net proceeds, we achieved a number of other performance objectives, including:

•	Achieved total stockholder return of approximately 19% from the date of our initial listing through December 31, 2013, significantly outperforming the returns of the broader REIT industry over this time period;
•	Operating funds from operations (“FFO”) increased by 94% in 2013 (including our predecessor) when compared to fiscal year 2012 for our predecessor;
•	Adjusted EBITDA increased by 36% in fiscal year 2013 (including our predecessor) when compared to fiscal year 2012 for our predecessor; and
•	Revenue increased by 22% in fiscal year 2013 (including our predecessor) when compared to fiscal year 2012 for our predecessor.

In light of our performance and the performance of the individual executives, annual bonuses of 90% of the aggregate salary paid by us and our predecessor were provided to Chad L. Williams and William H. Schafer, and annual bonuses of 45% of the aggregate salary paid by us and our predecessor were paid to our other named executive officers for their performance during 2013. In addition, equity awards in the form of restricted stock and stock options were granted during 2013 to our named executive officers with values ranging from approximately $350,000 to $550,000 in recognition of their efforts in our successful initial public offering (plus 30,952 shares of restricted stock granted to Mr. Berson valued at approximately $650,000 granted concurrently with our initial public offering, as required pursuant to Mr. Berson’s employment agreement in connection with his hiring in August 2013).

We generally calculate Operating FFO as FFO (calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT) excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of our operating real estate portfolio. A reconciliation of Operating FFO to net income (loss) is included on page 83 of our Annual Report on Form 10-K for the year ended December 31, 2013. We calculate Adjusted EBITDA as EBITDA (net income (loss) adjusted to exclude interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization) excluding unamortized deferred financing costs, gains on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain (loss) on legal settlement and gain on sale of real estate. A reconciliation of Adjusted EBITDA to net income (loss) is included on page 86 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Executive Compensation Philosophy and Objectives

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. Given the competitive market for executive talent with the specialized knowledge, skills and abilities to be successful in the data center business, the ability to attract and retain executives is imperative to creating long-term value for our stockholders.

•	Central to our ability to attract and retain our executives is providing base salaries that fairly reward them for their value to the organization in successfully performing their respective roles.
•	We view incentive compensation as a means to motivate and reward our executives for performance, including the achievement of our financial and operational objectives, individual goals and value creation for stockholders. In accordance with our “pay for performance” approach, a substantial portion of our executive pay is in the form of short-term, annual cash incentives and long-term, equity-based incentives.
•	We evaluate our executive pay program and make pay decisions within the context of a total compensation framework, in order to ensure our overall compensation objectives are met. In doing so, we recognize the distinct nature of the individual elements of our pay program, but are mindful of the interrelationship of the various components to the successful execution of our overall pay strategy.

Role of the Compensation Committee and Management

The Compensation Committee is comprised of non-employee independent directors who develop, amend and approve our executive compensation program and is responsible for the overall design and administration of our executive compensation programs.

Our goal is to maintain a flexible compensation program that allows us to adapt components and levels of compensation in order to motivate, reward and retain individual named executive officers within the context of the attainment of performance objectives. When determining the overall compensation of our named executive officers, including base salaries and annual short-term and long-term incentive amounts, the Compensation Committee considers a number of factors it deems important, including:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance;
•	the business environment, our strategy, and our financial, operational and market performance;

•	corporate governance and regulatory factors related to executive compensation; and
•	marketplace compensation levels and practices.

The Compensation Committee makes compensation decisions for our executive officers after careful review and analysis of appropriate performance information and market compensation data. The Compensation Committee determines the compensation for the Chief Executive Officer. The Chief Executive Officer provides recommendations to the Compensation Committee on the compensation for each executive officer other than himself. The Chief Executive Officer does not make recommendations with respect to his own compensation. The Chief Executive Officer’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, and importance to our overall business strategy. Although the Chief Executive Officer’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

Role of the Compensation Consultant

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). The Compensation Committee engaged the services of Towers Watson, an executive compensation consultant, to provide advice and counsel in carrying out its duties. Towers Watson provided the Compensation Committee with market data on executive pay practices and levels, provided recommendations regarding the structure of executive employment agreements, pay opportunities and equity based incentives. In addition, Towers Watson worked with us to establish the QTS Realty Trust, Inc. 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”).

The Compensation Committee has the sole authority to approve the compensation consultant’s fees and terms of their engagement. The Compensation Committee has reviewed its relationship with Towers Watson to ensure that it believes that Towers Watson is independent from management. This review process includes a review of the services Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year, as well as consideration of the factors impacting independence that are set forth in NYSE rules.

Use of Comparative Market Data

To gauge marketplace compensation levels and practices, the Compensation Committee worked with Towers Watson to develop a comparative group of organizations and conduct a market analysis of executive compensation practices and pay levels based on this group. The comparative group included 26 publicly traded REITs, including direct data center REIT competitors, as well as REITs representing other asset classes, but comparable in size to us based on total capitalization. The specific REITs in the comparative group included:

Agree Realty Corporation	Hudson Pacific Properties, Inc.
AmREIT, Inc.	Kite Realty Group Trust
Aviv REIT, Inc.	LTC Properties, Inc.
Campus Crest Communities, Inc.	Monmouth Real Estate Investment Corporation
Cedar Realty Trust, Inc.	National Health Investors, Inc.
Chatham Lodging Trust	National HealthCare Corporation
CoreSite Realty Corporation	One Liberty Properties, Inc.
CyrusOne Inc.	Retail Opportunity Investments Corp.
Digital Realty Trust, Inc.	Sabra Health Care REIT, Inc.
DuPont Fabros Technology, Inc.	STAG Industrial, Inc.
Education Realty Trust, Inc.	Summit Hotel Properties, Inc.
Excel Trust, Inc.	Terreno Realty Corporation
First Potomac Realty Trust	Whitestone REIT

The Compensation Committee used this comparative group data to guide its review of the total compensation of our executive officers and generally reviews the compensation data of the comparative group and industry to understand market competitive compensation. The Compensation

Committee focuses on ensuring that the elements of our executive compensation program are consistent with peer and industry trends. However, the Compensation Committee does not benchmark compensation to a specific percentage of the compensation of this comparative group or otherwise apply a formula or assign this comparative group a relative weight

Elements of Executive Officer Compensation Program

The following is a summary of the elements of and amounts paid under our executive officer compensation programs for fiscal year 2013. The annualized 2013 compensation for each of our named executive officers was determined based on a review of publicly disclosed compensation packages of executives of other public real estate companies and negotiations with the executive officers.

Annual Base Salary.  Our named executive officers’ base salaries represent a fixed level of compensation that is meant to reward them fairly for their value to the company based on their respective roles and responsibilities. Our named executive officers’ base salaries were negotiated as a part of their employment agreements and are as follows:

Name	2013 Annualized Base Salary
Chad L. Williams	$550,000
William H. Schafer	$350,000
James H. Reinhart	$350,000
Daniel T. Bennewitz	$350,000
Jeffrey H. Berson	$325,000

In determining base salaries, our Compensation Committee considered each executive’s role and responsibility, experience, knowledge, unique skills, future potential with our company, salary levels for similar positions in our target market, and internal pay equity.

Annual Cash Bonus.  Annual cash bonuses are designed to motivate our executive officers to achieve performance at both a company and individual level. Under the terms of their employment agreements, our executives have defined target annual bonuses, expressed as a percentage of each executive’s respective salary. For bonuses with respect to the 2013 fiscal year, the Compensation Committee reviewed the performance of the Company (together with its predecessor) and each executive and approved bonus payouts for each executive in light of such bonus targets. As we completed our initial public offering in October 2013, we have paid no cash bonuses during 2013 with respect to periods prior to October 2013 (although our predecessor historically paid cash bonuses for periods prior to October 2013). In making the bonus decisions, the Committee considered the following:

•	the results of the Company’s performance during 2013 following our initial public offering, including the level of company-wide achievement of revenue, as well as the levels of our FFO, our Operating FFO, our monthly recurring revenue, our net operating income, our EBITDA, and our Adjusted EBITDA; and
•	his or her individual responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the comparative group discussed previously.

The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability to exercise its judgment and discretion to adjust an award up or down. Beginning with annual cash bonus awards for fiscal year 2014, the Compensation Committee intends to award bonuses based on the level of achievement of specific performance and individual goals throughout the year, with such goals being communicated to the named executive officer during the first quarter of the fiscal year.

The table below details each named executive officer’s target bonus opportunity under his employment agreement and the actual bonus approved by the Compensation Committee based on 2013 performance.

	Target Bonus		Actual Bonus for 2013
Name	% of Salary	Value	% of Salary(1)	Value
Chad L. Williams	100%	$550,000	90%	$495,000
William H. Schafer	100%	$350,000	90%	$315,000
James H. Reinhart	50%	$175,000	45%	$157,500
Daniel T. Bennewitz	50%	$175,000	45%	$157,500
Jeffrey H. Berson	50%	$162,500	45%	$146,250

(1)	The named executive officers elected to receive only 90% of their target bonuses in order to reward employees of the Company for a strong financial performance and for successfully taking the Company public. The remaining 10% that otherwise would have been paid to the named executive officers was instead used to fund employee bonuses.

Equity Awards.  We provide equity awards pursuant to the 2013 Equity Incentive Plan. In connection with the completion of our initial public offering in October 2013, our named executive officers were granted a combination of restricted stock and stock option awards equal in value to their respective annual base salaries. These restricted stock and stock option awards vest ratably over four years beginning on the first anniversary of the date of grant and each quarter-end thereafter, subject to continued service as an employee. These initial awards granted to our named executive officers were designed to reward each individual’s contribution to our formation and initial public offering, as well as create an additional retention element, and to ensure that their interests are aligned with the interests of our stockholders. We believe that it is in our best interests to have an element of retention in our compensation programs and that it is important for members of our management team and other key employees to receive equity awards that align their interests with the interests of our stockholders.

In addition to the grant in connection with our initial public offering described above, Mr. Berson was also granted 30,952 restricted shares of Class A common stock at the time of our initial public offering pursuant to his employment agreement in connection with his hiring in August 2013. These awards vest ratably over four years beginning on the first anniversary of the date of grant and each quarter-end thereafter, subject to Mr. Berson’s continued employment.

The table below provides information on the equity grants related to our initial public offering made to each of our named executive officers. Approximately 75% of the value of the total award was granted in the form of restricted stock, with the remaining 25% delivered in the form of stock options. The Compensation Committee determined the value of the restricted stock and stock option awards taking into consideration, among other factors, the competitive market information provided by Towers Watson.

	Restricted Stock Awards				Stock Option Awards		Total Equity Award Value
Name	Shares		Value at IPO		Shares Underlying Options	Value at IPO
Chad L. Williams	19,642		$412,482		39,062	$137,498	$549,980
William H. Schafer	12,500		$262,500		24,857	$87,496	$349,996
James H. Reinhart	12,500		$262,500		24,857	$87,496	$349,996
Daniel T. Bennewitz	12,500		$262,500		24,857	$87,496	$349,996
Jeffrey H. Berson	42,559	(1)	$893,739	(1)	23,082	$81,249	$974,988

(1)	The amount includes an additional grant of 30,952 shares valued at approximately $650,000 granted concurrently with our initial public offering, as required pursuant to Mr. Berson’s employment agreement in connection with his hiring in August 2013.

We expect to design and administer our equity incentive portion of our executive compensation program to focus our executive officers on, and reward them for, achieving our long-term goals and enhancing stockholder value. In determining future equity awards, we anticipate that our Compensation Committee will take into account our company’s overall financial and operational performance, stockholder returns, individual contributions and competitive market practices.

All of our outstanding LTIP units were granted by the Operating Partnership at times prior to our initial public offering under the Operating Partnership’s equity incentive plan — the QualityTech, LP 2010 Equity Incentive Plan (the “2010 Plan”) — which was established by the former general partner of the Operating Partnership for the purpose of granting awards of partnership unit options, restricted units and profits interests in the Operating Partnership to employees, directors and other service providers of the Operating Partnership. Since our initial public offering we have not, and we will not, make any further awards under the 2010 Plan. Following our initial public offering, the only awards that remain outstanding under the 2010 Plan are our outstanding LTIP units.

Retirement Savings Opportunities.  All employees, including our executive officers, who satisfy certain eligibility requirements, may participate in our 401(k) Retirement Savings Plan, or 401(k) plan. This plan allows our employees to save for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their salary or annual cash compensation, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution. During 2013, we matched 25% of an employee’s contributions up to a maximum matching contribution of 4% (subject to qualified plan maximum amounts) of the employee’s salary. We provide no supplemental or additional retirement benefits for our executives.

Health and Welfare Benefits.  We provide what we believe is a competitive benefits package to employees in order to attract and retain our employees by providing a level of security through these benefits that is consistent with the market. Our health and welfare benefits include medical, dental, vision, disability insurance and life insurance benefits. These benefits are made available to all full-time employees meeting our eligibility requirements.

Perquisites and Supplemental Benefits.  In limited circumstances, we provide perquisites and supplemental benefits to our executives officers. These perquisites currently include financial planning assistance, and with respect to Mr. Schafer, a corporate country club membership and the reimbursement of supplemental disability insurance premiums.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future perquisites or other personal benefits for our executive officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

Employment Agreements

We have entered into employment agreements with each of our executive officers. These agreements protect our executives by providing:

•	economic stability that enables our executive officers to focus on the performance of their duties;
•	death or disability payments and benefits in the event of certain terminations of employment; and
•	in some cases, payments and benefits in the event of certain terminations following a change of control in our company.

In addition, these agreements protect the company from certain business risks such as threats from competitors, loss of confidentiality, disparagement and solicitation of employees. Consistent with good governance practices, our employment agreements do not include Section 280G excise tax gross-ups.

The employment agreements are described in more detail below under “Compensation of Executive Officers — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section below.

Tax and Accounting Considerations

Code Section 162(m).  Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless such compensation qualifies as “performance-based compensation” within the meaning of the Code. Our Compensation Committee may seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our executive officers in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, certain awards under the 2013 Equity Incentive Plan and other pre-existing plans will not be subject to Section 162(m) until the expiration of a post-closing transition period, which will occur on the earliest to occur of our annual stockholders’ meeting in 2017, a material modification or expiration of the applicable plan or the exhaustion of the shares or other compensation reserved for issuance under the plan. In addition, substantially all of the services rendered by our executive officers are performed on behalf of the Operating Partnership. The Internal Revenue Service has issued a series of private letter rulings that indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. Although we have not obtained a ruling on this issue, we believe the positions taken in the rulings would apply to the Operating Partnership as well once the Section 162(m) transitional rule requirements are no longer applicable.

Code Section 409A.  Section 409A of the Internal Revenue Code of 1986, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting for Stock-Based Compensation.  We follow FASB Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The officers of the Operating Partnership and the Co-Issuer are compensated for their services to QTS and its consolidated subsidiaries as a whole. Therefore, set forth below is disclosure on the compensation of the named executive officers for QTS, which includes the officers of the Operating Partnership and the co-issuer, for the year ended December 31, 2013. Also set forth below is compensation disclosure related to the directors of QTS.

The following tables set forth certain compensation information for each of our named executive officers for the fiscal year ended December 31, 2013. Our named executive officers are: Chad L. Williams, our Chairman and Chief Executive Officer, William H. Schafer, our Chief Financial Officer, James H. Reinhart, our Chief Operating Officer — Operations, Daniel T. Bennewitz, our Chief Operating Officer — Sales & Marketing, and Jeffrey H. Berson, our Chief Investment Officer.

2013 Summary Compensation Table

Name	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation(5)	Total
Chad L. Williams	2013	$550,000	$495,000	$412,482	$137,498	$129,566	$1,724,546
William H. Schafer	2013	$350,000	$315,000	$262,500	$87,496	$256,011	$1,271,007
James H. Reinhart	2013	$350,000	$157,500	$262,500	$87,496	$38,449	$895,945
Daniel T. Bennewitz	2013	$350,000	$157,500	$262,500	$87,496	$38,652	$896,148
Jeffrey H. Berson	2013	$325,000	$146,250	$893,739	$81,249	$9,079	$1,455,317

(1)	Represents full salary for 2013, including amounts paid by our predecessor for service as an executive officer of our predecessor prior to our initial public offering in October 2013.
(2)	Represents full bonus for 2013, including amounts related to service as an executive officer of our predecessor prior to our initial public offering in October 2013.
(3)	Reflects the aggregate grant date value of restricted stock awards granted concurrently with our initial public offering on October 15, 2013, calculated in accordance with FASB ASC Topic 718. The aggregate grant date value of the restricted stock was calculated by multiplying the initial public offering share price of $21.00 by the number of shares of restricted stock granted. With respect to Mr. Berson, this amount includes an additional grant of 30,952 shares of restricted stock valued at approximately $650,000 that were granted concurrently with our initial public offering as required by his employment agreement, which was entered into in connection with his hiring in August 2013.
(4)	Reflects the aggregate grant date fair value of options granted concurrently with our initial public offering on October 15, 2013, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are described in Note 9 — “Equity and Incentive Compensation Plans” to our consolidated financial statements include in our Annual Report on Form 10-K for the year ended December 31, 2013.
(5)	Includes amounts paid by our predecessor prior to our initial public offering in October 2013 and consists of the value of our 401(k) plan match, financial planning assistance, paid time off and medical, dental, long-term disability, group term life insurance premiums and, with respect to Mr. Schafer only, fees for a corporate country club membership and the reimbursement of supplemental disability insurance premiums. On an individual basis, these amounts include, among other things:
•	with respect to Mr. Williams, approximately $20,000 of financial and investment planning services, $13,846 of paid time off, $11,275 of medical insurance premiums and $79,370 of work performed by employees of the Company before the Company’s initial public offering for other businesses owned by Mr. Williams or his family (which amount is based on the aggregate expenses to the Company of such employees attributable to the time spent for such other businesses);

•	with respect to Mr. Schafer, $12,000 of financial and investment planning services, $9,305 of paid time off, $11,275 of medical insurance premiums; $9,041 of disability insurance premiums, a $200,000 payment made in connection with the amendment and restatement of Mr. Schafer’s employment agreement prior to our initial public offering and $9,395 for a corporate country club membership;
•	with respect to Mr. Reinhart, $12,000 of financial and investment planning services, $9,423 of paid time off and $11,898 of medical insurance premiums; and
•	with respect to Mr. Bennewitz, $12,000 of financial and investment planning services, $9,423 of paid time off and $11,898 of medical insurance premiums.

2013 Grants of Plan-Based Awards

The following table sets forth information concerning the grants of plan-based awards made to each of our named executive officers for the fiscal year ended December 31, 2013.

Name and Position	Grant Date	Number of Shares of Stock(1)		Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Chad L. Williams Chairman and Chief Executive Officer	10/15/13	19,642		—	—	$412,482
	10/15/13	—		39,062	$21.00	$137,498
William H. Schafer Chief Financial Officer	10/15/13	12,500		—	—	$262,500
	10/15/13	—		24,857	$21.00	$87,496
James H. Reinhart Chief Operating Officer — Operations	10/15/13	12,500		—	—	$262,500
	10/15/13	—		24,857	$21.00	$87,496
Daniel T. Bennewitz Chief Operating Officer — Sales & Marketing	10/15/13	12,500		—	—	$262,500
	10/15/13	—		24,857	$21.00	$87,496
Jeffrey H. Berson Chief Investment Officer	10/15/13	42,559	(4)	—	—	$893,739	(4)
	10/15/13	—		23,082	$21.00	$81,249

(1)	These awards vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as an employee.
(2)	These awards vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as an employee.
(3)	Amounts represent the aggregate grant date fair value of shares of restricted Class A common stock and options to purchase shares of Class A common stock granted to our executive officers in connection with our initial public offering on October 15, 2013, calculated in accordance with FASB ASC Topic 718.
(4)	In addition to the equity award grant to all named executive officers made concurrently with our initial public offering, Mr. Berson, pursuant to his employment agreement in connection with his hiring in August 2013, was granted an additional 30,952 shares of restricted common stock with an aggregate grant date fair value of $650,000.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Executive Employment Agreements

We have entered into employment agreements with each of Messrs. Williams, Schafer, Reinhart, Bennewitz and Berson and Ms. Goza.

Williams Employment Agreement

Mr. Williams’ employment agreement provides for a three-year term with automatic renewal terms of one year, unless either party gives a non-renewal notice within a specified time frame. Mr. Williams is obligated to devote substantially all of his business time and effort to the performance of his duties to us, provided that he is permitted to engage in other specified activities, including engaging in civic, charitable and religious activities and management of personal investments and affairs, including active involvement in real estate or other investments not involving data centers in any material respect, in each case so long as such activities do not materially and adversely interfere with Mr. Williams’ discharge of his duties and obligations to us.

Mr. Williams’ employment agreement provides for a base salary of $550,000, a bonus opportunity targeted at 100% of base salary for targeted performance, with additional amounts being paid for exceptional performance as determined by the Compensation Committee, and paid vacation of 25 days or the number of days granted to any other executive, whichever is greater. In addition, upon termination of Mr. Williams’ employment agreement, other than as a result of a termination for “cause” or a resignation without “good reason,” as those terms are defined in the employment agreement, Mr. Williams will, upon execution of a release acceptable to us, be eligible to receive the following benefits in addition to his then-accrued compensation (as defined below):

•	a lump sum cash payment equal to the sum of (A) two times his then-current base salary and (B) two times his annual bonus for the year of termination, calculated assuming achievement of all performance goals necessary to achieve the maximum bonus level;
•	full vesting of his equity awards; and
•	the right to continued participation by Mr. Williams and his family members, for a period of 24 months, in our group health plans (or, if the same is not permitted by law or the terms of the plan, reimbursement of the cost of equivalent coverage), subject to reimbursement by Mr. Williams of the cost of such participation by his extended family members.

In the event Mr. Williams is terminated other than as a result of a termination for cause or a resignation without good reason within two years following a “change in control,” Mr. Williams will be eligible to receive the severance compensation set forth above, provided that (1) the payment set forth in the first bullet point set forth above will be calculated with a three times multiple, and (2) Mr. Williams also will be entitled to one year of outplacement services and support. In the event Mr. Williams is terminated as a result of death or disability, he will be eligible to receive the severance compensation set forth above, provided that the payment set forth in the first bullet point set forth above will be calculated with a one times multiple.

Pursuant to Mr. Williams’ employment agreement, we provide standard company health insurance to cover Mr. Williams and members of his immediate family (and, if coverage of his immediate family is not permitted by law or the terms of the plan, he will be reimbursed for the cost of equivalent coverage). We also provide standard company health insurance to cover specified members of Mr. Williams’ extended family, provided that Mr. Williams will reimburse us for the cost of such coverage. In addition, Mr. Williams may from time to time seek assistance from two of our employees for personal accounting and financial matters. To the extent that Mr. Williams utilizes other employees for matters unrelated to our business, such arrangements will be in accordance with established procedures, including reimbursement of the reasonable value associated with any material use.

Mr. Williams’ employment agreement provides that, during the term and for a period of one year following his termination, Mr. Williams will not (a) directly or indirectly, engage in any business involving the development, construction, acquisition, ownership or operation of data center properties, colocation facilities and/or the provision of managed services in the United States, whether such business is conducted by the executive individually or as a principal, partner, member, stockholder, joint venturer, director, trustee, officer, employee, consultant, advisor or independent contractor of any person or (b) own any interests in any data center facilities, colocation facilities or managed service providers in the United States, other than up to five percent of the outstanding shares of any public company. Moreover, Mr. Williams’ employment agreement also provides that, during the term and for a one-year period following his termination, he will not solicit any of our customers for data center space within the United States, encourage any of our customers to reduce their patronage of us, solicit or hire any of our current employees or independent contractors, or encourage any of our employees or independent contractors to terminate their employment with, or cease rendering services to, us. In addition, Mr. Williams’ employment agreement provides for a confidentiality covenant on the part of Mr. Williams and a covenant that both we and Mr. Williams agree not to talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the other.

Mr. Williams’ employment agreement generally defines

•	“change in control” as (i) the acquisition by a person, entity or affiliated group, in a transaction or series of transactions, of at least 30% of the total combined voting power of our outstanding securities, (ii) individuals who, at the beginning of any 12 month period, constitute our Board cease for any reason to constitute a majority of our Board at the end of such 12 month period, treating any individual whose election or nomination was approved by a majority of the incumbent directors as an incumbent director for this purpose, (iii) a merger, consolidation or recapitalization following which voting securities prior to the transaction represent less than 70% of our voting securities after the transaction, or (iv) a sale of all or substantially all of our assets;
•	“cause” as Mr. Williams’ (i) willful act or omission that causes material harm and represents a breach his obligation to maintain the company’s confidential information, (ii) conviction and exhaustion of all appeals of, or pleading guilty or nolo contendere to, a crime that constitutes a felony involving dishonesty or moral turpitude, or (iii) willful commission of an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company; and
•	“good reason” as (i) the diminution in Mr. William’s authority, duties or responsibilities, or any adverse change in his title as chief executive officer of the Company or in his title as Chairman of the Board (including failure of Mr. Williams to be elected Chairman of the Board at any annual meeting of stockholders), or failure of the Board to nominate Mr. Williams for election as Chairman of the Board at any annual meeting of stockholders, (ii) movement of Mr. William’s place of employment by more than fifty miles from Overland Park, Kansas, (iii) any diminution in Mr. William’s base compensation, as in effect from time to time, (iv) a material breach by the Company of any term of the employment agreement, or (v) the failure of any successor to the Company to assume the agreement.

Schafer Amended and Restated Employment Agreement

Mr. Schafer’s amended and restated employment agreement provides for an initial term expiring March 31, 2016 with automatic renewal terms of one year, unless either party gives a non-renewal notice within a specified time frame. Mr. Schafer is obligated to devote substantially all of his business time and effort to the performance of his duties to us, provided that he is permitted to engage in other specified activities, including civic, charitable and religious activities and management of personal investments and affairs, so long as such activities do not materially and adversely interfere with Mr. Schafer’s discharge of his duties and obligations to us.

Our employment agreement with Mr. Schafer provides for a base salary of $350,000, a bonus opportunity targeted at 100% of base salary for threshold performance, with additional amounts being paid for exceptional performance as determined by the Compensation Committee, and four weeks’ paid vacation. In addition, upon termination of Mr. Schafer’s employment agreement, other than as a result of a termination for “cause,” a resignation without “good reason” or a termination following death or disability, as each of those terms are defined in the employment agreement, Mr. Schafer will, upon execution of a release acceptable to us, be eligible to receive the following benefits in addition to his then-accrued compensation (as defined below):

•	a lump sum cash payment equal to the sum of (A) one times his then current base salary, (B) his prorated bonus for the year of termination, and (C) one times his annual bonus for the year of termination, calculated assuming achievement of all performance goals necessary to achieve the maximum bonus level;
•	solely in the case of termination without cause or with good reason, vesting of any equity awards that otherwise would have vested during the term in which the termination occurred;

•	solely in the case of death or disability, full vesting of equity awards; and
•	continued coverage under our health insurance plans for one year following termination (provided that if such continuation is not possible, we will reimburse an amount equal to the cost of health insurance coverage for Mr. Schafer and his family for one year following his termination that is substantially similar to the coverage provided to Mr. Schafer under our health insurance plans prior to his termination) and reimbursement of premiums for any subsequent COBRA continuation coverage.

In the event Mr. Schafer’s employment is terminated because we elect not to renew his employment agreement, then Mr. Schafer will be deemed to have been terminated without cause and eligible to receive the severance payments set forth above. In addition, in the event Mr. Schafer is terminated other than as a result of a termination for cause or a resignation without good reason within two years following a “change in control,” he will be eligible to receive the following benefits in addition to his then-accrued compensation (as defined below):

•	a lump sum cash payment equal to the sum of (A) two times his then current base salary and (B) two times his annual bonus for the year of termination, calculated assuming achievement of all performance goals necessary to achieve the maximum bonus level;
•	reimbursement of the cost of health, disability and accidental death, and dismemberment insurance in an amount not less than that provided at the time of Mr. Schafer’s termination or, if greater, on the date on which the change in control occurred, until the earlier of (x) the date on which Mr. Schafer becomes eligible to receive substantially the same or greater benefits from another employer or (y) the second anniversary of the date of his termination; and
•	one year of outplacement services and support.

Mr. Schafer’s employment agreement provides that, during the term and for a period of one year following his termination, he may not, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other company, corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing data centers, other than the ownership of up to five percent of the outstanding shares of any public company. Moreover, Mr. Schafer’s employment agreement provides that, during the term and for a one-year period following his termination, he will not solicit any of our customers for data center space within the United States, encourage any of our customers to reduce their patronage of us, solicit or hire any of our current employees or independent contractors or former employees or independent contractors who left employment within the prior year, or encourage any of our employees or independent contractors to terminate their employment with, or cease rendering services to, us. In addition, Mr. Schafer’s employment agreement provides for a confidentiality covenant on the part of Mr. Schafer and a covenant that both we and Mr. Schafer agree not to talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the other.

Mr. Schafer’s employment agreement defines “change in control” in the same manner as Mr. Williams’ employment agreement as described above in the section called “— Williams Employment Agreement.” In addition, Mr. Schafer’s employment agreement generally defines

•	“cause” as Mr. Schafer’s (i) willful act or omission that causes material harm and represents (a) a material breach of the agreement or (b) any breach of certain covenants in the agreement, including those related to confidential information, non-disparagement, non-competition, non-solicitation and cooperation, (ii) conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving dishonesty or moral turpitude; (iii) willful and material violation of the written rules, regulations, procedures, or policies relating to the conduct of employees, directors or officers of the Company that cause material harm; (iv) commission of an act of dishonesty, theft, fraud, embezzlement or material misappropriation of property of the Company; or (v) act that will or is reasonably expected to have, a significant adverse effect on the business or reputation of the Company unless such act was taken with the good faith belief that it was in the best interest of the Company; and
•	“good reason” as (i) a material diminution in Mr. Schafer’s authority, duties or responsibilities, or any significant adverse change in his title as chief financial officer of the Company, (ii) movement of Mr. Schafer’s place of employment more than fifty miles from Overland Park, Kansas, (iii) a material diminution in Mr. Schafer’s base compensation, as in effect from time to time, or (iv) a material breach by the Company of any term of the employment agreement.

Reinhart, Bennewitz, Berson and Goza Employment Agreements

The employment agreements of Messrs. Reinhart, Bennewitz and Berson and Ms. Goza provide for a two-year term with automatic renewal terms of one year, unless either party gives a non-renewal notice within a specified time frame. The executive is obligated to devote substantially all of his or her business time and effort to the performance of his duties to us, provided that he or she is permitted to engage in other specified activities, including civic, charitable and religious activities and management of personal investments and affairs, so long as such activities do not materially and adversely interfere with his or her discharge of his duties and obligations to us.

The employment agreements with each of Messrs. Reinhart, Bennewitz and Berson and Ms. Goza provide for base salaries of $350,000, $350,000, $325,000 and $250,000, respectively, a bonus opportunity equal to 50% of base salary and four weeks’ paid vacation. In addition, upon termination of these employment agreements, other than as a result of a termination for “cause” or a resignation without “good reason,” as those terms are defined in each employment agreement, the executive will, upon execution of a release acceptable to us, be eligible to receive the following benefits in addition to his or her then-accrued compensation (as defined below):

•	a lump sum cash payment equal to the sum of (A) one times his or her then current base salary, and (B) one times his or her target bonus for the year of termination;
•	a lump sum cash payment equal to all bonus amounts earned but not yet paid for the year prior to the year of termination;
•	vesting of any equity awards that otherwise would have vested during the term in which the termination occurred;
•	solely in the case of Mr. Berson, full vesting of his initial, one-time equity award granted pursuant to the terms of his employment agreement
•	reimbursement of premiums for COBRA continuation coverage; and
•	one year of outplacement services and support.

In the event of termination for death or disability, the executive will receive full vesting of his or her equity awards.

In the event we elect not to renew the initial term of Mr. Reinhart’s or Mr. Bennewitz’s employment agreement, he will be deemed to have been terminated without cause and eligible to receive the severance payments set forth above. Similarly, in the event we elect not to renew the initial term or the next renewal term of Mr. Berson’s employment agreement, he will be deemed to have been terminated without cause and eligible to receive the severance payments set forth above.

The employment agreements of Messrs. Reinhart, Bennewitz and Berson and Ms. Goza provide that, during the term and for a period of one year following the executive’s termination, the executive will not (a) directly or indirectly, engage in any business involving the development, construction, acquisition, ownership or operation of data center properties, colocation facilities and/or the provision of managed services, whether such business is conducted by the executive individually or as a principal, partner, member, stockholder, joint venturer, director, trustee, officer, employee, consultant, advisor or independent contractor of any person or (b) own any interests in any data center facilities, colocation facilities or managed service providers, in each case in the United States, other than up to five percent of the outstanding shares of any public company. Moreover, each of these employment agreements provides that, during the term and for a one-year period following the executive’s termination, the executive will not solicit any of our customers for data center space within the United States, encourage any of our customers to reduce their patronage of us, solicit or hire any of our current employees or independent contractors or former employees or independent contractors who left employment within the prior year, or encourage any of our employees or independent contractors to terminate their employment with, or cease rendering services to, us. In addition, each of these employment agreements provides for a confidentiality covenant on the part of the executive and a covenant that both we and the executive agree not to talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the other.

The employment agreements of Messrs. Reinhart, Bennewitz and Berson and Ms. Goza generally define

•	“cause” as the executive’s (i) conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony or any lesser criminal offense involving dishonesty or moral turpitude;(ii) commission of an act of dishonesty, theft, fraud, or embezzlement, (iii) willful act that has a significant adverse effect on the reputation of the Company, or any of its affiliates, (iv) the substantial failure or refusal to perform the duties of the title specified in his or her employment agreement, or (v) material violation of the material written rules, regulations, procedures, or policies relating to the conduct of employees, directors or officers of the Company; and
•	“good reason” as (i) a material diminution in executive’s authority, duties or responsibilities (including reporting responsibilities), or any significant adverse change in executive’s title; (ii) a material diminution in executive’s base pay, as in effect from time to time; (iii) movement of the executive’s place of employment by more than fifty miles, (iv) the failure of a successor to the assets or business of the Company to assume the obligations of the Company under the agreement.

Regardless of the reason for any termination of employment, each of our executive officers who is a party to an employment agreement, including Mr. Williams and Mr. Schafer, will be entitled to receive the following upon termination, which is referred to above as “accrued compensation”: (a) the executive’s salary hereunder through the termination date to the extent not theretofore paid; (b) the amount of any accrued but unused vacation pay; (c) any business expense reimbursements incurred by the executive as of the termination date and duly submitted for reimbursement; and (d) any performance bonus or discretionary bonus that has been earned or declared for a bonus period ending before the termination date but not paid before the termination date.

Equity Incentive Plans — Vesting and Change in Control

We and our predecessor have granted equity awards to our directors and executive officers under two equity incentive plans — the 2013 Equity Incentive Plan and the 2010 Plan.

2013 Equity Incentive Plan

Prior to the completion of our initial public offering, our board of directors adopted, and our stockholders approved, the 2013 Equity Incentive Plan for future grants of equity awards to our non-employee directors, executive officers and other key employees and service providers, including officers and employees of our affiliates. We made the 2013 grants of restricted stock and stock options to our named executive officers and directors under the 2013 Equity Incentive Plan. For our named executive officers, these grants vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as an employee. For our directors who received these grants, the grants vest 25% on each quarterly anniversary of the grant date.

Under the 2013 Equity Incentive Plan, if we experience a change in control in which outstanding options, share appreciation rights, share awards, performance shares, performance units or other equity-based awards will not be assumed or continued by the surviving entity: (i) all restricted shares will vest, and all share units will vest and the underlying shares will be delivered immediately before the change in control, and (ii) at the board of directors’ discretion either all options and share appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control, or all options, share appreciation rights, restricted shares and share units will be cashed out before the change in control. In the event the option exercise price or stock appreciation right exercise price of an award exceeds the price per share paid to stockholders in the change in control, such options and stock appreciation rights may be terminated for no consideration. In the case of performance shares and performance units, if more than half of the performance period has lapsed, the performance shares will be converted into restricted shares based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance shares will be converted into restricted shares assuming target performance has been achieved.

In summary, a change in control under the 2013 Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;
•	we experience a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, unless (i) the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the surviving entity or its parent in substantially the same proportions as before the transaction, (ii) no person owns 35% or more of the shares of the surviving entity unless such ownership existed before the transaction, and (iii) at least a majority of the members of the board of the surviving entity were members of our incumbent board when the transaction was approved;
•	we are liquidated or dissolved; or
•	individuals who, when the plan is adopted, constitute our board of directors cease for any reason to constitute a majority of our board of directors, treating any individual whose election or nomination was approved by a majority of the incumbent directors as an incumbent director for this purpose.

In no event, however, will a change in control occur under the 2013 Equity Incentive Plan if GA QTS Interholdco, LLC, an affiliate of General Atlantic, LLC, or one of its affiliates continues to beneficially own more than 50% of our voting securities (or the voting securities of the surviving or parent entity) following the transaction.

2010 Plan

The 2010 Plan was approved in May 2010 by the board of directors of the Operating Partnership’s then-general partner for the purpose of granting awards of unit options, restricted units and profits interests in the Operating Partnership to employees, directors and other service providers of the Operating Partnership. Since the adoption of our 2013 Equity Incentive Plan in connection with our initial public offering we have not, and we will not, make any further awards under the 2010 Plan. The only awards that remain outstanding under the 2010 Plan consist of 1,628,124 Class O LTIP units and 173,750 Class RS LTIP units held by our directors, executive officers and employees. A majority of these LTIP units, which we began granting in May 2010, generally vest over a four year period, beginning with 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter. Some of these LTIP units, however, automatically vest in full on either March 1, 2015 or March 1, 2016, but contain a performance-vesting feature that could result in earlier vesting if we achieve a certain level of adjusted FFO (calculated in accordance with the standards established by NAREIT, but subject to certain adjustments) in either 2014 or 2015. The performance-vesting feature resulted in a partial vesting of certain of these units in 2011.

In the event of a change of control (as defined in the 2010 Plan) of the Operating Partnership, any unvested LTIP units will become immediately vested. In summary, a “change in control” under the 2010 Plan occurs if:

•	A person, entity or affiliated group (with certain exceptions) acquires beneficial ownership, directly or indirectly, of 50% or more of the voting power of the Operating Partnership’s outstanding voting securities;
•	During any period of twelve months, individuals who at the beginning of the period constitute the board of directors of the Operating Partnership’s then-general partner and any new director whose election was approved by vote of at least a majority of the directors then in office, cease to constitute at least a majority of the board of directors of Operating Partnership’s then-general partner;
•	The partners of the Operating Partnership approve a merger with any other entity other than a merger which results in voting securities of the Operating Partnership outstanding immediately before the merger continuing to represent at least 50.1% of the voting power of the Operating Partnership or the entity surviving the merger; or
•	There is a sale or disposition by the Operating Partnership of all or substantially all of its assets.

LTIP Units

LTIP units are a special class of limited partnership units in the Operating Partnership that are structured to qualify as “profits interests” for tax purposes, with the result that at issuance they have no capital account in the Operating Partnership. Any LTIP units issued by the Operating Partnership may be subjected to vesting requirements as determined by our Compensation Committee. When vested, LTIP units are convertible by the holder (or, with respect to Class RS LTIP units that have achieved a capital account, automatically convert) into OP units on the terms set forth in the Operating Partnership’s partnership agreement. The Operating Partnership currently has authorized and outstanding two classes of LTIP units — Class RS LTIP units and Class O LTIP units.

Vested Class RS LTIP units receive the same quarterly per unit profit distributions as the other outstanding OP units in the Operating Partnership. Unvested Class RS LTIP units do not receive distributions until they become vested, at which time they are entitled to distributions plus catch-up distributions for the period during which such units were not vested. At the date of grant, each Class RS LTIP unit will have a capital account of zero, and, therefore, the holder of the Class RS LTIP unit would receive nothing if the Operating Partnership were liquidated immediately after the Class RS LTIP unit is awarded. However, the Operating Partnership’s partnership agreement requires that “book gain” or economic appreciation in our assets realized by the Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to the Class RS LTIP units until the capital account per Class RS LTIP unit is equal to the capital account per OP unit. The applicable Treasury Regulations and our amended partnership agreement provide that assets of the Operating Partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of the Operating Partnership, upon a distribution by the Operating Partnership to a partner in redemption of partnership interests, upon the liquidation of the Operating Partnership or upon a later issuance of additional LTIP units. Each Class RS LTIP unit is convertible by the Operating Partnership or by the holder into OP units at any time, and upon equalization of the capital account of a Class RS LTIP unit with the per unit capital account of the OP units (and full vesting of the Class RS LTIP unit, if such unit is subject to vesting), the Class RS LTIP unit will be convertible into one OP unit, subject to certain exceptions and adjustments. There is a risk that certain Class RS LTIP units will never become convertible into OP units because of insufficient gain realization to equalize capital accounts, and, therefore, the value that a holder will realize for vested Class RS LTIP units may be zero or less than the value of an equal number of shares of our common stock.

Class O LTIP units do not participate in quarterly per unit profit distributions (although Class O LTIP units are entitled to tax distributions equal to the lesser of (i) the amount we determine to be adequate to satisfy tax liabilities resulting from any taxable income allocation, or (ii) the distribution per OP unit for the year in question). Initially, each Class O LTIP unit will have a capital account of zero and, therefore, the holder of the Class O LTIP unit would receive nothing if the Operating Partnership were liquidated immediately after the Class O LTIP unit is awarded. However, the Operating Partnership’s partnership agreement requires that “book gain” or economic appreciation in our assets realized by the Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated to the Class O LTIP units (after allocations to the Class RS LTIP units and together with the OP units) until the capital account per Class O LTIP unit is equal to the excess of the capital account per OP unit over the amount of such capital account on the date of issuance of the Class O LTIP unit. Each Class O LTIP unit is convertible by the Operating Partnership or by the holder into OP units at any time, and upon such equalization of the capital account of a Class O LTIP unit (and full vesting of the Class O LTIP unit, if such unit is subject to vesting and being converted by holder), the Class O LTIP unit will be convertible into a number of OP units equal to (i) the Class O LTIP unit’s capital account divided by (ii) the capital account balance of an OP unit (i.e., in a manner similar to a typical stock appreciation right), subject to certain exceptions and adjustments. There is a risk that a Class O LTIP unit will never become convertible into such amount of OP units because of insufficient gain realization to equalize capital accounts, and, therefore, the value that a holder will realize for a given number of vested Class O LTIP units may be zero or less than the value of an equal number of shares of our common stock.

Outstanding Equity Awards at Fiscal Year-End December 31, 2013

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2013.

		Option/Class O LTIP Unit Awards							Stock/Class RS LTIP Unit Awards
Name and Position	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable or Number of Units Convertible		Number of Securities Underlying Unexercised Options Unexercisable or Number of Units Not Convertible		Option Exercise Price		Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units That Have Not Vested(7)
Chad L. Williams Chairman and Chief Executive Officer	10/15/2013	—		—		—		—	19,642	(5)	$486,730
	10/15/2013	—		39,062	(1)	$21.00		10/15/2023	—		—
	11/5/2012	156,250	(2)	343,750	(2)		(3)	—	—		—
William H. Schafer Chief Financial Officer	10/15/2013	—		—		—		—	12,500	(5)	$309,750
	10/15/2013	—		24,857	(1)	$21.00		10/15/2023	—		—
	9/1/2012	—		—		—		—	25,000	(6)	—
	9/1/2012	18,750	(2)	31,250	(2)		(3)	—	—		—
	5/27/2010	—		—		—		—	23,750	(6)	$588,525
	5/27/2010	26,250	(2)	23,750	(2)		(4)	—	—		—
James H. Reinhart Chief Operating Officer – Operations	10/15/2013	—		—		—		—	12,500	(5)	$309,750
	10/15/2013	—		24,857	(1)	$21.00		10/15/2023	—		—
	9/1/2012	—		—		—		—	50,000	(6)	—
	9/1/2012	18,750	(2)	31,250	(2)		(3)	—	—		—
Daniel T. Bennewitz Chief Operating Officer – Sales & Marketing	10/15/2013	—		—		—		—	12,500	(5)	$309,750
	10/15/2013	—		24,857	(1)	$21.00		10/15/2023	—		—
	9/1/2012	—		—		—		—	50,000	(6)	—
	9/1/2012	18,750	(2)	31,250	(2)		(3)	—	—		—
Jeffrey H. Berson Chief Investment Officer	10/15/2013	—		—		—		—	42,559	(5)	$1,054,612
	10/15/2013	—		23,082	(1)	$21.00		10/15/2023	—		—

(1)	Amount represents options to purchase Class A common stock granted concurrently with our initial public offering. These options vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as an employee. None of these options had vested as of December 31, 2013.
(2)	Consists of Class O LTIP units in the Operating Partnership. Each vested Class O LTIP unit may be converted into a number of OP units equal to (i) (x) the excess of the then-capital account per OP unit over (y) the capital account per OP unit on the date of issuance of the Class O LTIP unit being converted, divided by (ii) the then-capital account per OP unit. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — LTIP Units” for a description of the Class O LTIP units. These awards vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as an employee, provided that 22,500 of the units granted to Mr. Schafer in May 2010 automatically vest in full on March 1, 2016, subject to continued service as an employee, but contain a performance-vesting feature that could result in earlier vesting. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plans-Vesting and Change of Control — 2010 Plan.”
(3)	The capital account per OP unit was $25.00 when these Class O LTIP units were granted. As of December 31, 2013, the capital account per OP unit was $21.00. See note 2 above for a description of the number of OP units receivable upon conversion of Class O LTIP units.

(4)	The capital account per OP unit was $20.00 when these Class O LTIP units were granted. As of December 31, 2013, the capital account per OP unit was $21.00. See note 2 above for a description of the number of OP units receivable upon conversion of Class O LTIP units.
(5)	Amount represents restricted shares of Class A common stock granted concurrently with our initial public offering. These shares 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as an employee.
(6)	Consists of Class RS LTIP units in the Operating Partnership. Each vested Class RS LTIP unit may be converted into one OP unit upon equalization of the Class RS LTIP unit’s capital account with the then-capital account per OP unit. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — LTIP Units” for a description of the Class RS LTIP units. These awards vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as an employee, provided that 22,500 of the units granted to Mr. Schafer in May 2010 automatically vest in full on March 1, 2016, subject to continued service as an employee, but contain a performance-vesting feature that could result in earlier vesting. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plans-Vesting and Change of Control — 2010 Plan.”
(7)	The market value of unvested shares is calculated by multiplying the number of unvested shares of Class A common stock held by the applicable named executive officer by the closing price of our Class A common stock on December 31, 2013, which was $24.78. The market value of Mr. Schafer’s unvested Class RS LTIP units is calculated by multiplying the number of unvested Class RS LTIP units held by Mr. Schafer by the closing price of our Class A common stock on December 31, 2013, which was $24.78. The Class RS LTIP units held by Messrs. Reinhart and Bennewitz are shown with no market value as they have not become convertible into OP units.

2013 Option Exercises and Stock Vested

The following table sets forth the number of Class RS LTIP units that vested for reach of our named executive officers during 2013 and the value realized by these officers upon such vesting. During 2013, no restricted stock vested, no stock options were exercised and no Class O LTIP units were converted by our named executive officers.

	Stock Awards
Name and Position	Number of Shares of Stock or Class RS LTIP Units Acquired on Vesting		Value Realized on Vesting
Chad L. Williams Chairman and Chief Executive Officer	—		—
William H. Schafer Chief Financial Officer	14,375	(1)	$109,725	(3)
James H. Reinhart Chief Operating Officer – Operations	18,750	(2)	—	(3)
Daniel T. Bennewitz Chief Operating Officer – Sales & Marketing	18,750	(2)	—	(3)
Jeffrey H. Berson Chief Investment Officer	—		—

(1)	Consists of Class RS LTIP units in the Operating Partnership, of which 5,000 converted automatically into OP units upon vesting pursuant to their terms. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — LTIP Units” for a description of the Class RS LTIP units.
(2)	Consists of Class RS LTIP units in the Operating Partnership.
(3)	The value realized by Mr. Schafer upon vesting is calculated by multiplying the number of units vested on each vesting date by the market value of our common stock on such date (which for the first three 2013 vesting dates is assumed to be our initial public offering price of $21.00 and for the fourth 2013 vesting date is $24.78). Mr. Schafer’s remaining 9,375 units that vested in 2013 and the units held by Messrs. Reinhart and Bennewitz that vested in 2013 are currently attributed no value as they have not become convertible into OP units.

Potential Payments upon Termination or Change in Control

The compensation payable to our named executive officers upon (i) voluntary termination by the executive for good reason (including following changes of control), termination by us without cause (including following changes of control), and termination in the event of permanent disability or death of the executive and (ii) a change in control without a corresponding termination is, in each case, set forth above in the sections entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” and “— Equity Incentive Plans-Vesting and Change in Control.” The compensation payable to our named executive officers upon such terminations or change in control will be paid in a single lump sum. The other benefits will be conditioned upon the executive’s continued compliance with the non-competition, non-solicitation, confidentiality and other covenants contained in the employment agreement. All of the foregoing benefits payable upon termination are conditioned upon the executive’s execution of a general release of claims.

The following table summarizes the cash payments and estimated equivalent cash value of benefits that would have been provided to our named executive officers under the terms of their employment agreements described above upon termination of those agreements under various scenarios, or upon a change in control without a termination, as of December 31, 2013:

	Termination			No Termination
Name	Without Cause/ For Good Reason	Without Cause/ For Good Reason upon a Change in Control(1)	Death/Disability	Change in Control(2)
Chad L. Williams	$2,881,144	$3,991,144	$1,781,144	$634,383
William H. Schafer	$1,963,281	$2,509,726	$1,790,817	$1,044,259
James H. Reinhart	$543,120	$963,142	$421,834	$421,834
Daniel T. Bennewitz	$543,120	$963,142	$421,834	$421,834
Jeffrey H. Berson	$1,434,737	$1,645,606	$1,141,862	$1,141,862

(1)	Amounts assume that equity awards under the 2013 Equity Incentive Plan are not assumed or continued by the surviving entity in the change in control and, therefore, that such awards vest in full upon the change in control. Equity awards under the 2010 Plan vest in full automatically upon a change in control.
(2)	Consists solely of acceleration of equity awards. Amounts assume that equity awards under the 2013 Equity Incentive Plan are not assumed or continued by the surviving entity in the change in control and, therefore, that such awards vest in full upon the change in control. Equity awards under the 2010 Plan vest in full automatically upon a change in control.

Compensation of Directors

The Board has adopted a non-employee director compensation policy. In accordance with the policy, on an annual basis, each non-employee director receives a grant of securities of the Company with a value of $100,000, which vests quarterly over a one-year period, and a cash retainer of $50,000 for services as a director. The lead independent director receives an additional cash retainer of $22,500. Each committee member receives an additional $5,000 cash retainer except for the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, who instead receive an additional annual cash retainer of $15,000. Each non-employee director will be entitled to elect to receive their annual cash retainers in securities of the Company. Directors who are employees of the Company or its subsidiaries will not receive compensation for their services as directors. All directors are reimbursed for their out-of-pocket expenses incurred in connection with the performance of Board duties.

Upon completion of our IPO in October 2013, Messrs. Barter, Grabe, Marino and Trahanas received a grant of options to purchase 28,985 shares of Class A common stock, which vest ratably on the first four quarterly anniversaries of the grant date. Our other non-employee directors, Messrs. Miller and Westhead and Ms. Kinney, previously received grants of Class O LTIP units of QualityTech LP, the Company’s Operating Partnership and predecessor, in June 2013 in connection with joining the board of our predecessor’s general partner. LTIP units (consisting of both Class O LTIP units and Class RS LTIP units) are a special class of limited partnership units in the Operating Partnership that are structured to qualify as “profits interests” for tax purposes, with the result that at issuance they have no capital account in the Operating Partnership. LTIP units may be subject to vesting and, when vested, they are convertible by the holder into common units of limited partnership interest in the Operating Partnership (which we refer to as “OP units”) on the terms set forth in the Operating Partnership’s partnership agreement. See — “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

The following table presents information regarding the compensation paid during 2013 to non-employee directors who served on the Board during the year. Mr. Williams does not receive any compensation for his service as a member of the Board. The compensation paid to Mr. Williams is presented below under “Executive Compensation” in the table titled “2013 Summary Compensation Table” and the related explanatory tables.

Name	Fees Earned or Paid in Cash(1)	Option Awards		Total
John W. Barter	$59,375	$99,998	(2)	$159,373
William O. Grabe	$40,625	$99,998	(2)	$140,623
Catherine R. Kinney	$43,750	$100,014	(3)	$143,764
Peter A. Marino	$54,375	$99,998	(2)	$154,373
Scott D. Miller	$37,500	$100,014	(3)	$137,514
Philip P. Trahanas	$48,438	$99,998	(2)	$148,436
Stephen E. Westhead	$35,000	$100,014	(3)	$135,014

(1)	Includes the cash portion of the 2013 board fees, committee member fees, committee chair fees and lead independent director fees paid by us for service on our Board following our initial public offering and paid by our predecessor for service on our predecessor’s board of directors prior to our initial public offering.
(2)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the 28,985 options to purchase shares of Class A common stock issued to each of Mr. Barter, Mr. Grabe, Mr. Marino and Mr. Trahanas concurrently with our initial public offering. The options vest 25% on each quarterly anniversary of the grant date. The assumptions used to calculate these amounts are described in Note 9 — “Equity and Incentive Compensation Plans” to our consolidated financial statements include in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	On June 17, 2013, prior to our initial public offering, Messrs. Miller and Westhead and Ms. Kinney each were granted 9,748 Class O LTIP units in the Operating Partnership representing a grant date fair value for each grant of $100,014. These units vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as a director. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — LTIP Units” for a description of the Class O LTIP units.

The following table presents the number of outstanding option awards, Class O LTIP awards and Class RS LTIP awards held by each of the non-employee directors as of December 31, 2013.

Name	Stock Option Awards Outstanding as of December 31, 2013(1)	Class O LTIP Unit Awards Outstanding as of December 31, 2013(2)		Class RS LTIP Units Awards Outstanding as of December 31, 2013(6)
John W. Barter	28,985	14,750	(3)	11,000	(7)
William O. Grabe	28,985	35,000	(4)	—
Catherine R. Kinney	—	9,748	(5)	—
Peter A. Marino	28,985	—		14,000	(8)
Scott D. Miller	—	9,748	(5)	—
Philip P. Trahanas	28,985	35,000	(4)	—
Stephen E. Westhead	—	9,748	(5)	—

(1)	The options vest 25% on each quarterly anniversary of the grant date. None of the options had vested as of December 31, 2013.
(2)	Each vested Class O LTIP unit may be converted into a number of OP units equal to (i) (x) the excess of the then-capital account per OP unit over (y) the capital account per OP unit on the date of issuance of the Class O LTIP unit being converted, divided by (ii) the then-capital account per OP unit. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — LTIP Units” for a description of the Class O LTIP units.
(3)	These units were granted on May 27, 2010. 5,900 of these units vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as a director. 8,850 of these units automatically vest in full on March 1, 2015, subject to continued service as a director, but contain a performance-vesting feature that could result in earlier vesting. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plans-Vesting and Change of Control — 2010 Plan.”
(4)	These units were granted on November 5, 2012 and vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as a director.
(5)	These units were granted on June 17, 2013 and vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as a director.
(6)	Each vested Class RS LTIP unit may be converted into one OP unit upon equalization of the Class RS LTIP unit’s capital account with the then-capital account per OP unit. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — LTIP Units” for a description of the Class RS LTIP units.
(7)	These units were granted on September 1, 2012 and vest ratably over seven quarters beginning on September 30, 2012.
(8)	These units were granted on September 1, 2012 and vest 25% on the first anniversary of the date of grant and 6.25% on each quarter-end thereafter, subject to continued service as a director.

Company Policies

Stock Ownership Guidelines

We believe that equity ownership by our directors and officers can help align their interests with our stockholders’ interests. To that end, we have adopted formal share ownership guidelines applicable to all of our directors and named executive officers. On an annual basis, we evaluate the ownership status of the directors and named executive officers.

The Chief Executive Officer is required to own securities of the Company equal in value to at least five times his or her base salary. Each of the Company’s other named executive officers is required to own securities of the Company equal to at least three times his or her base salary. The Chief Executive Officer and other named executive officers must comply with the ownership requirement within five years of being so named.

Our stock ownership guidelines with respect to our directors require stock ownership by our directors of four times the annual base cash retainer. Directors must comply with the ownership requirement within five years of becoming a member of the Board and are required to hold shares at this level while serving as a director.

The Nominating and Corporate Governance Committee may waive the stock ownership requirements in the event of financial hardship or other good cause.

Hedging and Pledging of Company Securities

Our Insider Trading Policy prohibits our directors and employees, including our named executive officers, from engaging in the following transactions: (i) trading in call or put options involving our securities and other derivative securities; (ii) engaging in short sales of our securities; (iii) holding our securities in a margin account; and (iv) pledging our securities to secure margins or other loans, subject to limited exceptions.

Compensation Committee Interlocks and Insider Participation

Philip P. Trahanas, William O. Grabe and Catherine Kinney are members of the Compensation Committee. No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. No executive officer serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee. Accordingly, during 2013 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of QualityTech, LP and Subsidiary Guarantors

QTS is the general partner of the Operating Partnership. As of September 30, 2014, QTS owned approximately 78.8% of the interests in the Operating Partnership, and the remaining 21.2% was owned by executive officers, directors, employees and former employees. The executive officers and directors’ interests in the Operating Partnership are disclosed in the footnotes to the table below.

The Co-Issuer and the subsidiary guarantors are wholly-owned subsidiaries of the Operating Partnership.

Management’s and Certain Beneficial Owners’ Ownership of QTS

The following table sets forth certain information as of January 30, 2015 regarding the beneficial ownership of QTS’ common stock and the Operating Partnership’s OP units and LTIP units by (1) each of QTS’ directors, (2) each of our named executive officers, (3) all of the directors, and executive officers as a group and (4) each holder of five percent or more of QTS’ common stock. The extent to which a person holds OP units or LTIP units as opposed to common stock is described in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common stock, OP units and LTIP units shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. “OP units” refer to the common units of limited partnership interest in the Operating Partnership. “LTIP Units” refer to the Operating Partnership’s Class O LTIP units and Class RS LTIP units collectively. When vested, LTIP units are convertible by the holder into OP units on the terms set forth in the Operating Partnership’s partnership agreement. OP units are redeemable for cash or, at our election, shares of our Class A common stock on a one-for-one basis, beginning one year after the closing of our initial public offering.

Unless otherwise indicated, the address of each named person is c/o QTS Realty Trust, Inc., 12851 Foster Street, Overland Park, Kansas 66213. No shares beneficially owned by any executive officer or director have been pledged as security.

Beneficial Owner	Number of Shares and OP Units	Percentage of All Shares(1)	Percentage of All Shares and OP Units(2)
Directors and Executive Officers
Chad L. Williams(3)	6,804,172	19.1%	18.4%
William H. Schafer(4)	162,883	*	*
James H. Reinhart(5)	109,453	*	*
Daniel T. Bennewitz(6)	109,685	*	*
Jeffrey H. Berson(7)	66,009	*	*
Shirley E. Goza(8)	48,901	*	*
John W. Barter(9)	93,532	*	*
William O. Grabe(10)	104,468	*	*
Catherine R. Kinney(11)	31,552	*	*
Peter A. Marino(12)	83,410	*	*
Scott D. Miller(13)	31,552	*	*
Philip P. Trahanas(14)	69,032	*	*
Stephen E. Westhead(15)	31,552	*	*
All directors and executive officers as a group (13 persons)	7,746,201	21.4%	20.8%
Other 5% Stockholders
GA QTS Interholdco, LLC(16)	16,643,645	57.2%	45.1%
Cohen & Steers, Inc.(17)	2,899,281	10.0%	7.9%
Waddell & Reed Financial, Inc.(18)	2,500,000	8.6%	6.8%

*	Less than 1.0%
(1)	Assumes 29,121,257 shares of common stock are outstanding. In addition, amounts for individuals and directors and executive officers as a group assume that the “in the money” value of Class O LTIP units that are vested or will be vested within 60 days are converted into OP units, Class RS units held by each individual are converted into OP units and all OP units held by such persons are exchanged for our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units or LTIP units held by other persons are exchanged for our common stock.
(2)	Assumes a total of 28,988,257 shares of Class A common stock, 133,000 shares of Class B common stock, 7,747,375 OP units and 74,625 Class RS LTIP units are outstanding, in addition to each individual’s OP units that would be received upon conversion of vested Class O LTIP units or Class O LTIP Units that will be vested within 60 days.
(3)	Consists of 53,757 shares of Class A common stock, 13,504 restricted shares of Class A common stock, 133,000 shares of Class B common stock, 14,648 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 6,517,000 OP units and 72,263 OP units that would be received upon conversion of Class O LTIP units.
(4)	Consists of 3,906 shares of Class A common stock, 31,122 restricted shares of Class A common stock, 9,321 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 68,125 OP units, 31,875 Class RS LTIP units (which includes 1,562 Class RS LTIP units that will convert automatically into 1,562 OP units on March 31, 2015) and 18,534 OP units that would be received upon conversion of Class O LTIP units.
(5)	Consists of 2,613 shares of Class A common stock, 39,571 restricted shares of Class A common stock, 9,321 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 31,250 OP units, 18,750 Class RS LTIP units (which includes 3,125 Class RS LTIP units that will convert automatically into 3,125 OP units on March 31, 2015) and 7,948 OP units that would be received upon conversion of Class O LTIP units.
(6)	Consists of 2,845 shares of Class A common stock, 39,571 restricted shares of Class A common stock, 9,321 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 31,250 OP units, 18,750 Class RS LTIP units (which includes 3,125 Class RS

LTIP units that will convert automatically into 3,125 OP units on March 31, 2015) and 7,948 OP units that would be received upon conversion of Class O LTIP units.
(7)	Consists of 8,382 shares of Class A common stock, 48,972 restricted shares of Class A common stock and 8,655 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus.
(8)	Consists of 1,902 shares of Class A common stock, 14,586 restricted shares of Class A common stock, 6,658 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 10,000 OP units and 15,755 OP units that would be received upon conversion of Class O LTIP units.
(9)	Consists of 59,410 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 31,000 OP units and 3,122 OP units that would be received upon conversion of Class O LTIP units.
(10)	Consists of 59,410 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 40,000 OP Units and 5,058 OP units that would be received upon conversion of Class O LTIP units.
(11)	Consists of 30,425 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus and 1,127 OP units that would be received upon conversion of Class O LTIP units.
(12)	Consists of 59,410 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 18,750 OP units, and 5,250 Class RS LTIP units (which includes 875 Class RS LTIP units that will convert automatically into 875 OP units on March 31, 2015).
(13)	Consists of 30,425 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus and 1,127 OP units that would be received upon conversion of Class O LTIP units.
(14)	Consists of 63,974 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus and 5,058 OP units that would be received upon conversion of Class O LTIP units.
(15)	Consists of 30,425 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus and 1,127 OP units that would be received upon conversion of Class O LTIP units.
(16)	Consists of 14,643,645 shares of Class A common stock. The members of GA QTS Interholdco, LLC are General Atlantic Partners 85, L.P., a Delaware limited partnership (“GAP 85”), General Atlantic Partners 93, L.P., a Delaware limited partnership (“GAP 93”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), and GAPCO GmbH & Co., KG, a German limited partnership (“KG,” and together with GAP 85, GAP 93, GAPCO III, GAPCO IV and GAPCO CDA, the “GA Funds”).

General Atlantic GenPar, L.P., a Delaware limited partnership (“GA Genpar”), is the general partner of GAP 85 and GAP 93. General Atlantic LLC (“GA LLC”) is the general partner of GA GenPar. GA LLC is also the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. GAPCO Management GmbH, a German limited liability company (“GmbH”), is the general partner of KG.

There are 23 Managing Directors of GA LLC. GA QTS Interholdco, LLC, GAP 85, GAP 93, GAPCO III, GAPCO IV, GAPCO CDA, KG, GenPar, GmbH and GA LLC are a “group” under Rule 13d-5 under the Exchange Act. The Managing Directors of GA LLC may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds. The GA Funds control GA QTS Interholdco, LLC by virtue of their ownership of all of the interests of GA QTS Interholdco, LLC. Consequently, GA QTS Interholdco, LLC, the GA Funds, GA LLC and Managing Directors of GA LLC may, from time to time, consult among themselves and coordinate the voting and disposition of the shares held by GA QTS Interholdco, LLC. The mailing address of the foregoing entities (other than GmbH and KG) is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd floor, New York, New York 10055. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(17)	Based on information provided in a Schedule 13G filed jointly by Cohen & Steers, Inc. (“C&S”); Cohen & Steers Capital Management, Inc. (“C&S Capital”); and Cohen & Steers UK Limited (“C&S UK”) filed February 14, 2014. According to the Schedule 13G, C&S beneficially owns 2,899,281 shares and has sole voting with respect to 2,581,319 of such shares and sole dispositive power with respect to all of such shares; C&S Capital beneficially owns 2,881,509 shares and has sole voting power with respect to 2,581,319 of such shares and sole dispositive power with respect to all of such shares; and C&S UK beneficially owns 17,772 shares and has sole dispositive power with respect to all such shares. According to the Schedule 13G, C&S holds a 100% interest in C&S Capital. The address of C&S and C&S Capital is 280 Park Avenue, 10th Floor, New York, New York 10017 and the address of C&S UK is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.
(18)	Based on information provided in a Schedule 13G filed jointly on February 7, 2013 by Waddell & Reed Financial, Inc. (“WRFI”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”). According to the Schedule 13G, WRFI is deemed to have sole voting and sole dispositive power with respect to 2,500,000 shares by virtue of its indirect ownership of IICO, which is deemed to have sole voting and sole dispositive power with respect to 1,214,100 shares, and WRIMCO, which is deemed to have sole voting and sole dispositive power with respect to 1,285,900 shares. According to the Schedule 13G, these securities are beneficially owned by one or more open-end investment companies or other managed accounts that are advised or sub-advised by IICO or WRIMCO. The address of WRFI, WRFSI, WRI, WRIMCO and IICO is 6300 Lamar Avenue, Overland Park, Kansas 66202.

STRUCTURE OF OUR COMPANY

Our Structure

The following diagram depicts our ownership structure, on a non-diluted basis, as of September 30, 2014.

(1)	The Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed on a senior basis by all of the Operating Partnership’s existing and future subsidiaries that guarantee QTS’ senior unsecured credit facility, as amended.
(2)	The Operating Partnership is a guarantor of the Richmond secured credit facility, as amended.

Our Operating Entities

The Operating Partnership

QTS is the sole general partner and majority owner of the Operating Partnership. Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership. QTS’ interest in the Operating Partnership generally entitles it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to its percentage ownership. As the sole general partner of the Operating Partnership, QTS generally has the exclusive power under the partnership agreement to manage and conduct the Operating Partnership’s business and affairs, subject to certain limited approval and voting rights of the limited partners. The board of directors of QTS manages its business and affairs.

Each limited partner of the Operating Partnership has the right to require the Operating Partnership to redeem part or all of its OP units for cash, based upon the value of an equivalent number of shares of QTS’ common stock at the time of the redemption, or, at QTS’ election, shares of QTS’ common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter. Each redemption of OP units will increase QTS’ percentage ownership interest in the Operating Partnership and its share of cash distributions and profits and losses.

QTS Finance Corporation

The Co-Issuer, a Delaware corporation, is a wholly-owned subsidiary of the Operating Partnership that was formed solely for the purpose of facilitating the offering of the Notes. The Co-Issuer has capital of $1,000 and does not, and will not, have any operations or revenue.

Our Taxable REIT Subsidiary

We currently provide our Cloud and Managed Services product to our customers through Quality Technology Services Holding, LLC, a Delaware limited liability company, which is wholly owned by the Operating Partnership. Quality Technology Services Holding, LLC has elected to be treated as a taxable REIT subsidiary, or TRS, for federal income tax purposes. A taxable REIT subsidiary generally may provide non-customary and other services to our customers and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. We may form additional taxable REIT subsidiaries in the future, and we may contribute some or all of our interests in certain wholly owned subsidiaries or their assets to our taxable REIT subsidiaries. Any income earned by our taxable REIT subsidiaries will be included in our income in our consolidated financial statements, but will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. Because a taxable REIT subsidiary is subject to federal income tax, and state and local income tax (where applicable) as a corporation, the income earned by our taxable REIT subsidiaries generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Tax Protection Agreement

Upon completion of our IPO in October 2013, we entered into a tax protection agreement with Chad L. Williams, our Chairman and Chief Executive Officer, and his affiliates and family members who own OP units pursuant to which we agreed to indemnify them against certain tax liabilities resulting from: (1) the sale, exchange, transfer, conveyance or other disposition of our Atlanta-Metro, Atlanta-Suwanee or Santa Clara data centers in a taxable transaction prior to January 1, 2026, referred to as the protected period; (2) causing or permitting any transaction that results in the disposition by Mr. Williams or his affiliates and family members who own OP units of all or any portion of their interests in the Operating Partnership in a taxable transaction during the protected period; or (3) our failure prior to the expiration of the protected period to maintain approximately $175 million of indebtedness that would be allocable to Mr. Williams and his affiliates for tax purposes or, alternatively, failing to offer Mr. Williams and his affiliates and family members who own OP units the opportunity to guarantee specific types of the Operating Partnership’s indebtedness in order to enable them to continue to defer certain tax liabilities. The aggregate built-in gain on the subject properties upon completion of our IPO that would be allocable to Mr. Williams and his affiliates was estimated to be approximately $205 million.

Partnership Agreement

Concurrently with the completion of our IPO in October 2013, we entered into an amended and restated operating partnership agreement with the limited partners in the Operating Partnership. As of September 30, 2014, limited partners in the Operating Partnership (other than us) owned approximately 21.2% of the Operating Partnership. Pursuant to the operating partnership agreement, holders of OP units have the right beginning on the date that is the later of (1) November 1, 2014 (which was 12 months from the beginning of the first full calendar month following the completion of our IPO) and (2) the date of issuance of the OP units to require the Operating Partnership to redeem all or part of their OP units for cash equal to the then-current market value of an equal number of shares of our Class A common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their OP units for shares of our Class A common stock on a one-for-one basis subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter. Additionally, pursuant to the Operating Partnership agreement, holders of vested Class O LTIP units and vested Class RS LTIP units may convert their units into a certain number of OP units in accordance with their terms. The limited partners in the operating partnership who held OP units received registration rights with respect to the shares of our Class A common stock that may be issued to them upon the exchange of their OP units, see “— Limited Partners’ Registration Rights Agreement.”

Limited Partners’ Registration Rights Agreement

Upon completion of our IPO in October 2013, we entered into a registration rights agreement with the limited partners in the Operating Partnership, including certain of our directors and executive officers. As required by the registration rights agreement, we filed a registration statement covering the issuance to the limited partners of shares of our Class A common stock upon redemption of their OP units (collectively, the “registrable shares”). This registration statement was declared effective on November 25, 2014.

We also agreed to indemnify the persons receiving rights against specified liabilities, including certain potential liabilities arising under the Securities Act of 1933, as amended, or the Exchange Act, or to contribute to the expenses incurred or the payments such persons may be required to make in respect thereof. We agreed to pay all of the expenses relating to the registration and any underwritten offerings of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, all fees of counsel and independent public accountants retained by us and the cost of any liability insurance or other premiums for insurance obtained in connection with any shelf registration statement pursuant to the registration rights agreement. The holder will be responsible for underwriting discounts and commissions, any out-of-pocket expenses (including disbursements of such holder’s counsel, accountants and other advisors) and any transfer taxes related to the sale or disposition of the shares.

General Atlantic and Mr. Williams’ Registration Rights Agreements

General Atlantic and Chad L. Williams, our Chairman and Chief Executive Officer, each is a party to an amended and restated registration rights agreement. Under those registration rights agreements, beginning 180 days after the completion of our initial public offering, General Atlantic and Mr. Williams have demand rights to require us to file a new registration statement and prospectus providing for the sale by such holders of some or all of their shares, provided that (i) unless the holder is registering all of its shares, the shares to be registered in any registration must have an aggregate offering price of at least $5 million, (ii) the holders may make only four such demands, and (iii) we are not required to effect more than two such demands in any 12 month period. The holders may require us to use our reasonable best efforts to cause any such demand registration to be in the form of an underwritten offering. We may satisfy this obligation by causing the requested shares to be included as part of an existing shelf registration statement that we then have on file with (and that has been declared effective by) the SEC. In addition to the foregoing, if we file a registration statement with respect to an offering for our own account or on behalf of a holder of our common stock, each of General Atlantic and Mr. Williams will have the right, subject to certain limitations, to register such number of registrable shares held by it or him as each such holder requests. With respect to underwritten offerings, we will not be required to include any shares of a holder in the offering unless the holder accepts the terms of the offering as agreed between us and the underwriter, and then only in such amount as the underwriter believes will not jeopardize the success of the offering.

The registration rights agreement with Mr. Williams also provides that, subject to certain limitations, we will use commercially reasonable efforts to file, during the period beginning 15 days prior to the date Mr. Williams is first permitted to redeem his OP units pursuant to the Operating Partnership’s amended and restated partnership agreement and ending 15 days thereafter, a registration statement registering the issuance to Mr. Williams of the Class A common stock issued to Mr. Williams upon redemption of his OP units. We have agreed to use commercially reasonable efforts to keep the registration statement continuously effective until Mr. Williams no longer owns any OP units.

We have filed with the SEC a registration statement to satisfy our obligations under the above described registration rights agreements. The registration statement was declared effective by the SEC on November 25, 2014.

Office and Data Center Leases

The Operating Partnership leases approximately 30,000 square feet of office space and common area to house the Company’s corporate headquarters and approximately 2,500 square feet of raised floor operating net rentable square feet data center space at the J. Williams Technology Center, which is a 38,000 square foot Class A office and technology building located at 12851 Foster Street in Overland Park, Kansas. The J. Williams Technology Centre is owned by an entity controlled by Chad L. Williams, our Chairman and Chief Executive Officer. The lease was entered into in January 2009, expires in December 2018 and has one five-year automatic renewal term. We pay monthly rent of approximately $85,000 under the lease, plus our pro rata share of certain repair and maintenance expenses relating to the leased premises. We believe that the terms of this lease are fair and reasonable and reflect the terms we could expect to obtain in an arm’s length transaction for comparable space elsewhere in Overland Park, Kansas.

Business with Williams Family Companies

Mr. Williams and his affiliates own various interests in and operate certain non-real estate businesses, including Quality Office Interiors, Inc. (“Quality Office”), an office equipment sales company, Quality Auto Group, Inc. (“Quality Auto”), an auto sales and brokerage company, Quality Lease & Finance, L.L.C. (“Quality Lease & Finance”), an equipment leasing company, and Quality Auto Brokers, Inc. (“Quality Auto Brokers”), an auto sales and brokerage company.

From time to time, we have made purchases of office equipment from Quality Office through individual purchase orders in the ordinary course of business. For each such order, we paid a design fee to Quality Office equal to 15% of the cost of such order, and paid the cost of such order directly to the vendor (although until August 2012 our predecessor paid the entire purchase price to Quality Office and Quality Office paid the vendor). In August 2013, we entered into an agreement with Quality Office pursuant to which we pay a 15% design fee and directly pay the costs of each order to the vendor. We believe that these purchase terms are fair and reasonable and reflect the terms we could expect to obtain in an arm’s length transaction with another vendor. Quality Office is 100% owned by Mr. Williams. In 2014, the total amount billed to us from Quality Office was approximately $130,100.

We also may, from time to time, make purchases from or enter into leasing contracts with Quality Lease & Finance. In addition, before our IPO, our predecessor purchased vehicles from Quality Auto and Quality Auto Brokers; however, we have not and do not expect to make any future purchases from these companies. Quality Lease and Finance and Quality Auto are 100% owned by Mr. Williams, and Quality Auto Brokers is 100% owned by James L. Williams, the father of Mr. Williams. In 2014, the total amounts paid to these companies in the aggregate was less than $200.

Because we are not a party to any on-going contracts with these companies, and because we may enter into any of these transactions from time to time, the amount and terms of any future transactions between these companies and us are not currently determinable. Any such future transactions would require the approval of our disinterested directors.

Employment Agreements

In 2013, we entered into employment agreements with each of Messrs. Williams, Schafer, Reinhart, Bennewitz and Berson and Ms. Goza. For a description of the terms of these employment agreements, see “Compensation Discussion and Analysis — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Charter Aircraft Flex Arrangements

Quality Development Services, LLC, which is 100% owned by Mr. Williams, is a party to a Walk Away Lease Agreement with Bombardier Aerospace Corporation for a private aircraft service. From time to time, certain of our officers, directors and designated employees use the aircraft provided through this lease for business purposes. We reimburse Quality Development Services, LLC for its costs for the time the aircraft is used by our officers, directors and designated employees. In August 2013, we entered into an agreement with Quality Development Services, LLC pursuant to which we reimburse Quality Development Services, LLC for the use of the aircraft by our officers, directors and designated employees. In 2014, this amount totaled $156,985.

Intellectual Property

In October 2013, in connection with our IPO, we entered into a license agreement with QGC, which is owned by Chad L. Williams, pursuant to which QGC granted us a license to use the trademarked stylized “Q” used in QGC’s logo at no cost. The license agreement will terminate when Mr. Williams ceases to act as our Chief Executive Officer.

Indemnification Agreements

In October 2013, in connection with our IPO, we entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all reasonable expenses and liabilities actually incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or executive officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our company, for reasonable expenses and liabilities actually incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our bylaws, our charter, a resolution of the Board or an agreement approved by the Board. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.

Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or
•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an “improper personal benefit” under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

Notwithstanding, and without limiting any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification. In addition, with respect to any director, we will be the indemnitor of first resort to the extent that such director simultaneously is entitled to indemnification from General Atlantic with respect to any of the same matters for which we are obligated to provide indemnification pursuant to the applicable indemnification agreement.

In addition to the indemnification agreements, our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

Review, Approval or Ratification of Transactions with Related Persons

Our Code of Business Conduct and Ethics prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with us. The Code of Business Conduct and Ethics allows exceptions to this prohibition, but only if a majority of the disinterested directors approve the transaction or the transaction has otherwise been approved pursuant to the Company’s Related Party Transaction Policy. According to the Related Party Transaction Policy and the Audit Committee’s charter, the Audit Committee shall review any transaction involving a director or officer, which may create a conflict of interest. The Audit Committee will either approve or reject the transaction or refer the transaction to the full Board or other appropriate committee in its discretion.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders. However, any change to any of these policies would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests. We intend to disclose any changes in these policies in periodic reports that we file or furnish under the Exchange Act.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct all of our investment activities through the Operating Partnership and its subsidiaries. Our policy is to acquire assets primarily for current income generation. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We pursue our investment objectives primarily through the ownership by the Operating Partnership of our existing properties and other acquired properties and assets. We currently intend to invest primarily in technology-related real estate. We currently intend to focus on data center properties in those areas in which we operate and to strategically select new markets when opportunities are available that meet our investment criteria or areas that have development potential. However, future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with our qualification as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing technology-related and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We also may participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments in pursuit of our business and growth strategies that do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with enhancing stockholder value over time.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness, which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are subject also to our policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

We have not engaged in any investments in mortgage loans and do not presently intend to invest in mortgage loans. However, we may do so at the discretion of our board of directors, without a vote of our stockholders, subject to the investment restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. If we choose to invest in mortgages, we would expect to invest in mortgages secured by data center facilities. However, there is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral therefore may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, although we have not done so in the past, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. Certain directors and executive officers who hold OP units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. See “Risk Factors — Risks Related to Our Organization and Structure — Each of our properties is subject to real and personal property taxes, which could significantly increase our property taxes as a result of tax rate changes and reassessments and have a material adverse effect on us.”

Financing Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, such as our debt to total market capitalization ratio, as well as the amount of such indebtedness that will either be fixed or variable rate. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including restricted shares that we may issue to certain of our directors and executive officers, plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. We intend to adopt a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our borrowings. This policy will govern our use of derivatives to manage the interest rates on our variable rate borrowings. We expect our policy to state that we will not use derivatives for speculative or trading purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to, or guarantee debt of, joint ventures in which we participate. Consideration for those guarantees may include, but is not limited to, fees, options to acquire additional ownership interests and promoted equity positions. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including additional OP units and senior securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by us will be contributed to the Operating Partnership in exchange for additional interests in the Operating Partnership, which will dilute the ownership interests of the limited partners in the Operating Partnership.

Existing stockholders will have no preemptive right to shares of common stock or preferred stock or OP units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue common stock or OP units in connection with acquisitions of property.

We may, under certain circumstances, purchase our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

Overview.  Conflicts of interest could arise in the future as a result of the relationships between QTS and its affiliates, on the one hand, and the Operating Partnership or any partner thereof, on the other. The directors and officers of QTS have duties to QTS and its stockholders under applicable Maryland law in connection with their management of QTS. At the same time, QTS has fiduciary duties, as a general partner, to the Operating Partnership and to the limited partners under Delaware law in connection with the management of the Operating Partnership. QTS’ duties, as a general partner to the Operating Partnership and its partners, may come into conflict with the duties of QTS’ directors and officers to QTS and its stockholders.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits QTS’ liability by providing that neither it, as the general partner of the Operating Partnership, nor any of its directors or officers, will be liable or accountable in damages to the Operating Partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if QTS, or such director or officer, acted in good faith. In addition, the Operating Partnership is required to indemnify QTS, its affiliates and each of its respective directors, officers, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that the Operating Partnership will not indemnify for (1) an act or omission that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) any transaction for which such person received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Sale or Refinancing of Properties.  Upon the sale of certain of the properties owned by us at the completion of the formation transactions related to our IPO and on the repayment of indebtedness, certain holders of our OP units could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, holders of our OP units may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. In addition, we have entered into a tax protection agreement with Chad L. Williams and his affiliates and family members, which may require us to retain certain properties or maintain more or less indebtedness than we would otherwise require for our business. See “Certain Relationships and Related Transactions — Tax Protection Agreement.”

Policies Applicable to All Directors and Officers.  We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. We have adopted a code of business conduct and ethics that restricts conflicts of interest between our employees, officers and directors and our company. In addition, as set forth above, our board of directors is subject to certain provisions of Maryland law, which also are designed to eliminate or minimize conflicts.

However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or
•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where the Operating Partnership is formed), QTS, acting as general partner, has a fiduciary duty to the Operating Partnership and, consequently, such transactions are subject also to the duties of care and loyalty that QTS, as a general partner, owes to limited partners in the Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We have adopted a policy which requires that all contracts and transactions between QTS, the Operating Partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

In addition to the applicable provisions of Maryland law that we are subject to, we have adopted a code of business conduct and ethics that contains a policy generally restricting conflicts of interest between our directors, officers and employees on the one hand, and us on the other hand. Any waiver of our conflicts of interest policy for executive officers and directors must be made by our board of directors or a committee thereof. We will disclose waivers of our conflicts of interest policy in accordance with law or regulations of the SEC and the NYSE.

Policies With Respect To Other Activities

We have authority to offer common stock, preferred stock or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We may, but are not obligated, to issue common stock to holders of OP units upon exercise of their redemption rights. Our board of directors has the power, without stockholder approval, to increase the number of authorized common stock or preferred stock and issue additional common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the Operating Partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT.

Reporting Policies

We have made and will continue to make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material terms of our outstanding debt instruments other than the Notes. The following is only a summary of the applicable agreements. The following summary does not purport to be complete, and is qualified by reference to the operative agreements governing our outstanding indebtedness, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Unsecured Credit Facility

In May 2013, we entered into a $575 million unsecured credit facility comprised of a five-year $225 million term loan and a four-year $350 million revolving credit facility with a one year extension, subject to satisfaction of certain conditions, and had the ability to expand the total credit facility by an additional $100 million subject to certain conditions set forth in the credit agreement. As of September 30, 2014, the facility was comprised of a $150 million term loan and a $410 million revolving credit facility for a total capacity of $560 million with the ability to increase it to $600 million subject to certain conditions. On December 17, 2014, we amended and restated the credit facility to provide for a $650 million unsecured credit facility comprised of a five-year $100 million term loan maturing December 17, 2019 and a four-year $550 million revolving credit facility maturing December 17, 2018, with the option to extend one year until December 17, 2019, subject to the satisfaction of certain conditions. The lenders under the unsecured credit facility may issue up to $30 million in letters of credit subject to the satisfaction of certain conditions. As of December 17, 2014, the term loan was fully funded and $139.8 million was outstanding under the unsecured revolving credit facility.

The total capacity of the unsecured credit facility may be increased to $850 million, subject to certain conditions set forth in the credit agreement, including consent of the administrative agent and obtaining necessary commitments. The availability under the unsecured revolving credit facility is the lesser of (i) $550 million, (ii) 60% of unencumbered asset pool capitalized value, (iii) the amount resulting in an unencumbered asset pool debt service ratio of 1.70 to 1.00 or (iv) the amount resulting in an unencumbered asset pool debt yield of 14%. In the case of clauses (ii), (iii) and (iv) of the preceding sentence, the amount available under the unsecured revolving credit facility is adjusted to take into account any other unsecured debt, a certain equipment-related loan and certain capitalized leases.

Amounts outstanding under the Amended and Restated Agreement bear interest at a variable rate equal to, at the Operating Partnership’s election, LIBOR or a base rate, plus a spread that will vary depending upon the Company’s leverage ratio. For revolving credit loans, the spread ranges from 1.70% to 2.25% for LIBOR loans and 0.70% to 1.25% for base rate loans. For term loans, the spread ranges from 1.65% to 2.20% for LIBOR loans and 0.65% to 1.20% for base rate loans. As of December 17, 2014, the weighted average interest rate for amounts outstanding under the Amended and Restated Agreement was 1.86% for revolving credit loans and 1.81% for term loans. We are also required to pay a commitment fee to the lenders assessed on the unused portion of the unsecured revolving credit facility. At our election, we can prepay amounts outstanding under the unsecured credit facility, in whole or in part, without penalty or premium.

The unsecured credit facility has customary representations and warranties, and our ability to borrow under the facility is subject to ongoing compliance with a number of customary affirmative and negative covenants, including limitations on liens, mergers, consolidations, investments, distributions, asset sales and affiliate transactions, as well as financial covenants, including (i) a maximum leverage ratio of total indebtedness to gross asset value not in excess of 60%, (ii) a minimum fixed charge coverage ratio (defined as the ratio of consolidated EBITDA, subject to certain adjustments, to consolidated fixed charges) of not less than 1.70 to 1.00, (iii) tangible net worth of at least $645 million plus 85% of the sum of net equity offering proceeds and the value of interests in the Operating Partnership issued upon contribution of assets to the Operating Partnership or its subsidiaries, (iv) unhedged variable rate debt not greater than 35% of gross asset value and (v) a maximum distribution payout ratio of the greater of (a) 95% of our “funds from operations” (as defined in the agreement) and (b) the amount required for QTS to qualify as a REIT under the Code. The interest rate applied to the outstanding balance of the unsecured credit facility decreases incrementally for every 5% below the maximum leverage ratio.

The unsecured credit facility includes customary events of default, and the occurrence of an event of default will permit the lenders to terminate commitments to lend under the facility and accelerate payment of all amounts outstanding thereunder. If a default occurs and is continuing, we will be precluded from making distributions (other than those required to allow QTS to qualify and maintain its status as a REIT, so long as such default does not arise from a payment default or event of insolvency) and lenders under the facility and, potentially, other indebtedness could accelerate the maturity of the related indebtedness.

The borrowings under the unsecured credit facility are guaranteed by certain of the Operating Partnership’s subsidiaries that also guarantee the Notes and, under certain circumstances, QTS may be required to guarantee borrowings under the unsecured credit facility.

As of September 30, 2014, we had outstanding $197 million of indebtedness under the unsecured credit facility, consisting of $47 million of outstanding borrowings under our unsecured revolving credit facility and $150 million of outstanding term loan indebtedness.

Richmond Secured Credit Facility

On December 21, 2012, Quality Investment Properties Richmond, LLC, entered into a secured credit facility with Regions Bank, and other lenders thereto, secured by our Richmond property. As of September 30, 2014, the Richmond secured credit facility had a capacity of $120 million. On December 17, 2014, we amended the Richmond secured Credit Facility to, among other things, change the financial covenants to be substantially the same as those in the unsecured credit facility. As of December 17, 2014, the Richmond secured credit facility had a capacity of $120 million, which may be increased to a total of $200 million subject to certain conditions set forth in the credit agreement, including the consent of the administrative agent and obtaining necessary commitments. This secured credit facility matures on June 30, 2019.

The borrowing base availability under the Richmond secured credit facility is the lower of (i) 55% of mortgaged property appraised value, (ii) the amount resulting in a borrowing base debt service ratio of at least 1.75 to 1.00 or (iii) the amount resulting in a borrower’s debt yield of at least 15%, in each case as defined in the credit agreement. The availability of funds under the Richmond secured credit facility depends on compliance with the covenants. The proceeds from the Richmond secured credit facility may be used solely to finance the development of the Richmond property into a data center and to repay indebtedness under our unsecured credit facility described above. The facility allows prepayment of amounts outstanding, in whole, and in part up to an aggregate of $10 million in partial prepayments, without penalty or premium, but once repaid, the amounts cannot be re-borrowed. In addition, we are required to make partial prepayments under the facility to the extent that the total capacity thereunder exceeds the borrowing base availability at the end of any quarter.

Amounts outstanding under the Richmond secured credit facility bear interest at a variable rate equal to, at our election, LIBOR or a base rate, plus a spread that will range, depending upon our leverage ratio, from 2.10% to 2.85% for LIBOR rate loans or 1.10% to 1.85% for base rate loans. As of September 30, 2014, the interest rate for amounts outstanding under the Richmond secured credit facility was 2.25%. We are also required to pay a commitment fee to the lenders assessed on the unused portion of the facility.

Our ability to borrow under the Richmond secured credit facility is subject to ongoing compliance with a number of customary affirmative and negative covenants, including limitations on indebtedness, liens, investments, distributions, asset sales and affiliate transactions, as well as financial covenants, including (i) a maximum leverage ratio of total indebtedness to gross asset value not in excess of 60%, (ii) a minimum fixed charge coverage ratio (defined as the ratio of consolidated EBITDA, subject to certain adjustments, to consolidated fixed charges) of not less than 1.70 to 1.00, (iii) tangible net worth of at least $645 million plus 85% of the sum of net equity offering proceeds and the value of interests in the Operating Partnership issued upon contribution of assets to the Operating Partnership or its subsidiaries, (iv) unhedged variable rate debt not greater than 35% of gross asset value and (v) a maximum distribution payout ratio of the greater of (a) 95% of our “funds from operations” (as defined in the agreement) and (b) the amount required for QTS to qualify as a REIT under the Code.

The Richmond secured credit facility includes customary events of default, and the occurrence of an event of default will permit the lenders to terminate commitments to lend under the facility and accelerate payment of all amounts outstanding thereunder. If a default occurs and is continuing, we will be precluded from making distributions (other than those required to allow QTS to qualify and maintain its status as a REIT, so long as such default does not arise from a payment default or event of insolvency) and lenders under the facility and, potentially, other indebtedness could accelerate the maturity of the related indebtedness.

The borrowings under the Richmond secured credit facility are guaranteed by the Operating Partnership and one of its other guarantor subsidiaries and, under certain circumstances, QTS may be required to guarantee borrowings under the secured credit facility.

As of September 30, 2014, we had outstanding $70 million of indebtedness out of a total of $120 million of available capacity under our Richmond secured credit facility.

Other Indebtedness

On April 9, 2010, Quality Investment Properties Metro, LLC, a subsidiary guarantor, entered into a $25 million loan agreement with Caterpillar Financial Services Corporation secured by certain equipment at our Atlanta-Metro facility. This loan bears interest at 6.85% per annum and has a maturity date of June 1, 2020. Monthly installments on the loan are of principal and interest and the loan has a 10-year amortization schedule.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the caption “— Certain Definitions” below. In this description, the term “Operating Partnership” means QualityTech, LP, a Delaware limited partnership; the term “Co-Issuer” means QTS Finance Corporation, a Delaware corporation and wholly-owned Subsidiary of the Operating Partnership with nominal assets and which conducts no operations; the term “Issuers” means the Operating Partnership and Co-Issuer; the term “General Partner” means the REIT (as defined below) in its capacity as sole general partner of the Operating Partnership, or any other entity that becomes the general partner of the Operating Partnership; and the term “REIT” means QTS Realty Trust, Inc., a Maryland corporation. As used under this caption “Description of the Notes,” the terms “Operating Partnership,” “Issuers,” “Co-Issuer,” “General Partner” and “REIT” exclude their respective Subsidiaries, unless otherwise expressly stated or the context otherwise requires.

The Issuers issued the Original Notes and will issue the Exchange Notes offered hereby under an indenture dated July 23, 2014 (the “Indenture”) among themselves, the REIT, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Unless otherwise expressly stated or the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the “Notes” include the Original Notes, which were not registered under the Securities Act, and the Exchange Notes offered hereby, and any additional notes actually issued under the Indenture as described below, which have been registered under the Securities Act. The Exchange Notes will be treated as part of the same class and series as the Original Notes and the terms of the Exchange Notes are identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. Copies of the Indenture are available as described below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes.  The Notes are:

•	senior unsecured obligations of the Issuers;
•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuers, including the Operating Partnership’s Indebtedness under the Existing Unsecured Credit Facility and the Operating Partnership’s Guarantee of the Existing Secured Credit Facility;
•	senior in right of payment to any future subordinated Indebtedness of the Issuers, if any;
•	effectively subordinated in right of payment to all existing and future secured Indebtedness of the Issuers, to the extent of the value of the collateral securing such Indebtedness;
•	structurally subordinated in right of payment to all existing and future Indebtedness and other liabilities, including trade payables, and claims of holders of preferred stock, if any, of Subsidiaries of the Operating Partnership that are not Guarantors (each, a “non-Guarantor Subsidiary”), and
•	unconditionally guaranteed by the Guarantors on a senior unsecured basis.

As of the date hereof, the Co-Issuer has no obligations other than its obligations under the Notes, the Indenture and the Registration Rights Agreement, and has assets of only $1,000.

The Note Guarantees.  The Notes were guaranteed on a joint and several basis initially by certain of the Restricted Subsidiaries of the Operating Partnership specified as the “initial Subsidiary Guarantors” in the definition of Subsidiary Guarantors and in the future by other Restricted Subsidiaries of the Operating Partnership (excluding any Foreign Subsidiary and any Receivables Entity) that may Guarantee the Notes pursuant to the covenant described below under the caption “— Covenants — Limitation on Issuances of Guarantees by Restricted Subsidiaries and the REIT.” As of the date hereof, all subsidiaries of the Operating Partnership, except the Co-Issuer, Guarantee the Notes.

The REIT does not Guarantee the Notes and will not be required to Guarantee the Notes, except under the circumstances described below under “— Covenants — Limitation on Issuances of Guarantees by Restricted Subsidiaries and the REIT.” As described below under “— No Personal Liability of Incorporators, Partners, Stockholders, Members, Officers, Directors, or Employees,” the Indenture provides that there will be no recourse for payment of the principal or premium, if any, or interest on any of the Notes or for any claim based thereon against any past, present or future incorporator, general partner (including the REIT), limited partner, stockholder, member, officer, director, employee or controlling person in their capacity as such of the REIT, any Issuer, the Guarantors, or any successor Person thereof.

The Note Guarantee of each Guarantor is:

•	a senior unsecured obligation of such Guarantor;
•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor, including, if applicable, such Guarantor’s Guarantee of the Operating Partnership’s obligations under the Existing Unsecured Credit Facility;
•	senior in right of payment to any future subordinated Indebtedness of such Guarantor, if any;
•	effectively subordinated in right of payment to all existing and future secured Indebtedness of such Guarantor, to the extent of the value of the collateral securing that Indebtedness; and
•	structurally subordinated to all existing and future Indebtedness and other liabilities, including trade payables, and claims of holders of preferred stock, if any, of Subsidiaries of such Guarantor that are not Guarantors.

All of the Subsidiary Guarantors that Guarantee the Notes have also Guaranteed the Operating Partnership’s borrowings under the Existing Unsecured Credit Facility. In addition, the Existing Unsecured Credit Facility and the Existing Secured Credit Facility both contain provisions that would require the REIT, under specified circumstances, to Guarantee borrowings under such facilities.

As of September 30, 2014:

•	the Operating Partnership and the Subsidiary Guarantors that Guarantee the Notes had approximately $590.9 million of debt outstanding, including the Notes and approximately $96.2 million of secured debt, and approximately $363 million of unused borrowing capacity under the revolving credit facility that is part of the Existing Unsecured Credit Facility,
•	the Operating Partnership and one Guarantor Subsidiary had Guaranteed borrowings under the Existing Secured Credit Facility, and
•	the REIT (excluding its subsidiaries) had no outstanding debt or liabilities on its balance sheet.

As noted above, the REIT does not Guarantee the Notes and may never Guarantee the Notes. The REIT (excluding its subsidiaries) did not have any revenues for the year ended December 31, 2013 and the nine months ended September 30, 2014 and did not have any assets or Indebtedness as of September 30, 2014. The only subsidiaries of the REIT are the Operating Partnership and its subsidiaries.

As of the Issue Date, all of our Subsidiaries are Restricted Subsidiaries. However, under the circumstances described in the definition of “Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not Guarantee the Notes.

Each Note Guarantee limits the obligations of the applicable Guarantor to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, would not render such Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors — Risks Related to the Notes — Federal and state statutes allow courts, under specific circumstances, to void the Notes and Note Guarantees and require noteholders to return payments received from the Issuers or guarantors.”

Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Release of Note Guarantees.  The Note Guarantee of a Subsidiary Guarantor will automatically and unconditionally terminate and be released upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Restricted Subsidiary, in a transaction that does not violate the provisions of the Indenture, including, to the extent applicable, those described below under the captions “— Covenants — Limitation on Asset Sales” and “— Covenants — Consolidation, Merger and Sale of Assets”;
(2)	the designation in accordance with the Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;
(3)	such Subsidiary Guarantor no longer Guaranteeing or otherwise being an obligor with respect to any other Indebtedness of the Operating Partnership, the Co-Issuer, the REIT or any other Subsidiary Guarantor, provided that the foregoing provisions of this clause (3) and any release of such Subsidiary Guarantor’s Note Guarantee pursuant to this clause (3) shall not limit the obligation of such Subsidiary Guarantor to Guarantee (or of the Operating Partnership to cause such Subsidiary Guarantor to Guarantee) the Notes at any time thereafter pursuant to the covenant set forth below under the caption “— Covenants — Limitation on Issuance of Guarantees by Restricted Subsidiaries and the REIT”; or
(4)	Legal Defeasance, Covenant Defeasance or discharge of the Notes, as provided under the provisions of the Indenture described below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

If the REIT enters into a Note Guarantee, its Note Guarantee will automatically and unconditionally terminate and be released upon:

(1)	the REIT no longer Guaranteeing or otherwise being an obligor with respect to any other Indebtedness of the Operating Partnership, the Co-Issuer or any Subsidiary Guarantor, provided that the foregoing provisions of this clause (1) and any release of the REIT’s Note Guarantee pursuant to this clause (1) shall not limit the obligation of the REIT to Guarantee the Notes at any time thereafter pursuant to the covenant set forth below under the caption “— Covenants — Limitation on Issuance of Guarantees by Restricted Subsidiaries and the REIT”; or
(2)	Legal Defeasance, Covenant Defeasance or discharge of the Notes, as provided under the provisions of the Indenture described below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”.

In addition, all of the Note Guarantees will be automatically and unconditionally released under the circumstances described below under “— Suspension of Covenants,” subject to reinstatement of the Note Guarantees under the circumstances described under such caption.

Co-Issuer

The Co-Issuer is a Delaware corporation and a wholly-owned Subsidiary of the Operating Partnership that was formed solely for the purpose of facilitating the offering of the Notes. The Co-Issuer only has capital of $1,000 and does not have any operations or revenues. As a result, prospective purchasers of the Notes should not expect Co-Issuer to participate in servicing the payment obligations on the Notes. See “— Covenants — Limitation on Activities of Co-Issuer.”

Principal, Maturity and Interest

The Issuers issued $300 million in aggregate principal amount of Original Notes. The Issuers may issue additional Notes under the Indenture from time to time after this offering having identical terms other than the Issue Date, the first interest payment date and the first date from which interest will accrue. Any issuance of additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Covenants — Limitation on Indebtedness.” The Original Notes and any additional Notes subsequently issued under the Indenture, together with the Exchange Notes, will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issued the Original Notes and will issue the Exchange Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on August 1, 2022.

Interest on the Notes accrues at the rate of 5.875% per annum and is payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2015. The Issuers will make each interest payment to the holders of record on the immediately preceding January 15 or July 15, as the case may be.

Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Notes has given wire transfer instructions to the paying agent, the paying agent will pay all principal of, premium on, if any, or interest, if any, on, that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, except that the Issuers will make payments on global Notes registered in the name of the Depositary or its nominee by wire transfer (or otherwise in accordance with the Depositary’s procedures) and, subject to the immediately preceding sentence, the Issuers will make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee acts as paying agent and registrar. The Operating Partnership may change the paying agent or registrar without prior notice to the holders of the Notes, and the Operating Partnership or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Operating Partnership may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The registrar and the Operating Partnership will not be required to transfer or exchange any Note selected for redemption (except for the unredeemed portion of any Note being redeemed in part) or any Note (or portion thereof) tendered for purchase by the Issuers in an Offer to Purchase made as a result of a Change of Control or Asset Sale. Also, the registrar and the Operating Partnership will not be required to transfer or exchange any Note during the 15 day period prior to the date on which a notice of redemption of Notes to be redeemed is sent to holders.

Optional Redemption

At any time prior to August 1, 2017, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including additional Notes, if any), upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the Trustee), at a redemption price equal to 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption (subject to the rights of holders of Notes on any relevant record date to receive interest on the applicable interest payment date), with an amount of cash equal to the net cash proceeds from one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes initially issued under the Indenture on the Issue Date (excluding Notes held directly or indirectly by the REIT, the Operating Partnership, the Co-Issuer or their respective Affiliates) remains outstanding immediately after the occurrence of such redemption; and
(2)	the redemption occurs within 90 days of the date of the closing of the related Equity Offering.

At any time prior to August 1, 2017, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the Trustee), at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption (subject to the rights of holders of Notes on any relevant record date to receive interest due on the applicable interest payment date).

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to August 1, 2017.

On or after August 1, 2017, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the Trustee), at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the date of redemption, if redeemed during the twelve-month period beginning on August 1 of the years indicated below (subject to the rights of holders of Notes on any relevant record date to receive interest due on the applicable interest payment date):

Year	Redemption Price
2017	104.406%
2018	102.938%
2019	101.469%
2020 and thereafter	100.000%

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption by lot (or, in the case of Notes in global form, any other manner as required by the Depositary) unless otherwise required by law or applicable stock exchange requirements.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or, in the case of Notes in global form, given in accordance with the Depositary’s procedures, if different) at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed, except that redemption notices may be mailed or otherwise given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notice of any redemption upon any Equity Offering described in the first paragraph under “— Optional Redemption” above may be given prior to the completion thereof. Any redemption may, at the Operating Partnership’s option, be subject to the satisfaction of one or more conditions precedent.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction of any conditions precedent to such redemption imposed by the Operating Partnership. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption so long as the Issuers have deposited with the paying agent (or if the Operating Partnership or one of its Restricted Subsidiaries is acting as paying agent, it has segregated and holds in trust) funds in cash in an amount equal to, and in satisfaction of, the redemption price of the Notes to be redeemed on the applicable redemption date, together with the accrued and unpaid interest, if any, to such redemption date.

Sinking Fund

There are no sinking fund payments for the Notes.

Suspension of Covenants

For so long as (i) the Notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been replaced in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the Indenture, the Operating Partnership, the REIT, and the Restricted Subsidiaries will not be subject to the covenants in the Indenture specifically listed under the following captions in this “Description of the Notes” section of this prospectus (collectively, the “Suspended Covenants”):

(1)	“— Covenants — Limitation on Indebtedness”;
(2)	“— Covenants — Limitation on Sale and Leaseback Transactions”;
(3)	“— Covenants — Limitation on Restricted Payments”;
(4)	“— Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;
(5)	“— Covenants — Limitation on Issuances of Guarantees by Restricted Subsidiaries and the REIT”;
(6)	“— Covenants — Limitation on Transactions with Affiliates”;
(7)	“— Covenants — Limitation on Asset Sales”; and
(8)	clause (3) of “— Consolidation, Merger and Sale of Assets — The Issuers and the REIT.”

Additionally, during such time as the above referenced covenants are suspended, (i) the Note Guarantees of the Guarantors will also be suspended (the “Suspended Guarantees”) if following such suspension the Notes continue to be rated Investment Grade by the Rating Agencies and (ii) the Operating Partnership will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Operating Partnership would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if the Suspended Covenants had been in effect for such period.

If at any time the Notes’ credit rating is downgraded from an Investment Grade rating by either of the Rating Agencies, then the Suspended Covenants will thereafter be reinstated as if such covenants and Guarantees had never been suspended (the “Reinstatement Date”) and will be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture) and, in the event that any Restricted Subsidiaries would be required to Guarantee the Notes at the time of such reinstatement, the Note Guarantee of such Subsidiary Guarantors shall be automatically reinstated (or, if any such Restricted Subsidiary was not a Guarantor of the Notes at the time of the suspension, such entity shall enter into a supplemental indenture pursuant to which it shall become a Guarantor of the Notes under the Indenture) on such Reinstatement Date and, in the event that the REIT would be required to Guarantee the Notes at the time of such reinstatement, the Note Guarantee of the REIT shall automatically become effective on the Reinstatement Date, unless and until the Notes subsequently attain an Investment Grade rating from both the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants and the Note Guarantees will no longer be in effect for such time that the Notes maintain an Investment Grade rating, subject to subsequent reinstatement thereof (and, in the event that the REIT would be required to Guarantee the Notes at the time of such reinstatement, subject to the automatic effectiveness of the Note Guarantee of the REIT) under the circumstances described above in this paragraph); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants or the Suspended Guarantees based on any actions taken or events occurring during the Suspension Period referred to below, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants or the Suspended Guarantees remained in effect during such period. The period of time between (i) the date of suspension of the Suspended Covenants and (ii) the Reinstatement Date, if any, is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be classified as having been Incurred in compliance with clauses (1), (2) and (3) of the covenant described below under the caption “— Covenants — Limitation on Indebtedness” or, to the extent such Indebtedness would not be so permitted to be Incurred in compliance with clauses (1), (2) and (3) of the covenant described below under the caption “— Covenants — Limitation on Indebtedness,” such Indebtedness will be classified as having been Incurred pursuant to clause (4)(D) of that covenant. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments pursuant to the covenant described below under “— Covenants — Limitation on Restricted Payments” will be made as though such covenant had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under “— Covenants — Limitation on Restricted Payments,” to the extent set forth in such covenant. For purposes of determining compliance with the covenant described below under the caption “— Covenants — Limitation on Asset Sales,” the amount of Excess Proceeds will be deemed to be zero as of the Reinstatement Date.

There can be no assurance that the Notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Covenants

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness

(1)	The Operating Partnership will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and the Restricted Subsidiaries on a consolidated basis would be greater than 60% of Adjusted Total Assets as of any date of Incurrence.
(2)	The Operating Partnership will not, and will not permit any Restricted Subsidiary to, Incur any Subsidiary Indebtedness or any Secured Indebtedness (in each case, including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such Subsidiary Indebtedness or Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Subsidiary Indebtedness and Secured Indebtedness of the Operating Partnership and the Restricted Subsidiaries on a consolidated basis would be greater than 40% of Adjusted Total Assets as of any date of Incurrence.
(3)	The Operating Partnership will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Operating Partnership and the Restricted Subsidiaries on a consolidated basis would be less than 2.0 to 1.0.
(4)	Notwithstanding paragraphs (1), (2) and (3) above, the Operating Partnership and the Restricted Subsidiaries may Incur each and all of the following (“Permitted Debt”):
(A)	(i) Indebtedness of the Operating Partnership or any of the Subsidiary Guarantors outstanding under the Credit Facilities (other than the Existing Secured Credit Facility) and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed $600 million, and (ii) Indebtedness of the Operating Partnership or any Restricted Subsidiary under the Existing Secured Credit Facility and the issuance or creation of letters of credit and banker’s acceptances thereunder or in connection therewith (with letters of credit and banker’s acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed $200 million;
(B)	Indebtedness owed to:
(i)	the Operating Partnership or a Subsidiary Guarantor evidenced by an unsubordinated promissory note; or
(ii)	any Restricted Subsidiary; provided that if the Operating Partnership, the Co-Issuer or any Subsidiary Guarantor is an obligor, the Indebtedness is subordinated in right of payment to the Notes, in the case of the Operating Partnership or the Co-Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Operating Partnership or any other Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B)(ii);

(C)	Indebtedness represented by the Notes and the Note Guarantees issued on the Issue Date and the related Exchange Notes and related Exchange Note Guarantees issued in exchange for the Notes and the Note Guarantees pursuant to the Registration Rights Agreement;
(D)	Indebtedness outstanding as of the Issue Date (other than Indebtedness outstanding on the Issue Date under (x) the revolving credit facility that is part of the Existing Unsecured Credit Facility, which initially will be deemed to have been Incurred on the Issue Date in reliance on the exception provided by clause (4)(A)(i) above and (y) under the Existing Secured Credit Facility, which initially shall be deemed to have been Incurred on the Issue Date in reliance on the exception provided by clause (4)(A)(ii) above);
(E)	Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other outstanding Indebtedness (any such action, to “Refinance”) (other than Indebtedness Incurred under clauses (A), (B), (F), (J), (K), (L) and (M) of this paragraph (4)) and any refinancings thereof, in an amount not to exceed the amount so Refinanced (plus premiums, accrued interest, fees and expenses); provided that Indebtedness, the proceeds of which are used to Refinance Subordinated Indebtedness, will be permitted under this clause (E) only if:
(i)	such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the applicable Note Guarantee, as the case may be, at least to the extent that the Indebtedness to be Refinanced is subordinated to the Notes or such Note Guarantee, as the case may be; and
(ii)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Subordinated Indebtedness to be Refinanced or the Stated Maturity of the Notes, and the Average Life of such new Indebtedness is at least equal to the lesser of the remaining Average Life of the Subordinated Indebtedness to be Refinanced or the remaining Average Life of the Notes; and

provided further that in no event may Indebtedness of any Issuer or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes or such Subsidiary Guarantor’s Note Guarantee, as applicable, be Refinanced pursuant to this clause (E) by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor;

(F)	Indebtedness:
(i)	constituting reimbursement obligations with respect to letters of credit and Indebtedness, in each case in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, performance or surety bonds or completion guarantees (not for borrowed money) Incurred in the ordinary course of business by the Operating Partnership and its Restricted Subsidiaries;
(ii)	arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its Incurrence;
(iii)	in respect of netting services, automated clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements Incurred in the ordinary course of business;
(iv)	under Hedging Obligations Incurred in the ordinary course of business; and

(v)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any other Person for the purpose of acquiring or financing the acquisition of any such business, assets or Restricted Subsidiary;
(G)	Attributable Debt, Capitalized Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations Incurred after the Issue Date in an aggregate principal amount at any one time outstanding, including Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (G), not to exceed the greater of (i) $150.0 million and (ii) an amount equal to 7.5% of Adjusted Total Assets as of any date of Incurrence;
(H)	Indebtedness of any Issuer, to the extent the net proceeds from such Indebtedness are promptly:
(i)	used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control;
(ii)	used to redeem all the Notes as described above under “— Optional Redemption.”
(iii)	deposited to defease or discharge the Notes as described below under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”;
(I)	Guarantees (other than Guarantees permitted under clause (C) above) of Indebtedness of the Issuers or any Restricted Subsidiary by any other Restricted Subsidiary; provided that such Indebtedness was permitted to be Incurred pursuant to another clause of this covenant; and provided, further, that, in the case of any such Guarantee by a Subsidiary Guarantor of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, such Guarantee shall be expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee;
(J)	Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is non-recourse to the REIT, the Issuers or any other Restricted Subsidiary (except for Standard Securitization Undertakings);
(K)	Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $75.0 million and (ii) an amount equal to 5.0% of Adjusted Total Assets as of any date of Incurrence;
(L)	Indebtedness of the Operating Partnership or any Restricted Subsidiary consisting of financing of insurance premiums incurred in the ordinary course of business;
(M)	customer deposits and advance payments received from customers in the ordinary course of business;
(N)	the Incurrence of Acquired Indebtedness by the Operating Partnership or any Restricted Subsidiary in connection with the acquisition of any Person (whether by merger, consolidation, acquisition of Capital Stock or otherwise), Asset Acquisition or other asset acquisition by the Operating Partnership or any of its Restricted Subsidiaries; provided that any Person that is so acquired (including pursuant to an Asset Acquisition) is primarily engaged in a Permitted Business and becomes, upon such acquisition, a Restricted Subsidiary or is merged into the Operating Partnership or a Restricted Subsidiary and any assets so acquired (including pursuant to an Asset Acquisition) are used or useful in a Permitted Business; and provided, further, that, immediately after giving effect to such acquisition and the Incurrence of such Acquired Indebtedness, no Default of Event of Default shall have occurred and be continuing (or would result therefrom) and either (1) the Interest Coverage Ratio would be greater than immediately prior to such transactions, or (2) the Operating Partnership would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in clause (3) above of this section;
(O)	Indebtedness with respect of (i) taxes, assessments, governmental charges or levies and (ii) claims for labor, materials and supplies Incurred in the ordinary course of business by the Operating Partnership or any of its Restricted Subsidiaries; and
(P)	additional Indebtedness, Incurred after the Issue Date, of the Operating Partnership and the Restricted Subsidiaries in an aggregate principal amount at any one time outstanding, including all Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (P), not to exceed the greater of (i) $150.0 million and (ii) an amount equal to 7.5% of Adjusted Total Assets as of any date of Incurrence.
(5)	For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement.
(6)	For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.
(7)	For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Operating Partnership, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that the Operating Partnership may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant. Notwithstanding the foregoing, Indebtedness under the revolving credit facility that is part of the Existing Unsecured Credit Facility outstanding on the Issue Date will initially be deemed to have been Incurred on such date in reliance on the exception provided by clause (4)(A)(i) of this covenant, and Indebtedness under the Existing Secured Credit Facility outstanding on the Issue Date will initially be deemed to have been Incurred on such date in reliance on the exception provided by clause (4)(A)(ii) of this covenant.
(8)	The amount of any Indebtedness of any Person outstanding as of any date will be:
(A)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(B)	the principal amount of the Indebtedness, in the case of any other Indebtedness;
(C)	in the case where the Indebtedness of a Person arises by reason of such Person having Guaranteed Indebtedness of another Person and the maximum amount payable under such Guarantee is limited to an amount less than the entire amount of the Indebtedness so Guaranteed, then the amount of the Indebtedness represented by such Guarantee shall be limited to the maximum amount payable under such Guarantee; and
(D)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(i)	the Fair Market Value of such assets at the date of determination; and
(ii)	the amount of the Indebtedness of the other Person.

Maintenance of Total Unencumbered Assets

The Operating Partnership and the Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all Unsecured Indebtedness.

Limitation on Sale and Leaseback Transactions

The Operating Partnership will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless:

(1)	The Operating Partnership or the Restricted Subsidiary, as applicable, would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption “— Limitation on Indebtedness,” in which case, such Attributable Debt will be deemed to have been Incurred pursuant to such covenant; and
(2)	The Operating Partnership or the Restricted Subsidiary, as applicable, within 365 days after the sale or transfer of any assets or properties is completed, applies an amount at least equal to the amount of the Net Cash Proceeds received in such Sale and Leaseback Transaction in accordance with the covenant described below under the caption “— Limitation on Asset Sales.”

Limitation on Restricted Payments

The Operating Partnership will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (whether in cash, securities or other property) on or with respect to its Capital Stock held by Persons other than the Operating Partnership or any Restricted Subsidiary, other than:
(A)	dividends or distributions payable solely in Equity Interests (other than Disqualified Stock); and
(B)	pro rata dividends or distributions payable by a Restricted Subsidiary that is not wholly owned to minority stockholders (or owners of equivalent interests if such Restricted Subsidiary is not a corporation);
(2)	purchase, redeem, retire or otherwise acquire for value any Equity Interests of the REIT or the Operating Partnership held by any Person other than the Operating Partnership or any of the Restricted Subsidiaries;
(3)	make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Operating Partnership or any Subsidiary Guarantor (other than (A) with respect to intercompany Subordinated Indebtedness between or among the Issuers and any of the Subsidiary Guarantors and (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity payment, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
(4)	make an Investment, other than a Permitted Investment, in any Person

(all such payments and any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	the Operating Partnership could not Incur at least $1.00 of additional Indebtedness in compliance with both paragraphs (1) and (3) of the covenant described above under the caption “— Limitation on Indebtedness”;
(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof as determined in good faith by the chief financial officer of the Operating Partnership, whose determination will be conclusive) made on or after the Issue Date would exceed the sum of:
(i)	95% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the most recent fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus
(ii)	100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Operating Partnership after the Issue Date from (a) the issuance or sale of its Equity Interests (other than Disqualified Stock and Designated Preferred Stock and other than net cash proceeds applied to redeem Notes pursuant to the provisions described in the first paragraph under the caption “— Optional Redemption” above) to a Person (other than an Issuer or any Restricted Subsidiary of any Issuer or an employee stock ownership plan or similar trust to the extent its purchase of such Equity Interests is financed by loans from or Guaranteed by the REIT, the Operating Partnership or any Restricted Subsidiaries unless such loan has been repaid with cash on or prior to the date of determination), (b) contributions to the common equity capital of the Operating Partnership by any Person other than a Subsidiary of the Operating Partnership (other than contributions applied to redeem Notes pursuant to the provisions described in the first paragraph under the caption “— Optional Redemption” above) and (c) the issuance or sale of convertible or exchangeable Indebtedness of the Operating Partnership upon the conversion or exchange of such Indebtedness into Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the REIT or the Operating Partnership; plus
(iii)	an amount equal to the net reduction in Investments (other than (1) reductions in Investments made pursuant to the third paragraph of this covenant that were excluded in calculating whether the conditions of this clause (C) were met with respect to any subsequent Restricted Payments and (2) reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Operating Partnership or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds have already been included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by the Operating Partnership and the Restricted Subsidiaries in such Person.

Notwithstanding the foregoing, the Operating Partnership and any of the Restricted Subsidiaries may declare or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by the REIT, so long as (A) the REIT believes in good faith that it qualifies as a real estate investment trust under the Code and the declaration or payment of such dividend or the making of such distribution by the REIT is necessary either to maintain the REIT’s status as a real estate investment trust under the Code for any calendar year or to enable the REIT to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by the REIT to its shareholders, with such distribution by the REIT to be made as and when determined by the REIT, whether during or after the end of the relevant calendar year, and (B) no Event of Default shall have occurred and be continuing.

The foregoing provisions will not be violated by reason of:

(1)	the payment of any dividend or similar distribution or the consummation of any irrevocable redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration of such dividend or the giving of the redemption notice if, at such date of declaration or notice, the dividend, distribution or redemption payment was permitted by the provisions of the first paragraph of this covenant (the declaration of such payment will be deemed a Restricted Payment under the first paragraph of this covenant as of the date of declaration and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under the first paragraph of this covenant); provided, however, that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (C) of the first paragraph of this covenant only once;
(2)	the repayment, defeasance, redemption, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Operating Partnership or any Subsidiary Guarantor including premium, if any, and accrued and unpaid interest and related transaction expenses, with the proceeds of, or in exchange for, other Subordinated Indebtedness Incurred under clause (4)(E) of the covenant described above under the caption “— Limitation on Indebtedness”;
(3)	the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance of, Equity Interests of the Operating Partnership (other than Disqualified Stock and Designated Preferred Stock and other than Equity Interests issued or sold to the Operating Partnership or a Restricted Subsidiary of the Operating Partnership or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the REIT, the Operating Partnership or any of the Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or out of the proceeds of a substantially concurrent contribution to the common equity capital of the Operating Partnership or from its partners or shareholders, as the case may be;
(4)	the redemption of Common Units for Equity Interests of the REIT or for cash pursuant to the terms of the Partnership Agreement; provided that the aggregate amount of cash paid to redeem Common Units shall not exceed $10.0 million;
(5)	payments or distributions to dissenting stockholders or dissenting holders of other Equity Interests of the Operating Partnership or the REIT (or any other direct or indirect parent company of the Operating Partnership) (including the payments of dividends or distributions to the REIT or any other direct or indirect parent company of the Operating Partnership to provide the REIT (or any such parent company) with the cash necessary to make such payments or distributions) pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture described below under “— Consolidation, Merger and Sale of Assets — The Issuers and the REIT”;
(6)	the payment of cash (A) in lieu of the issuance of fractional shares of Capital Stock upon exercise, conversion, redemption or exchange of securities exercisable or convertible into or exchangeable for Capital Stock of the Operating Partnership or the REIT or any other direct or indirect parent company of the Operating Partnership (or the payment of dividends or distributions to the REIT or any other direct or indirect parent company of the Operating Partnership to provide the REIT (or any such parent company) with the cash necessary to make such payments) and (B) in lieu of the issuance of whole shares of Capital Stock upon conversion or exchange of securities convertible into or exchangeable for Capital Stock of the Operating Partnership or the REIT or any other direct or indirect parent company of the Operating Partnership (or the payment of dividends or distributions to the REIT or any other direct or indirect parent company of the Operating Partnership to provide the REIT (or any such parent company) with the cash necessary to make such payments);
(7)	the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interests of the Operating Partnership or the REIT in connection with the administration of their equity compensation programs in the ordinary course of business;
(8)	the redemption, repurchase or other acquisition or retirement of any Equity Interests of the Operating Partnership or the REIT or any other direct or indirect parent company of the Operating Partnership from any director, officer, employee or consultant of the Operating Partnership, the REIT or any other direct or indirect parent company of the Operating Partnership or any Restricted Subsidiary (or from any transferees, assigns, estates or heirs of such persons) (or the payment of dividends or distributions to the REIT or any other direct or indirect parent company of the Operating Partnership to provide the REIT (or any such parent company) with the cash necessary to make such redemptions, repurchases, acquisitions or retirements), in an aggregate amount under this clause (8) not to exceed $10.0 million in any fiscal year; provided that any amount not so used in any given fiscal year may be carried forward and used in the next succeeding fiscal year; provided further that such amount in any fiscal year shall be increased by an amount not to exceed (a) the aggregate net cash proceeds received by the Operating Partnership or any of its Restricted Subsidiaries (or received by the REIT and contributed to the common equity capital of the Operating Partnership or received by the REIT and used to purchase Equity Interests in the Operating Partnership) from any issuance during such period of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) by the Operating Partnership, its Restricted Subsidiaries or the REIT to such directors, officers, employees or consultants (except to the extent that the purchase or other acquisition of such Equity Interests by such directors, officers, employees or consultants was financed, directly or indirectly, by loans or other extensions of credit from the Operating Partnership, any of its Restricted Subsidiaries or the REIT) plus (b) the aggregate net cash proceeds received by the Operating Partnership or any of its Restricted Subsidiaries (or received by the REIT and contributed to the common equity capital of the Operating Partnership) from any payments on life insurance policies of which the Operating Partnership, any of its Restricted Subsidiaries or the REIT is the beneficiary with respect to such directors, officers, employees or consultants, the proceeds of which are used to repurchase, redeem or acquire Equity Interests of the Operating Partnership, its Restricted Subsidiaries or the REIT held by such directors, officers, employees or consultants; provided further any amount referred to in clauses (a) and (b) above not used in such fiscal year may be carried forward and used in the next succeeding fiscal year;
(9)	the declaration or payment of any cash dividend or other cash distribution in respect of Preferred Stock of the REIT or any other direct or indirect parent company of the Operating Partnership, the Operating Partnership or any Restricted Subsidiary (or the payment of dividends or distributions to the REIT (or any other direct or indirect parent company of the Operating Partnership) to provide the REIT (or any such parent company) with the cash necessary to make such payments or distributions), so long as the Interest Coverage Ratio contemplated by paragraph (3) of the covenant described above under the caption “— Limitation on Indebtedness” would be greater than or equal to 2.0 to 1.0 after giving effect to such payment, and at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(10)	the repayment, defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness or of Disqualified Stock of the Operating Partnership or any of the Restricted Subsidiaries in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Operating Partnership or any Subsidiary of the Operating Partnership or any employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the REIT, the Operating Partnership or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) of, Disqualified Stock of the Operating Partnership or any of the Restricted Subsidiaries, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to clause 4(E) of the covenant described above under the caption “— Limitation on Indebtedness”;
(11)	the repayment, defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of the Operating Partnership or any of the Restricted Subsidiaries (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness or 101% of the stated or liquidation value of such Disqualified Stock (plus, in each case, accrued and unpaid interest or dividends, as the case may be) pursuant to a required Offer to Purchase (or similar offer) arising from a Change of Control (or similarly defined term relating to such Subordinated Indebtedness) or (b) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness or 100% of the stated or liquidation value of such Disqualified Stock (plus, in each case, accrued and unpaid interest or dividends, as the case may be) pursuant to a required Offer to Purchase (or similar offer) arising from an Asset Sale (or similarly defined term relating to such Subordinated Indebtedness or Disqualified Stock), as the case may be; provided that such repayment, defeasance, repurchase, redemption, acquisition or retirement occurs after the Issuers have made a related Offer to Purchase under the Indenture and all Notes tendered by holders in connection with such related Offer to Purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of the Indenture;
(12)	Permitted Tax Payments;
(13)	the declaration and payment of dividends or distributions by the Operating Partnership to, or the making of loans to, the REIT or any other direct or indirect parent company of the Operating Partnership in amounts required for the REIT (or any such parent company) to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) customary salary, bonus and other benefits payable to directors, officers, employees or consultants of the REIT (or any such parent company) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Operating Partnership and the Restricted Subsidiaries, including the Operating Partnership’s proportionate share of such amounts relating to the REIT (or any such parent company) being a public company; (c) general corporate operating and overhead costs and expenses of the REIT (or any such parent company) to the extent such costs and expenses are attributable to the ownership or operation of the Operating Partnership and the Restricted Subsidiaries, including the Operating Partnership’s proportionate share of such amounts relating to the REIT (or any such parent company) being a public company; and (d) fees and expenses other than to Affiliates of the Operating Partnership related to any successful or unsuccessful financing transaction or Equity Offering;
(14)	the declaration and payments of dividends on Disqualified Stock; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(15)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Operating Partnership after the Issue Date; provided that the amount of dividends paid pursuant to this clause (15) shall not exceed the aggregate amount of cash actually received by the Operating Partnership from the sale of such Designated Preferred Stock; and further provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(16)	the repurchase of Equity Interests of the Operating Partnership or the REIT deemed to occur upon the exercise of warrants, stock options or similar equity awards issued by the Operating Partnership or any Restricted Subsidiary to the extent that such Equity Interests would have been issued upon such exercise but instead are withheld to pay all or a portion of the exercise price thereof or any withholding or similar taxes payable in connection with such exercise;
(17)	the declaration and payment of cash dividends and cash distributions on the Class O limited partnership units of the Operating Partnership outstanding on the Issue Date pursuant to the terms of the Partnership Agreement as in effect on the Issue Date, but only to the extent such dividends and distributions are made as a result of the allocation of taxable income to the holders of such Class O limited partnership units; and
(18)	other Restricted Payments; provided that no Restricted Payments shall be made pursuant to this clause (18) if, immediately after giving effect thereto, the sum of (x) the aggregate amount of all Restricted Payments (other than Investments that are not Permitted Investments) made pursuant to this clause (18) plus (y) the aggregate Fair Market Value of all Investments that are not Permitted Investments made pursuant to this clause (18) outstanding at such time (with the Fair Market Value of each such Investment that is not a Permitted Investment measured on the date it was made and without giving effect to subsequent changes in value), would exceed $75.0 million.

Each Restricted Payment permitted pursuant to this paragraph (other than the Restricted Payments referred to in clauses (1) and (8) of this paragraph) will be excluded in calculating whether the conditions of clause (C) of the first paragraph of this covenant have been met with respect to any subsequent Restricted Payments and any net cash proceeds utilized to effect a Restricted Payment pursuant to clause (3) of this paragraph will also be excluded in making such calculation; and all other Restricted Payments permitted pursuant to this paragraph and the immediately preceding paragraph will be included in calculating whether the conditions of clause (C) of the first paragraph of this covenant have been met with respect to any subsequent Restricted Payments.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Operating Partnership will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Operating Partnership or any of the Restricted Subsidiaries;
(2)	pay any Indebtedness or other obligations owed to the Operating Partnership or any other Restricted Subsidiary;
(3)	make loans or advances to the Operating Partnership or any other Restricted Subsidiary; or
(4)	transfer any of its property or assets to the Operating Partnership or any other Restricted Subsidiary.

The foregoing provisions will not restrict any encumbrances or restrictions:

(1)	in the Indenture, the Notes, the Note Guarantees, the Existing Credit Facilities, the Existing Equipment Loan and any other agreement in effect on the Issue Date as the same are in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders of the Notes than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced;
(2)	imposed under any applicable documents or instruments pertaining to any current or future Secured Indebtedness permitted under the Indenture (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);
(3)	existing under or by reason of applicable law, rule, regulation or order of any governmental authority or order of any court;
(4)	on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;
(5)	with respect to a Foreign Subsidiary, entered into the ordinary course of business or pursuant to the terms of Indebtedness of a Foreign Subsidiary that was Incurred by such Foreign Subsidiary in compliance with the terms of the Indenture;
(6)	contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;
(7)	which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;
(8)	existing with respect to any Person or the property or assets of any Person acquired by the Operating Partnership or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof or in connection therewith, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than the Person so acquired or the property or assets of the Person so acquired;
(9)	in the case of clause (4) of the first paragraph of this covenant:
(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;
(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Operating Partnership or any Restricted Subsidiary not otherwise prohibited by the Indenture;
(C)	existing under or by reason of Capitalized Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; or
(D)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Operating Partnership or any Restricted Subsidiary in any manner material to the Operating Partnership and the Restricted Subsidiaries taken as a whole;
(10)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary (including a restriction on distributions by such Restricted Subsidiary pending its sale or other disposition);
(11)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the Operating Partnership determines that any such encumbrance or restriction will not materially affect the Operating Partnership’s ability to make principal or interest payments on the Notes;
(12)	existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	customary provisions contained in joint venture agreements and customary provisions in leases, in each case entered into in the ordinary course of business;
(14)	any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;
(15)	by reason of customary nonassignment provisions in leases, licenses and other similar agreements entered into in the ordinary course of business;
(16)	customary restrictions in asset or Capital Stock sale agreements or joint venture or other similar agreements limiting transfer of such assets or Capital Stock pending the closing of such sale or subject to the joint venture; or
(17)	in connection with and pursuant to permitted extensions, refinancings, renewals or replacements of restrictions imposed pursuant to clauses (1) through (16) of this paragraph; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced.

Nothing contained in this covenant will prevent the Operating Partnership or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of the Operating Partnership or the Restricted Subsidiaries that secure Indebtedness of the Operating Partnership or any of the Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or distributions being paid on Common Stock shall not be deemed a restriction on the ability to pay dividends or make any other distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness Incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Limitation on Issuances of Guarantees by Restricted Subsidiaries and the REIT

The Operating Partnership will not permit any Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) that is not a Subsidiary Guarantor to Guarantee, directly or indirectly, any Indebtedness of the REIT, the Operating Partnership, the Co-Issuer or any Subsidiary Guarantor (“Subsidiary Guaranteed Indebtedness”), unless (1) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Note Guarantee by such Restricted Subsidiary within ten business days; and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the REIT, the Operating Partnership, the Co-Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee until the Notes have been paid in full; provided that this paragraph will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. For purposes of clarity, in the event that a Restricted Subsidiary has outstanding Indebtedness (the “Subject Indebtedness”) that is Guaranteed by the REIT or the Operating Partnership, then, for purposes of this paragraph, the Subject Indebtedness shall not itself be deemed Indebtedness of the REIT or Operating Partnership, as the case may be (it being understood, however, that the Guarantee of such Subject Indebtedness by the REIT or the Operating Partnership is Indebtedness of the REIT or Operating Partnership, as the case may be).

If the REIT Guarantees, directly or indirectly, any Indebtedness of the Operating Partnership, the Co-Issuer or any Subsidiary Guarantor (“REIT Guaranteed Indebtedness” and, together with Subsidiary Guaranteed Indebtedness, “Guaranteed Indebtedness”), then the REIT will immediately be and become, automatically and without the execution or delivery of any supplemental indenture or other instrument or other action by any Person, a Guarantor of the Notes and shall be subject to and bound by all of the terms and provisions of the Indenture applicable to a Guarantor (including the Note

Guarantees) in addition to its other obligations under the Indenture and, so long as the REIT is a Guarantor, it agrees that it waives and will not in any manner whatsoever claim or take the benefit or advantage of any right of reimbursement, indemnity or subrogation or any other rights against the Operating Partnership, the Co-Issuer or any other Restricted Subsidiary as a result of any payment by the REIT under its Note Guarantee until the Notes have been paid in full.

If the Guaranteed Indebtedness:

(1)	ranks equally in right of payment with the Notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will rank equally with, or subordinate to, the Note Guarantee entered into or arising, as the case may be, pursuant to this covenant in right of payment; or
(2)	is subordinate in right of payment to the Notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Note Guarantee entered into or arising, as the case may be, pursuant to this covenant at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee.

Limitation on Transactions with Affiliates

The Operating Partnership will not, and will not permit any Restricted Subsidiary to enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease, exchange, transfer or other disposition of property or assets, or the rendering of any service) with any Affiliate of the Operating Partnership or any Restricted Subsidiary, except upon terms no less favorable to the Operating Partnership or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.

The foregoing limitation does not limit, and will not apply to:

(1)	transactions approved by a majority of the disinterested members of the Board of Directors of the Operating Partnership;
(2)	any transaction solely between or among the REIT, the Operating Partnership and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;
(3)	any payments or other transactions pursuant to any tax-sharing or cost sharing agreement between the Operating Partnership, the REIT, any Restricted Subsidiary or other Person with which the Operating Partnership or the Restricted Subsidiary files a consolidated tax return or with which the Operating Partnership or the Restricted Subsidiary is part of a consolidated group for tax purposes;
(4)	any Restricted Payments not prohibited by the covenant described above under the caption “— Limitation on Restricted Payments”;
(5)	any Permitted Investments;
(6)	transactions pursuant to the Partnership Agreement, the Tax Protection Agreement or any other agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Operating Partnership and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;
(7)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the REIT, the Operating Partnership or any Restricted Subsidiary with directors, officers, employees or consultants of the REIT, the Operating Partnership or the Restricted Subsidiaries that are Affiliates of the REIT, the Operating Partnership or the Restricted Subsidiaries and the payment of compensation and the issuance of securities to such directors, officers, employees or consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), or loans and advances to any such director, officer, employee or consultant, so long as such agreements have been approved by the Board of Directors of the Operating Partnership;
(8)	commission, payroll, travel, moving, entertainment and similar advances or loans to officers and employees of the REIT, the Operating Partnership or any of the Restricted Subsidiaries (including payment or cancellation thereof) for bona fide business purposes, made in the ordinary course of business and consistent with past practice;
(9)	sales of Equity Interests (other than Disqualified Stock) of the Operating Partnership to Affiliates;
(10)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;
(11)	any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Operating Partnership or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;
(12)	any transaction effected as part of a Qualified Receivables Transaction;
(13)	transactions with suppliers, joint venture partners, limited liability companies, other entities or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Operating Partnership and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the Senior Management of the Operating Partnership, and are on terms that, taken as a whole, are not materially less favorable to the Operating Partnership or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate;
(14)	any merger, consolidation or reorganization of the Operating Partnership or a Restricted Subsidiary (otherwise permitted by the Indenture) with a Restricted Subsidiary of the Operating Partnership solely for the purpose of changing the domicile of the Operating Partnership or a Restricted Subsidiary; or
(15)	pledges of Equity Interests of Unrestricted Subsidiaries.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this covenant and not covered by clauses (2) through (15) of the immediately preceding paragraph the aggregate amount of which exceeds $10.0 million in value must be approved in the manner provided for in clause (1) of the preceding paragraph.

Limitation on Asset Sales

The Operating Partnership will not, and will not permit any Restricted Subsidiary to consummate any Asset Sale, unless:

(1)	the consideration received by the Operating Partnership or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and
(2)	at least 75% of the consideration received by the Operating Partnership or such Restricted Subsidiary consists of cash or Temporary Cash Investments or a combination of both; provided that, with respect to the sale of one or more Properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such Properties so long as such Indebtedness is secured by a first priority Lien on the Properties sold; provided further that, for purposes of this clause (2), the amount of the following will be deemed to be cash:
(A)	any liabilities (as shown on the Operating Partnership’s or the Restricted Subsidiary’s most recent balance sheet) of the Operating Partnership or any such Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuers and each Restricted Subsidiary from further liability with respect to such liabilities that are assumed by contract or operation of law;
(B)	any securities, evidences of Indebtedness or other obligations received by the Operating Partnership or any such Restricted Subsidiary from such transferee that are converted by the Operating Partnership or such Restricted Subsidiary into cash within 180 days of the consummation of such Asset Sale; and
(C)	any Designated Non-cash Consideration received by the Operating Partnership or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $25 million and 2.0% of the Operating Partnership’s Adjusted Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Notwithstanding clause (2) above, all or a portion of the consideration received by the Operating Partnership or the applicable Restricted Subsidiary from any such Asset Sale may consist of assets (including, without limitation, all or substantially all of the assets of a Permitted Business or Capital Stock of a Person primarily engaged in a Permitted Business that becomes a Restricted Subsidiary or is merged into the Operating Partnership or a Restricted Subsidiary contemporaneously with such Asset Sale); provided that, after giving effect to any such Asset Sale and related acquisition of assets or Capital Stock, (x) no Default or Event of Default shall have occurred or be continuing, (y) the Net Cash Proceeds of such Asset Sale, if any, are applied in accordance with this covenant and (z) at least 75% of the consideration received by the Operating Partnership or such Restricted Subsidiary in such Asset Sale consists of assets of the kind used or useful in a Permitted Business or Capital Stock of Persons primarily engaged in a Permitted Business that become Restricted Subsidiaries or are merged into the Operating Partnership or a Restricted Subsidiary contemporaneously with such Asset Sale, in each case as such Permitted Business was conducted prior to the date of such Asset Sale. In addition, any Asset Sale arising from any sale, transfer or other disposition of an Investment in a joint venture to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture or similar agreements need not comply with clauses (1) and (2) above to the extent that such transaction is otherwise permitted under the Indenture and the Net Cash Proceeds received in such transaction shall be applied in accordance with the provisions of this covenant set forth below.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Operating Partnership will or will cause such Net Cash Proceeds (or an amount equal to the amount of such Net Cash Proceeds) to be applied to:

(1)	permanently reduce Secured Indebtedness of the Operating Partnership or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the REIT, any Issuer or any of the Restricted Subsidiaries or any other Affiliate of the Operating Partnership;
(2)	make an Investment in (provided such Investment is in the form of Capital Stock), or acquire all or substantially all of the assets of, a Person primarily engaged in a Permitted Business if, in the case of an Investment, such Person is, or will become as a result thereof, a Restricted Subsidiary;
(3)	prepay, repay, redeem or purchase any Notes or other Pari Passu Indebtedness of the Operating Partnership or of any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the

REIT, the Operating Partnership or any Subsidiary of the Operating Partnership or any other Affiliate of the Operating Partnership;
(4)	fund all or a portion of an optional redemption of the Notes as described under “— Optional Redemption”;
(5)	make one or more capital expenditures;
(6)	acquire Replacement Assets to be used or that are useful in a Permitted Business; or
(7)	undertake any combination of the foregoing;

provided, that the Operating Partnership will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Operating Partnership or any of the Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets to be used or useful in a Permitted Business or Capital Stock of a Person primarily engaged in a Permitted Business, make an Investment or a capital expenditure or acquire Replacement Assets in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph, and that acquisition, Investment or capital expenditure is thereafter completed within 180 days after the end of such 365-day period. Pending the application of any such Net Cash Proceeds as described above, the Operating Partnership may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding paragraph and not applied as so required by the end of such period will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals more than $25.0 million, the Issuers shall commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders of the Notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of Notes and such other Pari Passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other Pari Passu Indebtedness (or, in the case of such Pari Passu Indebtedness represented by securities sold at a discount, not more than the accreted value thereof at such time) plus, in each case, accrued and unpaid interest to, but excluding, the Payment Date.

If the aggregate principal amount (or accreted value, as the case may be) of Notes and other Pari Passu Indebtedness validly tendered in such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and such other Pari Passu Indebtedness will be purchased on a pro rata basis based on the principal amount (of accreted value, as the case may be) of the Notes and such other Pari Passu Indebtedness validly tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds and may be applied to any other purpose not prohibited by the Indenture. Nothing in this paragraph shall preclude the Issuers from making an Offer to Purchase using Excess Proceeds even if the amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals less than $25.0 million.

The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase under this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes under the circumstances described below under “— Modification and Waiver.”

Repurchase of Notes upon a Change of Control

The Issuers shall commence, within 30 days following the occurrence of a Change of Control, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Payment Date.

There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities or Credit Facilities of the Operating Partnership and its Subsidiaries or that might be outstanding at the time). The above covenant requiring the Issuers to repurchase the Notes will, unless consents are obtained, require the Issuers to repay all Indebtedness then outstanding which by its terms would prohibit such repurchase of the Notes, either prior to or concurrently with such repurchase of the Notes. For additional information, see “Risk Factors — The Issuers may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture”.

The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Operating Partnership and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or if Issuers have previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described above under the caption “— Optional Redemption.” Notwithstanding anything to the contrary herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the covenant described hereunder by virtue of their compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Operating Partnership or the REIT and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Operating Partnership and the initial purchasers. Neither the Operating Partnership nor the REIT has any present intention to engage in a transaction involving a Change of Control, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, the REIT and the Operating Partnership could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Operating Partnership and the Restricted Subsidiaries. Restrictions on the ability of the Operating Partnership and the Restricted Subsidiaries to incur additional Indebtedness are contained in the covenant described above under the caption “— Covenants — Limitation on Indebtedness.” Such restrictions are subject to numerous exceptions and can be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Accordingly, the covenants set forth in the Indenture may not afford holders of the Notes protection in the event of a highly leveraged transaction and, moreover, the Indenture does not contain covenants limiting the Incurrence of Indebtedness by the REIT. In addition, holders of Notes may not be entitled to require the Issuers to purchase their Notes in certain circumstances involving a significant change in the composition of the REIT’s or the Operating Partnership’s Board of Directors, including in connection with a proxy context, where the REIT’s or the Operating Partnership’s Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Operating Partnership and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Operating Partnership and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above. For additional information, see “Risk Factors — We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the Notes”.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes under the circumstances described below under “— Modification and Waiver.”

SEC Reports and Reports to Holders

Whether or not the Operating Partnership is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it must provide the Trustee and, upon written request, the holders of Notes within 15 business days after filing, or in the event no such filing is required, within 15 business days after the end of the time periods specified in the SEC’s rules and regulations, with:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Operating Partnership were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial information only, a report on the annual financial statements by the Operating Partnership’s certified independent accountants,
(2)	all current reports on Form 8-K that would be required to be filed with the SEC on Form 8-K if the Operating Partnership were required to file such reports, and
(3)	if the Operating Partnership had any Unrestricted Subsidiaries during the quarterly or annual period covered by any report referred to in clause (1) above and if these Unrestricted Subsidiaries would, in the aggregate, constitute a Significant Subsidiary, information sufficient to ascertain the financial condition and results of operations of the Operating Partnership and Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries (which information shall be included in the financial information delivered pursuant to clause (1) above);

provided that, the information required pursuant to clause (3) above need not be included within the financial information provided pursuant to clause (1) above so long as it is provided to the Trustee and, upon written request, to the holders of the Notes within the time period set forth above for the delivery of such financial information or made available as provided in the next proviso; provided, further, that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Operating Partnership’s or the REIT’s website within the applicable time period specified above; and provided, further, that the Operating Partnership may deliver combined reports for the Operating Partnership and the REIT on Form 10-Q, 10-K and 8-K if such combined reports would be permitted to be filed with the SEC and so long as such combined reports on Form 10-Q and 10-K include separate consolidated financial statements of the REIT and Operating Partnership and a separate “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the REIT and the Operating Partnership and such reports otherwise comply with the applicable requirements of Form 10-Q, 10-K or 8-K.

In addition, the Operating Partnership will, whether or not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, file a copy of all of the information and reports referred to in clauses (1), (2) and (3) of the preceding paragraph with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept such filing.

In addition, to the extent not satisfied by the above, for so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, the REIT and the Issuers and, to the extent required pursuant to Rule 144A(d)(4) under the Securities Act, the Subsidiary Guarantors will furnish to the holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, prior to such time as the Operating Partnership becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the information and other documents required to be provided or filed pursuant to the first and second paragraphs of this section may be those of the REIT; provided that any quarterly or annual financial information provided pursuant to clause (1) of the first paragraph of this section and each report on Form 8-K that includes information required pursuant to Item 2.02 of Form 8-K shall include an explanation, substantially similar to that included in the offering memorandum, of the differences between the consolidated financial statements of the REIT and its consolidated subsidiaries and the consolidated financial statements of the Operating Partnership and its consolidated subsidiaries.

Any information filed with, or furnished to, the SEC within the time periods specified in this covenant shall be deemed to have been furnished to the holders of Notes as required by this covenant, and to the extent such filings comply in all material respects with the rules and regulations of the SEC regarding such filings, they will be deemed to comply with clauses (1) and (2) of the first paragraph of this covenant.

Notwithstanding anything herein to the contrary, the Operating Partnership will not be deemed to have failed to comply with any provision of this reporting covenant for purposes of clause (4) of the first paragraph set forth below under the caption “— Events of Default” as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due and, until such 90th day, such late filing or provision also shall not constitute a Default for purposes of the Indenture.

Delivery of such reports, information and documents to the Trustee as specified by this covenant is for informational purposes only, and the Trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance by the REIT, any Issuer or any Subsidiary Guarantor with any of their respective covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on an officers’ certificate).

The Trustee will have no obligation to determine if and when the Operating Partnership’s information or reports are available and accessible electronically on the SEC’s EDGAR system or on the Operating Partnership’s or the REIT’s website.

Limitation on Activities of Co-Issuer

At all times while the Operating Partnership is not a corporation, there will be a Co-Issuer that is a co-obligor of the Notes. The Co-Issuer will be a corporation and a Restricted Subsidiary and will not hold any assets greater than $1,000, become liable for any material obligations or engage in any significant business activities; provided, that the Co-Issuer may be a co-obligor or guarantor with respect to Indebtedness if the Operating Partnership is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by the Operating Partnership or one or more Restricted Subsidiaries. At any time while the Operating Partnership is a corporation, the Co-Issuer may consolidate or merge with or into the Operating Partnership or any Restricted Subsidiary.

Events of Default

Events of Default under the Indenture are defined as the following:

(1)	default in the payment of principal of, or premium, if any, on any Note when it is due and payable at maturity, upon acceleration, redemption or otherwise;
(2)	default in the payment of interest (including, without limitation, any Additional Interest) on any Note when it is due and payable, and such default continues for a period of 30 days;
(3)	default in the performance or breach of the covenant described below under the caption “— Consolidation, Merger and Sale of Assets — The Issuers and the REIT” or the failure by the Issuers to make or consummate an Offer to Purchase in accordance with the covenants described above under the captions “— Covenants — Limitation on Asset Sales” or “— Covenants — Repurchase of Notes upon a Change of Control”;
(4)	the REIT, any Issuer or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement of the REIT, such Issuer or such Subsidiary Guarantor in the Indenture or under the Notes or the Note Guarantees (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes;
(5)	there occurs with respect to any Indebtedness of the REIT, any Issuer or any Significant Subsidiary having an outstanding principal amount of $35.0 million or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness exists on, or is created after, the Issue Date:
(A)	an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or
(B)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(6)	any final judgment or order (not covered by insurance) for the payment of money in excess of $35.0 million in the aggregate for all such final judgments or orders against the REIT, any Issuer or any Significant Subsidiary (treating any deductibles, self-insurance or retention as not covered by insurance):
(A)	is rendered against the REIT, any Issuer or any Significant Subsidiary and is not be paid or discharged; and
(B)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the REIT, any Issuer or any Significant Subsidiary to exceed $35.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(7)	a court having jurisdiction enters a decree or order for:
(A)	relief in respect of the REIT, any Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;
(B)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the REIT, any Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the REIT, any Issuer or any Significant Subsidiary; or

(C)	the winding up or liquidation of the affairs of the REIT, any Issuer or any Significant Subsidiary and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;
(8)	the REIT, any Issuer or any Significant Subsidiary:
(A)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;
(B)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the REIT, any Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the REIT, any Issuer or any Significant Subsidiary;
(C)	effects any general assignment for the benefit of its creditors; or
(9)	any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary ceases, or the Note Guarantees of a group of Subsidiary Guarantors that taken together would constitute a Significant Subsidiary cease, or the Note Guarantee of the REIT, if in effect, ceases, to be in full force and effect (other than in accordance with the terms of such Note Guarantee or Note Guarantees, as the case may be, and the Indenture) or any such Guarantor or group of Subsidiary Guarantors, as the case may be, notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee or Note Guarantees, as the case may be.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Operating Partnership (and to the Trustee if such notice is given by the holders), may, and the Trustee at the written request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding will, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the REIT, the relevant Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs, the principal of, premium, if any, and accrued interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Operating Partnership and to the Trustee, may waive any existing Default (except a Default in the payment of principal of, premium, if any, on, interest on, or Additional Interest, if any, on the Notes) and rescind and annul a declaration of acceleration and its consequences if:

(X)	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest (including, without limitation, Additional Interest) on the Notes that have become due solely by such acceleration, have been cured or waived, and
(Y)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see “— Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the holder gives the Trustee written notice of a continuing Event of Default;
(2)	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)	such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;
(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires certain officers of the Issuers and the Guarantors to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the REIT, the Issuers and the Restricted Subsidiaries and of their performance under the Indenture and that the REIT, the Issuers and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuers are also obligated to notify the Trustee in writing of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Issuers and the REIT.  None of the REIT or the Issuers will consolidate or merge with or into, or sell, convey, transfer, lease or otherwise dispose of (collectively, a “transfer”) all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the REIT or any Issuer unless:

(1)	the REIT or such Issuer is the continuing Person, or the Person (if other than the REIT or such Issuer) formed by such consolidation or into which the REIT or such Issuer is merged or that acquired or leased such property and assets of the REIT or such Issuer is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the REIT or such Issuer under the REIT’s Note Guarantee, if any, or the Notes, as applicable, and under the Indenture and the Registration Rights Agreement; provided, however, that the Co-Issuer may not consolidate or merge with or into or dispose of all or substantially all of its property and assets to any Person other than a corporation satisfying such requirement so long as the Operating Partnership is not a corporation;
(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(3)	in the case of a transaction involving the Operating Partnership and not the REIT or Co-Issuer, immediately after giving effect to such transaction on a Pro Forma Basis, the Operating Partnership, or any Person becoming the successor obligor of the Notes, as the case may be, (A) could Incur at least $1.00 of Indebtedness in compliance with both clause (1) and clause (3) of the covenant described under the caption “— Covenants — Limitation on

Indebtedness” or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Operating Partnership immediately before giving effect to the transaction and any related Incurrence of Indebtedness; provided that this clause (3) will not apply to (i) a consolidation or merger of one or more Restricted Subsidiaries with or into the Operating Partnership or (ii) any merger effected solely to change the state of domicile of the Operating Partnership; and
(4)	the REIT or such Issuer delivers to the Trustee an officers’ certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger of the REIT or any Issuer or any transfer of all or substantially all of the REIT’s or any Issuer’s assets in accordance with the immediately preceding paragraph, the successor Person formed by such consolidation or into which the REIT or such Issuer is merged or to which such transfer is made will succeed to, and be substituted for, the REIT or such Issuer, as the case may be, and may exercise every one of the REIT’s or such Issuer’s rights and powers under the Indenture with the same effect as if such successor Person had been named therein as the REIT or such Issuer and, except in the case of the lease or a sale or other transfer of less than all assets, the REIT or such Issuer will be released from the obligations under the Note Guarantee of the REIT, if in effect, or the Notes, as applicable, and the Indenture and the Registration Rights Agreement.

Subsidiary Guarantors.  No Subsidiary Guarantor will consolidate or merge with or into, or transfer (as such term is defined in the first paragraph under the subcaption “— The Issuers and the REIT” above) all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any Person (other than the Operating Partnership or another Subsidiary Guarantor), unless:

(1)	(a) such Subsidiary Guarantor is the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired or leased such property and assets of such Subsidiary Guarantor is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Subsidiary Guarantor under its Note Guarantee and under the Indenture and the Registration Rights Agreement and (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; or
(2)	the transaction results in the release of such Subsidiary Guarantor’s Note Guarantee pursuant to the provisions set forth in the first paragraph under the caption “— Brief Description of the Notes and Note Guarantees — Release of Note Guarantees”, is made in compliance with the covenant described under “— Covenants — Assets Sales” and otherwise does not violate the provisions of the Indenture.

Upon any consolidation or merger of any Subsidiary Guarantor or any transfer of all or substantially all of any Subsidiary Guarantor’s assets in accordance with clause (1) of the immediately preceding paragraph, the successor Person formed by such consolidation or into which such Subsidiary Guarantor is merged or to which such transfer is made will succeed to, and be substituted for, such Subsidiary Guarantor and may exercise every one of such Subsidiary Guarantor’s rights and powers under the Indenture with the same effect as if such successor Person had been named therein as such Subsidiary Guarantor and, except in the case of the lease or a sale or other transfer of less than all assets, such Subsidiary Guarantor will be released from its obligations under its Note Guarantee, the Indenture and the Registration Rights Agreement.

Legal Defeasance and Covenant Defeasance

The Operating Partnership may at any time, at the option of its Board of Directors evidenced by a Board Resolution set forth in an officers’ certificate, elect to have all of the Issuers’, the REIT’s and the Subsidiary Guarantors’ obligations discharged with respect to the outstanding Notes and Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, and premium, if any, and interest on, such Notes when such payments are due from the trust referred to below;
(2)	the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust and the obligations of the REIT and the Issuers to provide the information required by Rule 144A(d)(4) under the Securities Act as described above under “— Covenants — SEC Reports and Reports to Holders”;
(3)	the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and the Issuers’ and the Subsidiary Guarantors’ obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Operating Partnership may, at its option and at any time, elect to have the obligations of the Issuers, the REIT and the Subsidiary Guarantors released with respect to, among other things, the covenants described above under the caption “— Covenants” and clauses (3) and (4) of the first paragraph of the covenant described above under the caption “— Consolidation, Merger and Sale of Assets — The Issuers and the REIT” (“Covenant Defeasance”). In the event that the Operating Partnership effects Covenant Defeasance, then clauses (3) and (4) (in each case only with respect to covenants that are released as a result of such Covenant Defeasance), clause (5), clause (6), clause (7) (only with respect to Significant Subsidiaries), clause (8) (only with respect to Significant Subsidiaries) and clause (9) of the first paragraph under the caption “— Events of Default” shall no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Operating Partnership must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, and without consideration of any reinvestment thereof, to pay the principal of, premium on, if any, interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Operating Partnership must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)	in the case of Legal Defeasance, the Operating Partnership must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Operating Partnership has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)	in the case of Covenant Defeasance, the Operating Partnership must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the REIT, the Issuers or any of the Guarantors is a party or by which the REIT, the Issuers or any of the Guarantors is bound; and
(6)	the Operating Partnership must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:
(A)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or
(B)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in an amount as will be sufficient, without consideration of any reinvestment thereof, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest on, the Notes to the date of maturity or redemption; provided that in the case of any deposit involving non-callable government securities, the sufficiency of such amount shall be confirmed by an opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants;
(2)	in respect of clause (1)(B) of this paragraph, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);
(3)	the REIT, the Issuers and the Subsidiary Guarantors have paid or caused to be paid all sums payable by them under the Indenture; and
(4)	the Issuers have delivered irrevocable written instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Operating Partnership must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Subject to certain limited exceptions, modifications and amendments to the Indenture, the Notes and the Note Guarantees may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that, without the consent of each holder affected thereby, no modification, waiver or amendment may:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Note;
(2)	reduce the principal amount of, or premium, if any, or interest on, any Note;
(3)	change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;
(4)	change the date on which any Notes are subject to redemption or the price to be paid with respect to the redemption of the Notes as described above under the caption “— Optional Redemption”;
(5)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date of any Note;
(6)	make any change in the amendment or waiver provisions of the Indenture which require each holder’s consent, or reduce the percentage of the outstanding principal amount of Notes the consent of whose holders is necessary to modify or amend the Indenture;
(7)	waive a default in the payment of principal of, premium, if any, or interest on the Notes;
(8)	release a Guarantor of the Notes other than in accordance with the Indenture;
(9)	after the time an Offer to Purchase is required to be made pursuant to the covenant described under “— Covenants — Limitation on Asset Sales” or “— Covenants — Repurchase of Notes upon a Change of Control,” reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or
(10)	reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Modifications and amendments to the Indenture, the Notes and the Note Guarantees may, without notice to or the consent of any noteholder, be made:

(1)	to cure any ambiguity, defect, omission or inconsistency in the Indenture or the Notes or Note Guarantees;
(2)	to provide for the assumption of the REIT’s, any Issuer’s or any Guarantor’s obligations to holders of the Notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the REIT’s, any Issuer’s or such Guarantor’s assets in compliance with the provisions under the caption “— Consolidation, Merger and Sale of Assets”;
(3)	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(4)	to evidence and provide for the acceptance of an appointment by a successor Trustee;
(5)	to provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture;

(6)	to add to the covenants of the REIT, any Issuer or any Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the REIT, any Issuer or any Guarantor;
(7)	to provide for the issuance of additional Notes in accordance with the terms of the Indenture;
(8)	to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees;
(9)	to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any holder in any material respect; or
(10)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

No Personal Liability of Incorporators, Partners, Stockholders, Members, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the REIT, any Issuer or any of the Guarantors in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, general partner (including the REIT), limited partner, stockholder, member, officer, director, employee or controlling person in their capacity as such of the REIT, any Issuer, the Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Governing Law

The Indenture provides that it and the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee must use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference into the Indenture contain limitations on the rights of the Trustee, should it become a creditor of any Issuer, the REIT or the Subsidiary Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The Trustee was an affiliate of Deutsche Bank Securities Inc., one of the initial purchasers.

Registration Rights

The REIT, the Issuers and the Subsidiary Guarantors entered into a Registration Rights Agreement with the initial purchasers of the Notes, pursuant to which they agreed with the initial purchasers, for the benefit of the holders, that, unless the exchange offer referred to below would not be permitted by applicable law or applicable interpretations of the staff of the SEC, they will use their commercially reasonable efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered exchange offer to exchange the Notes offered by the offering memorandum dated July 17, 2014 for an issue of notes (the “Exchange Notes”) that will be senior notes of the Issuers with terms identical to the Notes offered hereby, including Guarantees of the Exchange Notes (the “Exchange Note Guarantees”) identical to the Note Guarantees and by the same Guarantors, except that the Exchange Notes will not contain terms with respect to transfer restrictions or Additional Interest. The Exchange Notes and the Exchange Note Guarantees will be issued under the same Indenture as the Notes and will be treated as a single class with the Notes for all purposes under the Indenture, including, without limitations, waivers, amendments, redemptions, and offers to purchase. If and when the SEC declares the registration statement relating to the exchange offer effective, the Issuers will offer, to holders who are able to make certain representations, the opportunity to receive Exchange Notes in return for surrender of the Notes. The exchange offer will remain open for at least 20 business days after the date notice of the exchange offer is mailed to the holders. For each Note surrendered to the Issuers under the exchange offer, the holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note accrues from the last interest payment date on which interest was paid on the Notes surrendered or, if no interest has been paid on the Notes, from the Issue Date. If the Issuers effect the exchange offer, the Issuers will be entitled to close the exchange offer 20 business days after its commencement; provided that the Issuers have accepted all Notes validly tendered in accordance with the terms of the exchange offer. Notes offered by the offering memorandum not tendered in the exchange offer will bear interest at the rate set forth on the cover page of the offering memorandum and will be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in “Notice to Investors” of the offering memorandum.

In the event that applicable laws or applicable interpretations of the SEC staff would not permit the consummation of the exchange offer on or prior to the 30th business day after the Effectiveness Date (as defined below), or under certain other circumstances, the REIT, the Issuers and the Guarantors will, at their cost, use commercially reasonable efforts to cause a shelf registration statement with respect to resales of the Notes to become effective and to keep such shelf registration statement effective until the earliest of (i) the one year anniversary of the effective date of such shelf registration statement, (ii) the date when all of the Notes have been sold under the shelf registration statement and (iii) the date when holders, other than holders that are “affiliates,” as defined in Rule 144 under the Securities Act, of either Issuer, are able to sell such Notes without restriction, and without reliance as to the availability of current public information, pursuant to Rule 144 or any successor rule thereto (the earliest of such dates being hereinafter called the “Registration Rights Expiration Date”). The Issuers will, in the event of a shelf registration, notify each holder, by any means permitted in the Registration Rights Agreement, of its intent to file a shelf registration statement and when the shelf registration statement for the Notes has become effective, provide each holder copies of the prospectus (if requested), and take certain other actions that are required to permit resales of the Notes. A holder that sells its Notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by those provisions of the Registration Rights Agreement that are applicable to that holder, including certain indemnification obligations. In order to be named as a selling security holder in the prospectus, the holder must satisfy certain conditions and provide certain representations and information in connection with the shelf registration statement within the time periods set forth in the Registration Rights Agreement.

If:

(1)	(A) neither the registration statement relating to the exchange offer nor a shelf registration statement is declared effective by the SEC on or prior to the day that is 270 days after the Issue Date (the “Effectiveness Date”) or (B) notwithstanding that the Issuers have consummated or will consummate an exchange offer, the Issuers are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 90th day following the date such shelf registration statement was filed; or
(2)	(A) the Issuers have not exchanged all Notes validly tendered in accordance with the terms of the exchange offer for Exchange Notes on or prior to the 30th business day after the date on which the registration statement relating to the exchange offer was declared effective or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the Registration Rights Expiration Date; provided that the Issuers will be permitted to suspend the use of the prospectus that is part of the shelf registration statement if the management of the Operating Partnership or the REIT determines to do so for valid business reasons, including circumstances relating to pending corporate developments and similar events or filings with the SEC, for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period and without specifying the nature of the event giving rise to a suspension in any notice of suspension provided to the holders (each such event referred to in clauses (1) and (2) a “registration default”), then additional interest (“Additional Interest”) will accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days commencing on the day following the registration default, and increasing to 1.00% per annum thereafter, to but excluding the day on which the registration default has been cured. Additional Interest will be paid semi-annually in arrears, with the payment of Additional Interest due on the first interest payment date following the date on which such Additional Interest begins to accrue, and will be payable to the persons who were the holders of record of the applicable Notes at the close of business on the applicable record dates (except that accrued and unpaid Additional Interest on any Note exchanged for an Exchange Note but not paid or payable to the holder of such Note because such Note was exchanged prior to the applicable record date shall instead be payable to the person who is the holder of record of such Exchange Note at the close of business on the applicable record date); provided, however, that

(X)	Additional Interest on the Notes may not accrue under more than one of the foregoing clauses (1) or (2) at any one time and in no event will Additional Interest accrue after the Registration Rights Expiration Date;
(Y)	if a holder is not able to or does not provide the representations and information required in connection with the shelf registration statement in a timely manner and is therefore not named as a selling security holder in the shelf registration statement, the holder will not be entitled to receive any Additional Interest with respect to its Notes as a result of a registration default relating to such shelf registration statement; and
(Z)	the REIT, the Issuers and the Guarantors will have no other liabilities with respect to any registration default.

The Issuers will not be required to pay Additional Interest on Notes that become freely tradeable, without restriction, under federal or state securities laws. This means that Additional Interest will not accrue on Exchange Notes issued in the exchange offer or Notes once they are sold pursuant to an effective shelf registration statement.

All references in this prospectus to “interest on the Notes” or a similar expression includes a reference to Additional Interest, if any, on the Notes, unless otherwise expressly stated or the context otherwise requires.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to QualityTech, LP, 12851 Foster Street, Overland Park, Kansas 66213, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are definitions of certain terms contained in the Indenture that are used in this description. Please refer to the Indenture for the definitions of other capitalized terms used in this description that are not defined below.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition or other asset acquisition from such Person or secured by a Lien encumbering any asset acquired from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary, such Asset Acquisition or such other asset acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition or other asset acquisition will not be Acquired Indebtedness. Acquired Indebtedness shall be deemed to have been Incurred on the date such Person becomes a Restricted Subsidiary or on the date of consummation of such Asset Acquisition or other acquisition of assets.

“Additional Interest” has the meaning set forth above under the caption “— Registration Rights.”

“Adjusted Total Assets” means, as of any date, the sum of (1) Total Assets at the end of the most recent fiscal quarter preceding such date for which internal financial statements are available; and (2) any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any Note on any redemption date the greater of (1) 1.00% of the principal amount of such Note and (2) the excess (if any) of (A) the present value at such redemption date of (i) the redemption price of such Note at August 1, 2017, as set forth above in the fourth paragraph under the caption “— Optional Redemption” (excluding any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through August 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (B) the principal amount of such Note. The Applicable Premium will be calculated by the Issuers and not the Trustee.

“Asset Acquisition” means:

(1)	an investment by the Operating Partnership or any Restricted Subsidiary in any other Person pursuant to which such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Operating Partnership or any Restricted Subsidiary; and
(2)	an acquisition by the Operating Partnership or any Restricted Subsidiary from any other Person of (i) a Property (including a data center property) or (ii) other assets provided that such other assets constitute substantially all of a division or line of business of such Person and are used in a Permitted Business.

“Asset Sale” means any sale, issuance, transfer or other disposition (each, for purposes of this definition, a “disposition”), including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by the Operating Partnership or any Restricted Subsidiary to any Person other than the Operating Partnership or any Restricted Subsidiary of any assets or properties consisting of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Operating Partnership or a Restricted Subsidiary);
(2)	all or substantially all of the property and assets of an operating unit or line of business of the Operating Partnership or any Restricted Subsidiary; or
(3)	any other property and assets of the Operating Partnership or any Restricted Subsidiary (other than Capital Stock of a Person that is not a Restricted Subsidiary) outside of the ordinary course of business of the Operating Partnership or such Restricted Subsidiary;

provided that the term “Asset Sale” will not include:

(A)	dispositions of inventory, receivables and other current assets in the ordinary course of business of the Operating Partnership or such Restricted Subsidiary;
(B)	dispositions of assets with a Fair Market Value, or involving net proceeds to the Operating Partnership or a Restricted Subsidiary, not in excess of $25.0 million in any transaction or series of related transactions;
(C)	dispositions of cash or Temporary Cash Investments;
(D)	a disposition of all or substantially all the assets of the Operating Partnership in accordance with the covenant described above under the caption “— Consolidation, Merger and Sale of Assets — The Issuers and the REIT”;
(E)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(F)	the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;
(G)	a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under “— Covenants — Limitation on Restricted Payments”;
(H)	the creation of a Lien not prohibited by the Indenture and the disposition of assets resulting from the foreclosure upon a Lien;
(I)	the disposition of damaged, worn out or other obsolete property or property that is no longer used in the business of the Operating Partnership and the Restricted Subsidiaries;
(J)	a disposition of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;
(K)	a disposition of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;
(L)	the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Operating Partnership or any of its Restricted Subsidiaries, as applicable;
(M)	the lapse or abandonment in the ordinary course of business of any registrations or application for registration of any patents, trademarks, copyrights, and other intellectual property rights not necessary in the conduct of the business of the Operating Partnership or its Restricted Subsidiaries;
(N)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(O)	any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition or use of such property;
(P)	the unwinding of any Hedging Obligations in the ordinary course of business; and

(Q)	sales of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by the lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying:
(A)	the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness, and
(B)	the amount of such principal payment; by
(2)	the sum of all such principal payments.

“Board of Directors” means:

(1)	with respect to the Operating Partnership, its board of directors (or any duly authorized committee thereof) or, if the Operating Partnership does not have a board of directors, the board of directors (or any duly authorized committee thereof) of its general partner;
(2)	with respect to the REIT, its board of directors (or any duly authorized committee thereof); and
(3)	with respect to any other Person, (A) if the Person is a corporation, the board of directors (or any duly authorized committee thereof) of such Person, (B) if the Person is a partnership, the board of directors (or any duly authorized committee thereof) of the general partner of such Person, (C) if the Person is a member managed limited liability company, the board of directors (or any duly authorized committee thereof) of its managing member, and (D) with respect to any other Person, the board or similar body (or in each case any duly authorized committee thereof) of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person (or, if such Person is a partnership or limited liability company and does not have a Secretary or an Assistant Secretary, the Secretary or an Assistant Secretary of its general partner or managing member) to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certificate, and delivered to the Trustee.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, and limited liability company interests, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. For clarity purposes, in determining whether a lease is a Capitalized Lease or an operating lease and whether interest expense exists, such determination shall be made in accordance with GAAP.

“Capitalized Lease Obligations” means, as applied to any Person, the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation means, at the time of determination thereof, the discounted present value of the rental obligations under a Capitalized Lease as required to be reflected on the balance sheet of such Person in accordance with GAAP.

“Capitalized Value” means, as of any date, with respect to any Stabilized Property or Development Property owned or leased by the Operating Partnership or any of the Restricted Subsidiaries, an amount equal to the Net Operating Income (but not less than zero) from such Stabilized Property or Development Property for the most recent fiscal quarter for which internal financial statements are available, calculated on a Pro Forma Basis, multiplied by four (4), divided by 8.5%.

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Operating Partnership and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to a Wholly-Owned Subsidiary or a Permitted Holder in compliance with the covenant described above under “— Consolidation, Merger and Sale of Assets”;
(b)	the adoption of a plan relating to the liquidation or dissolution of the Operating Partnership or the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be);
(c)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of “beneficial ownership” (as defined above) of at least 50% of the Voting Stock of the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be);
(d)	the first day on which a majority of the members of the full Board of Directors of the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be) or the Operating Partnership are not Continuing Directors;
(e)	the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be) ceases to be the sole general partner of the Operating Partnership (or the direct owner of 100% of the Capital Stock (except for directors’ qualifying shares) of the entity that is the sole general partner of the Operating Partnership);
(f)	the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be) consolidates with or merges with or into any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be), in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the REIT (or any other ultimate parent entity of the Operating Partnership, as the case may be) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for shares of Voting Stock of the surviving or resulting Person having a majority of the total voting power of the outstanding shares of Voting Stock of such surviving or resulting Person (immediately after giving effect to such transaction);

“Chief Financial Officer” and “chief financial officer” mean, when used with respect to the Operating Partnership, (A) so long as the REIT or a Subsidiary of the REIT is the general partner of the Operating Partnership, the principal financial officer of the Operating Partnership or the REIT or (B) if the REIT or a Subsidiary of the REIT is not the general partner of the Operating Partnership, the principal financial officer of the Operating Partnership or its ultimate parent entity; provided that, if the applicable principal financial officer or officers, as the case may be, are not available at the time any such person would otherwise be required to execute or deliver any document or certificate or make any determination pursuant to the Indenture, then such certificate or other document may be executed and delivered or such determination may be made, as the case may be, by any other member of Senior Management of the Operating Partnership.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, and limited liability company interests, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes thereof.

“Common Units” means the limited partnership units of the Operating Partnership that, by their terms must, at the option of the holders thereof, be redeemed or repurchased by the Operating Partnership for cash or, at the option of the REIT, for Common Stock of the REIT.

“Consolidated EBITDA” means, for any period, Consolidated Net Income of the Operating Partnership and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, plus, to the extent such amount was deducted in calculating Consolidated Net Income (without duplication):

(1)	all Consolidated Interest Expense;
(2)	all income tax expense, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes;
(3)	all depreciation expense;
(4)	all amortization expense, including amortization of deferred financing costs and the early write-off of financing costs;
(5)	all non-recurring charges and extraordinary or non-recurring gains and losses; and
(6)	all other non-cash items (including straight-line rent) reducing Consolidated Net Income (other than accruals or reserves for items that will require cash payments in future periods), including non-cash deferred compensation expense for officers and employees and amortization of stock grants and any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long lived assets pursuant to GAAP; less
(7)	all non-cash items (including straight-line rent) increasing such Consolidated Net Income other than accruals of revenue in the ordinary course of business.

In addition, Consolidated EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from Currency Agreements).

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense (whether accrued or paid) in respect of Indebtedness of the Operating Partnership and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including (without duplication):

(1)	all interest expense that was capitalized during such period;

(2)	amortization of debt discount (including the amortization of original issue discount);
(3)	the interest portion of any deferred payment obligation;
(4)	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;
(5)	the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Operating Partnership or any Restricted Subsidiary;
(6)	whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Operating Partnership) on any series of Disqualified Stock of the Operating Partnership and any series of Preferred Stock of any Restricted Subsidiary during such period; and
(7)	all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Operating Partnership or any of the Restricted Subsidiaries during such period;

excluding, to the extent included in interest expense above and without duplication:

(A)	the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from such calculation) as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in accordance with GAAP;
(B)	any premiums, fees and expenses (and any amortization thereof) paid in connection with the Incurrence of any Indebtedness;
(C)	amortization of deferred financing fees and debt issuance costs;
(D)	any non-cash costs associated with Hedging Obligations and all after-tax gains and losses attributable to the settlement or termination of Interest Rate Agreements; and
(E)	the amount of interest expense for such period attributable to any discontinued operations if the after-tax effect of income (loss) from such discontinued operations was excluded from Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Operating Partnership and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, without any reduction in respect of dividends on Preferred Stock; provided that the following items will be excluded in computing Consolidated Net Income, without duplication:

(1)	the net income (or loss) of any Person, other than Operating Partnership or a Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to the Operating Partnership or any Restricted Subsidiary by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income);
(2)	the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or other organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to the Operating Partnership or any Restricted Subsidiary by such Person during such period;
(3)	all after-tax gains or losses attributable to Asset Sales and other asset dispositions;

(4)	any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations;
(5)	all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of Interest Rate Agreements;
(6)	all after-tax extraordinary gains and extraordinary losses;
(7)	all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles;
(8)	all impairment charges or asset write-offs or write-downs (other than with respect to inventory), including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP;
(9)	all non-cash gains and losses attributable to mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133;
(10)	any net income or loss included in the consolidated statement of operations with respect to non-controlling or minority interests;
(11)	all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation; and
(12)	any one-time non-recurring charges, such as litigation costs, settlements, transaction costs and severance charges.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or validly waived.

“Construction in Process” means, as of any date, the aggregate amount of costs incurred for any build-outs, redevelopment, construction, or tenant improvements of a Property on or prior to the last day of the most recent fiscal quarter of the Operating Partnership for which internal consolidated financial statements are available that have been capitalized to and are reflected on the consolidated balance sheet of the Operating Partnership and its Restricted Subsidiaries as of the end of such fiscal quarter.

“Continuing Directors” means, when used with respect to the REIT (or any other ultimate parent entity of the Operating Partnership) or the Operating Partnership as of any date of determination, any member of the full Board of Directors of such Person who:

(1)	was a member of such full Board of Directors on the Issue Date (or, in the case of any such other ultimate parent entity other than the REIT, on the date such entity became such ultimate parent entity); or
(2)	was nominated for election or elected to such full Board of Directors with the approval of a majority of the Continuing Directors of such Person who were members of such full Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities, commercial paper facilities, securities purchase agreements, indentures or similar agreements (including, in the case of the Operating Partnership and the Restricted Subsidiaries, the Existing Credit Facilities), in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any notes, guarantees, collateral documents and other instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, New York, New York, or a successor thereto, as depositary for the Notes issuable or issued in whole or in part in global form.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Operating Partnership or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of cash and Temporary Cash Investments received in connection with a subsequent sale, redemption, payment or collection of, on or with respect to such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the REIT or the Operating Partnership (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officers’ certificate executed by the chief financial officer of the Operating Partnership on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the covenant described above under the caption “— Covenants — Limitation on Restricted Payments.”

“Development Property” means Property owned or acquired by the Operating Partnership or any of the Restricted Subsidiaries on which such Person is actively pursuing construction of one or more buildings for which construction is proceeding to completion without undue delay from permit delay or denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Operating Partnership or such Restricted Subsidiary. Notwithstanding the foregoing, any such Property will no longer be considered to be a Development Property at the earlier of:

(1)	the date on which such property’s Capitalized Value exceeds its undepreciated book value determined in accordance with GAAP; and
(2)	18 months following the date of substantial completion of construction of the improvements related to such development (excluding tenant improvements); and
(3)	the date on which the Operating Partnership designates such Development Property as a Stabilized Property,

and will thereafter be considered a Stabilized Property for the purposes of the calculation of Total Assets and Adjusted Total Assets. For the avoidance of doubt, an individual parcel of Property can be the site of both one or more Stabilized Properties and Development Properties as determined in the good faith judgment of the Operating Partnership’s chief financial officer. Each individual phase of a given development will be considered a separate and distinct project for purposes of this definition.

“Disqualified Stock” of any Person, means any class or series of Capital Stock (other than Common Units) of such Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the final Stated Maturity of the Notes, other than in exchange for Common Units or other Equity Interests of the Operating Partnership or the REIT that do not constitute Disqualified Stock;
(2)	redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the final Stated Maturity of the Notes, other than in exchange for Common Units or other Equity Interests of the Operating Partnership or the REIT that do not constitute Disqualified Stock; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the final Stated Maturity of the Notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the Indenture described above under the captions “— Covenants — Limitation on Asset Sales” and “— Covenants — Repurchase of Notes upon a Change of Control,” and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Operating Partnership’s repurchase of the Notes as required pursuant to the provisions of the Indenture described above under the captions “— Covenants — Limitation on Asset Sales” and “— Covenants — Repurchase of Notes upon a Change of Control”, (B) customary put and call arrangements between joint venture partners with respect to their Common Stock in the joint venture entered into in the ordinary course of business will not constitute Disqualified Stock or (C) requirements that Capital Stock issued to any employee of the Operating Partnership, any of its Restricted Subsidiaries or the REIT or to any plan for the benefit of employees of the Operating Partnership, its Restricted Subsidiaries or the REIT or by any such plan to such employees be repurchased by the REIT, the Operating Partnership or any Restricted Subsidiary in order to comply with applicable law or regulations or, pursuant to the terms of any equity incentive plan, equity award, employment agreement, severance agreement or similar agreement, as a result of such employee’s termination, death or disability will not constitute Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of (1) the Operating Partnership or (2) the REIT; provided that the net proceeds of any such public or private offering by the REIT are contributed by the REIT to the equity capital of the Operating Partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in “— Registration Rights.”

“Exchange Note Guarantees” has the meaning set forth in “— Registration Rights.”

“Existing Credit Facilities” means the Existing Secured Credit Facility and the Existing Unsecured Credit Facility.

“Existing Equipment Loan” means the Loan Agreement, dated as of April 9, 2010, by and between Caterpillar Financial Services Corporation and Quality Investment Properties Metro, LLC, as borrower, as the same may be amended or supplemented from time to time, including any notes, guarantees, collateral documents and other instruments or agreements executed in connection therewith, and, in each case, as amended, restated (whether upon or after termination or otherwise), refinanced, replaced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants or other provisions) from time to time.

“Existing Secured Credit Facility” means the Credit Agreement, dated as of December 21, 2012, by and among Quality Investment Properties Richmond, LLC, as borrower, Quality Technology Services Richmond II, LLC and the Operating Partnership, as guarantors, and Regions Bank and the other parties thereto, as amended by the First Amendment to Credit Agreement, dated as of May 1, 2013, the Second Amendment to Credit Agreement, dated as of September 25, 2013, and the Third Amendment to Credit Agreement, dated as of June 30, 2014, including any notes, guarantees, collateral documents and other instruments or agreements executed in connection therewith, and, in each case, as the same may be further amended, restated (whether upon or after termination or otherwise), refinanced, replaced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, collateral (to the extent permitted by the Indenture), guarantors, conditions, covenants or other provisions) from time to time.

“Existing Unsecured Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of May 1, 2013, by and among the Operating Partnership, as borrower, and KeyBank National Association and the other parties thereto, as amended by the First Amendment thereto, dated as of September 25, 2013, and the Second Amendment thereto, dated as of April 11, 2014, including any notes, guarantees, collateral documents and other instruments or agreements executed in connection therewith, and, in each case, as the same may be further amended, restated (whether upon or after termination or otherwise), refinanced, replaced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants or other provisions) from time to time.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the chief financial officer of the Operating Partnership; provided that if the value of the transaction exceeds $25.0 million, such determination shall be approved by a resolution adopted by the Board of Directors of the Operating Partnership.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia, and any direct or indirect Subsidiary of such Foreign Subsidiary.

“Funds From Operations” means, for any period, the Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):

(1)	depreciation of Property (including furniture and equipment); plus
(2)	amortization of Property (including below market lease amortization net of above market lease amortization); plus
(3)	amortization of customer relationship intangibles and service agreements; plus
(4)	amortization and early write-off of unamortized deferred financing costs; plus
(5)	losses (A) attributable to the extinguishment of debt and to the settlement or termination of Hedging Obligations or (B) attributable to sales of Property; plus
(6)	non-cash impairment charges; less
(7)	gains (A) attributable to the extinguishment of debt and to the settlement or termination of Hedging Obligations or (B) attributable to sales of Property.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including without limitation, as set forth in the Financial Accounting Standards Board’s “Accounting Standards Codification.” All ratios and computations contained or referred to in the Indenture will be computed in conformity with GAAP applied on a consistent basis.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well or to maintain financial statement conditions or otherwise); or
(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Subsidiary Guarantors and, at such times (if any) as the REIT is Guaranteeing or, pursuant to the covenant set forth above under the caption “— Covenants — Limitation on Issuances of Guarantees by Restricted Subsidiaries and the REIT,” is required to Guarantee the Notes, the REIT, collectively.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Interest Rate Agreement, Currency Agreement or any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in or manage exposure to commodity prices.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest or dividends nor the accretion of original issue discount will be considered to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);
(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)	the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);
(4)	all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services (including earn-out obligations), which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business in connection with obtaining goods, materials or services;
(5)	all Attributable Debt and Capitalized Lease Obligations of such Person;
(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become unconditional obligations of such Person or any of the Restricted Subsidiaries);
(8)	to the extent not otherwise included in this definition, Hedging Obligations; and
(9)	Disqualified Stock of such Person or, with respect to any Restricted Subsidiary, any Preferred Stock;

if, and to the extent, any of the preceding items (other than items (3), (5) (solely as to Attributable Debt), (6), (7), (8) or (9)) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; provided that, if the amount of any such Indebtedness as reflected on such balance sheet differs from the amount of such Indebtedness determined in accordance with the provisions of the next succeeding paragraph, then the amount of such Indebtedness shall be deemed to be the amount calculated in accordance with the next succeeding paragraph.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A)	the amount outstanding at any time of any Indebtedness shall, to the extent applicable, be determined in accordance with clause (8) of the provisions set forth above under “— Covenants — Limitation on Indebtedness”;
(B)	the amount outstanding at any time of any Disqualified Stock or Preferred Stock, will be the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium or accrued and unpaid dividends or distributions) or the principal component or liquidation preference of such Disqualified Stock or Preferred Stock;
(C)	the amount outstanding at any time of any Hedging Obligation will be the net termination values of such agreements or arrangements giving rise to such obligation that would be payable or receivable by such Person at such time; and
(D)	Indebtedness will not include any liability for federal, state, local or other taxes.

“interest”, when used with respect to the Notes, shall be deemed to include a reference to “and Additional Interest, if any.”

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA to (2) the Consolidated Interest Expense, in each case on an annualized basis based on the two (2) most recent fiscal quarters for which financial statements are available.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Operating Partnership and the Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to such Person or any payment for property or services solely for the account or use of such Person, or otherwise), or any purchase or acquisition of Equity Interests, bonds, Notes, debentures or other similar instruments issued by, such Person and will include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and
(2)	the Fair Market Value of the Equity Interests (and any other Investment), held by the Operating Partnership or any of the Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the provisions of the Indenture described above under the caption “— Covenants — Limitation on Restricted Payments”:

(A)	“Investment” will include the portion (proportional to the Operating Partnership’s equity interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(B)	the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and
(C)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investment Grade Government Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Temporary Cash Investments), which in any such case have an Investment Grade Rating from either Moody’s or S&P or an equivalent investment grade rating from any other nationally recognized statistical rating organization,
(2)	investments in any fund that invests exclusively in investments of the type described in clause (1), which fund may also hold immaterial amounts of cash pending investment and/or distribution, and
(3)	instruments equivalent to those referred to in clauses (1) and (2) above denominated in euro or any other foreign currency comparable in credit quality to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Restricted Subsidiary organized in such jurisdiction.

“Issue Date” means the date the Notes are originally issued.

“Land Assets” means real property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) and construction of infrastructure has not yet commenced.

“Leased Rate” means, with respect to any Property at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Property actually leased by tenants to (b) the aggregate Net Rentable Area of such Property.

“Leverage Ratio” means, on any date, the ratio of (1) the aggregate amount of Indebtedness of the Operating Partnership and the Restricted Subsidiaries as of such date less the aggregate amount of cash and Temporary Cash Investments of the Operating Partnership and the Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, to (2) the Consolidated EBITDA for the most recent fiscal quarter for which financial statements are available multiplied by four.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

“Monthly Recurring Charges” means, for any period and with respect to any Property, the amount due under the leases for such Property for recurring rent and services as shown on the Rent Roll for such Property.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds received by the Operating Partnership or any Restricted Subsidiary as a result of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to any Issuer or any of the Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, without duplication, net of:

(1)	brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and title and recording taxes) related to such Asset Sale;
(2)	provisions for all taxes actually paid or payable as a result of such Asset Sale by the Operating Partnership and the Restricted Subsidiaries, taken as a whole, as reasonably determined by the Operating Partnership (and taking into account whether any such sale qualifies for non-recognition treatment under Section 1031 of the Code) and further taking into account any distributions contemplated by clause (3) below, including (without duplication) taxes that would have been payable as a result of such Asset Sale by the Operating Partnership and the Restricted Subsidiaries if the Operating Partnership and each Restricted Subsidiary in which the Operating Partnership owns less than 100% of the interests were taxable as a corporation or as a real estate investment trust, as such term is defined in the Code, for federal, state and local income tax purposes, whichever is greater, and, in each case, without taking into account any deductions, credits or other tax attributes that are not related to such Asset Sale, and at the highest rate that would be applicable to such entity at such time;
(3)	distributions to the REIT in order for the REIT to pay a capital gain dividend in respect of such Asset Sale;
(4)	all payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets or (B) is required, by its terms, by applicable law or for any other reason, to be repaid out of the proceeds from such Asset Sale;
(5)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;
(6)	any portion of the purchase price from such Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Operating Partnership or any Restricted Subsidiary;
(7)	amounts reserved by the Operating Partnership and the Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and
(8)	any payments required under Tax Protection Agreements as a result of such Asset Sale.

The term “Net Cash Proceeds,” when used with respect to a Sale and Leaseback Transaction, shall have a correlative meaning.

“Net Operating Income” means, for any Property for any period, an amount equal (but not less than zero) to the sum of:

(1)	the rents, common area reimbursements and service and other revenue, excluding straight-line rent, for such Property determined in accordance with GAAP for such period received in the ordinary course of business from tenants or licensees paying rent, and termination fees received for such of not greater than 1.0% of the aggregate Monthly Recurring Charges for such period (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts (excluding Set-up Fees), minus
(2)	all expenses paid or accrued and related to the lease, ownership, operation or maintenance of such Property for such period determined in accordance with GAAP, including, but not limited to, taxes, assessments and other governmental charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, and other direct operating expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Operating Partnership and its Restricted Subsidiaries, any property management fees and straight-line rents), minus
(3)	the greater of (i) actual property management expenses of such Property for such period or (ii) an amount equal to 4.0% of the gross revenues from such Property for such period excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to Financial Accounting Standards Board Statement No. 141R, minus
(4)	all rents, common area reimbursements and other revenue for such Property determined in accordance with GAAP received during such period from tenants or licensees in default of payment obligations under their lease unless such tenants or licensees have made a payment of such amounts in each month due other than amounts contested, in which case only amounts contested and not paid are excluded, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, and plus
(5)	any one-time non-recurring charges, such as litigation costs, settlements, transaction costs and severance charges, to the extent deducted pursuant to clause (2), (3) or (4) above in calculating Net Operating Income of such Property for such period, determined in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, Set-up Fees that are amortized over the term of an applicable lease will be included in determinations of Net Operating Income.

Net Operating Income will exclude (i) all losses and expenses to the extent covered by third-party insurance which (x) has actually been reimbursed or otherwise paid in the applicable period or (y) the Operating Partnership reasonably determines will be reimbursed or paid by the applicable insurance carrier so long as the applicable insurance carrier has been notified in writing of such loss or expense and not denied coverage therefor and, (ii) expenses relating to the relocation of customers as a result of any casualty or condemnation event or temporary shutdown, in whole or in part, of any Property.

“Net Rentable Area” means, as of any date, with respect to any Property, the net rentable square footage available for lease determined in accordance with the Rent Roll for such Property as of such date, the manner of such determination to be reasonably consistent for all Properties of the same type unless otherwise determined to be necessary or appropriate in the good faith judgment of the chief financial officer of the Operating Partnership.

“Note Guarantee” means a Guarantee of the payment of the Notes and the Issuers’ other respective obligations under the Indenture by a Guarantor pursuant to the Indenture (including any supplemental indentures thereto).

“Offer to Purchase” means an offer by the Issuers to purchase Notes from the holders commenced by sending a notice to the Trustee and each holder electronically or by first class mail at its registered address or otherwise in accordance with the procedures of the Depositary stating:

(1)	the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which will be a business day no earlier than 30 days or later than 60 days from the date such notice is mailed) (“Payment Date”);
(3)	that any Note not tendered will continue to accrue interest pursuant to its terms;
(4)	that, unless the Issuers default in the payment of the purchase price, together with accrued and unpaid interest, if any, any Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;
(5)	that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice or, in the case of a Note in global form registered in the name of the Depositary or its nominee, in accordance with the Depositary’s applicable procedures, in each case prior to the close of business on the business day immediately preceding the Payment Date;
(6)	that holders will be entitled to withdraw their election (in the case of Notes in global form registered in the name of the Depositary or its nominee) in accordance with the Depositary’s applicable procedures, so long as such withdrawal is effected prior to the close of business on the third business day immediately preceding the Payment Date, or if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter or an instruction to the Depositary, as applicable, setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and
(7)	that Notes must be tendered for purchase in a minimum principal amount of $2,000 or any integral multiple of $1,000 in excess thereof and that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each new Note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000 thereof.

On the Payment Date, the Issuers will:

(A)	accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;
(B)	deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and accrued and unpaid interest, if any, thereon; and
(C)	promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers’ certificate specifying the Notes or portions thereof accepted for payment by the Operating Partnership.

The Paying Agent will promptly mail (or, if a holder of Notes has given wire transfer instructions to the paying agent, pay by wire transfer in accordance with those instructions) or, in the case of Notes in global form, wire transfer or otherwise transmit in accordance with the Depositary’s procedures to the holders of Notes so accepted payment in an amount equal to the purchase price, including with accrued and unpaid interest, if any, and the Trustee will promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

“offering memorandum” means the offering memorandum dated July 17, 2014, together with any supplements thereto and all documents incorporated by reference herein.

“Pari Passu Indebtedness” means any Indebtedness of any Issuer or any Subsidiary Guarantor, as applicable, that ranks pari passu in right of payment with the Notes or the Note Guarantees of such Subsidiary Guarantor, as applicable.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 15, 2013, as such agreement may be amended, restated or replaced from time to time.

“Payment Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Permitted Business” means (i) any business activity in which the Operating Partnership and the Restricted Subsidiaries are engaged or propose to be engaged in (as described in the offering memorandum, including any documents incorporated or deemed to be incorporated by reference therein) on the Issue Date, (ii) any business activity reasonably related to those described in clause (i) above or otherwise reasonably related to data center properties or other properties customarily constituting assets of a data center real estate investment trust, or (iii) any business reasonably related, ancillary or complementary to, or reasonable expansions or extensions of, those described in clause (i) or (ii) above.

“Permitted Holders” means Chad L. Williams and GA QTS Interholdco, LLC, a Delaware limited liability company, and their respective Affiliates and Permitted Transferees.

“Permitted Investment” means:

(1)	an Investment in (a) the Operating Partnership or any Restricted Subsidiary or (b) in a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Operating Partnership or any of the Restricted Subsidiaries and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer, and provided further that such Person’s primary business is a Permitted Business;
(2)	Investments in cash or Temporary Cash Investments or Investment Grade Government Securities;
(3)	one or more Investments in Permitted Joint Ventures having an aggregate Fair Market Value which, when taken together with all other Investments made pursuant to this clause (3) and then outstanding, does not exceed an amount equal to the greater of (i) $200.0 million or (ii) 10% of Adjusted Total Assets as of the date any such Investment in made (with the amount of each such Investment being measured as of the date made and without giving effect to subsequent changes in value);
(4)	receivables owing to the Operating Partnership or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Operating Partnership or any such Restricted Subsidiary deems reasonable under the circumstances;
(5)	loans or advances to directors, officers, employees or consultants of the Operating Partnership and the Restricted Subsidiaries made in the ordinary course of business of the Operating Partnership or such Restricted Subsidiary;
(6)	an Investment in any Person where such Investment was acquired by the Operating Partnership or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Operating Partnership or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer or obligor of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Operating Partnership or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7)	Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Operating Partnership or any Restricted Subsidiary;
(8)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Operating Partnership; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of the first paragraph under the covenant described above under the caption “— Covenants — Limitation on Restricted Payments”;
(9)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(10)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Covenants — Limitation on Asset Sales” or any disposition of assets or rights not constituting an Asset Sale;
(11)	stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;
(12)	any Investment of the Operating Partnership or any of the Restricted Subsidiaries existing on, or made pursuant to a binding commitment existing on, the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment or commitment as in effect on the Issue Date;
(13)	Guarantees of Indebtedness permitted to be Incurred by the Operating Partnership or any of the Restricted Subsidiaries pursuant to the covenant described above under the caption “— Covenants — Limitation on Indebtedness”;
(14)	Investments in respect of Hedging Obligations;
(15)	entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (15));
(16)	Investments in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;
(17)	any Investment in any Subsidiary or joint venture in which the Operating Partnership or a Restricted Subsidiary owns Equity Interests in connection with intercompany cash management arrangements or related activities in the ordinary course of business;
(18)	any Permitted Mortgage Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) which, when taken with all other Permitted Mortgage Investments made pursuant to this clause (18) and then outstanding, do not exceed the greater of (i) $75.0 million and (ii) an amount equal to 5.0% of Adjusted Total Assets as of the date any such Permitted Mortgage Investment is made; and

(19)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) which, when taken with all other Investments made pursuant to this clause (19) and then outstanding, does not exceed the greater of (i) $150.0 million and (ii) an amount equal to 7.5% of Adjusted Total Assets as of the date any such Investment is made.

“Permitted Joint Venture” means a Person owned 50% or more by the Operating Partnership and/or any of the Restricted Subsidiaries if:

(1)	such Person is primarily engaged in a Permitted Business; and
(2)	the Operating Partnership or any Restricted Subsidiary has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Mortgage Investment” means an investment in a secured note, mortgage, deed of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates primarily, directly or indirectly to real property that constitutes or is used as a data center or other property customarily constituting an asset of a real estate investment trust specializing in the ownership, acquisition, development and operation of data centers, which in each case has an Investment Grade rating from either Moody’s or S&P or an equivalent investment grade rating from any other nationally recognized statistical rating organization.

“Permitted Non-Recourse Guarantees” means customary indemnities or Guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Operating Partnership or any of the Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture (so long as such joint venture is not a Restricted Subsidiary) or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Operating Partnership or any Restricted Subsidiary except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).

“Permitted Tax Payments” means, with respect to any year, any distributions to holders of Equity Interests of the Operating Partnership, or a Restricted Subsidiary in which the Operating Partnership owns less than 100% of the equity interests, sufficient to provide the REIT with a distribution equal to the amount of federal, state and local income taxes, as reasonably determined by the Operating Partnership, that have been actually paid or are payable by the REIT.

“Permitted Transferee” means, (A) with respect to Chad L. Williams, (i) his spouse, (ii) his lineal descendant, natural or adopted, or the spouse of such lineal descendant; and (iii) the trustee of a trust, a partnership or any other entity, in each case having one or more of the individuals described in clauses (i) or (ii) of this paragraph, as the substantial beneficiaries, in each case formed for bona fide estate planning purposes, and (B) with respect to GA QTS Interholdco, LLC, a Delaware limited liability company, any Affiliate or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership or limited liability company interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:

(1)	if the specified Person or any of the Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings and other than the Incurrence or repayment of Indebtedness pursuant to any revolving credit arrangement unless such Indebtedness has been permanently repaid and the related commitments terminated and not replaced) or issues, repurchases or redeems Preferred Stock, in each case during the period commencing on the first day of the specified period and ending on the Transaction Date, then the Consolidated Interest Expense will be calculated giving pro forma effect (determined in good faith by the Operating Partnership’s chief financial officer) to such Incurrence, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;
(2)	Asset Sales and Asset Acquisitions that have been made by the specified Person or any of the Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of the Restricted Subsidiaries acquired by the specified Person or any of the Restricted Subsidiaries, and including all Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Sales and including increases in ownership of Restricted Subsidiaries during a certain period, will be given pro forma effect (including giving pro forma effect to the application of proceeds of any Asset Sale) (determined in good faith by the Operating Partnership’s chief financial officer) as if they had occurred and such proceeds had been applied on the first day of such specified period and after giving effect to Pro Forma Cost Savings;
(3)	Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;
(4)	the Consolidated EBITDA and Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Transaction Date, will be excluded;
(5)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of the Restricted Subsidiaries following the Transaction Date;
(6)	any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the specified period;
(7)	any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the specified period; and
(8)	if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness). Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime rate or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen or, if no such rate was chosen, then based upon such rate as the Operating Partnership may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the specified period, except as set forth in clause (1) of this definition.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:

(1)	were directly attributable to an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the calculation date and that (A) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (B) the Operating Partnership reasonably determines will actually be realized within 12 months of the calculation date; or
(2)	were actually implemented prior to the calculation date in connection with or as a result of an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.

“Property” means any real property or facility, or any portion thereof (and all fixtures, improvements, appurtenances and related assets thereof and therein), owned by the Operating Partnership or any of the Restricted Subsidiaries or in which the Operating Partnership or any of its Restricted Subsidiaries holds a leasehold interest.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Operating Partnership or any of its Subsidiaries pursuant to which the Operating Partnership or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Receivables Entity (in the case of a transfer by the Operating Partnership or any of its Subsidiaries) and
(2)	any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether existing on the Issue Date or arising in the future) of the Operating Partnership or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any accounts receivable of the Operating Partnership or any of the Restricted Subsidiaries to secure Indebtedness of the Operating Partnership or any Restricted Subsidiary Incurred under Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” means each of S&P and Moody’s; or if either S&P or Moody’s (or both) ceases issuing a rating on the Notes, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Operating Partnership to substitute for S&P or Moody’s (or both).

“Receivables Entity” means a Wholly-Owned Subsidiary of the Operating Partnership (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Operating Partnership in which the Operating Partnership or any Subsidiary of the Operating Partnership makes an Investment and to which the Operating Partnership or any Subsidiary of the Operating Partnership transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Operating Partnership and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Operating Partnership (as provided below) as a Receivables Entity and

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which
(a)	is Guaranteed by the Operating Partnership, the REIT or any Subsidiary of the Operating Partnership or the REIT (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(b)	is recourse to or obligates the Operating Partnership, the REIT or any Subsidiary of the Operating Partnership or the REIT in any way other than pursuant to Standard Securitization Undertakings, or
(c)	subjects any property or asset of the Operating Partnership, the REIT, or any Subsidiary of the Operating Partnership or the REIT, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)	with which neither the Operating Partnership, the REIT, nor any Subsidiary of the Operating Partnership or the REIT has any material contract, agreement, arrangement or understanding other than on terms which the Operating Partnership reasonably believes to be no less favorable to the REIT, the Operating Partnership or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the REIT or the Operating Partnership; and
(3)	to which neither the Operating Partnership, the REIT nor any Subsidiary of the Operating Partnership or the REIT has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Operating Partnership shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Operating Partnership giving effect to such designation and an officers’ certificate signed by the chief financial officer of the Operating Partnership certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the registration rights agreement entered into by the Issuers, the REIT, the Subsidiary Guarantors and the initial purchasers of the Notes party thereto, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any additional Notes issued under the Indenture, one or more registration rights agreements among the Issuers, the REIT, the Subsidiary Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of additional Notes to register such additional Notes under the Securities Act.

“Reinstatement Date” has the meaning set forth in “— Suspension of Covenants.”

“Rent Roll” means a report prepared by the Operating Partnership in respect of a Property setting forth its occupancy rates, lease expiration dates, lease rent and other information.

“Replacement Assets” means any property or assets (other than Indebtedness and Equity Interests) to be used in a Permitted Business.

“Restricted Subsidiary” means any Subsidiary of the Operating Partnership other than an Unrestricted Subsidiary. For avoidance of doubt, as of the Issue Date, the Co-Issuer is a Restricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred or being transferred by such Person to the lessor; provided, however, that the transaction described above in this prospectus in the last paragraph under “Business and Properties — Description of our Properties — Atlanta-Metro —  Sale-Leaseback with DAFC” will not constitute a Sale and Leaseback Transaction.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency thereto.

“Secured Indebtedness” means outstanding Indebtedness secured by a Lien upon the properties or other assets of the Operating Partnership or any of the Restricted Subsidiaries. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Management” means, when used with respect to the Operating Partnership, (A) so long as the REIT or a Subsidiary of the REIT is the General Partner of the Operating Partnership, the principal executive officer, president, principal financial officer, principal accounting officer or principal operating officer of the Operating Partnership or the REIT or (B) if the REIT or a Subsidiary of the REIT is not the General Partner of the Operating Partnership, the same officers of the Operating Partnership or of the direct or indirect parent entity of the Operating Partnership.

“Set-up Fees” means the amounts paid by a tenant or licensee under a lease for an installation and other set-up activities performed by the Operating Partnership or any of the Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that is a “Significant Subsidiary” of the Operating Partnership within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (as in effect on the Issue Date). Unless otherwise expressly stated or the context otherwise requires, whether a Restricted Subsidiary is a Significant Subsidiary shall be determined as of the end of the most recent fiscal quarter for which internal financial statements of the Operating Partnership are available.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Stabilized Property” means a Property which (1) contains improvements that are in operating condition and which Property is available for occupancy and with respect to which valid certificates of occupancy have been issued and are in full force and effect or (2) has become a Stabilized Property by virtue of the definition of Development Property. For the avoidance of doubt, an individual parcel of Property can be the site of both one or more Stabilized Properties and Development Properties, as determined in the good faith judgment of the Operating Partnership’s chief financial officer. Once a project becomes a Stabilized Property, it will remain a Stabilized Property.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Operating Partnership or any Subsidiary of the Operating Partnership which are customary in an accounts receivable transaction.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and
(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable,

provided, that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” of any Issuer means any Indebtedness of such Issuer that is expressly subordinated to and junior in right of payment to the Notes. “Subordinated Indebtedness” of any Subsidiary Guarantor means any Indebtedness of such Subsidiary Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned or controlled, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantee” means a Note Guarantee by a Subsidiary Guarantor.

“Subsidiary Guarantor” means (i) each Subsidiary of the Operating Partnership identified in the following sentence and (ii) each other Restricted Subsidiary that Guarantees the Notes in compliance with the provisions described above under the caption “— Covenants — Limitation on Issuances of

Guarantees by Restricted Subsidiaries and the REIT,” in each case until such Person is released from its Note Guarantee pursuant to the terms of the Indenture. The following Subsidiaries of the Operating Partnership shall be the “initial Subsidiary Guarantors” on the Issue Date: Quality Investment Properties Metro, LLC; Quality Investment Properties Miami, LLC; Quality Investment Properties Sacramento, LLC; Quality Investment Properties Santa Clara, LLC; Quality Investment Properties, Suwanee, LLC; Quality Technology Services Metro II, LLC; Quality Technology Services Miami II, LLC; Quality Technology Services Sacramento II, LLC; Quality Technology Services Santa Clara II, LLC; Quality Technology Services, Suwanee II, LLC; Quality Technology Services Wichita II, LLC; and QLD Investment Properties Wichita Technology Group, L.L.C.

“Subsidiary Indebtedness” means all unsecured Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Tax Protection Agreement” means the Tax Protection Agreement dated as of October 15, 2013 by and among the REIT, the Operating Partnership, Mr. Chad L. Williams and his affiliates and family members who own common units of the Operating Partnership, as amended, modified or restated from time to time; provided that the terms of any such amended, modified or restated agreement, taken as a whole, is not materially more disadvantageous to the Operating Partnership and the Restricted Subsidiaries than the agreement as in effect on the Issue Date.

“Temporary Cash Investment” means any of the following:

(1)	direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof having maturities of not more than 180 days from the date of acquisition;
(2)	time deposits accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(3)	repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(4)	commercial paper, maturing not more than 120 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Operating Partnership) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;
(5)	securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;
(6)	money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition; and
(7)	instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Restricted Subsidiary organized in such jurisdiction.

“Total Assets” means, as of any date, the sum (without duplication) of:

(1)	the Capitalized Value of all Stabilized Properties owned by the Operating Partnership or any Restricted Subsidiary as of such date or in which the Operating Partnership or any Restricted Subsidiary has a 100% leasehold interest as of such date;
(2)	the undepreciated book value determined in accordance with GAAP of all Development Properties and, without duplication, Construction in Process with respect to Property owned by the Operating Partnership or any Restricted Subsidiary as of such date or in which the Operating Partnership or any Restricted Subsidiary has a 100% leasehold interest as of such date; and
(3)	the book value determined in accordance with GAAP of all Land Assets, all Property held for future development and all other assets (excluding (a) accounts receivable (other than Investments in notes receivable and advances receivable, to the extent they constitute accounts receivable) and (b) intangibles) of the Operating Partnership and the Restricted Subsidiaries as of such date, in each case, determined on a consolidated basis as of the end of the most recent fiscal quarter for which internal financial statements are available.

“Total Unencumbered Assets” means, as of any date, the Adjusted Total Assets of the Operating Partnership and its Restricted Subsidiaries as of such date, less any such assets pledged as of such date as collateral to secure any obligations with respect to Secured Indebtedness; provided that all Investments by the Operating Partnership and the Restricted Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities will be excluded from Total Unencumbered Assets to the extent that such Investments would have otherwise been included.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Operating Partnership or any of the Restricted Subsidiaries, the date such Indebtedness is to be Incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and with respect to any transaction described above under the caption “— Consolidation, Merger and Sale of Assets,” the day on which such transaction is to be consummated.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2017; provided that if the period from the redemption date to such date is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Operating Partnership that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Operating Partnership in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Operating Partnership may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Operating Partnership) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of the Operating Partnership or any of the Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:

(A)	any Guarantee by the Operating Partnership or any of the Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Operating Partnership or the Restricted Subsidiary at the time of such designation;
(B)	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under “— Covenants — Limitation on Restricted Payments,” above; and
(C)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the provisions of the Indenture described above under “— Covenants — Limitation on Indebtedness” and “— Covenants — Limitation on Restricted Payments”;

The Board of Directors of the Operating Partnership may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(X)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and
(Y)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred or made at such time, have been permitted to be Incurred or made (and will be deemed to have been Incurred or made) for all purposes of the Indenture.

Any such designation by the Board of Directors of the Operating Partnership will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means, as of any date, the total outstanding Indebtedness of the Operating Partnership and the Restricted Subsidiaries that is not Secured Indebtedness.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the relevant currency exchange rate in effect on the date of such determination. Except as described under “— Covenants — Limitation on Indebtedness,” whenever it is necessary to determine whether the Operating Partnership has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency, as determined by the chief financial officer of the Operating Partnership.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, trustees or other voting members of the governing body of such Person.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Operating Partnership, all the Capital Stock of which (other than directors’ qualifying shares and shares required by applicable law to be held by a person other than the Operating Partnership or a Restricted Subsidiary) is owned by the Operating Partnership or another Wholly-Owned Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

Initially, the Exchange Notes will be represented by one or more registered notes in global form, without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited on the issue date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain with the trustee as custodian for DTC.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below.

All interests in the Global Notes, including those held through Euroclear Bank S.A., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and
•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

We expect that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of Participants with an interest in the Global Note and (2) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the respective trustees thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in the Global Notes by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

The Global Notes will be exchanged for Certificated Notes in fully registered form without interest coupons, registered in such names as DTC may instruct the Trustee, in the following circumstances:

(1)	Either Issuer receives notice from DTC (or any successor depositary for the Global Notes) that DTC (or such successor depositary, as the case may be) is unwilling or unable to continue as depositary for the Global Notes or is no longer a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Issuers within 90 days of such notice, or;
(2)	there shall have occurred and be continuing an Event of Default with respect to the Notes

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the certain U.S. federal income tax considerations relating to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of Exchange Notes acquired pursuant to the Exchange Offer. This summary only applies to investors that will hold their Notes as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, expatriates, broker-dealers, REITs, regulated investment companies, traders in securities who elect a mark-to-market method of accounting, tax-exempt organizations, persons that will hold the Notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the IRS regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the Notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each holder of Original Notes considering this Exchange Offer is urged to consult its own tax advisor regarding the tax consequences of the Exchange Offer to it, including those under U.S. federal, state, local, foreign and other tax laws and other tax consequences of the exchange of Original Notes for Exchange Notes pursuant to the Exchange offer and the ownership or disposition of the Exchange Notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A beneficial owner of a Note that for U.S. federal income tax purposes is an individual, corporation, estate or trust that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership holding the Notes, and partners in such a partnership, are urged to consult their tax advisors.

Exchange of the Original Notes for Exchange Notes

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes because the Exchange Note will not be considered to differ materially in kind or extent from the Original Note. Accordingly, the Exchange Note will be treated for U.S. federal tax purposes as a continuation of the Original Note in the hands of a U.S. Holder or a non-U.S. Holder. As a result, (1) a holder will not recognize any gain or loss on the exchange, (2) the holder’s holding period for an Exchange Note will include the holding period for the Original Note, and (3) the holder’s initial tax basis in the Exchange Note will be the same as the holder’s adjusted basis in the Original Note. The Original Notes and the Exchange Notes are

referred together as “Notes” in this summary of U.S. federal income tax considerations. The Exchange Offer will not have any U.S. federal income tax consequences for a nonexchanging holder of an Original Note.

Certain Contingent Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the Notes, including as described under “Description of the Notes — Covenants — Repurchase of Notes upon a Change of Control.” These payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, however, certain contingent payments will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingent payments, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingent payments are remote or incidental, and we do not intend to treat the Notes as contingent payment debt instruments. Our position that such contingent payments are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue additional interest income for a taxable period in excess of the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Exchange Notes will not be treated as contingent payment debt instruments. Investors in Exchange Notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Exchange Notes.

U.S. Holders

Stated Interest.  Interest on a Note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Market Discount.  If a U.S. Holder acquires a Note at a cost that is less than its stated redemption price at maturity (i.e., its stated principal amount), the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a Note, and any gain on the sale, exchange, retirement or other disposition of a Note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a Note with market discount in certain otherwise nontaxable transactions, such holder must include accrued market discount as ordinary income as if the holder had sold the Note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a Note-by-Note basis and is irrevocable.

With respect to Notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the Notes. A U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or on a constant yield to maturity basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a Note will be increased by the amount of market discount included in the holder’s income under the election.

Amortizable Bond Premium.  If a U.S. Holder purchases a Note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the Note with “amortizable bond premium” equal in amount to the excess. Generally, a U.S. Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the Note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the Note. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the Note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. Because the Notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S Holder may amortize with respect to a Note. A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the Note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Election of Constant Yield Method.  U.S. Holders may elect to include in gross income all interest that accrues on a Note, including any stated interest, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium, by using a constant yield prescribed in the Code and applicable Treasury Regulations. This election for a Note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a Note with market discount will result in a deemed election to accrue market discount in income currently for the Note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS. A U.S. Holder’s tax basis in a Note will be increased by each accrual of income under the constant yield election described in this paragraph.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes.  Upon a sale, exchange, retirement, redemption or other taxable disposition of Notes, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the “amount realized” on the disposition and the U.S. Holder’s adjusted tax basis in such Notes. The amount realized will include the amount of any cash and the fair market value of any property received for the Notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “— Stated Interest”) to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the cost of the Note to such U.S. Holder, increased by the amount of any market discount previously included in gross income and reduced (but not below zero) by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on a Note. Any such gain or loss generally will be capital gain or loss (except with respect to accrued market discount not previously included in income, which will be taxable as ordinary income), and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses against ordinary income is subject to certain limitations.

Information Reporting and Backup Withholding.  Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a Note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding unless (1) the U.S. Holder is an exempt recipient (such as a corporation), or (2) prior to payment, the U.S. Holder provides a taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Medicare Tax on Investment Income.  A U.S. Holder that is an individual, estate, or trust (other than certain types of exempt trusts) will generally subject to a 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s “net investment income” will generally include interest income and net gains from the sale, exchange or other taxable disposition (including a retirement or redemption) of the Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive activities or securities or commodities trading activities). Holders of Notes should consult their own tax advisors regarding the applicability of this tax to their income and gain in respect of their investment in the Notes.

Non-U.S. Holders

Interest.  Subject to the discussions below concerning backup withholding, FATCA (as defined below) and income effectively connected with a U.S. trade or business, all payments of interest on the Notes made to a Non-U.S. Holder will not be subject to U.S. federal income or withholding taxes, provided that the Non-U.S. Holder:

•	does not own, actually or constructively, 10% or more of the capital or profits interest in the Operating Partnership,
•	is not a controlled foreign corporation with respect to which the Operating Partnership is a “related person” (within the meaning of Section 864(d)(4) of the Code),
•	is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code, and
•	provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. Holder.

The applicable Treasury Regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury Regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will generally be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid or accrued on the Notes is not subject to U.S. federal withholding tax because it is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (as discussed below under “— Income Effectively Connected with a U.S. Trade or Business”).

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes.  Subject to the discussions below concerning backup withholding and FATCA and except with respect to accrued but unpaid interest, which generally will be taxable as interest and may be subject to the rules described above under “— Non-U.S. Holders — Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a Note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below under “— Non-U.S. Holders — Income Effectively Connected with a U.S. Trade or Business,” or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to tax at 30% (or, if applicable, a lower treaty rate) on the gain derived from such disposition, which may be offset by U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business.  If a Non-U.S. Holder of Notes is engaged in a trade or business in the United States, and if interest on the Notes or gain realized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% U.S. federal withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

Information Reporting and Backup Withholding.  Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns reporting such interest and withholding may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. In general, a Non-U.S. Holder will not be subject to backup withholding or additional information reporting requirements with respect to payments of interest that we make, provided that the statement described above in last bullet point under “— Interest” has been received and we or a paying agent, as the case may be, do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, proceeds from a sale or other disposition of a Note by a Non-U.S. Holder generally will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale or disposition (including a retirement or redemption) of a Note within the United States or conducted through certain U.S. or U.S.-related financial intermediaries, unless the statement described above has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

Additional Withholding Requirements.  Under the Foreign Account Tax Compliance Act (“FATCA”), payments to Non-U.S. Holders that are foreign entities (whether as beneficial owner or intermediary) of interest on, and the gross proceeds from the sale or other disposition of, a debt obligation of a U.S. issuer, and dividends on, and the gross proceeds from the sale or other disposition of, common shares of a U.S. issuer, will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Treasury Regulations and subsequent guidance under FATCA defer withholding tax to gross proceeds paid on or after January 1, 2017. If any withholding under FATCA is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld in excess of otherwise applicable withholding tax by filing a U.S. federal income tax return, which may entail significant administrative burden. A beneficial owner that is a foreign financial institution, but not a “participating foreign financial institution” (as defined under FATCA) will be able to obtain a refund only to the extent an applicable income tax treaty with the U.S. entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA. Holders of Notes are urged to consult your tax advisor regarding the implications of FATCA on the investment in our Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes in exchange for Original Notes acquired for its own account as a result of market-making or other trading activities pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of such Exchange Notes. We have agreed that, during the period described in Section 4(3) of the Securities Act and Rule 174 thereunder that is applicable to transactions by brokers or dealers with respect to Exchange Notes (the “Applicable Period”), we will use our commercially reasonable efforts to make this prospectus, as amended and supplemented, available to broker-dealers for use in connection with resales of Exchange Notes.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to this offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to this offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This Exchange Offer is being made by the Issuers based upon the Issuers’ understanding of interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (i) such holder is not an “affiliate”, as defined in Rule 405 under the Securities Act, of the Issuers; (ii) such Exchange Notes are acquired in the ordinary course of such holder’s business; and (iii) such holder is not engaged in, does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the Exchange Notes.

However, the Issuers have not sought their own no-action letter and therefore the staff of the SEC has not considered this Exchange Offer in the context of a no-action letter. There can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If a holder of Original Notes is an affiliate of the Issuers, acquires the Exchange Notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

During the Applicable Period, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including broker-dealers selling Exchange Notes during the Applicable Period) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF NOTES

The validity of the Exchange Notes will be passed upon for us by Hogan Lovells US LLP. With respect to certain legal matters relating to Kansas law and Georgia law, Hogan Lovells US LLP has relied upon the opinions of Stinson Leonard Street LLP and Seyfarth Shaw LLP, respectively, counsels for certain Guarantors.

EXPERTS

The consolidated balance sheets of QTS Realty Trust, Inc. as of December 31, 2013 and QualityTech, LP (as predecessor) as of December 31, 2012 and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the period from May 17, 2013 to December 31, 2013 of QTS Realty Trust, Inc. and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the period from January 1, 2013 to October 14, 2013 and for the years ended December 31, 2012 and 2011 of Quality Tech, LP (as predecessor) and the consolidated balance sheets of QualityTech, LP as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits to the registration statement. For further information about us, the Exchange Offer and the Exchange Notes, you should refer to the registration statement and its exhibits. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described below.

QTS files and the Operating Partnership will file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the documents that QTS files and the Operating Partnership will file with the SEC may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of these filings can be obtained from the public reference room of the SEC upon payment of prescribed fees. In addition, the SEC maintains a website, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. You may also request agreements summarized in this prospectus by writing us at: QTS Realty Trust, Inc., 12851 Foster Street, Overland Park, KS 66213, (913) 814-9988, Attn: Investor Relations.

In addition, we maintain a website at www.qtsdatacenters.com. You can obtain on our website, free of charge, a copy of QTS’ and the Operating Partnership’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after they electronically files such reports or amendments with, or furnish them to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Financial Statements of QTS Realty Trust, Inc.:
Condensed Consolidated Balance Sheets as of September 30, 2014 (unaudited)	F-2
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2014 (unaudited)	F-3
Condensed Consolidated Statements of Equity for the nine months ended September 30, 2014 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flow for the nine months ended September 30, 2014 (unaudited)	F-5
Unaudited Interim Condensed Consolidated Financial Statements of QualityTech, LP:
Condensed Consolidated Balance Sheets as of September 30, 2014 (unaudited)	F-6
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2014 (unaudited)	F-7
Condensed Consolidated Statements of Partners’ Capital for the nine months ended September 30, 2014 (unaudited)	F-8
Condensed Consolidated Statements of Cash Flow for the nine months ended September 30, 2014 (unaudited)	F-9
Notes to QTS Realty Trust, Inc. and QualityTech, LP Condensed Consolidated Financial Statements (unaudited)	F-10
Report of Independent Registered Public Accounting Firm	F-27
Report of Independent Registered Public Accounting Firm	F-28
Consolidated Financial Statements of QTS Realty Trust, Inc.:
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-29
Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from October 15, 2013 through December 31, 2013, and the period from January 1, 2013 through October 14, 2013, and the years ended December 31, 2012 and 2011	F-30
Consolidated Statements of Equity for the period from October 15, 2013 through December 31, 2013, and the period from January 1, 2013 through October 14, 2013, and the years ended December 31, 2012 and 2011	F-31
Consolidated Statements of Cash Flows for the period from October 15, 2013 through December 31, 2013, and the period from January 1, 2013 through October 14, 2013, and the years ended December 31, 2012 and 2011	F-32
Consolidated Financial Statements of QualityTech, LP:
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-34
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2013, 2012 and 2011	F-35
Consolidated Statements of Partners’ Capital for the years ended December 31, 2013, 2012 and 2011	F-36
Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	F-37
Notes to QTS Realty Trust, Inc. and QualityTech, LP Consolidated Financial Statements	F-39
Supplemental Schedule — Schedule III — Real Estate Investments as of December 31, 2013	F-62

QTS REALTY TRUST, INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
BALANCE SHEETS
(in thousands except share data)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Real Estate Assets
Land	$48,576	$30,601
Buildings and improvements	894,014	728,230
Less: Accumulated depreciation	(168,210)	(137,725)
	774,380	621,106
Construction in progress	174,470	146,904
Real Estate Assets, net	948,850	768,010
Cash and cash equivalents	5,045	5,210
Rents and other receivables, net	13,928	14,434
Acquired intangibles, net	18,745	5,396
Deferred costs, net	33,686	19,150
Prepaid expenses	4,042	1,797
Other assets, net	25,853	17,359
TOTAL ASSETS	$1,050,149	$831,356
LIABILITIES
Mortgage notes payable	$87,175	$88,839
Unsecured credit facility	197,000	256,500
Senior notes	297,671	—
Capital lease obligations	9,042	2,538
Accounts payable and accrued liabilities	52,094	63,204
Dividends payable	10,541	8,965
Advance rents, security deposits and other liabilities	3,217	3,261
Deferred income	9,529	7,892
Derivative liability	—	453
TOTAL LIABILITIES	666,269	431,652
EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 29,016,774 and 28,972,774 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	290	289
Additional paid-in capital	321,119	318,834
Accumulated other comprehensive income (loss)	—	(357)
Accumulated dividends in excess of earnings	(18,599)	(3,799)
Total stockholders’ equity	302,810	314,967
Noncontrolling interests	81,070	84,737
TOTAL EQUITY	383,880	399,704
TOTAL LIABILITIES AND EQUITY	$1,050,149	$831,356

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	The Company	Historical Predecessor	The Company	Historical Predecessor
	2014	2013	2014	2013
Revenues:
Rental	$45,448	$37,595	$127,993	$106,184
Recoveries from customers	6,131	3,603	13,674	9,925
Cloud and managed services	5,242	4,393	14,443	12,828
Other	1,124	429	2,116	1,521
Total revenues	57,945	46,020	158,226	130,458
Operating Expenses:
Property operating costs	20,369	15,638	53,121	44,930
Real estate taxes and insurance	1,377	1,101	3,713	3,304
Depreciation and amortization	15,210	12,136	42,274	34,197
General and administrative	11,045	10,097	33,296	29,387
Restructuring	226	—	1,272	—
Transaction costs	(195)	—	958	—
Total operating expenses	48,032	38,972	134,634	111,818
Operating income	9,913	7,048	23,592	18,640
Other income and expenses:
Interest income	—	4	8	17
Interest expense	(5,410)	(4,343)	(9,683)	(15,977)
Other (expense) income, net	(470)	—	(580)	(3,277)
Income (loss) before taxes	4,033	2,709	13,337	(597)
Tax expense of taxable REIT subsidiaries	(27)	—	(82)	—
Net income (loss)	4,006	2,709	13,255	(597)
Net income attributable to noncontrolling interests	(849)	—	(2,810)	—
Net income (loss) attributable to QTS Realty Trust, Inc	3,157	2,709	10,445	(597)
Unrealized gain on swap	—	8	—	220
Comprehensive income (loss)	$3,157	$2,717	$10,445	$(377)
Net income per share attributable to common shares:
Basic	$0.11	N/A	$0.36	N/A
Diluted	0.11	N/A	0.36	N/A
Weighted average common shares outstanding:
Basic	29,016,774	N/A	29,006,620	N/A
Diluted	37,251,769	N/A	37,039,603	N/A

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF EQUITY
(unaudited and in thousands)

	Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated dividends in excess of earnings	Total stockholders' equity	Noncontrolling interest	Total
	Shares	Amount
Balance January 1, 2014	28,973	$289	$318,834	$(357)	$(3,799)	$314,967	$84,737	$399,704
Issuance of shares through equity award plan	44	1	(1)			—		—
Equity-based compensation expense			2,286			2,286	615	2,901
Other comprehensive gain				357		357	96	453
Dividend to shareholders					(25,245)	(25,245)		(25,245)
Distribution to noncontrolling interests						—	(7,188)	(7,188)
Net income					10,445	10,445	2,810	13,255
Balance September 30, 2014	29,017	$290	$321,119	$—	$(18,599)	$302,810	$81,070	$383,880

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF CASH FLOW
(unaudited and in thousands)
For the nine months ended September 30, 2014 and 2013

	The Company	Historical Predecessor
	2014	2013
Cash flow from operating activities:
Net income (loss)	$13,255	$(597)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	40,070	32,701
Amortization of deferred loan costs	1,894	2,193
Amortization of bond discount	38	—
Equity-based compensation expense	2,901	1,305
Bad debt expense	402	169
Write off of deferred loan costs	580	2,031
Changes in operating assets and liabilities
Rents and other receivables, net	104	(756)
Prepaid expenses	(2,245)	(1,510)
Restricted cash	—	146
Other assets	596	291
Accounts payable and accrued liabilities	(7,833)	(4,888)
Advance rents, security deposits and other liabilities	(44)	244
Deferred income	1,637	816
Net cash provided by operating activities	51,355	32,145
Cash flow from investing activities:
Acquisition of real estate	(91,064)	(21,174)
Additions to property and equipment	(156,008)	(102,924)
Cash used in investing activities	(247,072)	(124,098)
Cash flow from financing activities:
Credit facility proceeds	230,500	563,500
Senior Notes proceeds	297,633	—
Debt repayment	(290,000)	(456,994)
Payment of deferred financing costs	(9,648)	(4,483)
Payment of cash dividend	(23,783)	—
Distribution to noncontrolling interest	(6,932)	—
Partnership distributions	—	(7,633)
Repurchase of equity awards	—	(13)
Principal payments on capital lease obligation	(553)	(496)
Scheduled mortgage principal debt repayments	(1,665)	(1,880)
Equity issuance costs	—	(1,776)
Net cash provided by financing activities	195,552	90,225
Net decrease in cash and cash equivalents	(165)	(1,728)
Cash and cash equivalents, beginning of period	5,210	8,232
Cash and cash equivalents, end of period	$5,045	$6,504
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest (excluding deferred financing costs and amounts capitalized)	$4,599	$14,265
Noncash investing and financing activities:
Accrued capital additions	$36,381	$20,939
Accrued deferred financing costs	$—	$990
Accrued initial public offering costs	$—	$447
Member advances exchanged for LP units	$—	$10,000

See accompanying notes to financial statements.

QUALITYTECH, LP

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
BALANCE SHEETS
(in thousands except share data)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Real Estate Assets
Land	$48,576	$30,601
Buildings and improvements	894,014	728,230
Less: Accumulated depreciation	(168,210)	(137,725)
	774,380	621,106
Construction in progress	174,470	146,904
Real Estate Assets, net	948,850	768,010
Cash and cash equivalents	5,045	5,210
Rents and other receivables, net	13,928	14,434
Acquired intangibles, net	18,745	5,396
Deferred costs, net	33,686	19,150
Prepaid expenses	4,042	1,797
Other assets, net	25,853	17,359
TOTAL ASSETS	$1,050,149	$831,356
LIABILITIES
Mortgage notes payable	$87,175	$88,839
Unsecured credit facility	197,000	256,500
Senior notes	297,671	—
Capital lease obligations	9,042	2,538
Accounts payable and accrued liabilities	52,094	63,204
Dividends payable	10,541	8,965
Advance rents, security deposits and other liabilities	3,217	3,261
Deferred income	9,529	7,892
Derivative liability	—	453
TOTAL LIABILITIES	666,269	431,652
PARTNERS’ CAPITAL
Partners’ capital	383,880	399,704
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,050,149	$831,356

See accompanying notes to financial statements.

QUALITYTECH, LP

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rental	$45,448	$37,595	$127,993	$106,184
Recoveries from customers	6,131	3,603	13,674	9,925
Cloud and managed services	5,242	4,393	14,443	12,828
Other	1,124	429	2,116	1,521
Total revenues	57,945	46,020	158,226	130,458
Operating Expenses:
Property operating costs	20,369	15,638	53,121	44,930
Real estate taxes and insurance	1,377	1,101	3,713	3,304
Depreciation and amortization	15,210	12,136	42,274	34,197
General and administrative	11,045	10,097	33,296	29,387
Restructuring	226	—	1,272	—
Transaction costs	(195)	—	958	—
Total operating expenses	48,032	38,972	134,634	111,818
Operating income	9,913	7,048	23,592	18,640
Other income and expenses:
Interest income	—	4	8	17
Interest expense	(5,410)	(4,343)	(9,683)	(15,977)
Other (expense) income, net	(470)	—	(580)	(3,277)
Income (loss) before taxes	4,033	2,709	13,337	(597)
Tax expense of taxable REIT subsidiaries	(27)	—	(82)	—
Net income (loss)	4,006	2,709	13,255	(597)
Unrealized gain on swap	—	8	—	220
Comprehensive income (loss)	$4,006	$2,717	$13,255	$(377)

See accompanying notes to financial statements.

QUALITYTECH, LP

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL
(unaudited and in thousands)

	Limited Partners’ Capital		General Partner’s Capital
	Units	Amount	Units	Amount	Total
Balance January 1, 2014	36,770	$399,704	1	$—	$399,704
Issuance of shares through equity award plan	44	—	—	—	—
Equity-based compensation expense	—	2,901	—	—	2,901
Other comprehensive gain	—	453	—	—	453
Dividend to QTS Realty Trust, Inc. shareholders	—	(25,245)	—	—	(25,245)
Partnership distributions	—	(7,188)	—	—	(7,188)
Net income	—	13,255	—	—	13,255
Balance September 30, 2014	36,814	$383,880	1	$—	383,880

See accompanying notes to financial statements.

QUALITYTECH, LP

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF CASH FLOW
(unaudited and in thousands)

	Nine months Ended September 30,
	2014	2013
Cash flow from operating activities:
Net income (loss)	$13,255	$(597)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	40,070	32,701
Amortization of deferred loan costs	1,894	2,193
Amortization of bond discount	38	—
Equity-based compensation expense	2,901	1,305
Bad debt expense	402	169
Write off of deferred loan costs	580	2,031
Changes in operating assets and liabilities
Rents and other receivables, net	104	(756)
Prepaid expenses	(2,245)	(1,510)
Restricted cash	—	146
Other assets	596	291
Accounts payable and accrued liabilities	(7,833)	(4,888)
Advance rents, security deposits and other liabilities	(44)	244
Deferred income	1,637	816
Net cash provided by operating activities	51,355	32,145
Cash flow from investing activities:
Acquisition of real estate	(91,064)	(21,174)
Additions to property and equipment	(156,008)	(102,924)
Cash used in investing activities	(247,072)	(124,098)
Cash flow from financing activities:
Credit facility proceeds	230,500	563,500
Senior Notes proceeds	297,633	—
Debt repayment	(290,000)	(456,994)
Payment of deferred financing costs	(9,648)	(4,483)
Payment of cash dividend to QTS Realty Trust, Inc. shareholders	(23,783)	—
Partnership distributions	(6,932)	(7,633)
Repurchase of equity awards	—	(13)
Principal payments on capital lease obligation	(553)	(496)
Scheduled mortgage principal debt repayments	(1,665)	(1,880)
Equity issuance costs	—	(1,776)
Net cash provided by financing activities	195,552	90,225
Net decrease in cash and cash equivalents	(165)	(1,728)
Cash and cash equivalents, beginning of period	5,210	8,232
Cash and cash equivalents, end of period	$5,045	$6,504
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest (excluding deferred financing costs and amounts capitalized)	$4,599	$14,265
Noncash investing and financing activities:
Accrued capital additions	$36,381	$20,939
Accrued deferred financing costs	$—	$990
Accrued initial public offering costs	$—	$447
Member advances exchanged for LP units	$—	$10,000

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

QTS Realty Trust, Inc. (“QTS”) through its controlling interest in QualityTech, LP (the “Operating Partnership” and collectively with QTS and their operating subsidiaries, the “Company”), is engaged in the business of owning, acquiring, redeveloping and managing multi-tenant data centers. The Company’s portfolio consists of 12 properties with data centers located throughout the continental United States.

QTS was formed as a Maryland corporation on May 17, 2013. On October 15, 2013, the Company completed its initial public offering of 14,087,500 shares of Class A common stock, $0.01 par value per share (the “IPO”), including shares issued pursuant to the underwriters’ option to purchase additional shares, which was exercised in full, and received net proceeds of approximately $279 million. QTS has elected to be taxed as a real estate investment trust (“REIT”), for U.S. federal income tax purposes, commencing with its taxable year ended December 31, 2013. The Operating Partnership is a Delaware limited partnership formed on August 5, 2009 and is QTS’ historical predecessor.

Concurrently with the completion of the IPO, the Company consummated a series of transactions, including the merger of General Atlantic REIT, Inc. with QTS, pursuant to which it became the sole general partner and majority owner of the Operating Partnership. QTS contributed the net proceeds received from the IPO to the Operating Partnership in exchange for partnership units therein. As of September 30, 2014, QTS owned approximately 78.8% of the interests in the Operating Partnership. Substantially all of QTS’ assets are held by, and QTS’ operations are conducted through, the Operating Partnership. QTS’ interest in the Operating Partnership entitles QTS to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to QTS’ percentage ownership. As the sole general partner of the Operating Partnership, QTS generally has the exclusive power under the partnership agreement to manage and conduct the Operating Partnership’s business and affairs, subject to certain limited approval and voting rights of the limited partners. QTS’ board of directors manages the Company’s business and affairs.

2. Summary of Significant Accounting Policies

Basis of Presentation — The accompanying financial statements for the quarter ended September 30, 2014 are presented for both QTS Realty Trust, Inc. and QualityTech, LP. References to “QTS” mean QTS Realty Trust, Inc. and its controlled subsidiaries; and references to the “Operating Partnership” mean QualityTech, LP and its controlled subsidiaries.

Management operates QTS and the Operating Partnership as one business. The management of QTS consists of the same employees as the management of the Operating Partnership. QTS is the sole general partner of the Operating Partnership, and its only material asset consisted of its ownership interest in the Operating Partnership. QTS does not conduct business itself, other than acting as the sole general partner of the Operating Partnership and issuing public equity from time to time. QTS has not issued or guaranteed any indebtedness. Except for net proceeds from public equity issuances by QTS, which are contributed to the Operating Partnership in exchange for units of limited partnership interest of the Operating Partnership, the Operating Partnership generates all remaining capital required by our business through its operations, the direct or indirect incurrence of indebtedness, and the issuance of partnership units. Therefore, as general partner with control of the Operating Partnership, QTS consolidates the Operating Partnership for financial reporting purposes.

The Company believes, therefore, that providing one set of notes for the financial statements of QTS and the Operating Partnership provides the following benefits:

•	enhances investors’ understanding of QTS and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure in this report applies to both QTS and the Operating Partnership; and
•	creates time and cost efficiencies through the preparation of one set of notes instead of two separate sets of notes.

In addition, in light of these combined disclosures, the Company believes it is important for investors to understand the few differences between QTS and the Operating Partnership in the context of how QTS and the Operating Partnership operate as a consolidated company. The presentation of stockholders’ equity and partners’ capital are the main areas of difference between the consolidated balance sheets of QTS and those of the Operating Partnership. The Operating Partnership’s capital includes general and limited common units that are owned by QTS and the other partners. QTS' stockholders’ equity includes common stock, additional paid in capital, accumulated other comprehensive income (loss) and accumulated dividends in excess of earnings. The remaining equity is the portion of net assets that are retained by partners other than QTS, referred to as noncontrolling interests. The primary difference in QTS' Statements of Operations and Comprehensive Income (Loss) is that for net income (loss), QTS retains its proportionate portion of the net income (loss) based on its ownership of the Operating Partnership, with the remaining balance being retained by the Operating Partnership.

As discussed above, QTS owns no operating assets and has no operations independent of the Operating Partnership and its subsidiaries. Obligations under the 5.875% Senior Notes due 2022 and the unsecured credit facility, both discussed in Note 5, are fully, unconditionally, and jointly and severally guaranteed by the Operating Partnership’s existing subsidiaries, other than QTS Finance Corporation, the co-issuer of the 5.875% Senior Notes due 2022. As such, condensed consolidating financial information for the guarantors is not being presented in the notes to the condensed consolidated financial statements. However, the indenture governing the 5.875% Senior Notes due 2022 restricts the ability of the Operating Partnership to make distributions to QTS, subject to certain exceptions, including distributions required in order for QTS to maintain its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

The Interim Condensed Consolidated Statements of Operations and Comprehensive Income and the Statements of Cash Flows of QTS Realty Trust, Inc. for the three and nine months ended September 30, 2014 and the Balance Sheets as of September 30, 2014 and December 31, 2013 present the accounts of QTS Realty Trust, Inc. and its majority owned subsidiaries, which includes the Operating Partnership. The Interim Condensed Consolidated Statement of Operations and Comprehensive Income and the Statement of Cash Flows for the three and nine months ended September 30, 2013 present the accounts of QualityTech, LP and its majority owned subsidiaries (the “Historical Predecessor”).

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts and deferred tax assets and the valuation of derivatives, real estate assets, acquired intangible assets and certain accruals.

Principles of Consolidation — The consolidated financial statements of QTS Realty Inc. include the accounts of QTS Realty Trust, Inc. and its majority-owned subsidiaries. The consolidated financial

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

statements of QualityTech, LP include the accounts of QualityTech, LP and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the financial statements.

Real Estate Assets — Real estate assets are reported at cost. All capital improvements for the income-producing properties that extend their useful lives are capitalized to individual property improvements and depreciated over their estimated useful lives. Depreciation is generally provided on a straight-line basis over 40 years from the date the property was placed in service. Property improvements are depreciated on a straight-line basis over the life of the respective improvement ranging from 20 to 40 years from the date the components were placed in service. Leasehold improvements are depreciated over the lesser of 20 years or through the end of the respective life of the lease. Repairs and maintenance costs are expensed as incurred. Depreciation expense was $11.9 million and $9.7 million for the three months ended September 30, 2014 and 2013, respectively, and $32.8 million and $27.2 million for the nine months ended September 30, 2014 and 2013, respectively. The Company capitalizes certain development costs, including internal costs incurred in connection with development. The capitalization of costs during the construction period (including interest and related loan fees, property taxes and other direct and indirect costs) begins when development efforts commence and ends when the asset is ready for its intended use. Capitalization of such costs, excluding interest, aggregated to $2.9 million and $2.4 million for the three months ended September 30, 2014 and 2013, respectively, and $7.5 million and $6.3 million for the nine months ended September 30, 2014 and 2013, respectively. Interest is capitalized during the period of development by first applying the Company’s actual borrowing rate on the related asset and second, to the extent necessary, by applying the Company’s weighted average effective borrowing rate to the actual development and other costs expended during the construction period. Interest is capitalized until the property is ready for its intended use. Interest costs capitalized totaled $1.3 million and $0.9 million for the three months ended September 30, 2014 and 2013, respectively, and $4.7 million and $3.0 million for the nine months ended September 30, 2014 and 2013, respectively.

Acquisition of Real Estate — Acquisitions of real estate are either accounted for as asset acquisitions or business combinations depending on facts and circumstances. Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired in accordance with the accounting requirements of ASC 805, Business Combinations, which requires the recording of net assets of acquired businesses at fair value. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, value of in-place leases and value of customer relationships.

In developing estimates of fair value of acquired assets and assumed liabilities, management analyzed a variety of factors including market data, estimated future cash flows of the acquired operations, industry growth rates, current replacement cost for fixed assets and market rate assumptions for contractual obligations. Such a valuation requires management to make significant estimates and assumptions, particularly with respect to the intangible assets.

Acquired in-place leases are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Amortization of acquired in place lease costs totaled $0.5 million and $0.5 million for the three months ended September 30, 2014 and 2013, respectively, and $1.8 million and $1.5 million for the nine months ended September 30, 2014 and 2013, respectively.

Acquired customer relationships are amortized as amortization expense on a straight-line basis over the expected life of the customer relationship. Amortization of acquired customer relationships

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

totaled $0.3 million and $0.4 million for the three months ended September 30, 2014 and 2013, respectively, and $1.0 million and $1.2 million for the nine months ended September 30, 2014 and 2013, respectively.

See Note 3 for discussion of the preliminary purchase price allocation for the Princeton facility that the Company acquired on June 30, 2014.

Impairment of Long-Lived and Intangible Assets — The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is generally measured by comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset group. If the net carrying value of the asset exceeds the value of the undiscounted cash flows, the fair value of the asset is assessed and may be considered impaired. An impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. No impairment losses were recorded for the three and nine months ended September 30, 2014 and 2013, respectively.

Cash and Cash Equivalents — The Company considers all demand deposits and money market accounts purchased with a maturity date of three months or less at the date of purchase to be cash equivalents. The Company’s account balances at one or more institutions periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is concentration of credit risk related to amounts on deposit in excess of FDIC coverage. The Company mitigates this risk by depositing a majority of its funds with several major financial institutions. The Company also has not experienced any losses and, therefore, does not believe that the risk is significant.

Deferred Costs — Deferred costs, net, on the Company’s balance sheets include both financing costs and leasing costs.

Deferred financing costs represent fees and other costs incurred in connection with obtaining debt and are amortized over the term of the loan and are included in interest expense. Amortization of the deferred financing costs was $0.5 million and $0.6 million for the three months ended September 30, 2014 and 2013, respectively, and $1.7 million and $2.2 million for the nine months ended September 30, 2014 and 2013, respectively. During the three months ended September 30, 2014, the Company wrote off unamortized financing costs of $0.5 million primarily in connection with paying down $75 million of its unsecured credit facility. During the three months ended September 30, 2013, the Company had no unamortized financing cost write offs. During the nine months ended September 30, 2014, in addition to the aforementioned $0.5 million write off, the Company wrote off unamortized financing costs of $0.1 million in connection with the modification of its credit facility that is secured by the Richmond data center. During the nine months ended September 30, 2013, the Company wrote off unamortized financing costs of $3.3 million in connection with both the restructuring of its unsecured credit facility and an asset securitization which the Company did not pursue. Deferred financing costs, net of accumulated amortization are as follows:

(dollars in thousands)	September 30, 2014	December 31, 2013
	(unaudited)
Deferred financing costs	$18,226	$9,159
Accumulated amortization	(3,761)	(1,867)
Deferred financing costs, net	$14,465	$7,292

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Deferred leasing costs consist of external fees and internal costs incurred in the successful negotiations of leases and are deferred and amortized over the terms of the related leases on a straight-line basis. If an applicable lease terminates prior to the expiration of its initial term, the carrying amount of the costs are written off to amortization expense. Amortization of deferred leasing costs totaled $1.8 million and $1.1 million for the three months ended September 30, 2014 and 2013, respectively, and $4.6 million and $3.2 million for the nine months ended September 30, 2014 and 2013, respectively. Deferred leasing costs, net of accumulated amortization are as follows:

(dollars in thousands)	September 30, 2014	December 31, 2013
	(unaudited)
Deferred leasing costs	$24,348	$17,374
Accumulated amortization	(8,379)	(5,516)
Deferred leasing costs, net	$15,969	$11,858

Advance Rents and Security Deposits — Advance rents, typically prepayment of the following month’s rent, consist of payments received from customers prior to the time they are earned and are recognized as revenue in subsequent periods when earned. Security deposits are collected from customers at the lease origination and are generally refunded to customers upon lease expiration.

Deferred Income — Deferred income generally results from non-refundable charges paid by the customer at lease inception to prepare their space for occupancy. The Company records this initial payment, commonly referred to as set-up fees, as a deferred income liability which amortizes into rental revenue over the term of the related lease on a straight-line basis. Deferred income was $9.5 million and $7.9 million as of September 30, 2014 and December 31, 2013, respectively. Additionally, $1.1 million and $1.3 million of deferred income were amortized into revenue for the three months ended September 30, 2014 and 2013, respectively, and $3.5 million and $3.5 million for the nine months ended September 30, 2014 and 2013, respectively.

Interest Rate Derivative Instruments — The Company utilizes derivatives to manage its interest rate exposure. During February 2012, the Company entered into interest rate swaps with a notional amount of $150 million which were cash flow hedges and qualified for hedge accounting. For these hedges, the effective portion of the change in fair value was recognized through other comprehensive income or loss. Amounts were reclassified out of other comprehensive income (loss) as the hedged item was recognized in earnings, either for ineffectiveness or for amounts paid relating to the hedge. The Company reflected all changes in the fair value of the swaps in other comprehensive income (loss) during the nine months ended September 30, 2014, as there was no ineffectiveness recorded in that period. The Company’s interest rate swaps matured on September 28, 2014, and as such, there are no amounts outstanding on the consolidated balance sheet at September 30, 2014 relating to these swaps.

Equity-based Compensation — All equity-based compensation is measured at fair value on the grant date or date of modification, as applicable, and recognized in earnings over the requisite service period. Depending upon the settlement terms of the awards, all or a portion of the fair value of equity-based awards may be presented as a liability or as equity in the consolidated balance sheets. Equity-based compensation costs are measured based upon their estimated fair value on the date of grant or modification. Equity-based compensation expense net of forfeited and repurchased awards was $0.9 million and $0.5 million for the three months ended September 30, 2014 and 2013, respectively, and $2.9 million and $1.3 million for the nine months ended September 30, 2014 and 2013, respectively.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Rental Revenue — The Company, as a lessor, has retained substantially all of the risks and benefits of ownership and accounts for its leases as operating leases. For lease agreements that provide for scheduled rent increases, rental income is recognized on a straight-line basis over the non-cancellable term of the leases, which commences when control of the space has been provided to the customer. The amount of the straight-line rent receivable on the balance sheets included in rents and other receivables, net was $4.2 million and $2.9 million as of September 30, 2014 and December 31, 2013, respectively. Rental revenue also includes amortization of set-up fees which are amortized over the term of the respective lease as discussed above.

Allowance for Uncollectible Accounts Receivable — Rents receivable are recognized when due and are carried at cost, less an allowance for doubtful accounts. The Company records a provision for losses on rents receivable equal to the estimated uncollectible accounts, which is based on management’s historical experience and a review of the current status of the Company’s receivables. As necessary, the Company also establishes an appropriate allowance for doubtful accounts for receivables arising from the straight-lining of rents. The aggregate allowance for doubtful accounts was $0.9 million as of September 30, 2014 and December 31, 2013.

Capital Leases — The Company evaluates leased real estate to determine whether the lease should be classified as a capital or operating lease in accordance with U.S GAAP.

The Company periodically enters into capital leases for certain equipment. The outstanding liabilities for the capital leases were $9.0 million and $2.5 million as of September 30, 2014 and December 31, 2013, respectively. Depreciation related to the associated assets is included in depreciation and amortization expense in the Statements of Operations and Comprehensive Income (Loss).

Recoveries from Customers — Certain customer leases contain provisions under which the customers reimburse the Company for a portion of the property’s real estate taxes, insurance and other operating expenses, which include certain power and cooling-related charges. The reimbursements are included in revenue as recoveries from customers in the Statements of Operations and Comprehensive Income (Loss) in the period the applicable expenditures are incurred. Certain customer leases are structured to provide a fixed monthly billing amount that includes an estimate of various operating expenses, with all revenue from such leases included in rental revenues.

Cloud and Managed Services Revenue — The Company may provide both its cloud product and use of its managed services to its customers on an individual or combined basis. Service fee revenue is recognized as the revenue is earned, which generally coincides with the services being provided.

Segment Information — The Company manages its business as one operating segment and thus one reportable segment consisting of a portfolio of investments in data centers located in the United States.

Customer Concentrations — As of September 30, 2014, one of the Company’s customers represented 8.4% of its total monthly rental revenue. No other customers exceeded 5% of total monthly rental revenue.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

As of September 30, 2014, eight of the Company’s customers exceeded 5% of total accounts receivable. In aggregate, these eight customers accounted for 58% of total accounts receivable. One of these eight customers individually exceeded 10% of total accounts receivable.

Income Taxes — One of the Operating Partnership’s existing subsidiaries has elected to be taxed as a taxable REIT subsidiary under the Internal Revenue Service real estate investment trust (the “IRS REIT”) tax regulations. The taxable REIT subsidiary is allocated income and expense based on IRS REIT tax regulations.

For the taxable REIT subsidiary, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company’s tax provision has not changed materially subsequent to December 31, 2013. The Company is not currently under examination by the Internal Revenue Service.

Fair Value Measurements — ASC Topic 820, Fair Value Measurements and Disclosures, emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial assets and liabilities measured at fair value in the financial statements on a recurring basis consist of the Company’s derivatives. The fair values of the derivatives are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves (“significant other observable inputs”). The fair value calculation also includes an amount for risk of

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

non-performance using “significant unobservable inputs” such as estimates of current credit spreads to evaluate the likelihood of default. The Company has concluded as of September 30, 2014 and December 31, 2013 that the fair value associated to “significant unobservable inputs” for risk of non-performance was insignificant to the overall fair value of the derivative agreements and, as a result, have determined that the relevant inputs for purposes of calculating the fair value of the derivative agreements, in their entirety, were based upon “significant other observable inputs.” The Company determined the fair value of derivatives using Level 2 inputs. These methods of assessing fair value result in a general approximation of value, and such value may never be realized.

The Company’s financial instruments held at fair value are presented below as of September 30, 2014 and December 31, 2013 (dollars in thousands):

	Carrying Value	Fair Value Measurements
		Level 1	Level 2	Level 3
September 30, 2014
Financial Liabilities:
Interest rate swap liability(1)	$—	$—	$—	$—
December 31, 2013
Financial Liabilities:
Interest rate swap liability(1)	$453	$—	$453	$—

(1)	The Company used inputs from quoted prices for similar assets and liabilities in active markets that are directly or indirectly observable relating to the measurement of the interest rate swaps at December 31, 2013. The fair value measurement of the interest rate swaps have been classified as Level 2. The swaps matured on September 28, 2014, and as such, there were no amounts outstanding on the consolidated balance sheet as of September 30, 2014 related to interest rate swaps.

New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”. The amendments in the ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. The new guidance narrows the definition of discontinued operations to disposals that represent a strategic shift in operations and requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective for annual and interim reporting periods beginning on and after December 15, 2014. Early adoption is permitted. Adoption of this standard will currently have no effect on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the current revenue recognition requirements in ASC 606, Revenue Recognition. Under this new guidance, entities should recognize revenues to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. This ASU also requires enhanced disclosures. The amendments in this ASU are effective for annual and interim periods beginning after

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

December 15, 2016. Early adoption is not permitted. Retrospective and modified retrospective application is allowed. The Company is currently assessing the impact of this amendment on its Consolidated Financial Statements.

3. Acquisition of Real Estate

On July 8, 2014, the Company completed the acquisition of the former Sun Times Press facility in downtown Chicago, Illinois, for approximately $18 million. The facility consists of approximately 317,000 gross square feet with capacity for approximately 133,000 square feet of raised floor and 24 megawatts (“MW”) of power. The Company intends to redevelop the facility which will increase its size to approximately 400,000 gross square feet with raised floor capacity of approximately 215,000 square feet and 37MW of power. The facility also has access to long haul fiber and is situated on 30 acres of developable land. This acquisition was funded with a draw on the unsecured revolving credit facility. In accordance with ASC 805, Business Combinations, the Company accounted for this acquisition as an asset acquisition.

On June 30, 2014 the Company completed the acquisition of a data center facility in New Jersey (the “Princeton facility”), from McGraw Hill Financial, Inc., for an aggregate cost of approximately $73.3 million. This facility is located on approximately 194 acres and consists of approximately 560,000 gross square feet, including approximately 58,000 square feet of raised floor, and 12 MW of gross power. This acquisition was funded with a draw on the unsecured revolving credit facility. Concurrently with acquiring this data center the Company entered into a 10 year lease for the facility’s 58,000 square feet of raised floor with Atos, an international information technology services company headquartered in Bezos, France. The lease includes a 15 year renewal at the option of Atos.

The Company accounted for this acquisition in accordance with ASC 805, Business Combinations as a business combination. The preliminary purchase price allocation was based on an assessment of the fair value of the assets acquired, and excludes acquisition-related costs which in accordance with ASC 805 were expensed as incurred. The Company acquired the Princeton facility on June 30, 2014. The Company is valuing the assets acquired using Level 3 inputs.

The following table summarizes the consideration for the Princeton facility and the preliminary allocation of the fair value of assets acquired as of September 30, 2014 (in thousands):

	Princeton facility as of September 30, 2014	Weighted average useful life
Buildings	$35,574	40
Land	17,976	N/A
Acquired Intangibles	16,114	10
Deferred Costs	3,335	10
Other	301	10
Total purchase price	$73,300

The purchase price allocation remains provisional pending completion of further valuation analysis. Any further revisions will be recorded as adjustments to the final purchase price allocation.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Real Estate Assets and Construction in Progress

The following is a summary of properties owned or leased by the Company as of September 30, 2014 and December 31, 2013 (in thousands):

As of September 30, 2014:

Property Location	Land	Buildings and Improvements	Construction in Progress	Total Cost
Owned Properties
Suwanee, Georgia (Atlanta-Suwanee)	$3,521	$134,931	3,799	$142,251
Atlanta, Georgia (Atlanta-Metro)	15,397	350,728	13,770	379,895
Santa Clara, California*	—	88,891	662	89,553
Richmond, Virginia	2,180	126,659	62,301	191,140
Sacramento, California	1,481	57,892	1,362	60,735
Princeton, New Jersey	17,975	36,346	43	54,364
Dallas-Fort Worth, Texas	5,808	42,121	69,909	117,838
Chicago, Illinois	—	—	18,605	18,605
Miami, Florida	1,777	27,818	5	29,600
Lenexa, Kansas	437	24	3,108	3,569
Wichita, Kansas	—	1,409	—	1,409
	48,576	866,819	173,564	1,088,959
Leased Properties
Jersey City, New Jersey	—	26,406	885	27,291
Overland Park, Kansas	—	789	21	810
	—	27,195	906	28,101
	$48,576	$894,014	$174,470	$1,117,060

*	Owned facility subject to long-term ground sublease.

As of December 31, 2013:

Property Location	Land	Buildings and Improvements	Construction in Progress	Total Cost
Owned Properties
Suwanee, Georgia (Atlanta-Suwanee)	$3,521	$126,486	3,270	$133,277
Atlanta, Georgia (Atlanta-Metro)	15,397	296,547	32,456	344,400
Santa Clara, California*	—	86,544	1,249	87,793
Richmond, Virginia	2,180	108,979	67,155	178,314
Sacramento, California	1,481	52,841	4,273	58,595
Dallas-Fort Worth, Texas	5,808	—	38,501	44,309
Miami, Florida	1,777	27,553	—	29,330
Lenexa, Kansas	437	3,298	—	3,735
Wichita, Kansas	—	1,409	—	1,409
	30,601	703,657	146,904	881,162
Leased Properties
Jersey City, New Jersey	—	23,811	—	23,811
Overland Park, Kansas	—	762		762
	—	24,573	—	24,573
	$30,601	$728,230	$146,904	$905,735

*	Owned facility subject to long-term ground sublease.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Credit Facilities, Senior Notes and Mortgage Notes Payable

Below is a listing of our outstanding debt, excluding capital leases, as of September 30, 2014 and December 31, 2013 (in thousands):

	September 30, 2014	December 31, 2013
	(Unaudited)
Unsecured Credit Facility	$197,000	$256,500
Senior Notes, net of discount	297,671	—
Richmond Credit Facility	70,000	70,000
Atlanta-Metro Equipment Loan	17,175	18,839
Total	$581,846	$345,339

(a) Unsecured Credit Facility — On May 1, 2013, the Company entered into an unsecured credit facility agreement with a syndicate of financial institutions in which KeyBank National Association serves as administrative agent (the “Unsecured Credit Facility”). The Unsecured Credit Facility consists of a term loan of $150 million, with a term of five years, and an unsecured revolving credit facility of $410 million, with a term of four years, for aggregate capacity of the Unsecured Credit Facility of $560 million. On July 23, 2014, the Company repaid $75 million of the term loan portion of the Unsecured Credit Facility and repaid a portion of the outstanding balance of the revolving portion of the Unsecured Credit Facility with proceeds from the issuance of its 5.875% Senior Notes due 2022, reducing the balance to the amounts described above. The Unsecured Credit Facility may be increased to up to $600 million, subject to certain conditions, including the consent of the administrative agent and obtaining necessary commitments. On December 17, 2014 the Company amended and restated its Unsecured Credit Facility. See “Note 14 — Subsequent Events” for a discussion of this amendment.

The Unsecured Credit Facility requires monthly interest payments and requires the Company to comply with various quarterly covenant requirements relating to debt service coverage ratio, fixed charge ratio, leverage ratio and tangible net worth and various other operational requirements. In connection with the Unsecured Credit Facility, as of September 30, 2014, the Company had an additional $3.0 million letter of credit outstanding. The letter of credit was reduced to $2.5 million on October 1, 2014.

Amounts outstanding under the Unsecured Credit Facility bear interest at a variable rate equal to, at our election, LIBOR or a base rate, plus a spread that will range, depending upon the Company’s leverage ratio, from 2.10% to 2.85% for LIBOR loans or 1.10% to 1.85% for base rate loans. As of September 30, 2014, the interest rate for amounts outstanding under the Unsecured Credit Facility was 2.26%.

(b) Senior Notes — On July 23, 2014, the Operating Partnership and QTS Finance Corporation, a subsidiary of the Operating Partnership formed solely for the purpose of facilitating the offering of the notes described below (collectively, the “Issuers”), issued $300 million aggregate principal amount of 5.875% Senior Notes due 2022 (the “Senior Notes”). The Senior Notes have an interest rate of 5.875% per annum, were issued at a price equal to 99.211% of their face value and mature on August 1, 2022. The proceeds from the offering were used to repay amounts outstanding under the Unsecured Credit Facility, including $75 million outstanding under the term loan. The Senior Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Operating Partnership’s existing and future subsidiaries (other than foreign subsidiaries and receivables entities) that guarantee any indebtedness of QTS Realty Trust, Inc., the Issuers or any other subsidiary guarantor. The Company will not initially guarantee the Senior Notes and will not be required to guarantee the Senior Notes except under certain circumstances. The offering was conducted pursuant

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Credit Facilities, Senior Notes and Mortgage Notes Payable  – (continued)

to Rule 144A of the Securities Act of 1933, as amended, and the Senior Notes were issued pursuant to an indenture, dated as of July 23, 2014, among the Operating Partnership, QTS Finance Corporation, the Company, the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”).

(c) Richmond Credit Facility — In December 2012, the Company entered into a credit facility secured by the Company’s Richmond data center (the “Richmond Credit Facility”). As of September 30, 2014, the Richmond Credit Facility had capacity of $120 million, as amended, and includes an accordion feature that allows the Company to increase the size of the credit facility up to $200 million. The Richmond Credit Facility matures June 30, 2019. The Richmond Credit Facility requires the Company to comply with covenants similar to the Unsecured Credit Facility.

Amounts outstanding under the Richmond Credit Facility bear interest at a variable rate equal to, at our election, LIBOR or a base rate, plus a spread that will range, depending upon the Company’s leverage ratio, from 2.10% to 2.85% for LIBOR loans or 1.10% to 1.85% for base rate loans. As of September 30, 2014, the interest rate for amounts outstanding under the Richmond Credit Facility was 2.25%.

(d) Atlanta-Metro Equipment Loan — On April 9, 2010, the Company entered into a $25 million loan to finance equipment related to an expansion project at the Company’s Atlanta-Metro data center (the “Atlanta-Metro Equipment Loan”). The loan originally featured monthly interest-only payments but now requires monthly interest and principal payments. The loan bears interest at 6.85%, amortizes over ten years and matures on June 1, 2020.

The annual remaining principal payment requirements as of September 30, 2014 per the contractual maturities and excluding extension options are as follows (in thousands):

2014	$574
2015	2,397
2016	2,567
2017	49,748
2018	152,943
Thereafter	375,945
Total	$584,175

As of September 30, 2014, the Company was in compliance with all of its covenants.

6. Interest Rate Derivative Instruments

The Company entered into interest rate swap agreements with a notional amount of $150 million on February 8, 2012, which were designated as cash flow hedges for hedge accounting, and matured on September 28, 2014. For derivative instruments that are accounted for as hedges, the change in fair value for the effective portions of qualifying hedges is recorded through other comprehensive income (loss). The total amount of unrealized gains recorded in other comprehensive income (loss) for the nine months ended September 30, 2013 was $0.2 million, with no unrealized gains or losses recorded for the nine months ended September 30, 2014. Interest expense related to payments on interest rate swaps for the three and nine months ended September 30, 2014 was $0.2 million and $0.5 million, respectively, and $0.1 million and $0.4 million for the three and nine months ended September 30, 2013, respectively.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Interest Rate Derivative Instruments  – (continued)

As the interest rate swaps matured in September 2014, there were no amounts outstanding on the consolidated balance sheet relating to interest rate swaps as of September 30, 2014. At December 31, 2013 the value of the interest rate swaps was a liability of $0.5 million. This value was determined using Level 2 inputs within the valuation hierarchy.

7. Commitments and Contingencies

The Company is subject to various routine legal proceedings and other matters in the ordinary course of business. While resolution of these matters cannot be predicted with certainty, management believes, based upon information currently available, that the final outcome will not have a material adverse impact on the Company’s financial statements. The Company previously entered into a master service agreement with a third party Internet service provider. The Company was not receiving industry-standard quality of Internet and connectivity services and terminated the contract. The third party Internet service provider challenged the grounds for the Company’s termination and sued the Company in Georgia state court seeking a termination fee equal to the amount the Company would have paid had it not terminated the agreement. The Georgia state court ruled to limit damages, if any, to six months of unpaid fees. Additional claims related to a prior settlement agreement between the parties and the enforceability of an early termination clause in a separate agreement have been raised and are being litigated. Various issues are on appeal. The Company has established an accrual associated with this matter which is recorded as a component of accrued liabilities.

8. Partners’ Capital, Equity and Incentive Compensation Plans

As of September 30, 2014, the Operating Partnership had three classes of limited partnership units outstanding: Class A units of limited partnership interest (“Class A units”), Class RS LTIP units of limited partnership interest (“Class RS units”) and Class O LTIP units of limited partnership units (“Class O Units”). The Class A Units are redeemable at any time on or after one year following the later of November 1, 2013 (which is the beginning of the first full calendar month following the completion of the IPO) or the date of initial issuance. The Company may in its sole discretion elect to assume and satisfy the redemption amount with cash or its shares. Class RS units or Class O units were issued upon grants made under the QualityTech, LP 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”). Class RS units and Class O units may be subject to vesting and are pari passu with Class A units. Vested Class RS units and Class O units are convertible into Class A units based on formulas contained in the partnership agreement of the Operating Partnership.

In connection with its IPO, the Company issued Class A common stock and Class B common stock. Class B common stock entitles the holder to 50 votes per share and was issued to enable the Company’s Chief Executive Officer to exchange 2% of his Operating Partnership units so he may have a vote proportionate to his economic interest in the Company. Also in connection with its IPO, the Company adopted the QTS Realty Trust, Inc. 2013 Equity Incentive plan (the “2013 Equity Incentive Plan”), which authorized 1.75 million shares to be issued under the plan, including options to purchase Class A common stock, restricted Class A common stock, Class O units, and Class RS units.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Partners’ Capital, Equity and Incentive Compensation Plans  – (continued)

The following is a summary of award activity under the 2010 Equity Incentive Plan and 2013 Equity Incentive Plan and related information for the nine months ended September 30, 2014:

	2010 Equity Incentive Plan					2013 Equity Incentive Plan
	Number of Class O units	Weighted average exercise price	Weighted average fair value	Number of Class RS units	Weighted average price	Options	Weighted average exercise price	Weighted average fair value	Restricted Stock	Weighted average price
Outstanding at December 31, 2013	1,622,747	$23.44	$3.84	173,750	$21.86	367,910	$21.00	$3.50	108,629	$21.00
Granted	—	—	—	—	—	238,039	25.59	4.96	44,000	25.51
Exercised	—	—	—	—	—	—	—	—	—	—
Released from restriction(1)	—	—	—	(90,437)	24.93	—	—	—	—	—
Cancelled/Expired	(75,454)	23.21	5.48	—	—	(14,000)	21.00	3.52	—	—
Outstanding at September 30, 2014	1,547,293	$23.45	$3.76	83,313	$23.65	591,949	$22.85	$4.25	152,629	$22.30

(1)	This represents Class RS units that upon vesting have converted to Operating Partnership units.

The assumptions and fair values for restricted stock and options to purchase shares of Class A common stock granted for the nine months ended September 30, 2014 is included in the following table on a per unit basis. Class O units and options to purchase shares of Class A common stock were valued using the Black-Scholes model.

Three and Nine Months Ended September 30, 2014
Fair value of restricted stock granted	$25.51 – $28.82
Fair value of options granted	$4.94 – $5.98
Expected term (years)	5.5 – 6.1
Expected volatility	33%
Expected dividend yield	4.02 – 4.55%
Expected risk-free interest rates	1.7 – 1.9%

The following table summarizes information about awards outstanding as of September 30, 2014.

	Operating Partnership Awards Outstanding
	Exercise prices	Awards outstanding	Weighted average remaining vesting period (years)
Class RS Units	$—	83,313	2
Class O Units	$20 – 25	1,547,293	2
Total Operating Partnership awards outstanding		1,630,606

	QTS Realty Trust, Inc. Awards Outstanding
	Exercise prices	Awards outstanding	Weighted average remaining vesting period (years)
Restricted stock	$—	152,629	3
Options to purchase Class A common stock	$21 – 28.82	591,949	1
Total QTS Realty Trust, Inc awards outstanding		744,578

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Partners’ Capital, Equity and Incentive Compensation Plans  – (continued)

All nonvested LTIP unit awards are valued as of the grant date and generally vest ratably over a defined service period. Certain nonvested LTIP unit awards vest on the earlier of achievement by the Company of various performance goals or specified dates in 2015 and 2016. As of September 30, 2014 there were 0.8 million, 0.1 million, 0.2 million and 0.6 million nonvested Class O units, Class RS units, restricted Class A common stock and options to purchase Class A common stock outstanding, respectively. As of September 30, 2014 the Company had $7.3 million of unrecognized equity-based compensation expense which will be recognized over the remaining vesting period of up to 4 years. The total intrinsic value of the awards outstanding at September 30, 2014 was $20.9 million.

On January 7, 2014 the Company paid a dividend to common stockholders of $0.24 per common share and the Operating Partnership made a distribution to its partners of $0.24 per unit in an aggregate amount of $9.0 million. On April 8, July 8 and October 7, 2014, the Company paid its regular quarterly cash dividend of $0.29 per common share and the Operating Partnership made a distribution to its partners of $0.29 per unit in an aggregate amount of $10.7 million, $10.7 million and $10.5 million, respectively. Additionally, a distribution of approximately $200,000 was made to Class O LTIP holders during the three months ended June 30, 2014 to cover federal, state and local taxes on the allocated taxable income of the O LTIPs.

9. Related Party Transactions

The Company periodically executes transactions with entities affiliated with its Chairman and Chief Executive Officer. Such transactions include automobile, furniture and equipment purchases as well as building operating lease payments and an allocation of insurance expense and reimbursement at the related party’s cost for the use of a private aircraft service by our officers and directors.

The transactions which occurred during the three and nine months ended September 30, 2014 and 2013 are outlined below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2014	2013	2014	2013
Tax, utility, insurance and other reimbursement	$296	$18	$464	$121
Rent expense	253	264	772	712
Capital assets acquired	86	126	160	141
Total	$635	$408	$1,396	$974

Certain employees of the Company provided services to companies outside the consolidated group for which the Company is not reimbursed. These amounts were not material for the nine months ended September 30, 2013. This activity was discontinued by the Company during the second quarter of 2013.

10. Noncontrolling Interest

Concurrently with the completion of the IPO, the Company consummated a series of transactions pursuant to which the Company became the sole general partner and majority owner of QualityTech, LP, which then became its operating partnership. The previous owners of QualityTech, LP retained 21.2% ownership of the Operating Partnership as of September 30, 2014.

Commencing at any time beginning November 1, 2014, at the election of the holders of the noncontrolling interest, the Class A units are redeemable for cash or, at the election of the Company common stock of the Company on a one-for-one basis.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Earnings per share of QTS

Basic income (loss) per share is calculated by dividing the net income (loss) attributable to common shares by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share adjusts basic income (loss) per share for the effects of potentially dilutive common shares.

(in thousands, except per share data)	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Net income available to common stockholders	$3,157	$10,445
Weighted average shares outstanding – basic	29,017	29,007
Net income per share – basic	$0.11	$0.36
Net income	$4,006	$13,255
Weighted average shares outstanding – diluted(1)	37,252	37,040
Net income per share – diluted	$0.11	$0.36

(1)	Includes 8,104 and 7,939 units of the Operating Partnership as of the three and nine months ended September 30, 2014, respectively.

12. Customer Leases, as Lessor

Future minimum lease payments to be received under non-cancelable operating customer leases (exclusive of recoveries of operating costs from customers) are as follows for the years ending December 31 (in thousands):

Period Ending December 31,
2014 (October – December)	$50,029
2015	186,248
2016	166,060
2017	130,052
2018	104,754
Thereafter	278,147
Total	$915,290

13. Fair Value of Financial Instruments

ASC Topic 825 requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows based upon market yields or by using other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.

Short-term instruments:  The carrying amounts of cash and cash equivalents, restricted cash approximate fair value.

Credit facilities, Senior Notes and mortgage notes payable:  The fair value of the Company’s floating rate mortgage loans was estimated using Level 2 “significant other observable inputs” such as available market information based on borrowing rates that the Company believes it could obtain with similar terms and maturities. At September 30, 2014, the fair value of Atlanta-Metro Equipment Loan,

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Fair Value of Financial Instruments  – (continued)

based on current market rates, was approximately $17.2 million. The Company’s Unsecured Credit Facility and Richmond Credit Facility did not have interest rates which were materially different than current market conditions and therefore, the fair value of each of the credit facilities approximated the carrying value of each note. The fair value of the Company’s Senior Notes was estimated using Level 2 “significant other observable inputs,” primarily based on quoted market prices for the same or similar issuances. At September 30, 2014, the fair value of the Senior Notes was approximately $290.2 million.

Other debt instruments:  The fair value of the Company’s other debt instruments (including capital leases) were estimated in the same manner as the credit facilities and mortgage notes payable above. Similarly, because each of these instruments did not have interest rates which were materially different than current market conditions and therefore, the fair value of each instrument approximated the respective carrying values.

14. Subsequent Events

On October 7, 2014, QTS paid its regular quarterly cash dividend of $0.29 per common share to stockholders and Operating Partnership unit holders of record as of the close of business on September 19, 2014.

On December 17, 2014, the Company amended and restated its Unsecured Credit Facility and amended its Richmond Credit Facility. The modification to the Unsecured Credit Facility, among other things, increased the facility to $650 million, with an accordion feature that permits a further increase to up to $850 million (subject to certain conditions, including obtaining additional commitments of lenders), extended the maturity date of the term loan portion to December 17, 2019 and the revolving credit portion to December 17, 2018, reduced the applicable interest rates, and made certain of the financial covenants more favorable to the Company. The modification to the Richmond Credit Facility, among other things, conformed certain terms of the Richmond Credit Facility to the Unsecured Credit Facility and allowed two subsidiaries of the Operating Partnership that were parties to the Richmond Credit Facility to guarantee unsecured obligations of the Operating Partnership and its subsidiaries including the Unsecured Credit Facility and the Senior Notes.

On January 7, 2015, the Company paid its regular quarterly cash dividend of $0.29 per common share to stockholders and Operating Partnership unit holders of record as of the close of business on December 19, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of QTS Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of QTS Realty Trust, Inc. and subsidiaries as of December 31, 2013 and QualityTech, LP (as predecessor) as of December 31, 2012 and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for the period from May 17, 2013 to December 31, 2013 of QTS Realty Trust, Inc. and subsidiaries and the related consolidated statements of comprehensive loss, partners’ capital, and cash flows for the period from January 1, 2013 to October 14, 2013 and for the years ended December 31, 2012 and 2011 of Quality Tech, LP (as predecessor). Our audits also included the financial statement schedule listed in the Index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QTS Realty Trust, Inc. and subsidiaries as of December 31, 2013 and QualityTech, LP and subsidiaries as of December 31, 2012 and the consolidated results of operations and their cash flows for the period from May 17, 2013 through December 31, 2013 of QTS Realty Trust, Inc. and the consolidated results of operations and cash flows for the period from January 1, 2013 through October 14, 2013 and each of the two years in the period ended December 31, 2012 of QualityTech, LP (as predecessor), in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Ernst and Young, LLP

Kansas City, MO

March 7, 2014, except for Notes 2 and 18, as to which the date is January 30, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of QTS Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of QualityTech, LP and subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QualityTech, LP and subsidiaries as of December 31, 2013 and 2012 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Ernst and Young, LLP

Kansas City, MO

January 30, 2015

QTS REALTY TRUST, INC.

CONSOLIDATED FINANCIAL STATEMENTS
BALANCE SHEETS
(in thousands except share data)

	December 31, 2013	December 31, 2012
ASSETS
Real Estate Assets
Land	$30,601	$24,713
Buildings and improvements	728,230	622,506
Less: Accumulated depreciation	(137,725)	(102,900)
	621,106	544,319
Construction in progress	146,904	87,609
Real Estate Assets, net	768,010	631,928
Cash and cash equivalents	5,210	8,232
Restricted cash	—	146
Rents and other receivables, net	14,434	11,943
Acquired intangibles, net	5,396	9,145
Deferred costs, net	19,150	15,062
Prepaid expenses	1,797	1,011
Other assets, net	17,359	7,976
TOTAL ASSETS	$831,356	$685,443
LIABILITIES
Mortgage notes payable	$88,839	$171,291
Secured credit facility	—	316,500
Unsecured credit facility	256,500	—
Capital lease obligations	2,538	2,491
Accounts payable and accrued liabilities	63,204	36,001
Dividends payable	8,965	—
Advance rents, security deposits and other liabilities	3,261	3,011
Deferred income	7,892	6,745
Derivative liability	453	767
Member advances and notes payable	—	26,958
TOTAL LIABILITIES	431,652	563,764
EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 28,972,774 shares issued and outstanding	289	—
Partners’ capital	—	121,679
Additional paid-in capital	318,834	—
Accumulated other comprehensive income (loss)	(357)	—
Accumulated deficit	(3,799)	—
Total stockholders’ equity	314,967	121,679
Noncontrolling interests	84,737	—
TOTAL EQUITY	399,704	121,679
TOTAL LIABILITIES AND EQUITY	$831,356	$685,443

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.

CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands except share and per share data)

	The Company	Historical Predecessor
	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31,
			2012	2011
Revenues:
Rental	$33,304	$112,002	$120,758	$104,051
Recoveries from customers	2,674	10,424	9,294	12,154
Cloud and managed services	4,074	13,457	14,497	12,173
Other	410	1,542	1,210	2,018
Total revenues	40,462	137,425	145,759	130,396
Operating expenses:
Property operating costs	13,482	47,268	51,506	57,900
Real estate taxes and insurance	1,016	3,476	3,632	2,621
Depreciation and amortization	11,238	36,120	34,932	26,165
General and administrative	8,457	30,726	35,986	28,470
Transaction costs	66	52	897	—
Gain on legal settlement	—	—	—	(3,357)
Restructuring charge	—	—	3,291	—
Total operating expenses	34,259	117,642	130,244	111,799
Operating income	6,203	19,783	15,515	18,597
Other income and expenses:
Interest income	1	17	61	71
Interest expense	(2,049)	(16,675)	(25,140)	(19,713)
Other (expense) income, net	(153)	(3,277)	(1,151)	136
Income (loss) before gain on sale of real estate	4,002	(152)	(10,715)	(909)
Gain on sale of real estate	—	—	948	—
Net income (loss)	4,002	(152)	(9,767)	(909)
Net income attributable to noncontrolling interests	(848)	—	—	—
Net income (loss) attributable to QTS Realty Trust, Inc	3,154	(152)	(9,767)	(909)
Unrealized gain (loss) on swap	74	220	(766)	—
Comprehensive income (loss)	$3,228	$68	$(10,533)	$(909)
Net income per share attributable to common shares:
Basic	$0.11	N/A	N/A	N/A
Diluted	0.11	N/A	N/A	N/A
Weighted average common shares outstanding:
Basic	28,972,774	N/A	N/A	N/A
Diluted	36,794,215	N/A	N/A	N/A

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)

	Partnership units	Partners’ capital	Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity	Noncontrolling interest	Total
			Shares	Amount
Balance January 1, 2011	16,050	$40,009	—	$—	$—	$—	$—	$—	$—	$40,009
Equity-based compensation expense		765						—		765
Net loss		(909)						—		(909)
Balance December 31, 2011	16,050	$39,865	—	$—	$—	$—	$—	$—	$—	$39,865
Equity-based compensation expense		412						—		$412
Issuance of RS LTIP Units	150	—						—		—
Equity investment in Class D units, net of costs	3,680	91,935						—		91,935
PIK settlement	2,294	—						—		—
Other comprehensive loss		(766)						—		(766)
Net loss		(9,767)						—		(9,767)
Balance December 31, 2012	22,174	$121,679	—	$—	$—	$—	$—	$—	$—	$121,679
Equity-based compensation expense, net of equity awards repurchased		1,369								1,369
Member advances exchanged for LP units	400	10,000								10,000
Partnership distributions		(7,633)								(7,633)
Other comprehensive loss		220								220
Net loss		(152)						—		(152)
Balance October 14, 2013	22,574	$125,483	—	$—	$—	$—	$—	$125,483	$—	$125,483
Reclassify Partners capital	(22,574)	(125,483)	14,776	148	39,338			(85,997)	85,997	—
Net proceeds from IPO			14,197	141	278,918			279,059	—	279,059
Equity-based compensation expense		—			578			578	—	578
Other comprehensive loss						(357)		(357)	(96)	(453)
Dividend to shareholders							(6,953)	(6,953)	—	(6,953)
Distribution to noncontrolling interest								—	(2,012)	(2,012)
Net income							3,154	3,154	848	4,002
Balance December 31, 2013	—	$—	28,973	$289	$318,834	$(357)	$(3,799)	$314,967	$84,737	$399,704

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.

CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF CASH FLOWS
(in thousands)

	The Company		Historical Predecessor
	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31
			2012	2011
Cash flow from operating activities:
Net income (loss)	$4,002	$(152)	$(9,767)	$(909)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	10,636	34,624	33,688	25,077
Amortization of deferred loan costs	496	2,281	3,384	3,441
Write off of deferred loan costs relating to retired debt	153	2,031	1,434	—
Equity-based compensation expense	578	1,382	412	765
Bad debt expense	371	174	(192)	328
Change in fair value of derivatives	—	—	(307)	(4,830)
Amortization of acquired above and below-market leases, net	—	—	—	(960)
(Gain) loss on sale/disposal of property	—	—	(948)	544
Other	—		—	(99)
Changes in operating assets and liabilities
Rents and other receivables, net	(2,419)	(617)	(406)	(2,437)
Accrued interest on member advances	—	—	2,332	2,125
Prepaid expenses	678	(1,464)	58	(188)
Restricted cash	—	146	1,294	(679)
Other assets	(463)	486	(783)	(540)
Accounts payable and accrued liabilities	15,061	(9,234)	5,322	2,574
Advance rents, security deposits and other liabilities	6	244	(1,586)	(163)
Deferred income	536	610	1,163	327
Net cash provided by operating activities	29,635	30,511	35,098	24,374
Cash flow from investing activities:
Proceeds from sale of property	—	—	1,549	—
Acquisition of real estate	—	(21,174)	(63,250)	—
Additions to property and equipment	(47,963)	(99,701)	(133,226)	(118,746)
Net cash used for investing activities	(47,963)	(120,875)	(194,927)	(118,746)

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.

CONSOLIDATED FINANCIAL STATEMENTS – (continued)
STATEMENTS OF CASH FLOWS
(in thousands)

	The Company		Historical Predecessor
	For the period October 15, 2013 through December 31, 2013	For the period January 1, 2013 through October 14, 2013	Year Ended December 31
			2012	2011
Cash flow from financing activities:
Credit facility proceeds	14,500	563,500	180,000	54,000
Debt proceeds	—	—	120,000	50,000
Debt repayment	(278,000)	(456,994)	(216,637)	—
Payment of swap liability	—	—	(4,070)	(4,120)
Payment of deferred financing costs	(990)	(4,483)	(6,243)	(1,920)
Partnership distributions	—	(7,633)	—	—
Repurchase of equity awards	—	(13)	—	—
Principal payments on capital lease obligation	(180)	(496)	(790)	(76)
Scheduled mortgage principal debt repayments	(359)	(2,057)	(3,476)	(3,215)
Equity proceeds, net of costs	280,841	(1,966)	91,935	—
Net cash provided by financing activities	15,812	89,858	160,719	94,669
Net increase (decrease) in cash and cash equivalents	(2,516)	(506)	890	297
Cash and cash equivalents, beginning of period	7,726	8,232	7,342	7,045
Cash and cash equivalents, end of period	$5,210	$7,726	$8,232	$7,342
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest (excluding deferred financing costs)	$1,995	$15,974	$21,291	$18,804
Noncash investing and financing activities:
Accrued capital additions	$39,801	$20,939	$18,789	$20,493
Accrued deferred financing costs	$—	$990	$—	$—
Accrued equity issuance costs	$364	$257	$—	$—
Member advances exchanged for LP units	$—	$10,000	$—	$—

See accompanying notes to financial statements.

QUALITYTECH, LP

CONSOLIDATED FINANCIAL STATEMENTS
BALANCE SHEETS
(in thousands except share data)

	December 31, 2013	December 31, 2012
ASSETS
Real Estate Assets
Land	$30,601	$24,713
Buildings and improvements	728,230	622,506
Less: Accumulated depreciation	(137,725)	(102,900)
	621,106	544,319
Construction in progress	146,904	87,609
Real Estate Assets, net	768,010	631,928
Cash and cash equivalents	5,210	8,232
Restricted cash	—	146
Rents and other receivables, net	14,434	11,943
Acquired intangibles, net	5,396	9,145
Deferred costs, net	19,150	15,062
Prepaid expenses	1,797	1,011
Other assets, net	17,359	7,976
TOTAL ASSETS	$831,356	$685,443
LIABILITIES
Mortgage notes payable	$88,839	$171,291
Secured credit facility	—	316,500
Unsecured credit facility	256,500	—
Capital lease obligations	2,538	2,491
Accounts payable and accrued liabilities	63,204	36,001
Dividends payable	8,965	—
Advance rents, security deposits and other liabilities	3,261	3,011
Deferred income	7,892	6,745
Derivative liability	453	767
Member advances and notes payable	—	26,958
TOTAL LIABILITIES	431,652	563,764
PARTNERS’ CAPITAL
Partners’ capital	399,704	121,679
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$831,356	$685,443

See accompanying notes to financial statements.

QUALITYTECH, LP

CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Rental	$145,306	$120,758	$104,051
Recoveries from customers	13,098	9,294	12,154
Cloud and managed services	17,531	14,497	12,173
Other	1,952	1,210	2,018
Total revenues	177,887	145,759	130,396
Operating expenses:
Property operating costs	60,750	51,506	57,900
Real estate taxes and insurance	4,492	3,632	2,621
Depreciation and amortization	47,358	34,932	26,165
General and administrative	39,183	35,986	28,470
Transaction costs	118	897	—
Gain on legal settlement	—	—	(3,357)
Restructuring charge	—	3,291	—
Total operating expenses	151,901	130,244	111,799
Operating income	25,986	15,515	18,597
Other income and expenses:
Interest income	18	61	71
Interest expense	(18,724)	(25,140)	(19,713)
Other (expense) income, net	(3,430)	(1,151)	136
Income (loss) before gain on sale of real estate	3,850	(10,715)	(909)
Gain on sale of real estate	—	948	—
Net income (loss)	3,850	(9,767)	(909)
Unrealized gain (loss) on swap	294	(766)	—
Comprehensive income (loss)	$4,144	$(10,533)	$(909)

See accompanying notes to financial statements.

QUALITYTECH, LP

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(in thousands)

	Limited Partners’ Capital		General Partner’s Capital
	Units	Amount	Units	Amount	Total
Balance January 1, 2011	16,049	$40,007	1	$2	$40,009
Equity-based compensation expense	—	765	—	—	765
Net loss	—	(908)	—	(1)	(909)
Balance December 31, 2011	16,049	$39,864	1	$1	$39,865
Equity-based compensation expense	—	412	—	—	$412
Issuance of RS LTIP Units	150	—	—	—	—
Equity investment in Class D units, net of costs	3,680	91,935	—	—	91,935
PIK settlement	2,294	—	—	—	—
Other comprehensive loss	—	(766)	—	—	(766)
Net loss	—	(9,766)	—	(1)	(9,767)
Balance December 31, 2012	22,173	$121,679	1	$—	$121,679
Equity-based compensation expense, net of equity awards repurchased	—	1,947	—	—	1,947
Member advances exchanged for LP units	400	10,000	—	—	10,000
Partnership distributions	—	(9,645)	—	—	(9,645)
Dividend to QTS Realty Trust, Inc. shareholders	—	(6,953)	—	—	(6,953)
Net proceeds from IPO of QTS Realty Trust, Inc.	14,197	279,059	—	—	279,059
Other comprehensive loss	—	(233)	—	—	(233)
Net income	—	3,850	—	—	3,850
Balance December 31, 2013	36,770	$399,704	1	$—	$399,704

See accompanying notes to financial statements.

QUALITYTECH, LP

CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flow from operating activities:
Net income (loss)	$3,850	$(9,767)	$(909)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	45,260	33,688	25,077
Amortization of deferred loan costs	2,777	3,384	3,441
Write off of deferred loan costs relating to retired debt	2,184	1,434	—
Equity-based compensation expense	1,960	412	765
Bad debt expense	545	(192)	328
Change in fair value of derivatives	—	(307)	(4,830)
Amortization of acquired above and below-market leases, net	—	—	(960)
(Gain) loss on sale/disposal of property	—	(948)	544
Other	—	—	(99)
Changes in operating assets and liabilities
Rents and other receivables, net	(3,036)	(406)	(2,437)
Accrued interest on member advances	—	2,332	2,125
Prepaid expenses	(786)	58	(188)
Restricted cash	146	1,294	(679)
Other assets	23	(783)	(540)
Accounts payable and accrued liabilities	5,827	5,322	2,574
Advance rents, security deposits and other liabilities	250	(1,586)	(163)
Deferred income	1,146	1,163	327
Net cash provided by operating activities	60,146	35,098	24,374
Cash flow from investing activities:
Proceeds from sale of property	—	1,549	—
Acquisition of real estate	(21,174)	(63,250)	—
Additions to property and equipment	(147,664)	(133,226)	(118,746)
Net cash used for investing activities	(168,838)	(194,927)	(118,746)
Cash flow from financing activities:
Credit facility proceeds	578,000	180,000	54,000
Debt proceeds	—	120,000	50,000
Debt repayment	(734,994)	(216,637)	—
Payment of swap liability	—	(4,070)	(4,120)
Payment of deferred financing costs	(5,473)	(6,243)	(1,920)
Partnership distributions	(7,633)	—	—
Repurchase of equity awards	(13)	—	—
Principal payments on capital lease obligation	(676)	(790)	(76)
Scheduled mortgage principal debt repayments	(2,416)	(3,476)	(3,215)
Equity proceeds, net of costs	278,875	91,935	—
Net cash provided by financing activities	105,670	160,719	94,669

See accompanying notes to financial statements.

QUALITYTECH, LP

CONSOLIDATED FINANCIAL STATEMENTS – (continued)
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Net increase (decrease) in cash and cash equivalents	(3,022)	890	297
Cash and cash equivalents, beginning of period	8,232	7,342	7,045
Cash and cash equivalents, end of period	$5,210	$8,232	$7,342
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest (excluding deferred financing costs)	$17,969	$21,291	$18,804
Noncash investing and financing activities:
Accrued capital additions	$60,740	$18,789	$20,493
Accrued deferred financing costs	$990	$—	$—
Accrued equity issuance costs	$621	$—	$—
Member advances exchanged for LP units	$10,000	$—	$—

See accompanying notes to financial statements.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

QTS Realty Trust, Inc. (“QTS”) through its controlling interest in QualityTech, LP (the “Operating Partnership” and collectively with QTS and their operating subsidiaries, the “Company”), is engaged in the business of owning, acquiring, redeveloping and managing multi-tenant data centers. As of December 31, 2013 the Company’s portfolio consists of 10 properties with data centers spread throughout the continental United States.

The Company was formed as a Maryland corporation on May 17, 2013. On October 15, 2013, the Company completed its initial public offering of 14,087,500 shares of Class A common stock, $0.01 par value per share (the “IPO”), including shares issued pursuant to the underwriters’ option to purchase additional shares, which was exercised in full, and received net proceeds of approximately $279 million. The Company elected to be taxed as a real estate investment trust (“REIT”), for U.S. federal income tax purposes, commencing with its taxable year ended December 31, 2013.

Prior to the IPO, the Company had no assets other than cash and deferred offering costs, and had not had any operations other than the issuance of 1,000 shares of common stock to Chad L. Williams in connection with its initial capitalization. The Operating Partnership is a Delaware limited partnership formed on August 5, 2009 and is QTS’ historical predecessor.

Concurrently with the completion of the IPO, the Company consummated a series of transactions, including the merger of General Atlantic REIT, Inc. with the Company, pursuant to which it became the sole general partner and majority owner of the QualityTech, LP, a Delaware limited partnership (the “Operating Partnership”). The Company contributed the net proceeds received from the IPO to the Operating Partnership in exchange for partnership units therein. As of December 31, 2013, the Company owned approximately 78.8% of the interests in the Operating Partnership. Substantially all of the Company’s assets are held by, and the Company’s operations are conducted through, the Operating Partnership. The Company’s interest in the Operating Partnership entitles the Company to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the Company’s percentage ownership. As the sole general partner of the Operating Partnership, the Company generally has the exclusive power under the partnership agreement to manage and conduct the Operating Partnership’s business and affairs, subject to certain limited approval and voting rights of the limited partners. The Company’s board of directors manages the Company’s business and affairs.

2. Summary of Significant Accounting Policies

Basis of Presentation — The accompanying financial statements for the year ended December 31, 2013 are presented for both QTS Realty Trust, Inc. and QualityTech, LP. References to “QTS” mean QTS Realty Trust, Inc. and its controlled subsidiaries; and references to the “Operating Partnership” mean QualityTech, LP and its controlled subsidiaries.

Management operates QTS and the Operating Partnership as one business. The management of QTS consists of the same employees as the management of the Operating Partnership. QTS is the sole general partner of the Operating Partnership, and its only material asset consisted of its ownership interest in the Operating Partnership. QTS does not conduct business itself, other than acting as the sole general partner of the Operating Partnership and issuing public equity from time to time. QTS has not issued or guaranteed any indebtedness. Except for net proceeds from public equity issuances by QTS, which are contributed to the Operating Partnership in exchange for units of limited partnership interest of the Operating Partnership, the Operating Partnership generates all remaining capital required by our business through its operations, the direct or indirect incurrence of indebtedness, and the issuance of partnership units. Therefore, as general partner with control of the Operating Partnership, QTS consolidates the Operating Partnership for financial reporting purposes.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The Company believes, therefore, that providing one set of notes for the financial statements of QTS and the Operating Partnership provides the following benefits:

•	enhances investors’ understanding of QTS and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;
•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure in this report applies to both QTS and the Operating Partnership; and
•	creates time and cost efficiencies through the preparation of one set of notes instead of two separate sets of notes.

In addition, in light of these combined disclosures, the Company believes it is important for investors to understand the few differences between QTS and the Operating Partnership in the context of how QTS and the Operating Partnership operate as a consolidated company. The presentation of stockholders’ equity and partners’ capital are the main areas of difference between the consolidated balance sheets of QTS and those of the Operating Partnership. The Operating Partnership’s capital includes general and limited common units that are owned by QTS and the other partners. QTS' stockholders’ equity includes common stock, additional paid in capital, accumulated other comprehensive income (loss) and accumulated dividends in excess of earnings. The remaining equity is the portion of net assets that are retained by partners other than QTS, referred to as noncontrolling interests. The primary difference in QTS' Statements of Operations and Comprehensive Income (Loss) is that for net income (loss), QTS retains its proportionate portion of the net income (loss) based on its ownership of the Operating Partnership, with the remaining balance being retained by the Operating Partnership.

The consolidated financial statements of QTS Realty Trust, Inc. for the period from October 15, 2013 through December 31, 2013 include the accounts of QTS Realty Trust, Inc. and its majority owned subsidiaries. This includes the operating results of the Operating Partnership for the period from October 15, 2013 through December 31, 2013. While the Company was formed on May 17, 2013, the Company had no independent operations prior to October 15, 2013. The historical predecessor financial statements for the periods ended October 14, 2013, December 31, 2012, and December 31, 2011 include the accounts of QualityTech, LP and its majority owned subsidiaries.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts and deferred tax assets; and the valuation of derivatives, real estate assets, acquired intangible assets and certain accruals.

Principles of Consolidation — The consolidated financial statements of QTS Realty Inc. include the accounts of QTS Realty Trust, Inc. and its majority-owned subsidiaries. The consolidated financial statements of QualityTech, LP include the accounts of QualityTech, LP and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the financial statements.

Real Estate Assets — Real estate assets are reported at cost. All capital improvements for the income-producing properties that extend their useful lives are capitalized to individual property improvements and depreciated over their estimated useful lives. Depreciation is generally provided on a straight-line basis over 40 years from the date the property was placed in service. Property

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

improvements are depreciated on a straight-line basis over the life of the respective improvement ranging from 20 to 40 years from the date the components were placed in service. Leasehold improvements are depreciated over the lesser of 20 years or through the end of the respective life of the lease. Repairs and maintenance costs are expensed as incurred. The aggregate depreciation charged to related operations was $36.7 million, $29.8 million and $22.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The Company capitalizes certain development costs, including internal costs incurred in connection with development. The capitalization of costs during the construction period (including interest and related loan fees, property taxes and other direct and indirect costs) begins when development efforts commence and ends when the asset is ready for its intended use. Capitalization of such costs, excluding interest, aggregated to $8.5 million, $6.7 million and $6.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Interest is capitalized during the period of development by first applying the Company’s actual borrowing rate on the related asset and second, to the extent necessary, by applying the Company’s weighted average effective borrowing rate to the actual development and other costs expended during the construction period. Interest is capitalized until the property is ready for its intended use. Interest costs capitalized totaled $4.1 million, $2.2 million and $2.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Acquisition of Real Estate — Acquisitions of real estate are either accounted for as asset acquisitions or business combinations depending on facts and circumstances. Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired in accordance to the accounting requirements of ASC 805, Business Combinations, which requires the recording of net assets of acquired businesses at fair value. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, value of in-place leases and value of customer relationships.

In developing estimates of fair value of acquired assets and assumed liabilities, management analyzed a variety of factors including market data, estimated future cash flows of the acquired operations, industry growth rates, current replacement cost for fixed assets and market rate assumptions for contractual obligations. Such a valuation requires management to make significant estimates and assumptions, particularly with respect to the intangible assets.

Intangible assets and liabilities include acquired above-market leases, below-market leases, in-place leases and customer relationships.

Acquired below-market leases are amortized on a straight-line basis as an increase to rental revenue over the remaining term of the underlying leases, including fixed option renewal periods, if any. Accretion of acquired below-market leases, including write-offs for terminated leases, totaled $1.0 million for the year ended December 31, 2011, with no material accretion for the years ended December 31, 2013 and 2012. Acquired in-place leases are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Amortization of acquired in-place leases, including write-offs for terminated leases, totaled $2.6 million and $0.1 million for the years ended December 31, 2013 and 2011, with no material amortization for the year ended December 31, 2012.

Acquired customer relationships are amortized as amortization expense on a straight-line basis over the expected life of the customer relationship. Amortization of acquired customer relationships, including write-offs for terminated leases, totaled $1.5 million, $0.6 million and $1.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Annual amortization for intangible assets recorded as of December 31, 2013 is estimated to be $2.7 million in 2014, $1.3 million in 2015 and $1.3 million in 2016. The remaining weighted average amortization period at December 31, 2013 for intangible assets is 2.4 years.

Impairment of Long-Lived and Intangible Assets — The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is generally measured by comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset group. If the net carrying value of the asset exceeds the value of the undiscounted cash flows, the fair value of the asset is assessed and may be considered impaired. An impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. No impairment losses were recorded for any of the years ended December 31, 2013, 2012 and 2011, respectively.

Cash and Cash Equivalents — The Company considers all demand deposits and money market accounts purchased with a maturity date of three months or less at the date of purchase to be cash equivalents. The Company’s account balances at one or more institutions periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is concentration of credit risk related to amounts on deposit in excess of FDIC coverage. The Company mitigates this risk by depositing a majority of its funds with several major financial institutions. The Company also has not experienced any losses and, therefore, does not believe that the risk is significant.

Restricted Cash — Restricted cash includes accounts restricted by the Company’s loan agreements and escrow deposits for interest, insurance, taxes and capital improvements held by the various banks and financial institutions as required by the loan agreements. Such deposits are held in bank checking or investment accounts with original maturities of three months or less.

Deferred Costs — Deferred costs, net, on the Company’s balance sheets include both financing costs and leasing costs.

Deferred financing costs represent fees and other costs incurred in connection with obtaining debt and are amortized over the term of the loan and are included in interest expense. Amortization of the deferred financing costs was $2.8 million, $3.4 million and $3.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. During the year ended December 31, 2013, the Company wrote off unamortized financing costs of $2.2 million in connection with the expansion of its revolving and term credit facilities. In addition, during the year ended December 31, 2013, the Company wrote off unamortized financing costs of $1.3 million in connection with an asset securitization which the Company is no longer pursuing due to the expansion of the credit facility. During the year ended December 31, 2012, the Company wrote off unamortized financing costs of $1.4 million, primarily relating to former loans secured by the Richmond and Atlanta-Suwanee data center facilities that were repaid during the first quarter of 2012. Deferred financing costs, net of accumulated amortization are as follows:

(dollars in thousands)	December 31, 2013	December 31, 2012
Deferred financing costs	$9,159	$10,165
Accumulated amortization	(1,867)	(3,309)
Deferred financing costs, net	$7,292	$6,856

Deferred leasing costs consist of external fees and internal costs incurred in the successful negotiations of leases and are deferred and amortized over the terms of the related leases on a

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

straight-line basis. If an applicable lease terminates prior to the expiration of its initial term, the carrying amount of the costs are written off to amortization expense. Amortization of deferred leasing costs totaled $4.7 million, $3.4 million and $2.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Deferred leasing costs, net of accumulated amortization are as follows:

(dollars in thousands)	December 31, 2013	December 31, 2012
Deferred leasing costs	$17,374	$12,567
Accumulated amortization	(5,516)	(4,361)
Deferred leasing costs, net	$11,858	$8,206

Advance Rents and Security Deposits — Advance rents, typically prepayment of the following month’s rent, consist of payments received from customers prior to the time they are earned and are recognized as revenue in subsequent periods when earned. Security deposits are collected from customers at the lease origination and are generally refunded to customers upon lease expiration.

Deferred Income — Deferred income generally results from non-refundable charges paid by the customer at lease inception to prepare their space for occupancy. The Company records this initial payment, commonly referred to as set-up fees, as a deferred income liability which amortizes into rental revenue over the term of the related lease on a straight-line basis. Deferred income was $7.9 million, $6.8 million and $5.6 million as of December 31, 2013, 2012 and 2011, respectively. Additionally, $4.7 million, $4.3 million and $3.0 million were amortized into revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

Interest Rate Derivative Instruments — The Company utilizes derivatives to manage its interest rate exposure. The interest rate swaps entered into in September 2006 did not meet the criteria for hedge accounting and accordingly, the Company reported the change in the fair value of the derivative in interest expense in the accompanying Statements of Operations and Comprehensive Loss.

During February 2012, the Company entered into interest rate swaps with a notional amount of $150 million which are cash flow hedges and qualify for hedge accounting. For these hedges, the effective portion of the change in fair value is recognized through other comprehensive income or loss. Amounts are reclassified out of other comprehensive income (loss) as the hedged item is recognized in earnings, either for ineffectiveness or for amounts paid relating to the hedge. As there was no ineffectiveness recorded in the periods presented, the Company has reflected the change in the fair value of the instrument in other comprehensive income (loss).

For derivative instruments that are not accounted for using hedge accounting, or for the ineffective portions of qualifying hedges, the change in fair value is recorded through interest expense in the respective period.

Equity-based Compensation — All equity-based compensation is measured at fair value on the grant date or date of modification, as applicable, and recognized in earnings over the requisite service period. Depending upon the settlement terms of the awards, all or a portion of the fair value of equity-based awards may be presented as a liability or as equity in the consolidated balance sheets. Equity-based compensation costs are measured based upon their estimated fair value on the date of grant or modification. The Company recorded equity-based compensation expense net of forfeited and repurchased awards acquired of $2.0 million, $0.4 million and $0.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Rental Revenue — The Company, as a lessor, has retained substantially all of the risks and benefits of ownership and accounts for its leases as operating leases. For lease agreements that

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

provide for scheduled rent increases, rental income is recognized on a straight-line basis over the non-cancellable term of the leases, which commences when control of the space has been provided to the customer. The amount of the straight-line rent receivable on the balance sheets included in rents and other receivables, net was $2.9 million and $2.4 million as of December 31, 2013 and 2012, respectively. Rental revenue also includes amortization of set-up fees which are amortized over the term of the respective lease as discussed above.

Allowance for Uncollectible Accounts Receivable — Rents receivable are recognized when due and are carried at cost, less an allowance for doubtful accounts. The Company records a provision for losses on rents receivable equal to the estimated uncollectible accounts, which is based on management’s historical experience and a review of the current status of the Company’s receivables. As necessary, the Company also establishes an appropriate allowance for doubtful accounts for receivables arising from the straight-lining of rents. The aggregate allowance for doubtful accounts was $0.9 million and $0.5 million as of December 31, 2013 and 2012, respectively.

Capital Lease — The Company evaluates leased real estate to determine whether the lease should be classified as a capital or operating lease in accordance with U.S GAAP.

The Company periodically enters into capital leases for certain equipment. The outstanding liabilities for the capital leases were $2.5 million and $2.5 million as of December 31, 2013 and 2012, respectively. Depreciation related to the associated assets is included in depreciation and amortization expense in the Statements of Operations and Comprehensive Income (Loss).

Recoveries from Customers — Certain customer leases contain provisions under which the customers reimburse the Company for a portion of the property’s real estate taxes, insurance and other operating expenses, which include certain power and cooling-related charges. The reimbursements are included in revenue as recoveries from customers in the Statements of Operations and Comprehensive Income (Loss) in the period the applicable expenditures are incurred. Certain customer leases are structured to provide a fixed monthly billing amount that includes an estimate of various operating expenses, with all revenue from such leases included in rental revenues.

Cloud and Managed Services Revenue — The Company may provide both its cloud product and use of its managed services to its customers on an individual or combined basis. Service fee revenue is recognized as the revenue is earned, which generally coincides with the services being provided.

Segment Information — The Company manages its business as one operating segment and thus one reportable segment consisting of a portfolio of investments in data centers located in the United States.

Restructuring — In March 2012, the Company decided to consolidate its New York area operations into the New Jersey data center facility. The Company transferred certain customers from the New York City facility to the New Jersey facility. As of December 31, 2012, the Company had completed the consolidation of its operations into the Jersey City facility and recognized $3.3 million in expense primarily related to terminating the New York facility lease. As this consolidation was completed in 2012, there were no restructuring costs incurred during the period from October 15, 2013 to December 31, 2013 and during the period from January 1, 2013 to October 14, 2013.

Customer Concentrations — As of December 31, 2013, two of the Company’s customers represented 7.5% and 5.7%, respectively, of its total monthly rental revenue. No other customers exceeded 5% of total monthly rental revenue.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

As of December 31, 2013, five of the Company’s customers exceeded 5% of total accounts receivable. In aggregate, these five customers accounted for 32.1% of total accounts receivable. None of these five customers individually exceeded 10% of total accounts receivable.

Income Taxes — The Operating Partnership is obligated to comply with Internal Revenue Service real estate investment trust (“IRS REIT”) tax regulations in accordance with the unitholders agreement. In order to comply with this obligation, the Company elected for one of its existing subsidiaries to be taxed as a taxable REIT subsidiary under the IRS REIT tax regulations. The taxable REIT subsidiary is allocated income and expense based on IRS REIT tax regulations.

For the taxable REIT subsidiary, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The taxable REIT subsidiary offsets a valuation allowance against deferred tax assets if, based on management’s assessment of operating results and other available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The taxable subsidiary did not generate taxable income for the years ended December 31, 2013, 2012, or 2011. Accordingly, no provision for income taxes was recorded nor was an income tax benefit recorded for the last four years. Due to the lack of sufficient historical evidence to indicate it is more likely than not that the deferred tax assets will be utilized, the valuation allowance relating to deferred tax assets continue to be recorded at December 31, 2013. The change in valuation allowance during 2013 was a decrease of $0.5 million.

Temporary differences and carry forwards which give rise to the deferred tax assets and liabilities are as follows:

	For the year ended December 31, (in thousands)
	2013	2012	2011
Deferred tax liabilities
Property and equipment	$(4,905)	$(4,852)	$(3,533)
Other	(873)	(551)	(287)
Gross Deferred Tax Liabilities	(5,778)	(5,403)	(3,820)
Deferred tax assets
Net operating loss carryforwards	5,861	6,694	3,410
Deferred revenue and setup charges	583	467	372
Derivative liability	—	—	81
Other	699	113	101
Gross deferred tax assets	7,143	7,274	3,964
Net deferred tax assets	1,365	1,871	144
Valuation allowance	(1,365)	(1,871)	(144)
Net deferred	$—	$—	$—

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The taxable REIT subsidiary currently has $15.8 million of net operating loss carryforwards related to federal income taxes that expire in 16 – 20 years. The taxable REIT subsidiary also has $10.1 million of net operating loss carryforwards relating to state income taxes that expire in 11 – 20 years.

As of December 31, 2013 and 2012, the Company has no uncertain tax positions. If the Company incurs any interest or penalties on tax liabilities from significant uncertain tax positions, those items will be classified as interest expense and general and administrative expense, respectively, in the Statements of Operations and Comprehensive Income (Loss). For the years ended December 31, 2013, 2012 and 2011, the Company had no such interest or penalties.

The Company is not currently under examination by the Internal Revenue Service.

Fair Value Measurements — ASC Topic 820 emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial assets and liabilities measured at fair value in the financial statements on a recurring basis consist of the Company’s derivatives. The fair values of the derivatives are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves (“significant other observable inputs”). The fair value calculation also includes an amount for risk of non-performance using “significant unobservable inputs” such as estimates of current credit spreads to evaluate the likelihood of default. The Company has concluded as of December 31, 2013 and 2012 that the fair value associated to “significant unobservable inputs” for risk of non-performance was insignificant to the overall fair value of the derivative agreements and, as a result, have determined that the relevant inputs for purposes of calculating the fair value of the derivative agreements, in their entirety, were based upon “significant other observable inputs.” The Company determined the fair value of derivatives using level 2 inputs. These methods of assessing fair value result in a general approximation of value, and such value may never be realized.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The Company’s financial instruments held at fair value are presented below as of December 31, 2013 and 2012 (dollars in thousands):

	Carrying Value	Fair Value Measurements
		Level 1	Level 2	Level 3
December 31, 2013
Financial Liabilities:
Interest rate swap liability(1)	$453	$—	$453	$—
December 31, 2012
Financial Assets:
Restricted deposits, held at fair value	$146	$146	$—	$—
Financial Liabilities:
Interest rate swap liability(1)	$767	$—	$767	$—

(1)	The Company used inputs from quoted prices for similar assets and liabilities in active markets that are directly or indirectly observable relating to the measurement of the interest rate swaps. The fair value measurement of the interest rate swaps have been classified as Level 2.

New Accounting Pronouncements Fair Value Measurement (Topic 820).  In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update Topic 820 “Fair Value Measurement Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards.” The amendments in this update result in common fair value measurement and disclosure requirements under U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. Consequently, the amendments change the terminology used to describe many of the requirements under U.S. Generally Accepted Accounting Principles for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in this update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this update were effective for the Company beginning January 1, 2012 and do not have a material effect on the Company’s consolidated financial statements.

Comprehensive Income (Topic 220).  In June 2011, the FASB issued Accounting Standards Update Topic 220 “Presentation of Comprehensive Income.” Under the amendments in this update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update were effective for the Company beginning January 1, 2012 and do not have a material effect on the Company’s consolidated financial statements.

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” requiring companies to present current period reclassifications out of accumulated other comprehensive income (“AOCI”). For significant items reclassified out of AOCI to net income in their entirety in the period, companies must report the effect of the reclassifications on the respective line items in the statement where net income is presented. In certain circumstances, this can be done on the face of that statement. Otherwise, it must be presented

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

in the notes. The amendments in this update are effective for the Company beginning January 1, 2013 and did not have any impact on the Company’s consolidated financial statements.

3. Acquisitions of Real Estate

In February 2013, the Company completed its acquisition of a site in Dallas, Texas. The Company paid cash of $10.25 million for the Dallas-Fort Worth facility. In connection with the transaction, the Company obtained $10.25 million of seller-financed debt that was repaid in June 2013 as outlined in Note 5. Additionally, the Company incurred transaction costs of $0.6 million, which were capitalized, providing an aggregate cost of $21.2 million. Upon completion of the redevelopment, the former 700,000 square foot semiconductor plant will be converted into a data center facility on the existing campus. In accordance with ASC 805, the Company accounted for this acquisition as an asset purchase.

In December 2012, the Company purchased a data center facility located in Sacramento, California for which the Company paid approximately $63.3 million. The preliminary purchase price allocation was based on an assessment of the fair value of the assets acquired. The preliminary purchase price allocation recorded for the year ended December 31, 2012, was adjusted in 2013. The following table summarizes the consideration for the Sacramento facility and the final purchase price allocation (in thousands).

	Final Sacramento facility as of December 31, 2013	Original Sacramento facility as of December 31, 2012	Adjustment	Weighted average useful life
Buildings	$52,439	$52,753	$(314)	40
Land	1,481	1,485	(4)
Tenant relationship	5,366	5,029	337	4
In place leases	3,964	3,202	762	2
Above (below) market leases	—	781	(781)	1
Total purchase price	$63,250	$63,250	$—

4. Real Estate Assets and Construction in Progress

The following is a summary of properties owned or leased by the Company as of December 31, 2013 and 2012 (in thousands):

As of December 31, 2013:

Property Location	Land	Buildings and Improvements	Construction in Progress	Total Cost
Owned Properties
Suwanee, Georgia (Atlanta-Suwanee)	$3,521	$126,486	$3,270	$133,277
Atlanta, Georgia (Atlanta-Metro)	15,397	296,547	32,456	344,400
Santa Clara, California*	—	86,544	1,249	87,793
Richmond, Virginia	2,180	108,979	67,155	178,314
Sacramento, California	1,481	52,841	4,273	58,595
Dallas, Texas	5,808	—	38,501	44,309
Miami, Florida	1,777	27,553	—	29,330
Lenexa, Kansas	437	3,298	—	3,735

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Real Estate Assets and Construction in Progress  – (continued)

Property Location	Land	Buildings and Improvements	Construction in Progress	Total Cost
Wichita, Kansas	—	1,409	—	1,409
	30,601	703,657	146,904	881,162
Leased Properties
Jersey City, New Jersey	—	23,811	—	23,811
Overland Park, Kansas	—	762	—	762
	—	24,573	—	24,573
	$30,601	$728,230	$146,904	$905,735

*	Owned facility subject to long-term ground sublease.

As of December 31, 2012:

Property Location	Land	Buildings and Improvements	Construction in Progress	Total Cost
Owned Properties
Suwanee, Georgia (Atlanta-Suwanee)	$3,521	$103,438	$3,572	$110,531
Atlanta, Georgia (Atlanta-Metro)	15,314	263,192	6,658	285,164
Santa Clara, California*	—	83,536	245	83,781
Richmond, Virginia	2,179	71,629	71,986	145,794
Sacramento, California	1,485	52,753	—	54,238
Miami, Florida	1,777	27,111	—	28,888
Lenexa, Kansas	437	54	3,260	3,751
Wichita, Kansas	—	1,408	—	1,408
	24,713	603,121	85,721	713,555
Leased Properties
Jersey City, New Jersey	—	18,666	1,888	20,554
Overland Park, Kansas	—	719	—	719
	—	19,385	1,888	21,273
	$24,713	$622,506	$87,609	$734,828

*	Owned facility subject to long-term ground sublease.

5. Credit Facilities and Mortgage Notes Payable

Below is a listing of our outstanding debt, excluding capital leases, as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013	December 31, 2012
Unsecured Credit Facility	$256,500	$—
Secured Credit Facility	—	316,500
Richmond Credit Facility	70,000	70,000
Atlanta-Metro Equipment Loan	18,839	20,931
Miami Loan	—	26,048
Atlanta-Suwanee Land Loan	—	1,600
Lenexa Loan	—	2,712
Santa Clara Bridge Loan	—	50,000
Total	$345,339	$487,791

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Credit Facilities and Mortgage Notes Payable  – (continued)

(a) Unsecured Credit Facility — On May 1, 2013, the Company entered into an unsecured credit facility agreement with a syndicate of financial institutions in which KeyBank National Association serves as administrative agent (the “Unsecured Credit Facility”). Proceeds from the Unsecured Credit Facility were used to repay the Secured Credit Facility (as defined below). This new unsecured credit facility has a term loan of $225 million, with a term of five years, and a revolving credit facility of $350 million, with a term of four years, for an aggregate borrowing capacity of $575 million. The credit facility also provides for a $100 million accordion feature that could increase the amount of the facility up to $675 million, subject to certain conditions, including the consent of the administrative agent and obtaining necessary commitments.

During the second quarter of 2013, the Company used proceeds from the Unsecured Credit Facility to pay the outstanding balances under the Secured Credit Facility, loans secured by the Miami and Santa Clara data centers, seller financing to acquire the Lenexa and Dallas-Fort Worth facilities, a loan agreement for the purchase of land adjacent to the Atlanta-Suwanee facility and a loan from Chad L. Williams and entities controlled by Mr. Williams.

The Unsecured Credit Facility requires monthly interest payments and requires the Company to comply with various quarterly covenant requirements relating to debt service coverage ratio, fixed charge ratio, leverage ratio and tangible net worth and various other operational requirements. In connection with the Unsecured Credit Facility, as of December 31, 2013, the Company had an additional $3 million letter of credit outstanding.

Amounts outstanding under the unsecured credit facility bear interest at a variable rate equal to, at our election, LIBOR or a base rate, plus a spread that will range, depending upon our leverage ratio, from 2.10% to 2.85% for LIBOR loans or 1.10% to 1.85% for base rate loans. As of December 31, 2013, the interest rate for amounts outstanding under our credit facility was 2.53%.

In February 2014, the Company expanded the capacity of its unsecured revolving credit facility by $50 million, increasing the unsecured revolving credit facility capacity to $400 million.

(b) Secured Credit Facility — On September 28, 2010, the Company entered into a secured credit facility agreement with KeyBank National Association (the “Secured Credit Facility”) and various other lenders with a total borrowing capacity of $125 million. During 2011, the Company expanded the facility, increasing the borrowing capacity to $170 million. On February 8, 2012, the Company increased the capacity of its credit facility by $270 million and extended the maturity date to September 28, 2014. The amended and extended credit facility, which then totaled $440 million, was secured by the Atlanta-Metro and Atlanta-Suwanee data center facilities. Of the $440 million credit facility, $125 million was a term loan and $315 million was a revolving credit facility. The credit facility also provided a $100 million accordion feature that could increase the amount of the facility up to $540 million.

Concurrently with the closing of the amended and extended credit facility, the Company entered into an interest rate cap agreement with a notional amount of $150 million. This instrument provided a one month LIBOR cap of 2.05% and had an effective date of February 8, 2012 and a termination date of February 8, 2013. The Company also entered into two interest rate swaps with an aggregate $150 million notional amount and an effective date of February 8, 2013 to succeed the interest rate caps. These swaps have a maturity date of September 28, 2014, provide for a fixed one month LIBOR rate of 0.5825% from February 8, 2013 through September 28, 2014 and qualify for cash flow hedge accounting.

As discussed above, the Secured Credit Facility was repaid with proceeds of the Unsecured Credit Facility the Company entered into on May 1, 2013.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Credit Facilities and Mortgage Notes Payable  – (continued)

(c) Richmond Credit Facility — In December 2012, the Company entered into a credit facility secured by the Company’s Richmond data center (the “Richmond Credit Facility”). This credit facility had a total borrowing capacity of $80 million at December 31, 2012, which was increased to $100 million in January 2013. This credit facility also includes an accordion feature that allows the Company to increase the size of the credit facility up to $125 million and requires the Company to comply with covenants similar to the Unsecured Credit Facility. This credit facility bears interest at variable rates ranging from LIBOR plus 4.0% to LIBOR plus 4.5%. The interest rate at December 31, 2013 was LIBOR plus 4.00%, or 4.16% per annum based on the Company’s overall leverage ratio as defined in the agreement, and the loan has a stated maturity date of December 18, 2015 with an option to extend for one additional year.

(d) Atlanta-Metro Equipment Loan — On April 9, 2010, the Company entered into a $25 million loan to finance equipment related to an expansion project at the Company’s Atlanta-Metro data center (the “Atlanta-Metro Equipment Loan”). The loan originally featured monthly interest-only payments but now requires monthly interest and principal payments. The loan bears interest at 6.85%, amortizes over ten years and matures on June 1, 2020.

(e) Miami Loan — In March 2008, the Company obtained a mortgage loan with a maximum borrowing capacity of $32.8 million secured by the Company’s Miami data center (“Miami Loan”). In December 2012, the Company extended the maturity date to allow repayment using proceeds from the Unsecured Credit Facility and also fixed the interest rate at 7%. As discussed above, this loan was repaid with proceeds of the Unsecured Credit Facility the Company entered into on May 1, 2013.

(f) Atlanta-Suwanee Land Loan — In 2011, the Company executed a $1.6 million loan agreement for the purchase of land adjacent to the Atlanta-Suwanee facility (the “Atlanta-Suwanee Land Loan”). The interest rate on the loan was 10% with a maturity date of September 26, 2013. In June 2013, the Company repaid the outstanding balance of the Atlanta-Suwanee Land Loan.

(g) Lenexa Loan — In June 2011, the Company entered into a $2.8 million seller financing to acquire the Lenexa facility (the “Lenexa Loan”). The interest rate on this loan was 5.43% and it matured on May 26, 2013. This loan was repaid at maturity.

(h) Santa Clara Bridge Loan — In November 2012, the Company entered into a $50 million bridge loan with Key Bank (the “Santa Clara Bridge Loan”). The loan had an interest rate of LIBOR plus 3.50% and a maturity date of February 11, 2013 with a three month extension option, which the Company exercised. As discussed above, this loan was repaid with proceeds of the Unsecured Credit Facility the Company entered into on May 1, 2013.

(i) Dallas Note — In connection with the Dallas-Fort Worth data center acquisition, the Company obtained $10.25 million of seller-financed debt (the “Dallas Note”) which was due no later than December 31, 2013 and carried an escalating interest rate between 2.5% and 10% based on the repayment date of the loan. In June 2013, the Company repaid the outstanding balance of the seller-financed debt.

The weighted average interest rate of the Company’s unsecured debt, which includes the effect of deferred financing costs and swap derivatives, was 3.73% as of December 31, 2013.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Credit Facilities and Mortgage Notes Payable  – (continued)

The annual remaining principal payment requirements as of December 31, 2013 per the contractual maturities and excluding extension options are as follows (in thousands):

2014	$2,239
2015	72,397
2016	2,567
2017	34,248
2018	227,943
Thereafter	5,945
Total	$345,339

As of December 31, 2013, the Company was in compliance with all of its covenants.

6. Interest Rate Derivative Instruments

As discussed in Note 5, the Company entered into interest rate cap and swap agreements with a notional amount of $150 million on February 8, 2012. Derivatives that were entered into in September 2006 did not qualify for hedge accounting treatment, and therefore were not accounted for as hedges. Those derivative instruments were settled in February 2012 and were replaced by derivative instruments designated as cash flow hedges for hedge accounting. In addition, an interest rate cap of an additional $50 million was in place as of December 31, 2013 with a capped LIBOR rate of 3% through December 18, 2015. For derivative instruments that are accounted for as hedges, or for the effective portions of qualifying hedges, the change in fair value is recorded through other comprehensive income (loss). The total amount of unrealized gains recorded in other comprehensive income (loss) was $0.3 million for the year ended December 31, 2013, compared to the total amount of unrealized losses of $0.8 million for the year ended December 31, 2012.

Interest expense related to payments on interest rate swaps for the years ended December 31, 2013, 2012 and 2011 were $0.5 million, $0.5 million and $4.8 million, respectively.

As of December 31, 2013 and 2012, the value of the interest rate swaps was a liability of $0.5 million and $0.8 million, respectively. These values were determined using Level 2 inputs within the valuation hierarchy.

7. Member Advances and Notes Payable

In October 2009, the Company amended and restated its outstanding loans with Chad L. Williams and entities controlled by Chad L. Williams into a loan in the original principal amount of $20.4 million (the “Member Advances”). The Member Advances were unsecured and had a maturity date of the earliest of December 31, 2013 or upon certain specified transactions. The Member Advances were subordinate in priority to the Company’s mortgage notes payable. Interest under the Member Advances accrued monthly at the rate of 9% per annum, which was added to the principal balance of the Member Advances if not paid. The balance of the Member Advances is separately disclosed on the face of the financial statements. On May 1, 2013, the lender under the Member Advances exercised an option to purchase $10 million of the Operating Partnership’s Class D units in exchange for the cancellation of $10 million of the outstanding balance under the Member Advances. The Company repaid the remaining outstanding balance of the Member Advances in the second quarter of 2013.

8. Commitments and Contingencies

The Company is subject to various routine legal proceedings and other matters in the ordinary course of business. While resolution of these matters cannot be predicted with certainty, management

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments and Contingencies  – (continued)

believes, based upon information currently available, that the final outcome will not have a material adverse impact on the Company’s financial statements.

The Company previously entered into a master service agreement with a third party Internet service provider. The Company was not receiving industry-standard quality of Internet and connectivity services and terminated the contract. The third party Internet service provider challenged the grounds for the Company’s termination and sued the Company in Georgia state court seeking the fees the Company owed prior to the termination plus a termination fee equal to the amount the Company would have paid had it not terminated the agreement. The Georgia state court ruled to limit damages, if any, to six months of unpaid fees. Additional claims related to a prior settlement agreement between the parties and the enforceability of an early termination clause in a separate agreement have been raised and are being litigated. The Company has established an accrual associated with this matter which is recorded as a component of accrued liabilities.

9. Partners’ Capital, Equity and Incentive Compensation Plans

QualityTech, LP

QTS has the full power and authority to do all the things necessary to conduct the business of the Operating Partnership.

As of December 31, 2013, the Operating Partnership had three classes of limited partnership units outstanding: Class A units of limited partnership interest (“Class A Units”), Class RS LTIP units of limited partnership interest (“Class RS Units”) and Class O LTIP units of limited partnership units (“Class O Units”). The Class A Units are redeemable at any time on or after one year following the later of the beginning of the first full calendar month following the completion of the IPO, which was November 1, 2014, or the date of initial issuance. The Company may in its sole discretion elect to assume and satisfy the redemption amount with cash or its shares. Class RS Units or Class O Units were issued upon grants made under the QualityTech, LP 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”). Class RS Units and Class O Units may be subject to vesting and are pari passu with Class A units. Each Class RS Unit and Class O Unit is convertible into Class A Units by the Operating Partnership at any time or by the holder at any time following full vesting (if such unit is subject to vesting) based on formulas contained in the partnership agreement. In addition, upon certain circumstances set forth in the partnership agreement, vested Class RS Units automatically convert into Class A Units.

As of December 31, 2012, which was prior to the IPO, the Operating Partnership had five classes of limited partnership units outstanding: Class A Units, Class C units of limited partnership interest (“Class C Units”), Class D units of limited partnership interest (“Class D Units”), Class RS Units and Class O Units.

Class C Units and Class D Units were preferred units that were pari passu with each other and senior to the Class A Units, Class RS Units and Class O Units. Class C Units and Class D Units generally had the same designation, preferences, rights, powers and duties as Class A Units; however, in accordance with the provisions of the partnership agreement in effect at that time, upon certain liquidity events, Class C Units and Class D Units ranked senior to Class A units and were entitled to a liquidation preference equal the greater of (i) $20 for Class C Units and $25 for Class D Units, in each case plus declared but unpaid distributions, subject to anti-dilution adjustments, or (ii) the amount the holder would have been entitled to receive in respect of each such Class C Unit or Class D Unit if, immediately prior to the applicable Liquidity Event, such units were converted into Class A Units at a conversion ratio equal to the amount in clause (i) divided by $20 for Class C Units and $25 for Class D Units. Immediately prior to the consummation of the IPO, the Class C Units and Class D Units

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Partners’ Capital, Equity and Incentive Compensation Plans  – (continued)

automatically converted into Class A units in accordance with the partnership agreement in effect at that time at the conversion ratio described in clause (ii) above.

In October 2009, 7.5 million Class A Units were issued to Chad L. Williams and Mark D. Waddington in exchange for the contribution to the Operating Partnership of their ownership interests in various limited liability companies. Immediately following such issuance, 7.5 million Class C Units were issued to General Atlantic REIT, Inc., a subsidiary of General Atlantic, in exchange for a contribution of $150 million (initially representing a 50% ownership interest in the Operating Partnership) and a warrant to purchase an additional 1.25 million Class C Units at $20 per unit (the “Warrant”). The Operating Partnership subsequently repurchased 250,000 Class A Units held by Chad Williams and Mark Waddington for $5 million, and, in April 2010, issued 1.25 million Class C Units to General Atlantic in exchange for $25 million upon exercise of its Warrant. On September 28, 2012, the Operating Partnership issued an additional 2.4 million Class D Units to General Atlantic in exchange for a contribution of $60 million. At the same time, the Operating Partnership issued an additional 2.3 million Class C Units to General Atlantic to settle the amount owed to General Atlantic under the paid-in-kind feature of the Class C Units, which simultaneously was eliminated from the terms of the Class C Units. In December 2012, the Operating Partnership issued an additional 1.2 million Class D Units to General Atlantic for a contribution of $30 million. Accordingly, General Atlantic’s aggregate economic ownership interest increased to approximately 62% at December 31, 2012. As a result of the above transactions, Chad L. Williams and Mark D. Waddington indirectly or directly in aggregate owned 7.25 million Class A Units and General Atlantic owned 14.64 million Class C and Class D Units in the Operating Partnership as of December 31, 2012. In addition to the above transaction, during the second half of 2012, certain directors and officers of the Operating Partnership contributed an aggregate of $2.0 million in exchange for 80,000 Class D Units and 21,250 RS Units converted to Class A Units.

Net income and net loss of the Operating Partnership were allocated with respect to each fiscal year of the Operating Partnership in accordance with the terms of the partnership agreement. Prior to the September 2012 Class D Unit and Class C Unit issuance noted above, due to the paid-in-kind feature of the Class C Units and subject to certain special allocations, net income was generally first allocated to the Class C Units to the extent of their rights to a cumulative preferred return of 9%, with the remaining balance allocated to the Class A Units. Net loss for the nine months ended September 30, 2012 was allocated to the Class A units in accordance with the partnership agreement in effect at that time. Subsequent to September 30, 2012, however, both net income and net loss were proportionally allocated to Class A, Class C, and Class D units.

QTS Realty Trust, Inc.

In connection with its IPO, QTS issued Class A common stock and Class B common stock. Class B common stock entitles the holder to 50 votes per share and was issued to enable the Company’s Chief Executive Officer to exchange 2% of his Operating Partnership units so he may have a vote proportionate to his economic interest in the Company. Also in connection with its IPO, QTS adopted the QTS Realty Trust, Inc. 2013 Equity Incentive plan (the “2013 Equity Incentive Plan”), which authorized 1.75 million shares to be issued under the plan. Under the 2013 Equity Incentive Plan, QTS granted in connection with its IPO, subject to certain vesting requirements, executive officers 108,629 shares of restricted Class A common stock and options to purchase 370,410 shares of Class A common stock to executive officers, directors and certain of its employees. The Company may also issue Class RS units or Class O units pursuant to the 2013 Equity Incentive Plan.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Partners’ Capital, Equity and Incentive Compensation Plans  – (continued)

For the year ended December 31, 2013, 224,244 Class O units were granted, 73,440 Class O units were forfeited and 5,000 Class RS units converted into Class A units. Options to purchase 2,500 shares of Class A common stock were forfeited during the year ended December 31, 2013.

The following is a summary of award activity under the 2013 and 2010 Equity Incentive Plans and related information for 2013, 2012 and 2011:

	Number of Class O units	Weighted- average exercise price	Weighted average Fair value	Number of Class RS units	Weighted- average price	Options	Weighted- average exercise price	Weighted average Fair value	Restricted Stock	Weighted- average price
Outstanding at January 1, 2011	592,068	$20.00	$4.41	50,000	$—	—	$—	$—	—	$—
Granted	114,676	$20.00	$4.18	—	$—	—	$—	$—	—	$—
Exercised	—	—		—	—	—	—		—	—
Released from restriction	—	—		—	—	—	—		—	—
Cancelled/Expired	(7,376)	—	4.41	—	—	—	—	—	—	—
Outstanding at December 31, 2011	699,368	$20.00	$4.38	50,000	$—	—	$—	$—	—	$—
Granted	908,925	$25.00	$1.99	150,000	$—	—	$—	$—	—	$—
Exercised	—	—		—	—	—	—		—	—
Released from restriction	—	—		(21,250)	—	—	—		—	—
Cancelled/Expired	(136,350)	—	4.41	—	—	—	—	—	—	—
Outstanding at December 31, 2012	1,471,943	$23.09	$2.84	178,750	$—	—	$—	$—	—	$—
Granted	224,244	$25.00	$10.62	—	$—	370,410	$21.00	$3.50	108,629	$21.00
Exercised	—	—		—	—	—	—		—	—
Released from restriction	—	—		(5,000)	—	—	—		—	—
Cancelled/Expired	(73,440)	—	5.31	—	—	(2,500)	—	3.52	—	—
Outstanding at December 31, 2013	1,622,747	$23.44	$3.84	173,750	$—	367,910	$21.00	$3.50	108,629	$21.00

The assumptions and fair values for Class O units, Class RS units, restricted stock and options to purchase shares of Class A common stock granted for the years ended December 31, 2013, 2012 and 2011 are included in the following table on a per unit basis. Class O units and options to purchase shares of Class A common stock were valued using the Black-Scholes model.

	2013	2012	2011
Fair value of Class RS Units granted	$—	$7.15	$6.95
Fair value of Class O Units granted	$10.26 – 10.92	$1.79 – 2.32	$2.94
Fair value of Restricted stock granted	$21.00	$—	$—
Fair value of options granted	$3.45 – 3.52	$—	$—
Expected term (years)	5.5 – 7.0	4	4
Expected volatility	32% – 40%	55%	60%
Expected Dividend yield	5.5%	0%	0%
Expected Risk-free interest rates	1.4 – 1.8%	0.17%	0.61%

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Partners’ Capital, Equity and Incentive Compensation Plans  – (continued)

The following table summarizes information about awards outstanding as of December 31, 2013.

	Operating Partnership Awards Outstanding
	Exercise prices	Awards outstanding	Weighted average remaining vesting period (years)
Class RS Units	$—	173,750	3
Class O Units	$20 – 25	1,622,747	3
Total Operating Partnership awards outstanding		1,796,497

	QTS Realty Trust, Inc. Awards Outstanding
	Exercise prices	Awards outstanding	Weighted average remaining vesting period (years)
Restricted stock	$—	108,629	4
Options to purchase Class A common stock	$21	367,910	3
Total QTS Realty Trust, Inc awards outstanding		476,539

All nonvested LTIP unit awards are valued as of the grant date and generally vest ratably over a defined service period. Certain nonvested LTIP unit awards vest on the earlier of achievement by the Company of various performance goals or specified dates in 2015 and 2016. As of December 31, 2013 nonvested awards outstanding were 1.1 million and 0.1 million for the Class O units and Class RS units, respectively. Class O units were not included in the Statements of Changes in Partners’ (Deficit) Capital. As of December 31, 2013 the Company had $8.3 million of unrecognized equity-based compensation expense which will be recognized over the remaining vesting period or approximately three years. The total intrinsic value of the awards outstanding at December 31, 2013 was $9.0 million. As of December 31, 2013, vested awards outstanding included 0.6 million of Class O units with a weighted average fair value per unit of $3.33 and 0.1 million of Class RS units with a weighted average fair value per unit of $7.15.

On August 14, 2013, the Operating Partnership made a distribution to its partners in an aggregate amount of $7.6 million. In January 2014 QTS paid a dividend to common stockholders of $0.24 per common share and the Operating Partnership made a distribution to its partners of $0.24 per unit in an aggregate amount of $9.0 million.

10. Related Party Transactions

In addition to the member advances and notes payable and the repayment thereof discussed in Note 7, the Company executed transactions with entities affiliated with its Chairman and Chief Executive Officer. Such transactions include automobile, furniture and equipment purchases as well as building operating lease payments, an allocation of insurance expense and reimbursement at the related party’s cost for the use of a private aircraft service by our officers and directors.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Related Party Transactions  – (continued)

The transactions which occurred during the years ended December 31, 2013, 2012 and 2011 are outlined below (in thousands):

	December 31,
	2013	2012	2011
Tax, utility, insurance and other reimbursement	$336	$234	$248
Rent expense	977	572	572
Capital assets acquired	625	568	1,807
Total	$1,938	$1,374	$2,627

In the third quarter of 2012, the Company revised its related party capital asset purchasing arrangement. The Company now pays vendors directly for such purchases and pays only an agent fee to the related party. Only the agent fee is recognized as a related party transaction subsequent to August 2012.

Certain employees of the Company provided services to companies outside the consolidated group for which the Company is not reimbursed. These amounts were not material for any of the years ended December 31, 2013, 2012 and 2011. This activity was discontinued by the Company during the second quarter of 2013.

11. Employee Benefit Plan

The Company sponsors a defined contribution 401(k) retirement plan covering all eligible employees.

Qualified employees may elect to contribute to our 401(k) Plan on a pre-tax basis. The maximum amount of employee contribution is subject only to statutory limitations. Beginning in 2005 the Company made contributions at a rate of 25% of the first 4% of employee compensation contributed. The Company contributed $0.3 million, $0.3 million and $0.2 million to the 401(k) Plan for the years ended December 31, 2013, 2012, and 2011, respectively.

In addition, starting on January 1, 2014, the Company began making contributions at a rate of 50% on an additional 2% of employees compensation contributed up to 6%. As a result, the Company is currently matching 25% of the first 4% of employee contributions and 50% of employee contributions between 4% and 6%.

12. Noncontrolling Interest

Concurrently with the completion of the IPO, QTS Realty Trust, Inc. consummated a series of transactions pursuant to which the Company became the sole general partner and majority owner of QualityTech, LP, which then became its operating partnership. The previous owners of QualityTech, LP retained 21.2% ownership of the Operating Partnership as of December 31, 2013.

Commencing at any time beginning November 1, 2014, at the election of the holders of the noncontrolling interest, the Class A units are redeemable for cash or, at the election of the Company, common stock of the Company on a one-for-one basis.

13. Earnings per share of QTS Realty Trust, Inc.

Basic income (loss) per share is calculated by dividing the net income (loss) attributable to common shares by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share adjusts basic income (loss) per share for the effects of potentially dilutive common shares, if the effect is not antidilutive.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Earnings per share of QTS Realty Trust, Inc.  – (continued)

(in thousands, except per share data)	For the period October 15, 2013 through December 31, 2013
Net income available to common stockholders	$3,154
Weighted average shares outstanding – basic	28,973
Net income per share – basic	$0.11
Net income	$4,002
Weighted average shares outstanding – diluted(1)	36,794
Net income per share – diluted	$0.11

(1)	Includes 7,821 shares of the Operating Partnership.

14. Operating Leases, as Lessee

The Company leases and/or licenses two data center facilities and related equipment, our corporate headquarters and additional office space. In addition, the Company has entered into a long-term ground sublease for its Santa Clara property through October 2052. Rent expense for the aforementioned leases was $5.8 million, $6.5 million and $6.6 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is classified in property operating costs and general and administrative expenses in the accompanying Statements of Operations and Comprehensive Income (Loss). The Company recorded $0.2 million in capitalized rent for the year ended December 31, 2011, with no rent capitalized for the years ended December 31, 2013 and 2012. The future non-cancellable minimum rental payments required under operating leases and/or licenses at December 31, 2013 are as follows (in thousands):

Year Ending December 31,
2014	$5,464
2015	5,470
2016	5,545
2017	5,618
2018	5,618
Thereafter	67,547
Total	$95,262

15. Customer Leases, as Lessor

Future minimum lease payments to be received under non-cancelable operating customer leases (exclusive of recoveries of operating costs from customers) are as follows for the years ending December 31 (in thousands):

2014	$149,158
2015	121,105
2016	93,411
2017	70,203
2018	54,212
Thereafter	56,981
Total	$545,070

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Fair Value of Financial Instruments

ASC Topic 825 requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows based upon market yields or by using other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.

Short-term instruments:  The carrying amounts of cash and cash equivalents, restricted cash approximate fair value.

Credit facilities and mortgage notes payable:  The fair value of the Company’s floating rate mortgage loans was estimated using Level 2 “significant other observable inputs” such as available market information based on borrowing rates that the Company believes it could obtain with similar terms and maturities. The Company did not have interest rates which were materially different than current market conditions and therefore, the fair value of each of the mortgage notes payable approximated the carrying value of each note.

Other debt instruments:  The fair value of the Company’s other debt instruments (including capital leases) were estimated in the same manner as the credit facilities and mortgage notes payable above. Similarly, because each of these instruments did not have interest rates which were materially different than current market conditions and therefore, the fair value of each instrument approximated the respective carrying values.

17. Quarterly Financial Information (unaudited)

The tables below reflect the selected quarterly information for QTS for the years ended December 31, 2013 and 2012 (in thousands except share data):

				Historical Predecessor
	The Company			Three Months Ended
	For the period October 15, 2013 through December 31, 2013	For the period October 1, 2013 through October 14, 2013		September 30, 2013		June 30, 2013		March 31, 2013
Revenues	$40,462		$6,967		$46,020		$42,940		$41,498
Operating income	6,203		1,143		7,048		6,024		5,568
Net income (loss)	4,002		445		2,709		(1,232)		(2,074)
Net income (loss) attributable to common shares	3,154		N/A		N/A		N/A		N/A
Net income per share attributable to common shares – basic(1)	$0.11	$	N/A	$	N/A	$	N/A	$	N/A
Net income per share attributable to common shares – diluted(1)	$0.11	$	N/A	$	N/A	$	N/A	$	N/A

(1)	Net income per share attributable to QTS Realty Trust, Inc. for the period October 15, 2013 through December 31, 2013.

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Quarterly Financial Information (unaudited)  – (continued)

	Historical Predecessor
	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Revenues	$38,173	$36,254	$36,689	$34,643
Operating income	4,203	3,933	6,014	1,365
Net loss	(1,608)	(1,757)	(266)	(6,136)

The table below reflects the selected quarterly information for the Operating Partnership for the years ended December 31, 2013 and 2012 (in thousands):

	Three Months Ended
	December 31	September 30	June 30	March 31
2013
Revenues	$47,429	$46,020	$42,940	$41,498
Operating income	7,346	7,048	6,024	5,568
Net income (loss)	4,447	2,709	(1,232)	(2,074)
2012
Revenues	$38,173	$36,254	$36,689	$34,643
Operating income	4,203	3,933	6,014	1,365
Net loss	(1,608)	(1,757)	(266)	(6,136)

18. Subsequent Events

As previously announced, on November 20, 2013, the Company’s Board of Directors authorized payment of its first, and prorated, quarterly cash dividend of $0.24 per common share to stockholders of record as of the close of business on December 20, 2013. On January 7, 2014, the Company paid its first dividend to its stockholders in the aggregate amount of $7.0 million. In addition, on January 7, 2014, the Company made a distribution to the holders of Class A units of limited partnership of the operating partnership in an aggregate amount of approximately $2.0 million in connection with the quarterly dividend on our common stock.

On February 13, 2014, the Company’s Board of Directors authorized payment of a regular quarterly cash dividend of $0.29 per common share, payable on April 8, 2014, to stockholders of record as of the close of business on March 20, 2014.

In February 2014, the Company expanded the capacity of its unsecured credit facility by $50 million, increasing the total revolving credit facility capacity to $400 million.

On October 7, 2014, QTS paid its regular quarterly cash dividend of $0.29 per common share to stockholders and Operating Partnership unit holders of record as of the close of business on September 19, 2014.

On December 17, 2014, the Company amended and restated its Unsecured Credit Facility and amended its Richmond Credit Facility. The modification to the Unsecured Credit Facility, among other things, increased the facility to $650 million, with an accordion feature that permits a further increase to up to $850 million (subject to certain conditions, including obtaining additional commitments of lenders), extended the maturity date of the term loan portion to December 17, 2019 and the revolving credit portion to December 17, 2018, reduced the applicable interest rates, and made certain of the financial covenants more favorable to the Company. The modification to the Richmond Credit Facility, among other things, conformed certain terms of the Richmond Credit Facility to the Unsecured Credit

QTS REALTY TRUST, INC.
QUALITYTECH, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Subsequent Events  – (continued)

Facility and allowed two subsidiaries of the Operating Partnership that were parties to the Richmond Credit Facility to guarantee unsecured obligations of the Operating Partnership and its subsidiaries including the Unsecured Credit Facility and the Senior Notes.

On January 7, 2015, the Company paid its regular quarterly cash dividend of $0.29 per common share to stockholders and Operating Partnership unit holders of record as of the close of business on December 19, 2014

QTS REALTY TRUST, INC.
QUALITYTECH, LP

CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE III — REAL ESTATE INVESTMENTS
December 31, 2013

As of December 31, 2013 (dollars in thousands)	Initial Costs		Costs Capitalized Subsequent to Acquisition			Gross Carrying Amount			Accumulated Depreciation and Amortization	Date of Acquisition
Property Location	Land	Buildings and Improvements	Land	Buildings and Improvements	Construction in Progress	Land	Buildings and Improvements	Construction in Progress
Owned Properties
Suwanee, Georgia	$1,395	$29,802	$2,126	$96,684	$3,270	$3,521	$126,486	$3,270	$(34,590)	9/1/2005
Atlanta, Georgia	12,647	35,473	2,750	261,074	32,456	15,397	296,547	32,456	(58,272)	10/3/2006
Santa Clara, California*	—	15,838	—	70,706	1,249	—	86,544	1,249	(19,102)	11/1/2007
Richmond, Virginia	2,000	11,200	180	97,779	67,155	2,180	108,979	67,155	(8,996)	3/20/2010
Sacramento, California	1,481	52,753	—	88	4,273	1,481	52,841	4,273	(1,403)	12/21/2012
Dallas, Texas	—	5,808	5,808	(5,808)	38,501	5,808	—	38,501	—	2/8/2013
Miami, Florida	1,777	6,955	—	20,598	—	1,777	27,553	—	(5,662)	3/6/2008
Lenexa, Kansas	400	3,100	37	198	—	437	3,298	—	(82)	6/3/2011
Wichita, Kansas	—	686	—	723	—	—	1,409	—	(498)	3/31/2005
	$19,700	$161,615	$10,901	$542,042	$146,904	$30,601	$703,657	$146,904	$(128,605)
Leased Properties
Jersey City, New Jersey	—	1,985	—	21,826	—	—	23,811	—	(8,686)	11/1/2006
Overland Park, Kansas	—	—	—	762	—	—	762	—	(434)
	—	1,985	—	22,588	—	—	24,573	—	(9,120)
	$19,700	$163,600	$10,901	$564,630	$146,904	$30,601	$728,230	$146,904	$(137,725)

*	Owned facility subject to long-term ground sublease.

The following table reconciles the historical cost and accumulated depreciation for the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,
	2013	2012	2011
Property
Balance, beginning of period	$734,828	$555,586	$432,889
Disposals	—	(794)	(463)
Additions (acquisitions and improvements)	170,907	180,036	123,160
Balance, end of period	$905,735	$734,828	$555,586
Accumulated depreciation
Balance, beginning of period	$(102,900)	$(74,536)	$(52,923)
Disposals	—	162	46
Additions (depreciation and amortization expense)	(34,825)	(28,526)	(21,659)
Balance, end of period	$(137,725)	$(102,900)	$(74,536)

Until            , 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

QUALITYTECH, LP
QTS FINANCE CORPORATION

Offer to exchange
Up to $300,000,000 Principal Amount of 5.875% Senior Notes due 2022
for
a Like Principal Amount of 5.875% Senior Notes due 2022
that have been registered under the Securities Act of 1933

Prospectus

             , 2015

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

QTS Realty Trust, Inc. (“QTS”), a Maryland corporation, is the general partner of the registrant QualityTech, LP, (the “Operating Partnership”), a Delaware liability partnership, which in turn, wholly owns the registrant, QTS Finance Corporation (the Co-Issuer”), a Delaware corporation, and the subsidiary guarantor registrants, which are Delaware limited liability companies, except for one Georgia limited liability company and one Kansas limited liability company. Because the directors and officers of QTS ultimately control the operations of the Operating Partnership and its wholly owned subsidiaries, we have provided a description of the indemnification that is available to the QTS directors and officers under Maryland law, QTS organizational documents and indemnification agreements entered into with QTS.

QTS Realty Trust, Inc.

The Maryland General Corporation Law, (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. With respect to our directors, we will be the indemnitor of first resort to the extent that any directors simultaneously are entitled to indemnification from GA QTS Interholdco, LLC with respect to any of the same matters for which we are obligated to provide indemnification pursuant to our charter and bylaws.

We have entered into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

QualityTech, LP

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

The fifth amended and restated agreement of limited partnership of the Operating Partnership requires the Operating Partnership to indemnify its general partner, limited partners and any direct or indirect trustee, manager, director, officer, member, shareholder or partner of the Operating Partnership, general partner or limited partner, or such other persons as the general partner may designate from time to time, before or after the event giving rise to liability, in its sole and absolute discretion, to the fullest extent permitted by law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that the Operating Partnership will not indemnify for (1) an act or omission that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) any transaction for which such person received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The foregoing indemnity extends to any liability which arises pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Operating Partnership or subsidiary of the Operating Partnership.

The fifth amended and restated agreement of limited partnership of the Operating Partnership also requires the Operating Partnership to pay on behalf of or reimburse those persons seeking indemnification for reasonable expenses incurred by a person seeking indemnity who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Operating Partnership of (i) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification by the Partnership has been met and (ii) a written undertaking by or on behalf of such person to repay the amount so paid or reimbursed by the Partnership if it shall ultimately be determined that the standard of conduct has not been met.

QTS Finance Corporation

Pursuant to the Delaware General Corporation Law, (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of an action by or in the right of such corporation if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a present or former director or officer is successful in the defense of such an action, suit or proceeding (or of any claim, issue or matter therein), the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses (including attorneys’ fees) incurred thereby.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid (on terms and conditions satisfactory to the corporation) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification and advancement of expenses described above shall not be deemed exclusive of other indemnification or advancement of expenses that may be granted by a corporation pursuant to its by-laws, a disinterested director vote, a stockholder vote, an agreement or otherwise.

QTS Finance Corporation’s charter and bylaws require it to indemnify, advance expenses, and hold harmless, to the fullest extent permitted by law any person who was or is made or threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reasons of the fact that he or she or a person from whom he or she is the legal representative, is or was a director or office of the corporation or, while a director or officer of the corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or partnership, joint venture, trust, enterprise or nonprofit entity. The company, however, will not be required to indemnify such person if such person commences a suit without specific authorization from the corporation’s Board of Directors, except for claims for indemnification or advancement of expenses not paid in full.

Registrants that are Delaware Limited Liability Companies

The following applies to each subsidiary guarantor registrant that is a Delaware limited liability company.

Section 18-303(a) of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, except as otherwise provided by the DLLCA, the debts, obligations and liabilities of a limited liability company shall be solely the limited liability company’s, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager. Section 18-108 of the DLLCA states that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company has the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of each Delaware limited liability company that is a registrant hereunder (the “Delaware Subsidiary Guarantors”), except for Quality Investment Properties Sacramento, LLC and Quality Technology Services Sacramento II, LLC, provides generally for the indemnification of the members of each respective limited liability company. The following description is intended only as a summary and is qualified in its entirety by reference to the limited liability company agreements of each registrant and the DLLCA:

Generally, the limited liability company agreements of the Delaware Subsidiary Guarantors provide that (i) no member shall be liable to the Delaware Subsidiary Guarantor for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the member in good faith on behalf of the Delaware Subsidiary Guarantor and in a manner reasonably believed to be within the scope of the authority conferred on the member by the limited liability company agreement, except that the member shall be liable for any such loss, damage or claim incurred by reason of such member’s gross negligence or willful misconduct, and (ii) to the full extent permitted by applicable law, the member shall be entitled to indemnification from the Delaware Subsidiary Guarantor for any loss, damage or claim incurred by the member by reason of any act or omission performed or omitted by the member in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on the member by the limited liability company agreement, except that the member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the member by reason of gross negligence or willful misconduct with respect to such acts or omissions.

In addition, the limited liability company agreements of Quality Investment Properties Metro, LLC, Quality Technology Services Metro II, LLC, Quality Investment Properties Suwanee, LLC, and Quality Technology Services Suwanee II, LLC expand the general indemnification provision described above to officers of the entities and the limited liability company agreements of Quality Investment Properties Irving, LLC, Quality Technology Services Irving II, LLC, Quality Investment Properties Richmond, LLC and Quality Technology Services Richmond II, LLC provide for the indemnification of directors and officers of the entities.

Registrant that is a Georgia Limited Liability Company

The Georgia Limited Liability Company Act provides, that, subject to such standards and restrictions, if any, as are set forth in the articles of organization or a written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company. However, no limited liability company may indemnify any member or manager for any liability if such member or manager has engaged in (a) any intentional misconduct or a knowing violation of law, or (b) any transaction for which the person received a personal benefit in violation or breach of any provision of a written operating agreement. Subject to the foregoing a member’s or manager’s duties and liabilities may be expanded, restricted, or eliminated by provisions in the articles of organization or a written operating agreement.

Finally, under Georgia law, the member or manager has no liability to the limited liability company or to any other member or manager for his or her good faith reliance on the provisions of a written operating agreement, including, without limitation, provisions thereof that relate to the scope of duties (including fiduciary duties) of members and managers.

The limited liability company agreement of QAE Acquisition, LLC, a Georgia limited liability company, provides that no member is liable to the company or any other person or entity who has an interest in the limited liability company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the member in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on the member by this limited liability company agreement, except that the member shall be liable for any such loss, damage or claim incurred by reason of such member’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the member shall be entitled to indemnification from the limited liability company for any loss, damage or claim incurred by the member by reason of any act or omission performed or omitted by the member in good faith on behalf of the limited liability company and in a manner reasonably believed to be with the scope of the authority conferred on the member by the limited liability company agreement, except that the member will not be entitled to be indemnified in respect of any loss, damage or claim incurred by the member by reason of the member’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity by the limited liability company must be provided out of and to the extent of the limited liability company’s assets only, and the member will not have personal liability on account thereof. The limited liability is governed by and construed under Georgia law, all rights and remedies being governed thereby.

Registrant that is a Kansas Limited Liability Company

The Kansas Revised Limited Liability Company Act, K.S.A. 17-7662 et seq., as amended (the “Kansas LLC Act”), provides in K.S.A. 17-7670(a) that subject to such standards and restrictions, if any, as are set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Further, K.S.A. 17-7670(b) provides that to the extent that a member, manager, officer, employee or agent of a limited liability company has been successful on the merits or otherwise or the defenses of any action, suits or proceeding, or in defense of any issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

The First Amended and Restated Declaration of Operating Agreement (the “QLD LLC Agreement”) of QLD Investment Properties Wichita Technology Group, L.L.C., a Kansas limited liability company (“QLD”), provides that, except with respect an action or omission that was in intentional breach of the QLD LLC Agreement or that constituted gross negligence, bad faith or wanton or willful misconduct, QLD shall, to the fullest extent permitted under the Act, indemnify and hold harmless the member of QLD and any of its affiliates from any loss, damage, liability, or expense incurred or sustained by them by reason of any act performed or any omission for or on behalf of QLD or in furtherance of the interests of QLD, including any judgment, award, settlement, reasonable attorneys' fees, and other costs and expenses (which may be advanced by QLD) incurred in connection with the defense of any actual or threatened action, proceeding or claim. The QLD LLC Agreement also provides that neither the member of QLD nor any of its affiliates shall be liable, responsible, or accountable in damages or otherwise to QLD for any action taken or failure to act on behalf of QLD, unless such action or omission was an intentional breach of the QLD LLC Agreement or constituted gross negligence, bad faith, or wanton or willful misconduct.

Item 21. Exhibits and Financial Statement Schedules.

The list of exhibits following the signature page of this Registration Statement on Form S-4 is incorporated by reference.

Item 22. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Overland Park, state of Kansas, on January 30, 2015.

QualityTech, LP

By:	QTS Realty Trust, Inc., its general partner
By:	/s/ Chad L. Williams Chad L. Williams Chairman and Chief Executive Officer

QTS Finance Corporation

By:	/s/ Chad L. Williams Chad L. Williams Chairman, President and Chief Executive Officer

Quality Investment Properties Irving, LLC
Quality Technology Services Jersey City, LLC
Quality Technology Services, N.J., LLC
QTS Investment Properties Princeton, LLC
QTS Investment Properties Chicago, LLC
Quality Investment Properties Gateway, LLC
Quality Technology Services Lenexa, LLC
Quality Investment Properties Lenexa, LLC
Quality Investment Properties Richmond, LLC
QAE Acquisition Company, LLC
Quality Technology Services Irving II, LLC
Quality Technology Services, N.J. II, LLC
Quality Technology Services Princeton II, LLC
Quality Technology Services Chicago II, LLC
Quality Technology Services, LLC
QTS Critical Facilities Management, LLC
Quality Technology Services Lenexa II, LLC
Quality Technology Services Richmond II, LLC
Quality Investment Properties Irving II, LLC
Quality Technology Services, Northeast, LLC
Quality Technology Services Holding, LLC
Quality Investment Properties Metro, LLC
Quality Technology Services Metro II, LLC
Quality Investment Properties, Suwanee, LLC
Quality Technology Services, Suwanee II, LLC
QLD Investment Properties Wichita Technology Group, L.L.C.

Quality Technology Services Wichita II, LLC
Quality Investment Properties Sacramento, LLC
Quality Technology Services Sacramento II, LLC
Quality Investment Properties Santa Clara, LLC
Quality Technology Services Santa Clara II, LLC
Quality Investment Properties Miami, LLC
Quality Technology Services Miami II, LLC

By:	/s/ Chad L. Williams Chad L. Williams Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints William H. Schafer and Shirley E. Goza, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

The undersigned have signed this registration statement pursuant to the requirements of the Securities Act of 1933, as amended, in the capacities and on the dates indicated.

QualityTech, LP

Date: January 30, 2015	Chairman and Chief Executive Officer (Principal Executive Officer)	By: /s/ Chad L. Williams Chad L. Williams
Date: January 30, 2015	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	By: /s/ William H. Schafer William H. Schafer

QTS Realty Trust, Inc.

Date: January 30, 2015	Chairman and Chief Executive Officer (Principal Executive Officer)	By: /s/ Chad L. Williams Chad L. Williams
Date: January 30, 2015	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	By: /s/ William H. Schafer William H. Schafer
Date: January 30, 2015	Director	By: /s/ John W. Barter John W. Barter
Date: January 30, 2015	Director	By: /s/ William O. Grabe William O. Grabe
Date: January 30, 2015	Director	By: /s/ Catherine R. Kinney Catherine R. Kinney
Date: January 30, 2015	Director	By: /s/ Peter A. Marino Peter A. Marino
Date: January 30, 2015	Director	By: /s/ Scott D. Miller Scott D. Miller
Date: January 30, 2015	(Director)	By: /s/ Philip R. Trahanas Philip P. Trahanas
Date: January 30, 2015	Director	By: /s/ Stephen E. Westhead Stephen E. Westhead

QTS Finance Corporation

Date: January 30, 2015	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	By: /s/ Chad L. Williams Chad L. Williams
Date: January 30, 2015	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	By: /s/ William H. Schafer William H. Schafer

Quality Investment Properties Irving, LLC
Quality Technology Services Jersey City, LLC
Quality Technology Services, N.J., LLC
QTS Investment Properties Princeton, LLC
QTS Investment Properties Chicago, LLC
Quality Investment Properties Gateway, LLC
Quality Technology Services Lenexa, LLC
Quality Investment Properties Lenexa, LLC
QAE Acquisition Company, LLC
Quality Technology Services Irving II, LLC
Quality Technology Services, N.J. II, LLC
Quality Technology Services Princeton II, LLC
Quality Technology Services Chicago II, LLC
Quality Technology Services, LLC
QTS Critical Facilities Management, LLC
Quality Technology Services Lenexa II, LLC
Quality Investment Properties Irving II, LLC
Quality Technology Services, Northeast, LLC
Quality Technology Services Holding, LLC
Quality Investment Properties Metro, LLC
Quality Technology Services Metro II, LLC
Quality Investment Properties, Suwanee, LLC
Quality Technology Services, Suwanee II, LLC
QLD Investment Properties Wichita Technology Group, L.L.C.
Quality Technology Services Wichita II, LLC
Quality Investment Properties Sacramento, LLC
Quality Technology Services Sacramento II, LLC
Quality Investment Properties Santa Clara, LLC
Quality Technology Services Santa Clara II, LLC
Quality Investment Properties Miami, LLC
Quality Technology Services Miami II, LLC

Date: January 30, 2015	Chairman and Chief Executive Officer (Principal Executive Officer)	By: /s/ Chad L. Williams Chad L. Williams
Date: January 30, 2015	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	By: /s/ William H. Schafer William H. Schafer

Quality Investment Properties Richmond, LLC
Quality Technology Services Richmond II, LLC

Date: January 30, 2015	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	By: /s/ Chad L. Williams Chad L. Williams
Date: January 30, 2015	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	By: /s/ William H. Schafer William H. Schafer

Exhibit List

Exhibit Number	Exhibit Description
3.1	Certificate of Limited Partnership of QualityTech, LP
3.2	Fifth Amended and Restated Agreement of Limited Partnership of QualityTech, LP dated October 15, 2013 (Incorporated by reference to Exhibit 10.1 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2013)
3.3	Certificate of Incorporation of QTS Finance Corporation
3.4	Bylaws of QTS Finance Corporation
3.5	Certificate of Formation of Quality Investment Properties Irving, LLC
3.6	Limited Liability Company Agreement of Quality Investment Properties Irving, LLC
3.7	Certificate of Amendment of NTT Data USA L.L.C. (renamed by this Amendment to Quality Technology Services Jersey City, LLC)
3.8	First Amended and Restated Limited Liability Company Agreement of Quality Technology Services Jersey City, LLC
3.9	Certificate of Formation of Quality Technology Services, N.J., LLC
3.10	Limited Liability Company Agreement of Globix Hosting LLC (now known as Quality Technology Services, N.J)
3.11	Amendment No. 1 to the Limited Liability Company Agreement of Globix Hosting, LLC (now known as Quality Technology Services, N.J)
3.12	Certificate of Formation of QTS Investment Properties Princeton, LLC
3.13	Limited Liability Company Agreement of QTS Investment Properties East Windsor, LLC (now known as QTS Investment Properties Princeton, LLC)
3.14	Certificate of Formation of QTS Investment Properties Chicago, LLC
3.15	Limited Liability Company Agreement of Q Investment Properties Sunshine, LLC (now known as QTS Investment Properties Chicago, LLC)
3.16	Certificate of Formation of Quality Investment Properties Gateway, LLC
3.17	Limited Liability Company Agreement of Quality Investment Properties Gateway, LLC
3.18	Certificate of Formation of Quality Technology Services Lenexa, LLC
3.19	First Amended and Restated Limited Liability Company Agreement of Quality Technology Services Lenexa, LLC
3.20	Certificate of Formation of Quality Investment Properties Lenexa, LLC
3.21	Limited Liability Company Agreement of Quality Investment Properties Lenexa, LLC
3.22	Certificate of Formation of Quality Investment Properties Richmond, LLC
3.23	Second Amended and Restated Limited Liability Company Agreement of Quality Investment Properties Richmond, LLC
3.24	Certificate of Organization of QAE Acquisition Company, LLC
3.25	Limited Liability Company Agreement of QAE Acquisition Company, LLC
3.26	Certificate of Formation of Quality Technology Services Irving II, LLC
3.27	Limited Liability Company Agreement of Quality Technology Services Irving II, LLC
3.28	Certificate of Formation of Quality Technology Services, N.J. II, LLC
3.29	Limited Liability Company Agreement of Quality Technology Services, N.J. II, LLC
3.30	Certificate of Formation of Quality Technology Services Princeton II, LLC
3.31	Limited Liability Company Agreement of Quality Technology Services Princeton II, LLC
3.32	Certificate of Formation of Quality Technology Services Chicago II, LLC

Exhibit Number	Exhibit Description
3.33	Limited Liability Company Agreement of Quality Technology Services Chicago II, LLC
3.34	Certificate of Formation of Quality Technology Services, LLC
3.35	Limited Liability Company Agreement of QTS Management Services, LLC (now known as Quality Technology Services, LLC)
3.36	Amendment No. 1 to the Limited Liability Company Agreement of QTS Management Services, LLC (now known as Quality Technology Services, LLC)
3.37	Certificate of Formation of QTS Critical Facilities Management, LLC
3.38	Limited Liability Company Agreement of QTS Critical Facilities Management, LLC
3.39	Certificate of Formation of Quality Technology Services Lenexa II, LLC
3.40	Limited Liability Company Agreement of Quality Technology Services Lenexa II, LLC
3.41	Certificate of Formation of Quality Technology Services Richmond II, LLC
3.42	Second Amended and Restated Limited Liability Company Agreement of Quality Technology Services Richmond II, LLC
3.43	Certificate of Formation of Quality Investment Properties Irving II, LLC
3.44	Limited Liability Company Agreement of Quality Investment Properties Irving II, LLC
3.45	Certificate of Formation of Quality Technology Services, Northeast, LLC
3.46	First Amended and Restated Limited Liability Company Agreement of Quality Technology Services, Northeast, LLC
3.47	Certificate of Formation of Quality Technology Services Holding, LLC
3.48	First Amended and Restated Operating Agreement of Quality Technology Services Holding, LLC
3.49	Certificate of Formation of Quality Investment Properties Metro, LLC
3.50	Fifth Amended and Restated Limited Liability Company Agreement of Quality Investment Properties Metro, LLC
3.51	Certificate of Formation of Quality Technology Services Metro II, LLC
3.52	Third Amended and Restated Limited Liability Company Agreement of Quality Technology Services Metro II, LLC
3.53	Certificate of Formation of Quality Investment Properties, Suwanee, LLC
3.54	Third Amended and Restated Limited Liability Company Agreement of Quality Investment Properties, Suwanee, LLC
3.55	Certificate of Formation of Quality Technology Services, Suwanee II, LLC
3.56	Second Amended and Restated Limited Liability Company Agreement of Quality Technology Services, Suwanee II, LLC
3.57	Articles of Organization of QLD Investment Properties Wichita Technology Group, L.L.C
3.58	First Amended and Restated Declaration of Operating Agreement of QLD Investment Properties Wichita Technology Group, L.L.C
3.59	Certificate of Formation of Quality Technology Services Wichita II, LLC
3.60	Limited Liability Company Agreement of Quality Technology Services Wichita II, LLC
3.61	Certificate of Formation of Quality Investment Properties Sacramento, LLC
3.62	Operating Agreement of Quality Investment Properties Sacramento, LLC
3.63	Certificate of Formation of Quality Technology Services Sacramento II, LLC
3.64	Operating Agreement of Quality Technology Services Sacramento II, LLC
3.65	Certificate of Formation of Quality Investment Properties Santa Clara, LLC

Exhibit Number	Exhibit Description
3.66	Second Amended and Restated Limited Liability Company Agreement of Quality Investment Properties Santa Clara, LLC
3.67	Certificate of Formation of Quality Technology Services Santa Clara II, LLC
3.68	Second Amended and Restated Limited Liability Company Agreement of Quality Technology Services Santa Clara II, LLC
3.69	Certificate of Formation of Quality Investment Properties Miami, LLC
3.70	Limited Liability Company Agreement of Quality Investment Properties Miami, LLC
3.71	Certificate of Formation of Quality Technology Services Miami II, LLC
3.72	Limited Liability Company Agreement of Quality Technology Services Miami II, LLC
4.1	Indenture, dated as of July 23, 2014, by and among QualityTech, LP, and QTS Finance Corporation, as issuers, QTS Realty Trust, Inc., each of the subsidiary guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (Incorporated by reference to Exhibit 4.1 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on July 28, 2014)
4.2	Supplemental Indenture, dated as of December 22, 2014, by and among QualityTech, LP, QTS Finance Corporation, QTS Realty Trust, Inc., the entities identified therein as Guaranteeing Subsidiaries, the entities identified therein as Subsidiary Guarantors, and Deutsche Bank Trust Company Americas, to the Indenture dated, as of July 23, 2014, by and among QualityTech, LP, and QTS Finance Corporation, as issuers, QTS Realty Trust, Inc., each of the subsidiary guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee
4.3	Form of 5.875% Senior Notes due 2022 (included in Exhibit 4.1 hereto)
4.4	Form of Certificate of Common Stock of QTS Finance Corporation
4.5	Registration Rights Agreement, dated July 23, 2014, by and among QualityTech, LP, QTS Finance Corporation, QTS Realty Trust, Inc., certain subsidiaries of QualityTech, LP and Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the initial purchasers (Incorporated by reference to Exhibit 4.2 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on July 28, 2014)
5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities
5.2	Opinion of Stinson Leonard Street LLP regarding the validity of the securities
5.3	Opinion of Seyfarth Shaw LLP regarding the validity of the securities
8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters
10.1	Employment Agreement dated as of August 15, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Chad L. Williams (Incorporated by reference to Exhibit 10.4 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†
10.2	Amended and Restated Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and William H. Schafer (Incorporated by reference to Exhibit 10.5 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013) †
10.3	Employment Agreement dated as of June 15, 2012 by and among QualityTech GP, LLC, QualityTech, LP and James H. Reinhart (Incorporated by reference to Exhibit 10.6 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†

Exhibit Number	Exhibit Description
10.4	Amendment No. 1 to Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and James H. Reinhart (Incorporated by reference to Exhibit 10.7 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†
10.5	Employment Agreement dated as of June 29, 2012 by and among QualityTech GP, LLC, QualityTech, LP and Daniel T. Bennewitz (Incorporated by reference to Exhibit 10.8 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†
10.6	Amendment No. 1 to Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Daniel T. Bennewitz (Incorporated by reference to Exhibit 10.9 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†
10.7	Employment Agreement dated as of August 1, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Jeffrey H. Berson (Incorporated by reference to 10.10 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†
10.8	Amendment No. 1 to Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Jeffrey H. Berson (Incorporated by reference to Exhibit 10.11 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†
10.9	Employment Agreement dated as of August 14, 2013 by and among QualityTech GP, LLC, QualityTech, LP, Quality Technology Services, LLC and Shirley E. Goza (Incorporated by reference to Exhibit 10.12 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11 filed with the SEC on August 16, 2013)†
10.10	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Chad L. Williams (Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.11	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and William H. Schafer (Incorporated by reference to Exhibit 10.14 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.12	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and James H. Reinhart (Incorporated by reference to Exhibit 10.15 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.13	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Daniel T. Bennewitz (Incorporated by reference to Exhibit 10.16 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.14	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Jeffrey H. Berson (Incorporated by reference to Exhibit 10.17 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.15	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Shirley E. Goza (Incorporated by reference to Exhibit 10.18 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.16	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and John W. Barter (Incorporated by reference to Exhibit 10.19 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.17	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and William O. Grabe (Incorporated by reference to Exhibit 10.20 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†

Exhibit Number	Exhibit Description
10.18	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Catherine R. Kinney (Incorporated by reference to Exhibit 10.21 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.19	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Peter A. Marino (Incorporated by reference to Exhibit 10.22 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.20	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Scott D. Miller (Incorporated by reference to Exhibit 10.23 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.21	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Philip P. Trahanas (Incorporated by reference to Exhibit 10.24 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.22	Indemnification Agreement dated as of September 25, 2013 by and between QTS Realty Trust, Inc. and Stephen E. Westhead (Incorporated by reference to Exhibit 10.25 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.23	Non-Competition Agreement dated as of June 29, 2012 by and among Quality Technology Services, LLC and James H. Reinhart (Incorporated by reference to Exhibit 10.14 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.24	Non-Competition Agreement dated as of June 29, 2012 by and among Quality Technology Services, LLC and Daniel T. Bennewitz (Incorporated by reference to Exhibit 10.15 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.25	Registration Rights Agreement dated October 15, 2013 by and among QTS Realty Trust, Inc. and the parties listed on Schedule I thereto (Incorporated by reference to Exhibit 10.2 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2013)
10.26	Amended and Restated Registration Rights Agreement dated October 15, 2013 by and among QTS Realty Trust, Inc., QualityTech GP, LLC and GA QTS Interholdco, LLC (Incorporated by reference to Exhibit 10.3 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2013)
10.27	Amended and Restated Registration Rights Agreement dated October 15, 2013 by and among QTS Realty Trust, Inc., QualityTech GP, LLC, Chad L. Williams and certain entities owned or controlled by Chad L. Williams (Incorporated by reference to Exhibit 10.4 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2013)
10.28	Tax Protection Agreement dated as of October 15, 2013 by and among QTS Realty Trust, Inc., QualityTech, LP and the signatories party thereto (Incorporated by reference to Exhibit 10.5 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2013)
10.29	QualityTech, LP 2010 Equity Incentive Plan (Incorporated by reference to Exhibit 10.20 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.30	Amendment No. 1 to QualityTech, LP 2010 Equity Incentive Plan (Incorporated by reference to Exhibit 10.21 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.31	Form of Class O Unit Award Agreement (Time-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan (Incorporated by reference to Exhibit 10.22 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.32	Form of Class O Unit Award Agreement (Performance-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan (Filed as Exhibit 10.23 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†

Exhibit Number	Exhibit Description
10.33	Form of Class O Unit Award Agreement under QualityTech, LP 2010 Equity Incentive Plan (Incorporated by reference to Exhibit 10.24 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.34	Form of Class RS Unit Award Agreement (Time-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan (Incorporated by reference to Exhibit 10.25 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.35	Form of Class RS Unit Award Agreement (Performance-Based Vesting) under QualityTech, LP 2010 Equity Incentive Plan (Incorporated by reference to Exhibit 10.26 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.36	QTS Realty Trust, Inc. 2013 Equity Incentive Plan (Incorporated by reference to Exhibit 10.39 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on September 26, 2013)†
10.37	Form of Restricted Shares Agreement under QTS Realty Trust, Inc. 2013 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on November 6, 2013)†
10.38	Form of Non-Qualified Option Agreement under QTS Realty Trust, Inc. 2013 Equity Incentive Plan (Incorporated by reference to Exhibit 10.29 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)†
10.39	Third Amended and Restated Credit Agreement dated as of December 17, 2014 by and among QualityTech, LP, as borrower, KeyBank National Association, as agent, the Lenders party thereto, Bank of America, N.A., as co-syndication agent, Deutsche Bank AG New York Branch, as co-syndication agent, Regions Bank, as co-syndication agent, and KeyBanc Capital Markets, Inc., as sole lead arranger and sole book manager (Incorporated by reference to Exhibit 10.1 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on December 17, 2014)
10.40	Credit Agreement dated December 21, 2012 by and among Quality Investment Properties Richmond, LLC, as a borrower, Quality Technology Services Richmond II, LLC, as a Guarantor, QualityTech, LP, as a guarantor, the Lenders party thereto, Regions Bank, as administrative agent, Bank of America, N.A., as syndication agent, and Regions Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint book managers (Incorporated by reference to Exhibit 10.31 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)
10.41	First Amendment to Credit Agreement, dated May 1, 2013, by and among Quality Investment Properties Richmond, LLC, Quality Technology Services Richmond II, LLC, QualityTech, LP, the Lenders party thereto, and Regions Bank, as administrative agent (Incorporated by reference to Exhibit 10.32 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)
10.42	Second Amendment to Credit Agreement, dated as of September 25, 2013, by and among Quality Investment Properties Richmond, LLC, Quality Technology Services Richmond II, LLC, QualityTech, LP, the Lenders party thereto, and Regions Bank, as administrative agent (Incorporated by reference to Exhibit 10.46 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on October 1, 2013)
10.43	Third Amendment to Credit Agreement dated as of June 30, 2014 by and among QTS Realty Trust, Inc., Quality Investment Properties Richmond, LLC, Quality Technology Services Richmond II, LLC, QualityTech, LP and Regions Bank (Incorporated by reference to Exhibit 10.2 to QTS Realty Trust, Inc.’s Form 8-K filed with the SEC on July 3, 2014)

Exhibit Number	Exhibit Description
10.44	Fourth Amendment to Credit Agreement dated as of December 17, 2014 by and among QTS Realty Trust, Inc., Quality Investment Properties Richmond, LLC, Quality Technology Services Richmond II, LLC, QualityTech, LP, each of the Lenders party thereto, and Regions Bank, as administrative agent (Incorporated by reference to Exhibit 10.3 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on December 17, 2014)
10.45	Limited Joinder Agreement dated as of October 15, 2013 by and between QTS Realty Trust, Inc. and Regions Bank (Incorporated by reference to Exhibit 10.7 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2013)
10.46	Unconditional Guaranty of Payment and Performance dated October 15, 2013 by QTS Realty Trust, Inc. (to Regions Bank) (Incorporated by reference to Exhibit 10.9 to QTS Realty Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2013)
10.47	Lease Agreement, dated January 1, 2009, by and between Quality Investment Properties-Williams Center, L.L.C. and Quality Technology Services Lenexa, LLC (Incorporated by reference to Exhibit 10.38 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)
10.48	First Amendment to Lease, dated March 1, 2013, by and between Quality Investment Properties-Williams Center, L.L.C. and Quality Technology Services Lenexa, LLC (Incorporated by reference to Exhibit 10.39 to QTS Realty Trust, Inc.’s Registration Statement on Form S-11/A filed with the SEC on August 16, 2013)
10.49	Second Amendment to Lease, dated December 1, 2013, by and between Quality Investment Properties-Williams Center, L.L.C. and Quality Technology Services Lenexa, LLC (Incorporated by reference to Exhibit 10.1 to QTS Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2014)
10.50	Third Amendment to Lease, dated May 1, 2014, by and between Quality Investment Properties-Williams Center, L.L.C. and Quality Technology Services Lenexa, LLC (Incorporated by reference to Exhibit 10.1 to QTS Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2014)
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries of QualityTech, LP and QTS Finance Corporation
23.1	Consent of Ernst & Young
23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1 and 8.1)
23.3	Consent of Stinson Leonard Street LLP (included in Exhibit 5.2)
23.4	Consent of Seyfarth Shaw LLP (included in Exhibit 5.3)
24.1	Power of Attorney (included on the signature page to the Registration Statement)
25	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939
99.1	Form of Letter of Transmittal, with respect to the Exchange Offer
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and Form of Letter to Clients

†	Denotes a mangement contract or compensatory plan, contract or arrangement